   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999.
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------

                         DURA AUTOMOTIVE SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)

           DELAWARE                          3460                  38-3185711
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                    Classification Number)       Identification
incorporation or organization)                                        No.)

                 4508 IDS CENTER, MINNEAPOLIS, MINNESOTA 55402
                           TELEPHONE: (612) 342-2311

         (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                              STEPHEN E. K. GRAHAM
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              2791 RESEARCH DRIVE
                        ROCHESTER HILLS, MICHIGAN 48309
                           TELEPHONE: (248) 299-7500

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

        DENNIS M. MYERS, ESQ.                     JAMES K. SOMMER, ESQ.
           KIRKLAND & ELLIS                        SOMMER & BARNARD, PC
       200 East Randolph Drive                     4000 Bank One Tower
       Chicago, Illinois 60601                     111 Monument Circle
      Telephone: (312) 861-2000                Indianapolis, Indiana 46204
                                                Telephone: (317) 630-4000

                         ------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE, BUT NOT EARLIER THAN THE DATE OF THE MEETINGS OF THE STOCKHOLDERS OF DURA AUTOMOTIVE SYSTEMS, INC. ("DURA") AND THE SHAREHOLDERS OF EXCEL INDUSTRIES, INC. ("EXCEL").
                         ------------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                            PROPOSED MAXIMUM    PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
     SECURITIES TO BE REGISTERED        BE REGISTERED(1)      PER UNIT(2)      OFFERING PRICE(2)    REGISTRATION FEE
CLASS A COMMON STOCK, PAR VALUE $.01
  PER SHARE, OF DURA ("DURA CLASS A
  COMMON STOCK")                           5,335,932            $24.1875          $153,086,060          $42,558

(1) Based upon the number of shares of Dura Class A Common Stock to be issued by Dura in connection with the proposed merger of Excel into a wholly owned subsidiary of Dura (the "Merger").

(2) Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3), based upon (a) the product of (i) the total number of shares of Excel common stock, par value $.01 per share ("Excel Common Stock"), to be surrendered in connection with the Merger and (ii) the average of the high and low prices of Excel Common Stock on January 25, 1999, less (b) the cash consideration to be paid to Excel shareholders in connection with the Merger.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         DURA AUTOMOTIVE SYSTEMS, INC.

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                         Date:            , 1999
                         Time: 9:00 a.m., Local Time
                         Place:Dura Automotive Systems, Inc.
                              2791 Research Drive
                              Rochester Hills, Michigan 48309

To Our Stockholders:

    We invite you to attend our Special Meeting of Stockholders to consider and vote on the following:

        PROPOSAL 1: To approve the issuance of shares of Dura Class A Common Stock pursuant to the terms of a merger agreement under which Excel Industries, Inc. will become a wholly owned subsidiary of Dura Automotive Systems, Inc;

        PROPOSAL 2: To approve and adopt the Dura Automotive Systems, Inc. 1998 Stock Incentive Plan; and

    to transact any other proper business.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE EACH OF
                                THESE PROPOSALS.

    If you were a stockholder of record at the close of business on            ,
1999, you may vote at the Special Meeting. Approval of Proposals 1 and 2 requires the affirmative vote of at least a majority of the votes entitled to be cast, with the holders of Dura Class A Common Stock and Dura Class B Common Stock voting together as a single class. We urge you to read carefully the accompanying Joint Proxy Statement/Prospectus, which contains detailed information concerning each of the proposals. A copy of the merger agreement and a copy of the Dura Automotive Systems, Inc. 1998 Stock Incentive Plan are attached as Appendices A and B, respectively, to the accompanying Joint Proxy Statement/Prospectus.

    Whether or not you plan to attend the Special Meeting in person, and regardless of the number of shares you own, please complete, sign, date and return the enclosed proxy card promptly in the enclosed envelope. This will ensure that your shares are voted as you wish and that a quorum will be present.

                                          By Order of the Board of Directors,

                                          /s/ David R. Bovee

                                          ASSISTANT SECRETARY

           , 1999

                            YOUR VOTE IS IMPORTANT!
  TO VOTE YOUR SHARES, PLEASE COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY
                                     CARD.

                               (EXCEL LETTERHEAD)

Dear Fellow Shareholder:

    You are cordially invited to attend a Special Meeting of Shareholders (the "Special Meeting") of Excel Industries, Inc. ("Excel") to be held at the executive offices of Excel, 1120 North Main Street, Elkhart, Indiana, at
         a.m., local time, on          , 1999.

    At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 19, 1999 (the "Merger Agreement") among Dura Automotive Systems, Inc. ("Dura"), Windows Acquisition Corporation ("Sub"), a wholly owned subsidiary of Dura, and Excel. Pursuant to the Merger Agreement, Excel will be merged with and into Sub (the "Merger"), with Sub continuing as the surviving corporation and a wholly owned subsidiary of Dura. As a result of the Merger, each outstanding share of common stock, no par value per share ("Common Stock"), of Excel will be converted into the right to receive EITHER (1) 0.8 of a share of Dura Class A Common Stock, OR (2) $25.50 in cash; provided that no more than 50% of the outstanding shares of Excel Common Stock will be exchanged for Dura Class A Common Stock and no more than 50% of Excel Common Stock will be exchanged for cash (the "Merger Consideration"). Cash will be paid in lieu of any fractional shares of Dura Class A Common Stock.

    THE BOARD OF DIRECTORS OF EXCEL HAS DETERMINED THAT THE MERGER AGREEMENT IS ADVISABLE AND IN THE BEST INTERESTS OF EXCEL AND ITS SHAREHOLDERS. ACCORDINGLY, THE BOARD OF DIRECTORS OF EXCEL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF EXCEL COMMON STOCK VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    Morgan Stanley & Co. Incorporated has acted as financial advisor to Excel in connection with the Merger and has delivered to the Excel board its written opinion dated as of January 19, 1999, to the effect that as of that date, the Merger Consideration was fair to the holders of the outstanding shares of Excel Common Stock from a financial point of view.

    The attached Joint Proxy Statement/Prospectus explains in detail the terms of the proposed Merger and related matters. Please carefully review and consider all of this information.

    Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including approval of the Merger Agreement and certain other matters in connection with the Merger by the requisite vote of both the holders of Excel Common Stock and the holders of Dura Common Stock.

    It is very important that your shares are represented at the Special Meeting, whether or not you plan to attend in person. THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF EXCEL COMMON STOCK IS REQUIRED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. ACCORDINGLY, YOUR FAILURE TO VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. In order to ensure that your vote is represented at the Special Meeting, please sign, date and mail the proxy card in the enclosed envelope. You are, of course, welcome to attend the meeting and to vote your shares in person.

    I look forward to seeing you at the Special Meeting.

                                          Sincerely yours,

                                          James O. Futterknecht, Jr.

                                          Chairman of the Board and Chief
                                          Executive Officer

                             EXCEL INDUSTRIES, INC.

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON          , 1999

                            ------------------------

Dear Shareholder:

    A Special Meeting of Shareholders (the "Special Meeting") of Excel Industries, Inc., an Indiana corporation ("Excel"), will be held at the executive offices of Excel, 1120 North Main Street, Elkhart, Indiana, at
a.m., local time, on            , 1999, for the following purposes:

       (1) To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 19, 1999 (the "Merger Agreement"), among Dura Automotive Systems, Inc., a Delaware corporation ("Dura"), Windows Acquisition Corporation ("Sub"), an Indiana corporation and a wholly owned subsidiary of Dura, and Excel pursuant to which Excel will be merged with and into Sub, with Sub continuing as the surviving corporation and a wholly owned subsidiary of Dura. A copy of the Merger Agreement is included as an appendix to the accompanying Joint Proxy Statement/ Prospectus.

       (2) The transaction of such other business, if any, as may properly come before the Special Meeting or at any adjournments or postponements thereof.

    Only holders of record of common stock, no par value (the "Excel Common
Stock"), of Excel, at the close of business on            , 1999, are entitled
to notice of and to vote at the Special Meeting or any adjournments or postponements thereof. The affirmative vote of the holders of a majority of the outstanding shares of Excel Common Stock is required for approval and adoption of the Merger Agreement.

                                          By Order of the Board of Directors

                                          /s/ Joseph A. Robinson

                                          Joseph A. Robinson, Secretary

           , 1999

    PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT SPECIFYING THE MANNER IN WHICH YOU WOULD LIKE YOUR SHARES TO BE VOTED, YOUR SHARES WILL BE VOTED FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    THE BOARD OF DIRECTORS OF EXCEL HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF EXCEL VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

                 SUBJECT TO COMPLETION, DATED JANUARY 29, 1999

    [LOGO]                                                                           [EXCEL]

                             JOINT PROXY STATEMENT
                               ------------------

                         DURA AUTOMOTIVE SYSTEMS, INC.
                                   PROSPECTUS
                               ------------------

                  PROPOSED MERGER--YOUR VOTE IS VERY IMPORTANT

    This Joint Proxy Statement/Prospectus constitutes the proxy statement of each of Dura Automotive Systems, Inc. and Excel Industries, Inc. relating to the solicitation of proxies by their respective Boards of Directors for use at the Dura Special Meeting of Stockholders and the Excel Special Meeting of
Shareholders to be held on            , 1999. This Joint Proxy Statement/
Prospectus also constitutes the Prospectus of Dura with respect to the Dura Class A Common Stock to be issued to Excel shareholders in the merger. A registration statement on Form S-4 has been filed with the Securities and Exchange Commission with respect to these shares of Dura Class A Common Stock.

    The Boards of Directors of both Dura and Excel have approved a merger agreement that would have the effect of causing Excel to become a wholly owned subsidiary of Dura.

    In the merger, each Excel shareholder will be entitled to receive, at his or her election, but subject to the limitations and proration procedures described in this Joint Proxy Statement/Prospectus, for each share of Excel Common Stock held by such shareholder, EITHER: (1) 0.8 of a share of Dura Class A Common Stock, OR (2) $25.50 in cash; provided that no more than 50% of the outstanding shares of Excel Common Stock will be exchanged for Dura Class A Common Stock and no more than 50% of the outstanding shares of Excel Common Stock will be exchanged for cash. Cash will be paid in lieu of any fractional share of Dura Class A Common Stock.

    The Dura Class A Common Stock is traded on the Nasdaq National Market under the symbol "DRRA."

    Assuming that the merger is completed, here is what the stock ownership percentages of Dura Common Stock would be:

                                 DURA             EXCEL
                             STOCKHOLDERS     SHAREHOLDERS
                            ---------------  ---------------
Following completion of
  the merger..............          70.9%            29.1%

    We based these percentages on the number of shares of each company outstanding on January 19, 1999.

WE ARE ASKING DURA STOCKHOLDERS TO APPROVE:

- The issuance of shares of Dura Class A Common Stock pursuant to the terms of the merger agreement, approval of which is necessary to permit the merger to occur.

- The Dura 1998 Stock Incentive Plan.

WE ARE ASKING EXCEL SHAREHOLDERS TO APPROVE:

- The merger agreement, approval of which is necessary to permit the merger to occur.

    BE SURE TO READ THE "RISK FACTORS" BEGINNING ON PAGE 16.

    YOUR VOTE IS IMPORTANT. Please vote on these proposals by completing and mailing the enclosed proxy card, even if you plan to attend a special meeting. Also, you should read this document carefully before you vote. It provides detailed information about the proposed merger and the other matters needing your approval. You may obtain more information about Dura and Excel from documents that we have filed with the Securities and Exchange Commission.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE DURA CLASS A COMMON STOCK TO BE ISSUED IN CONNECTION WITH THIS DOCUMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                          , 1999

                               TABLE OF CONTENTS

                                    PAGE
                                    ----
WHERE YOU CAN FIND INFORMATION....   iii
INCORPORATION BY REFERENCE........   iii
QUESTIONS AND ANSWERS ABOUT THE
  MERGER..........................     1

WHO CAN HELP ANSWER MY OTHER
  QUESTIONS.......................     2

SUMMARY...........................     3

SELECTED CONSOLIDATED FINANCIAL
  DATA............................     9
  Dura Automotive Systems, Inc.
    Selected Historical Financial
    Data..........................     9
  Excel Industries, Inc. Selected
    Historical Financial Data.....    11

UNAUDITED PRO FORMA CONDENSED
  FINANCIAL INFORMATION...........    12

COMPARATIVE PER SHARE DATA........    13

COMPARATIVE MARKET PRICES AND
  DIVIDENDS.......................    14

FORWARD-LOOKING STATEMENTS MAY
  PROVE INACCURATE................    15

RISK FACTORS......................    16
  Risk Factors Relating to the
    Merger........................    16

  Risk Factors Relating to the
    Automotive Industry...........    22

MEETINGS, VOTING AND PROXIES......    25
  Dura Special Meeting of
    Stockholders..................    25
  Excel Special Meeting of
    Shareholders..................    26

THE COMPANIES.....................    28
  Dura............................    28
  Excel...........................    30
  Windows Acquisition
    Corporation...................    30

THE MERGER........................    31
  Background......................    31
  Recommendations of Dura Board of
    Directors; Reasons of Dura for
    the Merger....................    33
  Opinion of Financial Advisor to
    Dura..........................    35
  Recommendations of Excel Board
    of Directors; Reasons of Excel
    for the Merger................    41
  Opinion of Financial Advisor to
    Excel.........................    43

                                    PAGE
                                    ----
  Interests of Certain Persons in
    the Merger....................    47
  Dura Board of Directors
    Following the Merger..........    48
  Amendment of Excel Rights
    Agreement.....................    49
  The Financing...................    49
  HSR Act and Other Regulatory
    Approvals.....................    51
  Dissenters' Rights..............    52
  Nasdaq National Market Listing
    of Dura Class A Common
    Stock.........................    52
  Delisting and Deregistration of
    Excel Common Stock............    52
  Federal Securities Law
    Consequences..................    52

THE MERGER AGREEMENT..............    54
  The Merger......................    54
  Conversion of Securities........    54
  Elections.......................    54
  Conversion of Options...........    56
  Conversion of Warrants..........    56
  Election Procedure..............    56
  Exchange of Stock
    Certificates..................    57
  Representations and
    Warranties....................    59
  Covenants.......................    59
  Conditions to the Merger........    63
  Termination.....................    64
  Termination Fees................    65
  Amendment and Waiver............    66

ACCOUNTING TREATMENT..............    66

CERTAIN FEDERAL INCOME TAX
  CONSEQUENCES OF THE MERGER......    66
  Tax Opinion.....................    67
  Only Shares of Dura Class A
    Common Stock Received.........    67
  Only Cash Received..............    67
  Shares of Dura Class A Common
    Stock and Cash Received.......    67
  Effect of Overlapping or
    Constructive Ownership........    69
  Treatment of Dividends to
    Corporate Shareholders........    69
  Tax Basis and Holding Period of
    Shares of Dura Class A Common
    Stock Received in the
    Merger........................    70
  Fractional Shares...............    70

                                    PAGE
                                    ----
UNAUDITED PRO FORMA FINANCIAL
  STATEMENTS......................    71

DESCRIPTION OF DURA CAPITAL
  STOCK...........................    85
  General Matters.................    85
  Class A Common Stock............    85
  Class B Common Stock............    85
  Preferred Stock.................    86
  Transfer Agent and Registrar....    86

COMPARISON OF CERTAIN RIGHTS OF
  DURA STOCKHOLDERS AND EXCEL
  SHAREHOLDERS....................    87
  Amendment to Charter
    Documents.....................    87
  Amendment of By-laws............    87
  Provisions Affecting Business
    Combinations..................    87
  Control Share Acquisition
    Laws..........................    88
  Antitakeover Laws...............    88
  Antitakeover Provisions of the
    Excel Articles................    89
  Right to Call Special
    Meetings......................    89
  Stockholder Action Without a
    Meeting.......................    89
  Dividends and Repurchases.......    90
  Dissenters' Rights..............    90
  Size of Board...................    90
  Removal of Directors............    90
  Vacancies on the Board of
    Directors.....................    91
  Other Corporate
    Constituencies................    91
  Director Liability..............    91
  Indemnification.................    92

APPROVAL OF THE DURA 1998 STOCK
  INCENTIVE PLAN..................    94
  Introduction....................    94
  General.........................    94
                                    PAGE
                                    ----
  Types of Awards.................    95
  Transferability.................    96
  Amendment and Termination of the
    1998 Plan.....................    97
  Certain Federal Income Tax
    Consequences..................    97
  Vote Required...................    98

EXECUTIVE COMPENSATION............    98
  Summary Compensation Table......    98
  Option Grant Table..............    99
  Option Exercises and Year-End
    Value Table...................    99
  Compensation Committee
    Interlocks and Insider
    Participation.................   100
  Director Compensation...........   100

STOCKHOLDER PROPOSALS.............   101

LEGAL MATTERS.....................   101

EXPERTS...........................   101

FINANCIAL STATEMENTS OF ADWEST
  AUTOMOTIVE PLC..................   F-1

APPENDIX A
  Merger Agreement................   A-1

APPENDIX B
  Dura Automotive Systems, Inc.
    1998 Stock Incentive Plan.....   B-1

APPENDIX C
  Fairness Opinion of Financial
    Advisor to Dura with respect
    to the Merger.................   C-1

APPENDIX D
  Fairness Opinion of Financial
    Advisor to Excel with respect
    to the Merger.................   D-1

                         WHERE YOU CAN FIND INFORMATION

    Dura and Excel file annual, quarterly and special reports and other information with the Commission. You may read and copy any reports, statements or other information we file at the Commission's public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549, New York, New York at 7 World Trade Center, 13th Floor and Chicago, Illinois at Suite 1400, Northwestern Atrium Center, 500 West Madison Street. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

    Dura has filed a Registration Statement on Form S-4 to register with the Commission the Dura Class A Common Stock to be issued to Excel shareholders in the merger. This Joint Proxy Statement/ Prospectus is a part of that Registration Statement and constitutes the prospectus of Dura as well as the proxy statements of Dura and Excel for the Dura Special Meeting and the Excel Special Meeting. As allowed by Commission rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                           INCORPORATION BY REFERENCE

    The Commission allows us to "incorporate by reference" information into this Joint Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about Dura and Excel and their finances.

      DURA COMMISSION FILINGS (FILE NO. 0-21139)                                 PERIOD
-------------------------------------------------------  -------------------------------------------------------
Annual Report on Form 10-K                               Year ended December 31, 1997
Quarterly Reports on Form 10-Q                           Quarters ended March 31, June 30 and September 30, 1998
Quarterly Reports on Form 10-Q/A                         Quarter ended June 30, 1998 (filed on August 17, 1998)
Current Report on Form 8-K                               Filed on May 14, 1998
Current Report on Form 8-K/A                             Filed on November 12, 1997 (amending the September 12,
                                                          1997 Form 8-K)
Current Report on Form 8-K/A                             Filed on August 31, 1998 (amending the May 14, 1998
                                                          Form 8-K)
Current Report on Form 8-K                               Filed on January 22, 1999
Prospectus, dated June 11, 1998, filed under Rule        Filed on June 12, 1998
 424(b) (Registration Statement No. 333-53661)
Description of Dura Class A Common Stock contained in    Filed on August 5, 1996
 Dura's registration statement on Form 8-A

      EXCEL COMMISSION FILINGS (FILE NO. 1-8684)                                 PERIOD
-------------------------------------------------------  -------------------------------------------------------
Annual Report on Form 10-K                               Year ended December 27, 1997
Annual Report on Form 10-K/A                             Year ended December 28, 1996 (filed on June 22, 1998)
Quarterly Reports on Form 10-Q                           Quarters ended March 28, June 27 and September 26, 1998
Quarterly Report on Form 10-Q/A                          Quarters ended March 29, 1997 (filed on June 22, 1998),
                                                          June 28, 1997 (filed on June 22, 1998) and September
                                                          27, 1997 (filed on June 22, 1998)
Current Reports on Form 8-K                              Filed on September 14 and November 19, 1998
Current Reports on Form 8-K/A                            Filed on November 12 and December 15, 1998 (each
                                                          amending the September 14, 1998 Form 8-K)
Current Report on Form 8-K                               Filed on January 25, 1999

    We are also incorporating by reference additional documents that we file with the Commission between the dates of this Joint Proxy Statement/Prospectus and the date of the Dura Special Meeting and the Excel Special Meeting.

    Dura has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Dura and Excel has supplied all such information relating to Excel.

    If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Stockholders may obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

Dura Automotive Systems, Inc.           Excel Industries, Inc.
4508 IDS Center                         1120 North Main Street
Minneapolis, Minnesota 55402            Elkhart, Indiana 46514
Tel: (612) 342-2311                     Tel: (219) 264-2131

    If you would like to request documents from us, please do so by
               , 1999 to receive them before the Special Meetings.

    PLEASE COMPLETE THE ENCLOSED PROXY CARD AND MAIL IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

 Q: WHAT ARE THE BENEFITS OF THE MERGER?

 A: We believe that the merger will allow Dura to realize important benefits.
    The merger should enable Dura to increase profitability through increased customer penetration, cost savings, operational efficiencies, economies of scale and other synergies. In addition, the merger will allow Dura to increase its product offerings and acquire new technology, thereby allowing it to capitalize on industry trends toward consolidation, which favor full-service suppliers who are able to supply larger portions of a vehicle. As a result, we believe that the merger should increase stockholder value for you.

 Q: IF I AM A DURA STOCKHOLDER, WHAT DO I NEED TO DO NOW?

 A: After you read and consider carefully the information contained in this document, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Dura Special Meeting.

 Q: IF I AM AN EXCEL SHAREHOLDER, WHAT DO I NEED TO DO NOW?

 A: After you read and consider carefully the information contained in this document, please do the following:

    1. Fill out and sign your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Excel Special Meeting.

    2. Complete and sign the enclosed Form of Election and Letter of Transmittal and return the Form of Election and Letter of Transmittal, accompanied by the stock certificates representing the shares of Excel Common Stock for which an election is being made, for receipt by Dura's
        exchange agent no later than 5:00 p.m. (Eastern time) on            ,
        1999.

 Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
    SHARES FOR ME?
 A: Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

 Q: CAN I CHANGE MY VOTE OR REVOKE MY PROXY AFTER I HAVE MAILED MY SIGNED PROXY
    CARD?

 A: You can change your vote at any time before your proxy is voted at the Dura
    Special Meeting or the Excel Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to Dura or Excel, as the case may be. Third, you can attend the Dura Special Meeting or the Excel Special Meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

 Q: CAN I CHANGE OR REVOKE MY ELECTION ONCE I HAVE MAILED MY SIGNED FORM OF
    ELECTION?

 A. You can change or revoke your election prior to the election deadline. In the event you revoke your Form of Election prior to the election deadline, Dura will, or will cause its exchange agent to, cause the certificates representing the shares of Excel Common Stock covered by your Form of Election to be promptly returned to you without charge upon your written request.

 Q: IF I AM AN EXCEL SHAREHOLDER, SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

 A: Yes. The Form of Election and Letter of Transmittal enclosed contain instructions informing you how to send in your stock certificates to Dura's exchange agent.

 Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

 A: We are working towards completing the merger as soon as possible. For the merger to occur, it must be approved by both the Dura stockholders and the Excel shareholders. If both the Dura stockholders and Excel shareholders approve the merger, we expect to complete the merger on or about
               , 1999.

 Q: WHAT ARE THE TAX CONSIDERATIONS OF THE MERGER?

 A: Neither Dura nor Excel will recognize gain or loss as a result of the merger. Excel shareholders who receive only Dura Class A Common Stock in the merger will not recognize gain or loss as a result of the merger (other than with respect to cash received in lieu of any fractional shares). Excel shareholders who receive cash in the merger will recognize gain, if any, but not in excess of the amount of cash received in the merger. To review the tax considerations of the merger in greater detail, see "Certain Federal Income Tax Consequences of the Merger."

                     WHO CAN HELP ANSWER MY OTHER QUESTIONS
If you have more questions about the merger, you should contact the solicitation agent:
                                GEORGESON & CO.
                               Wall Street Plaza
                            New York, New York 10005
                          Call Collect (212) 440-9800
                         Call Toll Free (800) 223-2064
                     Banks and Brokers Call (212) 440-9800

                                    SUMMARY

    THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY, YOU SHOULD READ CAREFULLY THIS ENTIRE JOINT PROXY STATEMENT/PROSPECTUS AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND INFORMATION." UNLESS THE CONTEXT REQUIRES OTHERWISE, WE USE THE TERMS "DURA" OR "COMPANY" TO REFER TO DURA AUTOMOTIVE SYSTEMS, INC. AND ALL OF ITS SUBSIDIARIES AND "EXCEL" TO REFER TO EXCEL INDUSTRIES, INC. AND ALL OF ITS SUBSIDIARIES.

GENERAL

    Dura and Excel are parties to a merger agreement that would result in Excel becoming a wholly owned subsidiary of Dura. The merger agreement must be approved by both the Dura stockholders and the Excel shareholders in order for the merger to be completed. This Joint Proxy Statement/Prospectus is being sent to stockholders of both companies. It contains information about what the shareholders of Excel would receive in the proposed merger and other information that you should consider in determining how you wish to vote at the special meetings that Dura and Excel will hold to consider and vote upon the merger.

THE COMPANIES

        DURA AUTOMOTIVE SYSTEMS, INC.
        4508 IDS CENTER
        MINNEAPOLIS, MINNESOTA 55402
        TELEPHONE (612) 342-2311

    Dura is a leading designer and manufacturer of driver control systems, cable-related systems and engineered mechanical components for the global automotive industry. Dura has manufacturing and product development facilities located in the United States, Australia, Brazil, Canada, France, Germany, Mexico, Spain and the United Kingdom and has strategic alliances in India and Japan.

        EXCEL INDUSTRIES, INC.
        1120 NORTH MAIN STREET
        ELKHART, INDIANA 46514
        TELEPHONE (219) 264-2131

    Excel is a technically innovative tier-one and tier-two supplier to the automotive, heavy truck, recreational vehicle and bus industries with manufacturing operations in North America, South America and Europe. It produces window, door and seating systems, decorative trims, RV appliances and complex injection molded parts. Excel has a global commitment to continuous improvement of quality, cost and delivery of reliable components and systems.

    Following completion of the merger, Excel will become a wholly owned subsidiary of Dura.

REASONS FOR THE MERGER

    The merger should provide Dura with an enhanced competitive position as one of the leading suppliers of engineered mechanical components for the global automotive industry. We believe that the merger should enable Dura:

- to capitalize on industry trends toward consolidation and globalization which favor full-service suppliers who are able to supply larger portions of a vehicle on a global basis;

- to increase customer penetration in the OEM market;

- to increase profitability through cost savings, operational efficiencies, economies of scale, stronger market position and other synergies; and

- to acquire new and enhanced design technology to better serve its customers.

    Excel believes its shareholders will benefit from the merger in the following ways:

- shareholder value will be maximized;

- Excel shareholders who desire to continue their investment will have the opportunity to do so under favorable terms;

- the merger will capitalize on industry trends toward consolidation and globalization which favor full-service suppliers who are able to supply larger portions of a vehicle on a global basis; and

- Dura has a record of achieving its performance goals in connection with the integration of acquired companies which will be of assistance in integrating Excel's operations.

THE SPECIAL MEETINGS

    DURA SPECIAL MEETING

    The Dura Special Meeting of Stockholders is scheduled to be held on
           , 1999 at 9:00 a.m. (local time), at Dura's operating headquarters, 2791 Research Drive, Rochester Hills, Michigan. Stockholders of Dura will be asked to consider and vote upon (1) a proposal to approve the issuance of shares of Dura Class A Common Stock pursuant to a merger agreement under which Excel will become a wholly owned subsidiary of Dura and (2) a proposal to approve and adopt the Dura 1998 Stock Incentive Plan.

    EXCEL SPECIAL MEETING

    The Excel Special Meeting is scheduled to be held on            , 1999 at
9:00 a.m. (local time), at the executive offices of Excel, 1120 North Main Street, Elkhart, Indiana. Shareholders of Excel will be asked to consider and vote upon a proposal to approve and adopt a merger agreement under which Excel will become a wholly owned subsidiary of Dura, with each share of Excel Common Stock being converted into the right to receive, at the option of the holder of such stock, EITHER: (1) 0.8 of a share of Dura Class A Common Stock OR (2) $25.50 in cash, subject to proration to ensure that 50% of the Excel Common Stock is converted into Dura Class A Common Stock and 50% of the Excel Common Stock is converted into cash.

    The following table sets forth the stock ownership percentages of Dura Common Stock for stockholders who are affiliates and for stockholders who are not affiliates of each of Dura and Excel both before and immediately after completion of the merger:

                         OWNERSHIP OF   OWNERSHIP OF   OWNERSHIP OF
                         DURA PRIOR TO   EXCEL PRIOR    DURA AFTER
                          THE MERGER    TO THE MERGER   THE MERGER
                         -------------  -------------  -------------
DURA:
Affiliates                      27.2%        --               19.3%
Other Stockholders              72.8%        --               51.6%
EXCEL:
Affiliates                    --                0.8%           0.2%
Other Stockholders            --               99.2%          28.9%

BOARD RECOMMENDATIONS TO STOCKHOLDERS
    DURA

    The Dura Board of Directors has reviewed carefully the merger. It has received an opinion from Robert W. Baird & Co. Incorporated as to the fairness, from a financial point of view, to Dura of the merger consideration to be paid by Dura. THE DURA BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF DURA AND ITS STOCKHOLDERS. THE DURA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE TRANSACTION AND RECOMMENDS THAT DURA STOCKHOLDERS APPROVE THE ISSUANCE OF SHARES OF DURA CLASS A COMMON STOCK IN THE MERGER.

    EXCEL

    The Excel Board of Directors has reviewed carefully the merger. It has received an opinion from Morgan Stanley & Co. Incorporated as to the fairness, from a financial point of view, of the merger consideration to the holders of Excel Common Stock. THE EXCEL BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF EXCEL AND ITS SHAREHOLDERS. IT HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT EXCEL SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

    Copies of the fairness opinions of Robert W. Baird & Co. Incorporated and Morgan Stanley & Co. Incorporated are attached to this Joint Proxy Statement/Prospectus as Appendices C and D, respectively. WE URGE YOU TO READ THESE OPINIONS CAREFULLY.

REQUIRED VOTES

    To complete the merger, the following stockholder approvals are required:

    DURA STOCKHOLDERS

- the approval of the issuance of the Dura Class A Common Stock under the merger agreement by a majority of the votes entitled to be cast, with the holders of Dura Class A Common Stock and Dura Class B Common Stock voting together as a single class.

    EXCEL SHAREHOLDERS

- the approval of the merger agreement by the holders of at least a majority of the Excel Common Stock.

SECURITY OWNERSHIP OF MANAGEMENT

    As of the record date for the Dura Special Meeting, the directors and executive officers of Dura and their affiliates held shares representing an
aggregate of approximately    % of the votes entitled to be cast with respect to
the issuance of shares of Dura Class A Common Stock in the merger and the approval of the Dura 1998 Stock Incentive Plan. As of the record date for the Excel Special Meeting, the directors and executive officers of Excel and their affiliates held shares representing 0.8% of the Excel Common Stock. Each of the directors and executive officers of Dura and Excel has advised the respective companies that he or she plans to vote, or to direct the vote, of all shares of Dura Common Stock or Excel Common Stock owned by him or her and entitled to vote in favor of the issuance of Dura Class A Common Stock in the merger and the adoption of the 1998 Stock Incentive Plan, in the case of Dura, and in favor of the merger, in the case of Excel.

FORM OF MERGER CONSIDERATION; ELECTION PROCEDURES FOR EXCEL SHAREHOLDERS

    If you are an Excel shareholder, you are entitled to receive, for each share of Excel Common Stock you hold, at your option, EITHER: (1) 0.8 of a share of Dura Class A Common Stock, OR (2) $25.50 in cash, subject to proration to ensure that 50% of the Excel Common Stock is exchanged for Dura Class A Common Stock and 50% of the Excel Common Stock is exchanged for cash. All elections must be made on the enclosed Form of Election and Letter of Transmittal. You must return your Form of Election and Letter of Transmittal for receipt by the exchange
agent no later than 5:00 p.m. (Eastern time) on            , 1999, the last
business day prior to the Excel Special Meeting. If you do not return your Form of Election and Letter of Transmittal you will be deemed to have expressed no preference as to the receipt of Dura Class A Common Stock or cash in the merger. Please see "The Merger Agreement--Elections" and "--Election Procedure" for a more detailed description of the election procedures and method of proration.

DISSENTERS' RIGHTS

    Dissenters' rights are not available to Dura stockholders or to Excel shareholders.

EXCHANGE OF STOCK CERTIFICATES

    Excel shareholders should send their stock certificates with their Form of Election and Letter of Transmittal to Dura's exchange agent. Firstar Bank Milwaukee, N.A. is acting as exchange agent with respect to the merger and is referred to herein as the "Exchange Agent."

CONDITIONS TO THE MERGER

    We are working towards completing the proposed merger as soon as possible.
We currently expect to complete the merger on or about            , 1999.
However, there are several conditions to the merger that must be satisfied (or waived) before the merger can be completed. In the event that any of these conditions is not satisfied, the merger may not occur.

    In particular, we will not waive the condition that the merger receive, and will not complete the merger without having obtained, the necessary approvals of both the Dura stockholders and the Excel shareholders.

    Completion of the merger is also conditioned upon satisfaction or waiver of certain other conditions to closing. These conditions include, among others, the following:

- the Commission having declared the registration statement effective for the Dura Class A Common Stock to be issued as merger consideration and Nasdaq having approved the listing of these shares on the Nasdaq National Market;

- the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated; and

- Dura having obtained the financing necessary to complete the merger. Dura is obligated to use its best efforts to obtain such financing subject to a maximum cost.

    If either Dura or Excel waives a material condition to the merger, it will then consider resoliciting your approval of the merger. Whether the Boards of Directors of Dura and Excel decide to resolicit proxies from you will depend upon whether a stockholder could reasonably be expected to want to know, before signing a proxy, that the condition has been waived.

TERMINATION OF MERGER AGREEMENT

    The merger agreement may be terminated by either Dura or Excel under certain circumstances, including:

- if the other party fails to comply in any material respect with any of the covenants or agreements contained in the merger agreement and such failure is not cured within five business days after receipt of notice;

- if the merger has not been consummated by July 31, 1999;

- if the Excel shareholders do not approve the merger agreement or if the Dura stockholders do not approve the issuance of the Dura Class A Common Stock under the merger agreement; or

- if the other party's board of directors has withdrawn, modified or changed its approval or recommendation as to the merger or the issuance of Dura Class A Common Stock.

    In addition, Excel may terminate the merger agreement if (1) the closing price of the Dura Class A Common Stock on the Nasdaq National Market is less than $24.00 per share on each trading day in any period of five or more consecutive trading days (the "Measurement Period") beginning on January 27, 1999, (2) the closing price of the S&P 400 MidCap Index on the last day of the Measurement Period has not decreased by 20% or more from its closing price on January 19, 1999 (385.65), (3) the average of the closing prices on the last day of the Measurement Period of the companies included in Dura's industry peer group set forth in Dura's 1998 proxy statement has not decreased by 20% or more from the average closing price of such peer group on January 19, 1999 ($29.060), and (4) Excel provides Dura notice of intention to terminate within 5 trading days after the last day of the Measurement Period.
    If Excel has the right to terminate the merger agreement under this provision and elects not to do so, it will then consider resoliciting your approval of the merger. In considering whether to resolicit your approval, the Excel Board will take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including, without limitation, the advice of its financial adviser and legal counsel. Shareholder approval of the merger agreement shall be deemed to confer upon the Excel Board the power, consistent with its fiduciary duties, to elect to consummate the merger notwithstanding Excel's right to terminate the merger agreement pursuant to this provision.

    TERMINATION FEES. Dura or Excel would be liable to the other for termination fees in the following circumstances:

- The merger agreement provides that Excel will pay a fee of $12.5 million ("Termination Fee"), plus reasonable expenses of up to $500,000 ("Expenses"), to Dura if the merger agreement is terminated under certain circumstances relating to competing offers for Excel before the merger is effected. The merger agreement also provides that Dura will pay a Termination Fee plus Expenses to Excel if the merger agreement is terminated under certain circumstances relating to the recommendation of the merger by the Dura Board of Directors, or another business combination involving Dura.

- Excel is obligated to pay Expenses to Dura in the event the merger agreement is terminated (a) either (i) because the Merger is not consummated by July 31, 1999 or (ii) the requisite stockholder approvals are not obtained AND (b) Excel receives a competing proposal before the termination. If within 18 months of the termination, Excel is involved in a "Takeover," generally, a transaction in which 20% or more of the company's shares or assets are sold, then Excel must pay to Dura the full Termination Fee.

- Dura is obligated to pay Expenses to Excel in the event the merger agreement is terminated (a) either (i) because the merger is not consummated by July 31, 1999 or (ii) the requisite stockholder approvals are not obtained AND (iii) Dura receives a competing proposal before the termination, or (c) Dura cannot obtain acceptable financing. If within 18 months of the termination, Dura is involved in a Takeover, then Dura must pay to Excel the full Termination Fee.

CONFLICTS OF INTEREST OF BOARDS AND MANAGEMENT

    DURA. Certain directors and/or executives of Dura are executives and/or partners of Hidden Creek Industries, a private industrial management company, which will receive a fee of $2.0 million for services rendered to Dura in connection with the merger.

    EXCEL. Certain Excel executives will receive an aggregate of 54,400 shares of Dura Class A Common Stock in exchange for entering into certain non-compete agreements with Excel. Also, certain Excel executives are parties to executive separation agreements with Excel. The separation agreements provide for severance payments to and certain other benefits for the executives, if the executive's employment is terminated by Excel or its successor within two years after a change in control of Excel. In addition, all of the outstanding options held by directors and executive officers of Excel will be converted into options exercisable exclusively for shares of Dura Class A Common Stock.

FEDERAL INCOME TAX CONSIDERATIONS

    Dura and Excel intend that the merger be treated for federal income tax purposes as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended, and the obligation of Dura and Excel to consummate the merger is conditioned on the receipt of opinions of their respective legal counsel to the effect that the merger will be treated as such.

    Assuming that the merger constitutes such a reorganization, neither Dura nor Excel will recognize any gain or loss as a result of the merger. In addition, holders of shares of Excel Common Stock who exchange their shares of Excel Common Stock for shares of Dura Class A Common Stock will not (other than with respect to the receipt of cash, if any, in lieu of fractional shares) recognize gain or loss in the merger, and holders of Excel Common Stock who exchange their Excel Common Stock for cash or for Dura Class A Common Stock and cash will recognize gain, if any, but not in excess of the amount of cash received, which may or may not qualify for capital gains treatment.

    WE URGE EXCEL SHAREHOLDERS TO CONSULT WITH A TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES TO THEM OF THE PROPOSED MERGER. CERTAIN SHAREHOLDERS MAY BE SUBJECT TO SPECIAL TREATMENT UNDER FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS THAT IS NOT EXPLAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS.

ACCOUNTING TREATMENT

    The merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Dura in connection with the merger will be allocated to Excel's assets and liabilities based on their fair market values, with any excess being treated as goodwill.

COMPARISON OF STOCKHOLDERS' RIGHTS

    Dura and Excel are incorporated in different states having differing corporation laws. In addition, the governing documents of the two companies vary. As a result, the rights, protections and duties that Excel shareholders have as shareholders of Excel will be different from those that they will have if they receive shares of Dura Class A Common Stock. For a complete description of some of these differences, see "Comparison of Certain Rights of Dura Stockholders and Excel Shareholders."

LISTING OF COMMON STOCK RECEIVED

    Shares of Dura Class A Common Stock issued to Excel shareholders will be listed on the Nasdaq National Market under the symbol "DRRA."

APPROVAL OF THE DURA 1998 STOCK INCENTIVE PLAN

    In addition to voting to approve the issuance of Dura Class A Common Stock under the merger agreement, Dura stockholders are being asked to consider and vote upon a proposal to approve and adopt Dura's 1998 Stock Incentive Plan. For a description of this proposal and the 1998 Stock Incentive Plan, see "Approval of Dura 1998 Stock Incentive Plan."

RECENT DEVELOPMENTS

    On January 26, 1999, Dura announced an offer to acquire all of the outstanding common stock of Adwest Automotive plc ("Adwest"), a leading European designer and manufacturer of driver control and engine control mechanisms. The offer of L1.50 per share (approximately $2.48 per share) has been recommended by the directors of Adwest and is subject to acceptance by at least 90% of Adwest's shareholders. In the event all shares are ultimately tendered, the total consideration would be approximately $210 million. In addition, approximately $120 million of indebtedness will be assumed as part of the acquisition. Although Dura believes the acquisition of Adwest will be completed, the completion of the acquisition is subject to certain conditions, including, among others, that at least 90% of the Adwest shareholders vote to accept the offer. The transaction is expected to close by the end of the first quarter. Dura has included in this Joint Proxy Statement/Prospectus the audited financial statements of Adwest for the three years ended June 30, 1998 and has prepared unaudited pro forma financial information giving effect to the Adwest acquisition. See "Unaudited Pro Forma Financial Statements."

                      SELECTED CONSOLIDATED FINANCIAL DATA

    We are providing the following historical financial information to aid you in your analysis of the financial aspects of the proposed merger. We derived this information from audited financial statements for 1993 through 1997 and unaudited financial statements for the nine months ended September 30, 1997 and 1998 in the case of Dura and for the nine months ended September 27, 1997 and September 26, 1998 in the case of Excel. The results of operations for the nine months ended September 30, 1998 for Dura and for the nine months ended September 26, 1998 for Excel are not necessarily indicative of the results that may be expected by the companies for the entire year.

    This information is only a summary and you should read it in conjunction with the historical financial statements and related notes which have been filed with the Commission. See "Where You Can Find Information."

                         DURA AUTOMOTIVE SYSTEMS, INC.
                       SELECTED HISTORICAL FINANCIAL DATA

                                                                                                   NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                    SEPTEMBER 30,
                                           -----------------------------------------------------  --------------------
                                             1993      1994(1)    1995(2)    1996(3)    1997(4)    1997(4)    1998(5)
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.................................  $ 129,328  $ 189,675  $ 253,726  $ 245,329  $ 449,111  $ 324,579  $ 498,383
Cost of sales............................    116,611    170,625    219,559    207,810    375,086    273,309    413,230
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit...........................     12,717     19,050     34,167     37,519     74,025     51,270     85,153
Selling, general and administrative
  expenses...............................      8,643     10,485     15,513     17,157     32,815     22,972     33,986
Amortization expense.....................        487        690      1,094      1,036      3,600      2,806      6,724
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income.......................      3,587      7,875     17,560     19,326     37,610     25,492     44,443
Interest expense, net....................      1,533      3,473      4,822      2,589      9,298      6,152     14,185
Other income (2).........................     --         --         (4,240)    --         --         --         --
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before provision for income
    taxes and minority interest..........      2,054      4,402     16,978     16,737     28,312     19,340     30,258
Provision for income taxes...............        936      1,822      6,852      6,609     11,670      8,039     12,591
Minority interest (6)....................     --         --         --         --         --         --          1,297
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before extraordinary item.......  $   1,118  $   2,580  $  10,126  $  10,128  $  16,642  $  11,301  $  16,370
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Basic earnings per share (7).............  $    0.41  $    0.75  $    2.04  $    1.57  $    1.89  $    1.28  $    1.61
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
Diluted earnings per share (7)...........  $    0.41  $    0.75  $    2.03  $    1.57  $    1.88  $    1.27  $    1.58
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                           ---------  ---------  ---------  ---------  ---------  ---------  ---------

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital..........................  $   3,287  $  18,631  $  13,701  $  27,528  $  50,304  $  48,617  $  68,226
Total assets.............................     52,823    166,133    140,531    246,129    419,264    394,987    900,456
Total debt...............................     16,792     70,112     46,639     77,376    178,081    175,423    321,677
Total stockholders' investment...........      4,369     17,418     27,683     87,367    101,708     96,809    226,672

------------------------------

(1) In August 1994, Dura acquired the automotive parking brake and cable business and light duty cable business of Alkin Co. The results of operations of this acquired business have been included in the consolidated financial statements of Dura from August 31, 1994, the date of acquisition.

(2) In April 1995, Dura sold the net assets of its window regulator business to Rockwell International Corporation ("Rockwell"), realizing a pretax gain of approximately $4.2 million. The results of operations of the window regulator business have been included in the consolidated financial statements of Dura through April 2, 1995, the date of divestiture.

(3) Includes the results of operations of (i) the parking brake business from Rockwell from October 1, 1996 and (ii) KPI Automotive Group from December 5, 1996, their respective dates of acquisition. Dura issued an aggregate of 3,795,000 shares of its Class A Common Stock in August 1996 in connection with its initial public offering.

(4) Includes the results of operations of (i) the VOFA Group from January 1, 1997, (ii) the parking brake business of Excel from May 5, 1997, (iii) GT Automotive Systems, Inc. ("GT Automotive") from August 29, 1997, and (iv) REOM Industries (Aust) Pty Ltd. from December 12, 1997, which represent their respective dates of acquisition.

(5) Includes the results of operations of (i) Universal Tool & Stamping Co., Inc. ("Universal") from March 8, 1998, (ii) Trident Automotive plc ("Trident") from April 30, 1998 and (iii) the hinge business of Tower Automotive, Inc. (the "Hinge Business") from September 8, 1998, which represent their respective dates of acquisition.

(6) Represents dividends, net of income taxes, on the 7 1/2% Convertible Trust Preferred Securities (the "Trust Preferred Securities") issued by the Dura Automotive Systems Capital Trust.

(7) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A Common Stock and Class B Common Stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method and the Trust Preferred Securities.

                             EXCEL INDUSTRIES, INC.
                       SELECTED HISTORICAL FINANCIAL DATA

                                                                                                              NINE MONTHS
                                                                    YEAR ENDED                                   ENDED
                                       --------------------------------------------------------------------  -------------
                                       DECEMBER 31,  DECEMBER 31,  DECEMBER 30,  DECEMBER 28,  DECEMBER 27,  SEPTEMBER 27,
                                           1993          1994          1995        1996(1)         1997          1997
                                       ------------  ------------  ------------  ------------  ------------  -------------
                                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Net sales............................   $  515,681    $  607,183    $  596,014    $  887,741    $  962,333    $   729,238
Cost of goods sold...................      463,943       545,817       540,716       783,375       846,990        639,482
                                       ------------  ------------  ------------  ------------  ------------  -------------
  Gross profit.......................       51,738        61,366        55,298       104,366       115,343         89,756
Selling, general and engineering
  expenses...........................       30,054        32,723        32,973        65,652        79,267         58,585
Disposal of Canadian facility........       --            --            (1,582)       --            --            --
                                       ------------  ------------  ------------  ------------  ------------  -------------
  Operating income...................       21,684        28,643        23,907        38,714        36,076         31,171
Interest expense.....................        3,474         3,406         3,322         9,784        10,984          8,476
Other income, net....................       (2,015)       (2,145)       (3,805)       (1,736)       (1,930)        (1,407)
                                       ------------  ------------  ------------  ------------  ------------  -------------
  Income before provision for income
    taxes and minority interest......       20,225        27,382        24,390        30,666        27,022         24,102
Provision for income taxes...........        7,785        10,131         8,125        11,550         9,458          8,436
Minority interest....................       --            --            --            --            --            --
                                       ------------  ------------  ------------  ------------  ------------  -------------
  Net income.........................   $   12,440    $   17,251    $   16,265    $   19,116    $   17,564    $    15,666
                                       ------------  ------------  ------------  ------------  ------------  -------------
                                       ------------  ------------  ------------  ------------  ------------  -------------
Basic earnings per share.............   $     1.23    $     1.60    $     1.52    $     1.79    $     1.59    $      1.46
                                       ------------  ------------  ------------  ------------  ------------  -------------
                                       ------------  ------------  ------------  ------------  ------------  -------------
Diluted earnings per share...........   $     1.15    $     1.46    $     1.41    $     1.62    $     1.48    $      1.33
                                       ------------  ------------  ------------  ------------  ------------  -------------
                                       ------------  ------------  ------------  ------------  ------------  -------------
Cash dividends per share.............   $     0.30    $     0.37    $     0.44    $    0.455    $     0.50    $     0.375
                                       ------------  ------------  ------------  ------------  ------------  -------------
                                       ------------  ------------  ------------  ------------  ------------  -------------
BALANCE SHEET DATA
  (AT END OF PERIOD):
Working capital......................   $   94,761    $   96,145    $   91,453    $  114,140    $  116,550    $   104,060
Total assets.........................      229,316       254,630       269,518       443,234       457,797        465,143
Long-term debt (less current
  portion)...........................       35,094        33,578        24,021       123,452       105,943        106,926
Shareholders' equity.................      106,436       122,643       134,317       150,725       185,315        162,610


                                       SEPTEMBER 26,
                                          1998(2)
                                       -------------

STATEMENT OF OPERATIONS DATA:
Net sales............................   $   758,462
Cost of goods sold...................       681,584
                                       -------------
  Gross profit.......................        76,878
Selling, general and engineering
  expenses...........................        56,157
Disposal of Canadian facility........       --
                                       -------------
  Operating income...................        20,721
Interest expense.....................         8,127
Other income, net....................        (1,521)
                                       -------------
  Income before provision for income
    taxes and minority interest......        14,115
Provision for income taxes...........         1,304
Minority interest....................            87
                                       -------------
  Net income.........................   $    12,724
                                       -------------
                                       -------------
Basic earnings per share.............   $      1.02
                                       -------------
                                       -------------
Diluted earnings per share...........   $      1.01
                                       -------------
                                       -------------
Cash dividends per share.............   $     0.375
                                       -------------
                                       -------------
BALANCE SHEET DATA
  (AT END OF PERIOD):
Working capital......................   $   113,430
Total assets.........................       606,835
Long-term debt (less current
  portion)...........................       153,673
Shareholders' equity.................       192,353

------------------------------

(1) On April 3, 1996, Excel acquired Anderson Industries, Inc., whose primary asset was Atwood Industries, Inc. ("Atwood"). The results of operations of Atwood have been included in the consolidated financial statements of Excel from April 3, 1996.

(2) Excel acquired, effective July 1, 1998, 70% of Schade GmbH & Co. KG ("Schade"), located in Plettenberg, Germany. The results of operations of Schade have been included in the consolidated financial statements of Excel since the date of acquisition.

              UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

    We expect that the merger with Excel and the acquisition of Adwest will be accounted for as purchase transactions, which means that for accounting and financial reporting purposes we will allocate the total purchase price for each company to the fair value of the assets acquired and the liabilities assumed. Any excess of the purchase price over the fair value of the net tangible assets of Excel and Adwest, as the case may be, will be recorded as goodwill and other intangible assets.

    The following presents selected unaudited pro forma financial information of Dura that reflects the purchase method of accounting and is intended to give you a better picture of what our business might have looked like had the acquisition of Excel, on the one hand, and the acquisition of both Excel and Adwest, on the other hand, been completed at the beginning of the earliest period presented.

    We prepared the unaudited pro forma income statements and balance sheet by making the purchase accounting adjustments described above and adding or combining the historical amounts of Dura to such adjusted amounts for Excel and Adwest. We then adjusted the combined amounts to give effect to the increased borrowings by Dura necessary to finance such acquisitions and to refinance each of the companies' debt. Additionally, the unaudited pro forma income statements give effect to the previous acquisitions by Dura of GT Automotive (only for the year ended December 31, 1997), Universal, Trident, the Hinge Business and the March 1998 sale of the Trust Preferred Securities and the June 1998 sale of 3,500,000 shares of Dura Class A Common Stock (the "June 1998 Offering") as if all of these transactions had occurred on January 1, 1997.

    We have calculated weighted average common shares using an exchange ratio of
0.8 shares of Dura Class A Common Stock for each issued and outstanding share of Excel Common Stock.

    The companies may have performed differently if they had actually been combined during the periods presented. You should not rely on the unaudited pro forma information as being indicative of either the historical results that would have been achieved or the future results that we will experience after the transactions are completed. It is also important that you read the "Unaudited Pro Forma Financial Statements" that we have included in this Joint Proxy Statement/Prospectus.

                                                                                             NINE MONTHS ENDED
                                                                       YEAR ENDED
                                                                   DECEMBER 31, 1997         SEPTEMBER 30, 1998
                                                                ------------------------  ------------------------
                                                                              PRO FORMA                 PRO FORMA
                                                                 PRO FORMA    FOR EXCEL    PRO FORMA    FOR EXCEL
                                                                 FOR EXCEL   AND ADWEST    FOR EXCEL   AND ADWEST
                                                                -----------  -----------  -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenues......................................................  $ 2,097,178  $ 2,474,299  $ 1,537,006  $ 1,739,957
Cost of sales.................................................    1,803,419    2,113,207    1,329,195    1,503,883
                                                                -----------  -----------  -----------  -----------
  Gross profit................................................      293,759      361,092      207,811      236,074
Selling, general and administrative expenses..................      159,481      191,956      113,520      124,369
Amortization expense..........................................       19,164       24,388       14,315       16,927
                                                                -----------  -----------  -----------  -----------
  Operating income............................................      115,114      144,748       79,976       94,778
Interest expense..............................................       46,230       70,090       36,406       48,336
Other income, net.............................................         (882)        (882)      (1,152)      (1,152)
                                                                -----------  -----------  -----------  -----------
  Income before provision for income taxes and minority
    interest..................................................       69,766       75,540       44,722       47,594
Provision for income taxes....................................       28,258       32,107       18,112       20,032
Minority interest--trust preferred securities.................        2,486        2,486        1,919        1,919
Minority interest.............................................        1,617        2,511        1,168        1,595
                                                                -----------  -----------  -----------  -----------
  Net income..................................................  $    37,405  $    38,436  $    23,523  $    24,048
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Basic earnings per share......................................  $      2.15  $      2.21  $      1.35  $      1.38
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------
Diluted earnings per share....................................  $      2.13  $      2.18  $      1.35  $      1.38
                                                                -----------  -----------  -----------  -----------
                                                                -----------  -----------  -----------  -----------

                                                                                            NINE MONTHS ENDED
                                                                                            SEPTEMBER 30, 1998
                                                                                        --------------------------
                                                                                                       PRO FORMA
                                                                                         PRO FORMA     FOR EXCEL
                                                                                         FOR EXCEL     AND ADWEST
                                                                                        ------------  ------------

BALANCE SHEET DATA (AT END OF PERIOD):
Working capital.......................................................................  $    200,264  $    213,507
Total assets..........................................................................     1,655,304     2,116,913
Total debt............................................................................       677,708       995,844
Total stockholders' investment........................................................       394,176       394,176

                           COMPARATIVE PER SHARE DATA

    We have summarized below certain per share information for Dura and Excel on a historical, pro forma combined and equivalent pro forma combined basis. The Excel per share equivalents are calculated by multiplying the Dura amounts by the exchange ratio of 0.8.

                                                                                YEAR ENDED       NINE MONTHS ENDED
                                                                             DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                                             -----------------  -------------------
DURA:
  Historical per common share:
    Income from continuing operations (1)..................................      $    1.88           $    1.58
    Dividends paid.........................................................         --                  --
    Book value (2).........................................................          11.54               18.36
  Pro forma combined per common share (3):
    Income from continuing operations......................................      $    2.13           $    1.35
    Dividends paid.........................................................         --                  --
    Book value.............................................................          21.65               22.63
EXCEL:
  Historical per common share:
    Income from continuing operations (1)..................................      $    1.48           $    1.01
    Dividends paid.........................................................           0.50               0.375
    Book value (2).........................................................          14.93               15.68
  Equivalent pro forma combined per common share (4):
    Income from continuing operations......................................      $    1.70           $    1.08
    Dividends..............................................................         --                  --
    Book value.............................................................          17.32               18.10

------------------------

(1) Historical income from continuing operations per common share for Dura and Excel represents diluted earnings per share before extraordinary items.

(2) Historical book value per share information for Dura and Excel is computed by dividing historical stockholders' investment by the number of shares outstanding at the end of each period presented, excluding common stock equivalents.

(3) Pro forma combined data per common share were computed giving effect to the transactions described in "Unaudited Pro Forma Financial Statements Giving Effect to the Excel Merger."

(4) Calculated by multiplying Dura pro forma combined data by the exchange ratio of 0.8.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

    Dura Class A Common Stock is traded on the Nasdaq National Market under the symbol "DRRA." The Dura Class A Common Stock commenced trading on August 14, 1996. Prior thereto, there was no public market for the Dura Class A Common Stock. Excel Common Stock is traded on the New York Stock Exchange under the symbol "EXC." The following table sets forth the high and low closing sales prices per share of such securities as reported on the Nasdaq National Market and the New York Stock Exchange, as applicable, based on published financial sources, for the periods indicated.

                                                    DURA CLASS A COMMON STOCK             EXCEL COMMON STOCK
                                                ---------------------------------  ---------------------------------
                                                                       DIVIDENDS                          DIVIDENDS
                                                                       DECLARED                           DECLARED
                                                  HIGH        LOW      PER SHARE     HIGH        LOW      PER SHARE
                                                ---------  ---------  -----------  ---------  ---------  -----------
1996:
  First Quarter...............................  $  --      $  --       $  --       $  14.000  $  11.000   $    .110
  Second Quarter..............................     --         --          --          16.000     10.875        .110
  Third Quarter...............................     19.750     17.000      --          17.000     13.500        .110
  Fourth Quarter..............................     27.750     18.750      --          16.750     14.375        .125
1997:
  First Quarter...............................     27.000     23.125      --          20.375     15.125        .125
  Second Quarter..............................     28.750     22.500      --          20.250     17.125        .125
  Third Quarter...............................     33.375     27.000      --          25.500     18.250        .125
  Fourth Quarter..............................     35.375     23.875      --          19.938     17.500        .125
1998:
  First Quarter...............................     32.500     24.375      --          20.625     17.250        .125
  Second Quarter..............................     40.250     30.375      --          22.625     14.313        .125
  Third Quarter...............................     34.313     20.000      --          14.750     12.500        .125
  Fourth Quarter..............................     34.125     20.625      --          18.125     11.750        .125
1999:
  First Quarter (through January 28, 1999)....     33.563     31.563      --          25.000     17.313      --

    Set forth below are the last reported sale prices of Dura Class A Common Stock and Excel Common Stock on November 17, 1998 (the last trading day prior to Excel's announcement that it had engaged Morgan Stanley & Co. Incorporated to assist Excel in exploring strategic alternatives), January 15, 1999 (the last trading day prior to the execution of the merger agreement) and on January 28, 1999 (the most recent practicable date prior to the date of this Joint Proxy Statement/Prospectus), as well as the equivalent pro forma sale prices of Excel Common Stock on such dates, as determined by multiplying the Dura Class A Common Stock price by the exchange ratio of 0.8.

                                                                         DURA CLASS A       EXCEL          EXCEL
                                                                         COMMON STOCK    COMMON STOCK   EQUIVALENT
                                                                        --------------  --------------  -----------
November 17, 1998.....................................................    $   28.000      $   14.688     $  22.400
January 15, 1999......................................................        33.563          20.875        26.850
January 28, 1999......................................................        32.125          24.813        26.250

    YOU ARE URGED TO OBTAIN CURRENT MARKET INFORMATION FOR DURA CLASS A COMMON STOCK AND EXCEL COMMON STOCK. WE CAN GIVE NO ASSURANCE AS TO THE MARKET PRICES OF DURA CLASS A COMMON STOCK OR EXCEL COMMON STOCK AT THE MERGER DATE. THERE IS NO MINIMUM OR MAXIMUM INITIAL VALUE FOR THE CONSIDERATION TO BE RECEIVED BY THOSE EXCEL SHAREHOLDERS WHO RECEIVE DURA CLASS A COMMON STOCK IN THE MERGER. SEE "RISK FACTORS--FLUCTUATION IN THE VALUE OF THE EXCEL MERGER CONSIDERATION" AND "--POSSIBLE VOLATILITY OF STOCK PRICE OF DURA CLASS A COMMON STOCK."

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    This document (including information we have incorporated into this document by reference) contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they only speak as of the date of this document. Forward-looking statements include information concerning possible or assumed future results of operations of Dura and Excel, including forecasts, projections and descriptions of expected cost savings or other anticipated synergies related to the merger. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that the companies have made in light of their experience in the industry as well as their perceptions of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. As you read and consider this document, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although each of the companies believes that its forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the actual financial results or results of operations of Dura and Excel and could cause actual results to differ materially from those in the forward-looking statements. These factors include:

    - the merger not being completed;

    - expected synergies, economies of scale and cost savings from the merger not being fully realized or realized within the expected time frames;

    - unanticipated difficulties servicing the substantially higher level of indebtedness of Dura after the merger is completed;

    - costs or operational difficulties related to integrating the operations of Excel with those of Dura being greater than expected:

    - unanticipated increases in financing and financing-related costs;

    - general economic or business conditions affecting the automotive industry (which is dependent on consumer spending), either nationally or regionally, being less favorable than expected;

    - the inability of Dura to accomplish its strategic objectives for external expansion;

    - the failure of Dura to complete the Adwest acquisition;

    - regulatory authorities making adverse determinations regarding the merger or the acquisition of Adwest; and

    - implementation of or changes in the laws, regulations or policies governing the automotive industry that could negatively affect the automotive components supply industry.

    All future written and oral forward-looking statements by the companies or persons acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for their ongoing obligations to disclose material information as required by the federal securities laws, neither Dura nor Excel has any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events. YOU SHOULD ALSO READ CAREFULLY THE FACTORS DESCRIBED IN THE "RISK FACTORS" SECTION OF THIS DOCUMENT.

                                  RISK FACTORS

    YOU SHOULD READ AND CONSIDER CAREFULLY EACH OF THE FOLLOWING FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN, ATTACHED TO OR INCORPORATED BY REFERENCE IN THIS DOCUMENT, BEFORE YOU VOTE ON THE MERGER. CERTAIN OF THE FOLLOWING FACTORS RELATE SPECIFICALLY TO THE MERGER THAT WE ARE PROPOSING FOR YOUR CONSIDERATION. OTHERS ARE FACTORS MORE GENERALLY ASSOCIATED WITH THE BUSINESSES OF DURA AND EXCEL.

RISK FACTORS RELATING TO THE MERGER

EXCEL SHAREHOLDERS WHO RECEIVE DURA CLASS A COMMON STOCK IN THE MERGER ARE NOT
  ASSURED OF A FIXED VALUE FOR THEIR EXCEL COMMON STOCK

    Excel shareholders who receive shares of Dura Class A Common Stock in the merger are not assured of receiving consideration having a set market value or a minimum market value. If the merger is completed, each share of Excel Common Stock will be converted into either (1) 0.8 of a share of Dura Class A Common Stock or (2) $25.50 in cash. No adjustment will be made to the number of shares of Dura Class A Common Stock to be received by Excel shareholders in the event of any increase or decrease in the market price of Excel Common Stock or Dura Class A Common Stock. The market prices of Excel Common Stock and Dura Class A Common Stock when the merger takes place may vary from their prices at the date of this Joint Proxy Statement/Prospectus and from their prices at the time their respective stockholders vote on the proposals relating to the merger. On January 15, 1999 (the last trading day prior to the execution of the merger agreement), the closing market prices of Dura Class A Common Stock and Excel Common Stock were $33.563 and $20.875, respectively; on January 28, 1999 (the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus), the closing market prices of Dura Class A Common Stock and Excel Common Stock were $32.125 and $24.813, respectively. During the twelve month period ending on January 15, 1999, the closing market price of Dura Class A Common Stock varied from a low of $20.000 to a high of $40.250 and the closing market price of Excel Common Stock varied from a low of $11.750 to a high of $22.625. Changes in such market prices may result from, among other things:

    - changes in market perceptions of the synergies and cost savings expected to result from the merger;

    - changes in the business, operations or prospects of Dura or Excel;

    - changes in the laws and regulations affecting the automotive industry; and

    - changes in general market and economic conditions.

    As a result, at the time of the Special Meetings, you will not know the exact market value of the Dura Class A Common Stock that Excel shareholders will receive when the merger is completed. In addition, the market value of such stock may be volatile for the reasons described below under "--Possible Volatility of Dura's Stock Price After the Merger."

POSSIBLE VOLATILITY OF DURA'S STOCK PRICE AFTER THE MERGER

    The trading price of Dura Class A Common Stock could be subject to wide fluctuations in response to variations in Dura's quarterly operating results, changes in earnings estimates by analysts, the failure of Dura to meet analysts' quarterly earnings estimates, conditions in the automotive industry, the outlook for the automotive industry as a whole or general market or economic conditions. In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price for Dura Class A Common Stock.

THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO AN EXCEL SHAREHOLDER
  DEPENDS ON THE TYPE OF MERGER CONSIDERATION RECEIVED

    As conditions to the merger, Dura must receive an opinion from its special counsel, Kirkland & Ellis (a partnership including professional corporations), and Excel must receive an opinion from its special counsel, Sommer & Barnard, PC, that, subject to certain assumptions set forth herein, the merger will qualify as a reorganization pursuant to Section 368(a) of the Code. Assuming that the merger is a reorganization, (1) an Excel shareholder receiving solely Dura Class A Common Stock in exchange for his or her Excel Common Stock will recognize no gain or loss as a result of the merger (except with respect to the receipt of cash, if any, in lieu of fractional shares), (2) an Excel shareholder receiving all cash in exchange for his or her Excel Common Stock will recognize gain or loss as a result of the merger and (3) an Excel shareholder receiving cash and Dura Class A Common Stock in exchange for his or her Excel Common Stock will recognize gain (but not loss) in the merger, but not in excess of the amount of cash received by such shareholder.

    Any gain recognized with respect to cash received by an Excel shareholder may be taxed as a dividend if such shareholder does not qualify for "sale or exchange" treatment under Section 302 of the Internal Revenue Code of 1986, as amended, as such provision is applied under these circumstances. See "Certain Federal Income Tax Consequences of the Merger," for a detailed discussion of the application of these rules to an Excel shareholder. Under the proration procedures described herein, an Excel shareholder may receive cash in the merger even if such shareholder elects to receive solely stock, or may receive a greater or lesser proportion of cash than such shareholder elects to receive, and under some circumstances, any such cash received may be taxed as a dividend.

DURA'S ABILITY TO PROCURE FINANCING NECESSARY TO COMPLETE THE MERGER

    Dura expects to enter into one or more credit agreements with Bank of America National Trust and Savings Association ("Bank of America") and NationsBanc Montgomery Securities LLC ("NationsBanc"), providing for loans to Dura and it subsidiaries, a portion of which will be used to finance the cash portion of the merger consideration to be paid to Excel shareholders and to pay related fees and expenses of the merger. Dura's ability to obtain the necessary financing for the merger will depend on the financial condition and results of operations of Dura and Excel, the condition of the financial markets and factors related to the automotive industry, which may affect the availability of credit overall and the terms on which credit may be available. If any portion of the financing expected by Dura from Bank of America and NationsBanc is unavailable for any reason, Dura is obligated to use its best efforts to obtain alternative debt financing from other commercially reasonable sources on pricing terms in which the weighted average interest rate (including all applicable fees) with respect to such alternative financing is not 40% greater than the weighted average interest rate (including all applicable fees) of the expected financing, and other non-pricing terms are not materially more restrictive than the expected financing. If Dura is unable to procure financing on terms and conditions that it believes are reasonable, Dura and Excel will not be able to complete the merger.

YOU WILL HAVE A REDUCED OWNERSHIP AND VOTING INTEREST IN DURA AFTER THE MERGER

    After completion of the merger you will own a significantly smaller percentage of Dura than you currently own of Dura or Excel. Immediately following completion of the merger, holders of Dura Common Stock and holders of Excel Common Stock will hold approximately 70.9% and 29.1%, respectively, of the outstanding shares of Dura Common Stock. In addition, because each share of Dura Class B Common Stock is entitled to ten votes on all matters submitted to a vote of stockholders, as compared to one vote for each share of Dura Class A Common stock, these percentages correspond to 89.6% and 10.4%, respectively, of Dura's outstanding voting power. As a result of the merger, the principal stockholders of Excel will hold a significantly smaller percentage of the voting stock of Dura than they own of Excel prior to the merger and, accordingly, may be able to exercise less influence over the management and policies of Dura than they currently exercise with respect to Excel. The following table sets forth the stock ownership percentages of Dura Common Stock for stockholders who are affiliates and for stockholders who are not affiliates of each of Dura and Excel both before and immediately after the merger, as well as the percentage of the combined voting power of Dura that will be held by such persons after the merger.

                                                                                                        PERCENT OF
                                                                                 OWNERSHIP OF DURA    COMBINED VOTING
                                       OWNERSHIP OF DURA   OWNERSHIP OF EXCEL      COMMON STOCK       POWER AFTER THE
                                      PRIOR TO THE MERGER  PRIOR TO THE MERGER   AFTER THE MERGER         MERGER
                                      -------------------  -------------------  -------------------  -----------------
DURA:
  Affiliates........................         27.2%                 --                  19.3%               70.3%
  Other Stockholders................         72.8%                 --                  51.6%               19.0%
EXCEL:
  Affiliates........................          --                  0.8%                 0.2%                0.1%
  Other Stockholders................          --                  99.2%                28.9%               10.6%

    For more information relating to the ownership of Dura Common Stock, see "--Certain Stockholders Currently Control All Matters Affecting Dura."

DURA MAY EXPERIENCE DIFFICULTIES IN INTEGRATING EXCEL

    Dura and Excel believe the merger will provide operating synergies and cost savings that will increase stockholder value. There can be no assurance, however, that such benefits will be realized, that the combination of Dura and Excel will be successful, or that Dura will not experience difficulties in integrating the operations of Excel with those of Dura. For example, the integration of Excel will require the experience and expertise of certain key managers of Excel who are expected to be retained by Dura. There can be no assurance that the Excel managers retained by Dura will remain with Dura for the time period necessary to successfully integrate Excel's operations with those of Dura. Likewise, there can be no assurance that Dura will be successful in integrating the operations of Adwest with those of Dura and Excel.

DURA MAY BE UNABLE TO REALIZE THE EXPECTED COST SAVINGS AND OTHER SYNERGIES FROM
  THE MERGER

    Even if Dura is able to integrate the operations of Excel successfully, there can be no assurance that such integration will result in the realization of the full benefits of the cost savings, synergies or revenue enhancements that we currently expect to result from such integration or that such benefits will be achieved within the time frame that we currently expect. The cost savings and other synergies from the merger may be offset by costs incurred in integrating Excel's operations or those of Adwest, as well as by increases in other expenses, by operating losses or by problems in the business unrelated to the merger.

DURA'S RAPID GROWTH MAY BE DIFFICULT TO MANAGE

    Implementation of Dura's growth strategy may divert management's attention from other aspects of Dura's business and place a strain on Dura's management, operational and financial resources, and accounting controls. Continued growth will require an increase in Dura personnel who possess the training and experience necessary to operate Dura's facilities and systems. There can be no assurance that Dura will be able to continue to attract, develop and retain the personnel necessary to pursue its growth strategy.

DURA'S BUSINESS MAY BE ADVERSELY IMPACTED AS A RESULT OF ITS SUBSTANTIAL
  LEVERAGE

    Substantially all of the outstanding indebtedness of Dura and Excel is expected to be refinanced. In connection with the refinancing, Dura expects to enter into one or more credit agreements with Bank of America and NationsBanc, a portion of which will be used to finance the cash portion of the merger consideration to be paid to Excel shareholders and to pay related fees and expenses of the merger.

    After consummation of the merger, Dura will be more highly leveraged than either Dura or Excel is at present. In addition, Dura expects to incur significant indebtedness in connection with the acquisition of Adwest. On a pro forma basis giving effect to the proposed merger and the acquisition of Adwest, Dura would have had approximately $995.8 million of outstanding debt, $55.3 million of outstanding Trust Preferred Securities and approximately $394.2 million of stockholders' investment as of September 30, 1998.

    Dura's indebtedness could have several important consequences for the holders of Class A Common Stock, including but not limited to the following:

    - Dura's ability to obtain additional financing in the future for working capital, capital expenditures, potential acquisition opportunities, general corporate purposes or other purposes may be impaired;

    - a substantial portion of Dura's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness;

    - Dura may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and

    - fluctuations in market interest rates will affect the cost of Dura's borrowings to the extent not covered by interest rate hedge agreements because a portion of Dura's indebtedness is payable at variable rates.

    Dura's ability to service its indebtedness will depend on its future performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors. Certain of these factors are beyond Dura's control. We believe that, based upon current levels of operations, Dura should be able to meet its debt service obligations when due. Significant assumptions underlie this belief, including, among other things, that Dura will succeed in implementing its business strategy and that there will be no material adverse developments in the business, liquidity or capital requirements of Dura. If, however, Dura were unable to service its indebtedness, it would be forced to pursue one or more alternative strategies such as selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital (which may substantially dilute the ownership interest of holders of its Common Stock). We cannot assure you that any of these strategies could be effected on satisfactory terms, if at all.

SUBSTANTIAL SALES OF DURA'S CLASS A COMMON STOCK COULD ADVERSELY AFFECT THE
  MARKET PRICE

    No prediction can be made as to the effect, if any, that future sales of shares of Dura Class A Common Stock or the availability of such shares for future sale will have on the market price of Dura Class A Common Stock prevailing from time to time. Sales of substantial amounts of Dura Class A Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for Dura Class A Common Stock. Currently, an aggregate of 3,325,303 shares of Dura Class B Common Stock convertible into shares of Dura Class A Common Stock are eligible for sale under Rule 144 under the Securities Act and are subject to certain rights to register such shares under the Securities Act at Dura's expense. In addition, an aggregate of 1,289,000 shares of Dura Class A Common Stock have been reserved for issuance upon conversion of Dura's Trust Preferred Securities.

DURA MAY BE UNABLE TO COMPLETE STRATEGIC ACQUISITIONS

    The automotive component supply industry has undergone, and is likely to continue to experience, consolidation as OEMs seek to reduce costs and reduce their supplier base. Dura intends to actively pursue acquisition targets that will allow Dura to continue to expand into new geographic markets, add new customers, provide new product, manufacturing and service capabilities or increase model penetration with existing customers. There can be no assurance that Dura will find attractive acquisition candidates or successfully integrate acquired businesses into Dura's existing business. If the expected synergies from such acquisitions do not materialize or Dura fails to successfully integrate new businesses into its existing businesses, Dura's results of operations could be adversely affected. To the extent that Dura may be considered as an acquisition candidate by a third party, certain provisions in Dura's Amended and Restated Certificate of Incorporation (the "Restated Certificate") and its Amended and Restated By-laws (the "Dura By-laws") described below may inhibit a change in control of Dura. See "--Certain Provisions of Dura's Organizational Documents Could Delay or Prevent a Change of Control."

DURA MAY NOT COMPLETE THE ADWEST ACQUISITION

    The consummation of the acquisition of Adwest is conditioned on several factors, including, among other things, the tender by more than 90% of Adwest's shareholders and the approval of the acquisition by certain regulatory authorities. There can therefore be no assurance that the acquisition of Adwest will be consummated or that it will be consummated in the time frame expected by Dura. Dura has included the consolidated financial statements of Adwest for the three years ended June 30, 1998 and unaudited pro forma financial information giving effect to the acquisition of Adwest in this Joint Proxy Statement/ Prospectus as a result of Dura's determination that such acquisition is "probable." Such information would not be relevant in the event that the acquisition of Adwest is not completed. As a result, you should not place undue reliance on this financial information.

DURA DOES INTEND TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE

    Dura currently intends to retain earnings to support its growth strategy and does not anticipate paying dividends on its Class A Common Stock in the foreseeable future. As a holding company, the ability of Dura to pay dividends in the future is dependent upon the receipt of dividends or other payments from its principal operating subsidiary, Dura Operating Corp. The payment of dividends by such subsidiary to Dura for the purpose of paying dividends to holders of Class A Common Stock is limited by the terms of Dura's existing bank credit agreement and will be limited by terms of the credit agreement to be entered into in connection with the merger.

DURA IS SUBJECT TO CERTAIN RISKS ASSOCIATED WITH ITS FOREIGN OPERATIONS

    Dura has significant international operations, specifically in Europe, Canada and Latin America. In addition, the acquisition of Excel and Adwest will further increase Dura's international operations. Excel has significant operations in Europe and all of Adwest's operations are located in Europe. Certain risks are inherent in international operations, including:

- the difficulty of enforcing agreements and collecting receivables through certain foreign legal systems;

- foreign customers may have longer payment cycles than customers in the United States;

- tax rates in certain foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements on the imposition of tariffs, exchange controls or other restrictions;

- general economic and political conditions in countries where Dura, Excel and Adwest operate may have an adverse effect on their operations in those countries;

- the difficulties associated with managing a large organization spread throughout various countries; and

- required compliance with a variety of foreign laws and regulations.

    As Dura continues to expand its business globally, its success will be dependent, in part, on its ability to anticipate and effectively manage these and other risks. Dura cannot assure you that these and other factors will not have a material adverse effect on its international operations or its business as a whole. In addition, Dura generates a significant portion of its revenues and incurs a significant portion of its expenses in currencies other than U.S. dollars. To the extent that Dura is unable to match revenues received in foreign currencies with costs paid in the same currency exchange rate. Fluctuations in any such currency could have an adverse effect on Dura's financial results.

DURA AND EXCEL MAY BE ADVERSELY IMPACTED BY WORK STOPPAGES AND OTHER LABOR
  MATTERS

    Approximately 2,900 of Dura's employees are unionized and approximately 3,300 of Excel's employees are unionized (representing approximately 35% and 35% of Dura's employees and Excel's employees, respectively, at December 31, 1998). No assurance can be given that Dura or Excel will not encounter strikes, further unionization efforts or other types of conflicts with labor unions or their respective employees. Any of these factors may have an adverse effect on the companies or may limit the companies' flexibility in dealing with their respective workforce. In addition, many OEMs and their suppliers have unionized work forces. Work stoppages or slow-downs experienced by OEMs or their suppliers could result in slow-downs or closures of assembly plants where the companies' products are included in assembled vehicles. In such an event, Dura's and Excel's results of operations could be materially adversely affected.

DURA AND EXCEL MAY BE ADVERSELY AFFECTED BY THE IMPACT OF ENVIRONMENTAL AND
  SAFETY REGULATIONS TO WHICH THEY ARE SUBJECT

    Dura and Excel are subject to the requirements of Federal, state, local and foreign environmental and occupational health and safety laws and regulations. There can be no assurance that Dura or Excel is at all times in complete compliance with all such requirements. Dura and Excel have made and will continue to make capital and other expenditures to comply with environmental regulations. If a release of hazardous substances occurs on or from Dura's or Excel's properties or any associated offsite disposal location, or if contamination is discovered at any of Dura's or Excel's current or former properties, Dura or Excel may be held liable, and the amount of such liability could be material. Dura is currently addressing environmental contamination matters at its Mancelona and Kentwood, Michigan and Butler, Indiana facilities and at certain of its Canadian facilities.

THE LOSS OF CERTAIN KEY PERSONNEL COULD ADVERSELY AFFECT DURA

    Dura's continued success largely will depend on the efforts and abilities of its executive officers and certain other key employees. Dura currently does not have employment agreements with any of its executive officers or other key employees. Dura's operations could be adversely affected if, for any reason, such executive officers or key employees do not remain with Dura.

CERTAIN STOCKHOLDERS CURRENTLY CONTROL ALL MATTERS AFFECTING DURA

    Onex DHC LLC (together with its affiliates, "Onex"), Alkin Co. and certain other stockholders associated with Dura or Hidden Creek Industries ("Hidden Creek"), a private industrial management company which provides management services to Dura and its affiliates, beneficially own all of the outstanding shares of Dura Class B Common Stock. Each share of Dura Class B Common Stock has ten votes, as compared to one vote for each share of Dura Class A Common Stock. After giving effect to the merger, shares of Dura Class B Common Stock owned by such stockholders will represent 70% of the combined voting power of the outstanding Dura Common Stock. As a result of such stock ownership, these stockholders are able to control the vote on all matters submitted to a vote of the holders of Dura Common Stock, including the election of directors, amendments to the Restated Certificate and the Dura By-laws and approval of significant corporate mergers. See "Description of Dura Capital Stock." Such consolidation of voting power could also have the effect of delaying, deterring or preventing a change in control of Dura that might be otherwise beneficial to stockholders.

CERTAIN PROVISIONS OF DURA'S ORGANIZATIONAL DOCUMENTS COULD DELAY OR PREVENT A
  CHANGE OF CONTROL

    Certain provisions of Dura's Restated Certificate and the Dura By-laws may inhibit changes in control of Dura that are not approved by Dura's Board of Directors. These provisions include (1) disparate voting rights per share between the Class A Common Stock and the Class B Common Stock, (2) a prohibition on stockholder action through written consents, (3) a requirement that special meetings of stockholders be called only by the Board, (4) advance notice requirements for stockholder proposals and nominations, (5) limitations on the ability of stockholders to amend, alter or repeal the Dura By-laws and (6) the authority of the Board to issue without stockholder approval preferred stock with such terms as the Board may determine. Dura is also subject to the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Dura Capital Stock."

RISK FACTORS RELATED TO THE AUTOMOTIVE INDUSTRY

DURA AND EXCEL ARE DEPENDENT ON FORD, GM AND DAIMLERCHRYSLER AS THEIR LARGEST
  CUSTOMERS

    Dura's net sales to Ford, GM and DaimlerChrysler represented approximately 31%, 23% and 12%, respectively, of Dura's pro forma revenues in 1997 (giving effect to the previous acquisitions of GT Automotive, Universal and Trident) and approximately 42%, 25% and 7%, respectively, of Dura's actual revenues in 1997. Excel's net sales to Ford, GM and DaimlerChrysler represented approximately 41%, 7% and 11%, respectively, of Excel's revenues in 1997. The loss of Ford, GM, DaimlerChrysler or any other significant customer could have a material adverse effect on Dura and Excel. The contracts Dura and Excel have entered into with many of their customers provide for supplying the customers' requirements for a particular model, rather than for manufacturing a specific quantity of products. Such contracts range from one year to the life of the model, usually three to seven years, and do not require the purchase by the customer of any minimum number of parts. Therefore, the loss of any one of such customers or a significant decrease in demand for certain key models or group of related models sold by any of its major customers could have a material adverse effect on Dura or Excel. Dura is involved in claims with Ford involving alleged failures of certain self-adjust parking brakes originally manufactured by the brake and cable business of Alkin Co. Ford has maintained that Dura or Alkin Co. is responsible for all damages or liabilities incurred by Ford as a result of these claims. As a result of these claims, it is possible that Dura's relationship with Ford could be adversely affected.

    There is substantial and continuing pressure from the major OEMs to reduce costs, including the cost of products purchased from outside suppliers such as Dura and Excel. If Dura or Excel is unable to generate sufficient production cost savings in the future to offset price reductions, Dura's gross margin could be adversely affected.

CYCLICALITY AND SEASONALITY COULD ADVERSELY AFFECT DURA AND EXCEL

    The automotive market is highly cyclical and is dependent on consumer spending. Economic factors adversely affecting automotive production and consumer spending could adversely impact Dura and Excel. In addition, Dura's and Excel's business is somewhat seasonal. Dura and Excel typically experiences decreased revenues and operating income during the third calender quarter of each year due to the impact of scheduled OEM plant shutdowns in July and August for vacations and new model changeovers.

FAILURE TO OBTAIN BUSINESS RELATED TO NEW AND REDESIGNED MODEL INTRODUCTIONS

    Dura and Excel principally competes for new business both at the beginning of the development of new models and upon the redesign of existing models by its major customers. New model development generally begins two to five years prior to the marketing of such models to the public. The failure of Dura and Excel to obtain new business on new models or to retain or increase business on redesigned existing models could adversely affect Dura and Excel.

DURA MAY BE ADVERSELY AFFECTED BY PRODUCT LIABILITY EXPOSURE CLAIMS

    Dura faces an inherent business risk of exposure to product liability claims in the event that the failure of its products results in personal injury or death, and there can be no assurance that Dura will not experience any material product liability losses in the future. In addition, if any of Dura's products prove to be defective, Dura may be required to participate in a recall involving such products. In late 1994, Ford issued a recall of a series of manual-transmission Ford F-Series pickups to repair the self-adjust parking brakes originally manufactured by the brake and cable business of Alkin Co. Dura's share of such costs, which was fully reserved at the time of the acquisition of the brake and cable business from Alkin Co., has reached the full $6.0 million limit agreed to by Dura and Ford. Dura is also involved in a product recall relating to the same issue with respect to the Mondeo in Europe. Dura has agreed to pay 50% of the update costs of that recall not to exceed $1.0 million, which payments totaled $0.4 million at December 31, 1998. The types of alleged failures that prompted the F-Series recall have also led to a number of claims and lawsuits filed against Ford, one of which culminated in a July 1998 award of punitive damages against Ford of more than $155 million (which has subsequently been reduced to $69 million and, to Dura's knowledge, will continue to be contested by Ford on appeal). To date, two cases have been instituted directly against Dura or Alkin Co. relating to personal injury claims, and, at last report, Ford has indicated that it has received over 400 claims (generally for property damage) relating to alleged defects in the self-adjust parking brakes. Ford has maintained that Dura or Alkin Co. is responsible for all damages or liabilities incurred by Ford as a result of these claims, and as of December 31, 1998, Ford had tendered its defense of approximately 30 such claims to Dura and Alkin Co. Dura and Alkin Co. have submitted these claims to their insurance carriers. Dura maintains insurance against product liability claims, but there can be no assurance that such coverage will be adequate for liabilities ultimately incurred or that it will continue to be available on terms acceptable to Dura. In November 1996, an insurance carrier of Dura brought a declaratory judgment that its policy did not provide coverage for an allegedly defective parking brake manufactured prior to August 31, 1994.

    A successful claim brought against Dura in excess of available insurance coverage or a requirement to participate in any product recall may have a material adverse effect on Dura's results of operations or financial condition.

DURA AND EXCEL OPERATE IN THE HIGHLY COMPETITIVE AUTOMOTIVE SUPPLY INDUSTRY

    The automotive component supply industry is highly competitive. Some of Dura's and Excel's competitors are companies, or divisions or subsidiaries of companies, that are larger and have greater financial and other resources than Dura or Excel. In addition, with respect to certain of its products, some of Dura's and Excel's competitors are divisions of its OEM customers. There can be no assurance that Dura's and Excel's products will be able to compete successfully with the products of these other companies.

TECHNOLOGICAL AND REGULATORY CHANGES MAY ADVERSELY AFFECT DURA AND EXCEL

    Changes in legislative, regulatory or industry requirements or competitive technologies may render certain of Dura's or Excel's products obsolete. Dura's and Excel's ability to anticipate changes in technology and regulatory standards and to develop and introduce new and enhanced products successfully on a timely basis will be a significant factor in Dura's and Excel's ability to grow and to remain competitive. There can be no assurance that Dura or Excel will be able to achieve the technological advances that may be necessary for them to remain competitive or that certain of their products will not become obsolete. Dura and Excel are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development and failure of products to operate properly.

DURA AND EXCEL MAY BE ADVERSELY IMPACTED BY THE YEAR 2000 ISSUE

    Dura and Excel are currently working to resolve the potential impact of the year 2000 on the processing of time-sensitive information by their respective computerized information systems. Any of Dura's or Excel's programs that have time-sensitive software may recognize the year "00" as 1900 rather than the year 2000. This could result in miscalculations, classification errors or system failures.

    While Dura's and Excel's various operations are at different stages of Year 2000 readiness, Dura and Excel have nearly completed their respective global compliance review. Based on the information available to date, neither Dura nor Excel anticipate any significant readiness problems with respect to its systems.

    The most reasonable likely worst case scenario that Dura or Excel currently anticipates with respect to Year 2000 is the failure of some of their suppliers, including utilities suppliers, to be ready. This could cause a temporary interruption of materials or services that each needs to make their products, which could result in delayed shipments to customers and lost sales and profits for Dura and Excel. As the critical supplier assessments are completed, Dura and Excel will develop contingency plans, as necessary, to address the risks which are identified. Although such plans have not been developed yet, they might include resourcing materials or building inventory banks.

    The outcome of Dura and Excel Year 2000 program is subject to a number of risks and uncertainties, some of which (such as the availability of qualified computer personnel and the Year 2000 responses of third parties) are beyond its control. Therefore, there can be no assurances that Dura and Excel will not incur material remediation costs beyond the above anticipated future costs, or that Dura's or Excel's business, financial condition, or results of operations will not be significantly impacted if Year 2000 problems with its systems, or with the products or systems of other parties with whom it does business, are not resolved in a timely manner.

                          MEETINGS, VOTING AND PROXIES

DURA SPECIAL MEETING OF STOCKHOLDERS

    PURPOSE OF DURA SPECIAL MEETING. The purpose of the Dura Special Meeting is to consider and vote upon a proposal to approve the issuance of shares of Dura Class A Common Stock (the "Share Issuance") under the merger agreement, dated as of January 19, 1999 (the "Merger Agreement"), among Dura, Excel and Windows Acquisition Corporation ("Merger Sub") pursuant to which Excel will merge with and into Merger Sub (the "Merger") and become a wholly owned subsidiary of Dura. Each Excel shareholder will be entitled to receive, at such shareholder's option, for each share of Excel Common Stock held by such shareholder, EITHER:
(1) 0.8 of a share (the "Exchange Ratio") of Dura Class A Common Stock OR (2) $25.50 in cash (the "Merger Consideration"), subject to proration to ensure that 50% of Excel Common Stock is exchanged for Dura Class A Common Stock and 50% of Excel Common Stock is exchanged for cash. It is expected that approximately 5.1 million shares of Dura Class A Common Stock will be issued to Excel shareholders, which will represent approximately 29.1% of the outstanding Dura Common Stock following the Merger (10.4% of the combined voting power of Dura).

    THE DURA BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT DURA STOCKHOLDERS VOTE FOR THE APPROVAL OF THE SHARE ISSUANCE AND FOR THE APPROVAL AND ADOPTION OF THE DURA 1998 STOCK INCENTIVE PLAN. The completion of the Merger is conditioned upon approval of the Share Issuance by Dura stockholders.

    DATE, PLACE AND TIME; RECORD DATE.  The Dura Special Meeting is scheduled to
be held on             , 1999, at 9:00 a.m., local time, at Dura's operating
headquarters, 2791 Research Drive, Rochester Hills, Michigan. Holders of Dura Class A Common Stock will be entitled to one vote for each share of Dura Class A
Common Stock held of record as of             , 1999 (the "Dura Record Date")
and holders of Dura Class B Common Stock will be entitled to ten votes for each share of Dura Class B Common Stock held of record as of the Dura Record Date. At
the close of business on the Dura Record Date,             shares of Class A
Common Stock and             shares of Class B Common Stock were issued and
outstanding and entitled to vote.

    VOTING RIGHTS. A majority of shares issued and outstanding and entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Dura Special Meeting. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received voting instructions from the beneficial owners or other persons entitled to vote shares) will be considered present for the purpose of establishing a quorum. In determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes cast against approval. The affirmative vote of a majority of the votes entitled to be cast, with the holders of the Class A Common Stock and the Class B Common Stock voting together as a single class, is required for approval of the Share Issuance and for the approval and adoption of the Dura 1998 Stock Incentive Plan (the "1998 Plan"). Dura's executive officers,
directors and affiliates hold approximately     % of the votes entitled to be
cast with respect to these proposals.

    Dura stockholders are not entitled to dissenters' rights under Delaware law.

    PROXIES. Proxies are being solicited on behalf of the Dura Board of Directors. All shares represented by properly executed proxies received in time for the Dura Special Meeting will be voted in accordance with the instructions specified in such proxies. If no instructions are specified, the shares will be voted FOR approval of the Share Issuance and FOR the approval and adoption of the 1998 Plan. Holders of proxies will be authorized to vote the shares represented thereby in their discretion as to any matters incident to the conduct of the Dura Special Meeting.

    A stockholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by: (1) filing with the Secretary of Dura a written notice of revocation bearing a later date than the proxy;

(2) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Dura before the taking of the vote at the Dura Special Meeting; or (3) attending the Dura Special Meeting and voting in person. Attendance at the Dura Special Meeting will not by itself revoke a proxy.

    The expenses of soliciting proxies for the Dura Special Meeting, if any, will be paid by Dura (except that Dura and Excel will share equally in expenses incurred in connection with the printing and mailing of this Joint Proxy Statement/Prospectus) and will include reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telecopy, telegram or other means of communication by directors, officers and employees of Dura and its subsidiaries who will not be additionally compensated therefor. In addition, Georgeson & Co. (the "Information Agent") has been retained by Dura to assist in the solicitation of proxies and will be paid a fee
of $            plus reimbursement for reasonable out-of-pocket expenses. In these efforts, the Information Agent will make targeted telephone solicitations of major stockholders and follow up such calls with reminder mailings and has conducted the required broker search process.

    The Dura Special Meeting may be adjourned to another date or place for any proper purpose.

EXCEL SPECIAL MEETING OF SHAREHOLDERS

    PURPOSE OF EXCEL SPECIAL MEETING. The purpose of the Excel Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement. Each Excel shareholder will be entitled to receive, at such shareholder's option, for each share of Excel Common Stock held by such shareholder, EITHER: (1) 0.8 of a share of Dura Class A Common Stock OR (2) $25.50 in cash, subject to proration to ensure that 50% of Excel Common Stock is exchanged for Dura Class A Common Stock and 50% of Excel Common Stock is exchanged for cash.

    THE EXCEL BOARD OF DIRECTORS, BY A UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE MERGER CONTEMPLATED THEREBY AND RECOMMENDS THAT EXCEL SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. The completion of the Merger is conditioned upon approval of the Merger Agreement by Excel shareholders.

    DATE, PLACE AND TIME; RECORD DATE.  The Excel Special Meeting is scheduled
to be held on             , 1999, at 9:00 a.m., local time, at the executive
offices of Excel, 1120 North Main Street, Elkhart, Indiana. Shareholders who are present at the Excel Special Meeting in person or by proxy will be entitled to vote their shares of Excel Common Stock held of record at the close of business
on             , 1999 (the "Excel Record Date"). At the close of business on the
Excel Record Date,             shares of Excel Common Stock were issued and
outstanding and entitled to vote.

    VOTING RIGHTS. A majority of shares entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Excel Special Meeting. Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received voting instructions from the beneficial owners or other persons entitled to vote shares) will be considered present for the purpose of establishing a quorum. In determining whether the proposals have received the requisite number of affirmative votes, abstentions and broker non-votes will have the same effect as votes cast against approval. The affirmative vote of the holders of a majority of the outstanding shares of Excel Common Stock is required for approval and adoption of the Merger Agreement and is a condition to completion of the Merger. Excel's executive officers, directors and affiliates hold approximately 0.8% of the votes entitled to be cast with respect to this proposal.

    Dissenters' rights are not available to Excel shareholders under Indiana law because the Excel Common Stock is listed on a national securities exchange.

    PROXIES. Proxies are being solicited on behalf of the Board of Directors of Excel. All shares represented by properly executed proxies received in time to be voted at the Excel Special Meeting will be voted in accordance with the instructions specified thereon. If no instructions are specified, the shares will be voted FOR the adoption and approval of the Merger Agreement. Holders of proxies are also authorized to vote the shares represented thereby in their discretion as to any matters incident to the conduct of the Excel Special Meeting.

    A shareholder giving a proxy may revoke it at any time before it is voted. Proxies may be revoked by (a) filing with the Secretary of Excel, a written notice of revocation bearing a later date than the proxy; (b) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of Excel before the taking of the vote at the Excel Special Meeting; or (c) attending the Excel Special Meeting and voting in person. Attendance at the Excel Special Meeting will not by itself revoke a proxy.

    The expenses of soliciting proxies for the Excel Special Meeting will be paid by Excel (except Excel and Dura will share equally in expenses incurred in connection with the filing, printing and mailing of this Joint Proxy Statement/Prospectus) and will include reimbursement of banks, brokerage firms, nominees, fiduciaries and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telecopy, telegram or other means of communication by directors, officers and employees of Excel and its subsidiaries who will not be additionally compensated therefor. In addition, the Information Agent has been retained by Excel to assist in the solicitation of proxies and will be paid a fee of $8,000, plus reimbursement for reasonable out-of-pocket expenses. In these efforts, the Information Agent will make targeted telephone solicitations of major shareholders and follow up such calls with reminder mailings, and has conducted the required broker search process.

    The Excel Special Meeting may be adjourned to another date or place for any proper purpose.

                                 THE COMPANIES

DURA

    Dura is a holding company whose subsidiaries and affiliates operate predominantly in the automotive components industry. Dura is a leading designer and manufacturer of driver control systems, cable-related systems and engineered mechanical components for the global automotive industry. Dura's products include parking brake systems, automotive cables, transmission shifter systems, latches, underbody tire carriers, automotive lighting products, jacks, brake, clutch and accelerator pedals, and other mechanical assemblies. Dura sells its products to the major North American, Japanese and European automotive OEMs. Dura has manufacturing and product development facilities located in the United States, Australia, Brazil, Canada, France, Germany, Mexico, Spain and the United Kingdom and, through strategic alliances, in India and Japan.

    Since 1993, Dura's revenues have grown rapidly through a focused strategy of internal growth and a highly disciplined acquisition program. During the last five years, Dura has successfully completed ten acquisitions and two joint ventures. As a result of these acquisitions and internal growth, Dura's revenues have increased from $129.3 million in 1993 to approximately $739 million in 1998, representing a compound annual growth rate of approximately 41.7%.

    Dura competes in what it believes to be a highly fragmented market that provides numerous potential acquisition and joint venture opportunities. As a result, Dura has broadened its acquisition scope from the original focus on cable-driven controls to include other highly engineered automotive components. Dura seeks acquisition and joint venture opportunities that: (1) provide additional product, manufacturing and technical capabilities; (2) broaden Dura's geographic coverage and strengthen its ability to supply products on a global basis; (3) increase the number of models for which Dura supplies products and increase the content supplied for existing models; and (4) add new customers.

THE ADWEST ACQUISITION

    On January 26, 1999, Dura announced an offer to acquire all of the outstanding common stock of Adwest, a leading European designer and manufacturer of driver control and engine control mechanisms, for L1.50 (approximately $2.48) per share (the "Offer"). Adwest's products include engine control systems, gearshifters, parkbrakes, pedal boxes, control cables, jacks, steering columns, engine thermostats and radiator caps, with engine control systems comprising approximately 20% of its total revenues in its latest fiscal year ended June 30, 1998. Adwest's customers include Volkswagen, BMW, Ford, GM, Peugeot, Citroen, Renault, Nissan, Honda, Toyota, Volvo and Fiat. Adwest generates annual revenues of approximately $400 million from its operations located in 16 facilities in the United Kingdom, Germany, France, Spain and the United States.

    The Offer has been recommended by the board of directors of Adwest to Adwest's shareholders. The offer price of L1.50 (approximately $2.48) per share represents a premium of approximately 104% over the market price of Adwest's shares on January 22, 1999 (the last trading day prior to the date Adwest publicly announced that it was in an advanced stage of discussion that may or may not lead to an offer for Adwest). The Offer is fully financed under the terms of a Bridge Credit Facility with Dura's lender. Although Dura believes that the Adwest Offer will be consummated, the consummation of the acquisition is subject to certain conditions, including, among others, that at least 90% of the Adwest shareholders vote to accept the Offer.

    Dura believes that the acquisition of Adwest (the "Adwest Acquisition") will provide several strategic and financial benefits, including the following:

    SYSTEMS OPPORTUNITIES. Adwest's strong position in the European driver control mechanism market complements Dura's existing driver control cable capabilities in Europe. The combination of these products will allow Dura to provide completely integrated driver control systems--the combination of the gearshifter mechanism with the associated cable--thereby providing increased value to its customers. This combination will result in Dura becoming one of only a few suppliers capable of providing such fully integrated systems.

    EXPANDED PRODUCT OFFERINGS. The addition of steering mechanisms, pedal boxes and engine control products will increase Dura's product offering. These expanded product offerings will enhance Dura's ability to provide more complete systems to its customers and provide Dura with opportunities to integrate complementary product technologies currently used by Dura, Excel and Adwest.

    DIVERSIFICATION OF CUSTOMER BASE. Adwest has strong relationships with many of the major European OEM's. The six largest OEM's comprise more than 80% of Adwest's total revenues, with no individual OEM constituting more than 20% of Adwest's total revenues. As a result, Dura's customer base following the Adwest Acquisition will be more diverse and its relationship with many of the major European OEM's will be strengthened.

    OPERATIONAL EFFICIENCIES AND COST SAVINGS. The Adwest Acquisition will provide Dura with a number of opportunities to reduce costs and improve operational efficiency. For example, many of Dura's, Excel's and Adwest's facilities are geographically located in such a way that manufacturing, design and administrative functions may be optimized. In addition, the increased size of Dura in Europe will allow for the negotiation of more favorable terms with suppliers in the purchase or raw materials and services.

    On January 24, 1999, Dura Operating Corp. ("Dura Operating"), Dura Automotive Acquisition Limited, an indirectly wholly owned subsidiary of Dura which will acquire the stock of Adwest in connection with the Adwest Acquisition ("Dura UK"), and certain other subsidiaries of Dura entered into a Bridge Credit Agreement (the "Bridge Credit Facility"), which provides for an acquisition facility allocated to Dura UK for the financing of the Adwest Acquisition as well as additional facilities to refinance Dura's indebtedness under its existing credit facility. Although the Bridge Credit Facility is effective, no funds have been drawn under the Bridge Credit Facility and Dura's existing credit facility will remain in effect until funds are drawn under the Bridge Credit Facility. Prior to the initial funding under the Bridge Credit Facility, Dura currently expects to enter into a comprehensive credit facility which will provide for the financing of the Adwest Acquisition, the financing of the Merger and the refinancing of Dura's indebtedness under its existing credit facility.

OTHER RECENT ACQUISITIONS

    The following summarizes certain other recent acquisitions completed by
Dura:

    - In April 1998, Dura acquired Trident Automotive plc, a leading international designer and manufacturer of automotive cables. Trident's products include parking brake and manual transmission shifter systems, clutch, accelerator and speed control cables, lighting products and door handles. At the time of the acquisition of Trident, Trident had annual revenues of approximately $300 million and a substantial share of the North American and European automotive cable markets. The acquisition of Trident significantly expanded Dura's penetration with North American OEM's, making it the largest supplier of driver control systems and cable-related systems to Ford, GM and DaimlerChrysler. This acquisition also doubled sales to BMW, Mercedes and Renault and added new customers such as Fiat and Porsche. Dura also added 12 major design and manufacturing facilities located in the United States, Brazil, Canada, France, Germany and the United Kingdom and a strategic alliance in Japan, enhancing its strategic geographic position.

    - In August 1997, Dura acquired GT Automotive Systems, Inc., a designer and manufacturer of column-mounted shifter systems and turn signal and tilt lever assemblies. At the time of the acquisition, GT Automotive had annual revenues of approximately $70 million and a substantial share of the North American column-mounted shifter systems market. GT Automotive's strong position in this market, combined with Dura's existing position in console-based shifter systems, increased Dura's share of the North American shifter market. In addition, the acquisition added Nissan as a customer.

    - In January 1997, Dura acquired the VOFA Group, a manufacturer of shifter cables, brake cables and other light duty cables for the European automotive and industrial markets. At the time of the acquisition, VOFA had annual revenues of approximately $85 million. The acquisition provided Dura with additional expertise in cables and a strong presence in Europe. In addition, the acquisition added new customers, such as Mercedes, Volkswagen and BMW.

    - In December 1996, Dura acquired KPI Automotive Group, a manufacturer of shifter systems, parking brake mechanisms, brake pedals and underbody tire carriers. At the time of the acquisition, KPI had annual revenues of approximately $95 million. The acquisition added significant market penetration in console-based shifter systems, increased platform content and added a significant new product line in underbody tire carriers.

    In addition, Dura has successfully completed six other strategic acquisitions and two joint ventures since the initial public offering of its Class A Common Stock in August 1996.

    Dura was formed by an investor group organized by Hidden Creek to acquire the Dura Automotive Hardware and Mechanical Components divisions from Wickes Manufacturing Company. In August 1994, Dura combined its operations with the automotive parking brake cable and lever business and light duty cable business of Alkin Co., which significantly expanded Dura's size and capabilities.

    The principal executive offices of Dura are located at 4508 IDS Center, Minneapolis, Minnesota 55402, and its telephone number is (612) 342-2311.

EXCEL

    Excel is a technically innovative tier-one and tier-two supplier to the automotive, heavy truck, recreational vehicle, and bus industries with manufacturing operations in North America, South America and Europe. It produces window, door and seating systems, decorative trims, RV appliances and complex injection molded parts. Excel has a global commitment to continuous improvement of quality, cost and delivery of reliable components and systems.

    In April 1996, Excel acquired Anderson Industries, Inc. whose primary operating asset was Atwood. Atwood is a manufacturer of seat adjusters and recliners for the light vehicle industry, RV appliances, jacks, couplers and other hardware items for the recreational vehicle industry. Atwood had revenues of approximately $380 million on an annual basis at the time of acquisition.

    Excel acquired, effective July 1, 1998, 70% of Schade GmbH & Co. KG ("Schade"), located in Plettenberg, Germany. Schade's annual revenues approximate $300 million. Schade supplies door and glass systems, decorative trims and complex injection molded parts for the European light vehicles market. Schade's presence in Europe provides Excel with the ability to supply in Europe its North American customer base.

    Excel has 21 manufacturing plants and 4 sales and engineering offices in North America, and 9 manufacturing plants and 1 sales and engineering office in Europe. Its primary customers are Ford, DaimlerChrysler, GM, Volkswagen, Fleetwood, Winnebago and Navistar.

    The principal executive offices of Excel are located at 1120 North Main Street, Elkhart, Indiana 46514 and its telephone number is (219) 264-2131.

WINDOWS ACQUISITION CORPORATION

    Windows Acquisition Corporation, a wholly owned subsidiary of Dura, was formed by Dura solely for the purpose of effecting the Merger. The mailing address of Windows Acquisition Corporation is 4508 IDS Center, Minneapolis, Minnesota 55402, and its telephone number is (612) 342-2311.

                                   THE MERGER

BACKGROUND

    The automotive components supply industry is undergoing significant consolidation and globalization as OEMs have continued to reduce their supplier base. Seeking to capitalize on these trends, beginning in 1997, Dura broadened its acquisition scope from its original focus on cable-driven controls to include other highly engineered automotive components. In furtherance of this strategy, Dura has completed several acquisitions that have expanded its product offerings and geographic scope, and has continued to explore acquisition opportunities.

    Dura and Excel have been partners since 1996 in a joint venture formed to purchase an equity interest in Pollone S.A., a Brazilian manufacturer of automotive components and mechanical assemblies. As a result of this partnership, Dura's senior management was familiar with both Excel's operations and its management. In November 1997, S.A. Johnson, Chairman of the Board of Dura, contacted James Futterknecht, Jr., Excel's Chairman, President and Chief Executive Officer, regarding a possible combination of the two companies. From that time through the first half of 1998, Mr. Johnson, Karl F. Storrie, Dura's President and Chief Executive Officer, and Mr. Futterknecht had several informal discussions regarding their respective businesses and the possibility of a combination of the two companies. On May 26, 1998, Dura retained Robert W. Baird & Co. Incorporated ("Baird") to serve as its financial advisor in connection with any transaction with Excel.

    At one such meeting, held on June 24, 1998, involving Messrs. Johnson, Futterknecht, Scott D. Rued, the Executive Vice President and Chief Financial Officer of Hidden Creek and Joseph A. Robinson, Senior Vice President and Chief Financial Officer of Excel, the parties entered into a confidentiality agreement regarding their exchange of confidential information, which agreement remains in effect. At this meeting, various broad business issues were discussed, and the parties agreed to exchange forecasts, which they did promptly thereafter.

    A meeting was held on July 22, 1998 between Messrs. Johnson, Storrie and Futterknecht during which the possibility of a combination of the businesses of the two companies was again discussed, including the possible structure for such a combination. Based on this meeting, a subsequent meeting was arranged between additional representatives of Dura and Excel for August 5 and 6, 1998. The purpose of this meeting was to discuss Dura's and Excel's respective businesses and the cost savings and synergies that could be produced by combining the two companies.

    Messrs. Futterknecht and Johnson met again on August 12, 1998. At this meeting, Messrs. Futterknecht and Johnson discussed certain issues relating to the possible combination of Excel and Dura.

    On August 17 and 18, 1998, representatives of Dura visited Excel's headquarters in Elkhart, Indiana to meet with representatives of Excel, including Mr. Futterknecht, Mr. Robinson and Michael Paquette, Vice President of Corporate Human Resources of Excel, to conduct further due diligence regarding Excel's business.

    A meeting of the Dura Board was held on August 20, 1998, at which time members of Dura's management reported to the Board regarding the status of discussions with Excel to date and the preliminary results of their due diligence review.

    On August 26, 1998, Messrs. Johnson and Storrie met with Messrs. Futterknecht and Paquette to discuss Dura's interest in merging the two companies and the financial terms of the proposed combination. At this meeting, Mr. Johnson indicated that, based upon Dura's due diligence to date, and taking into account issues surrounding Excel's seat track business and the uncertainty regarding market conditions generally and Dura's stock price in particular, that it would be difficult to agree upon a per share purchase price for Excel's Common Stock at that time. After this meeting, the parties terminated their discussions.

    At the October 15, 1998 meeting of the Excel Board, Mr. Futterknecht recommended, and the Board authorized, meeting with investment bankers to explore strategic alternatives, including a potential business combination or merger, which would be beneficial to Excel and increase shareholder value. On October 26, 1998, representatives of Excel interviewed Morgan Stanley & Co. Incorporated ("Morgan Stanley") with respect to engagement of Morgan Stanley as Excel's financial advisor.

    On November 18, 1998, Excel engaged Morgan Stanley to work with Excel to evaluate potential acquisitions, a recapitalization, financings, a merger of equals and other special corporate transactions with the goal of enhancing shareholder value. Representatives of Dura contacted Morgan Stanley shortly thereafter to inquire whether Excel remained interested in a business combination with Dura.

    On December 4, 1998, representatives of Dura attended a presentation by Excel's management at Excel's headquarters in Elkhart, Indiana. Discussions regarding the proposed merger continued on December 7 and 8 and representatives of Dura conducted further due diligence at Excel's Elkhart, Indiana offices.

    During this time period, Morgan Stanley contacted a number of potential acquirors of Excel. Pursuant to confidentiality agreements, confidential offering memoranda were sent to interested parties.

    On December 11, 1998, representatives of Dura and Excel met at Dura's executive offices in Rochester Hills, Michigan to further discuss the cost savings and synergies which could result from merging the two companies.

    The Dura Board met on December 17, 1998, at which time Dura's management updated the Board on the status of discussions with Excel and their due diligence review, and the Board authorized management to proceed with discussions regarding the terms of the proposed merger.

    The Excel Board of Directors also met on December 17, 1998 and was updated by Excel management and Morgan Stanley regarding the status of discussions with Dura and contacts with other parties.

    At the request of Dura, representatives of Baird met with representatives of Morgan Stanley on December 18, 1998 to make an initial proposal to Excel regarding the terms on which Dura would be willing to merge with Excel. Dura's proposal contemplated that Excel shareholders would receive a value of $25.00 per share and that the consideration to be paid would be paid half in cash and half in shares of Dura Class A Common Stock.

    Negotiations between representatives of Morgan Stanley, on behalf of Excel, and representatives of Hidden Creek and Baird, on behalf of Dura, continued between December 18 and December 26. On December 26, representatives of Baird were informed by representatives of Morgan Stanley that Dura would be permitted to continue its due diligence and work towards the negotiation of a definitive agreement.

    Negotiations between the companies and their respective legal and financial advisors regarding a merger agreement, including the Exchange Ratio for the exchange of Excel Common Stock for Dura Class A Common Stock, commenced on January 4, 1999 and Excel delivered an initial draft of the merger agreement to representatives of Dura on January 5, 1999. During the weeks of January 4 and January 11, 1999, the parties continued their due diligence review of each other, with representatives of Excel and Morgan Stanley visiting Dura's operating headquarters in Rochester Hills, Michigan on January 12, 1999.

    On January 15 and January 16, negotiations on the final terms of the Merger Consideration continued. On January 16, the representatives of Dura and Excel agreed, subject in each case to Board approval, that shareholders of Excel would have the right to receive for each share either (i) $25.50 in cash, or (ii) 0.8 shares of Dura Class A Common Stock, subject to proration to ensure that 50% of the Excel Common Stock is converted into Dura Class A Common Stock and 50% of the Excel Common Stock is exchanged for cash.

    On January 18, 1999, the Dura Board met to consider the proposed merger. At the meeting, Dura's management and Baird made presentations to the Dura Board regarding the proposed merger. Representatives of Baird reviewed with the Dura Board various financial and other information and delivered its opinion to the effect that, as of January 18, 1999, the consideration to be paid by Dura in connection with the merger was fair to Dura from a financial point of view. Thereafter, the Dura Board of Directors unanimously approved the Merger Agreement, including the issuance of the shares of Dura Class A Common Stock to Excel shareholders. For a discussion of the factors considered by the Dura Board and the reasons for the Dura Board's decision, see "--Recommendations of Dura Board of Directors; Reasons of Dura for the Merger."

    On January 18, 1999, Excel's management updated the Excel Board on the status of the negotiations and the proposed terms of a merger. Representatives of Morgan Stanley discussed with the Excel Board Morgan Stanley's financial analyses related to the proposed merger and delivered its opinion that the consideration to be paid to Excel shareholders in connection with the Merger was fair to Excel shareholders from a financial point of view. As previously planned, the Excel Board concluded its meeting with the intention of meeting the next day to further discuss the merger.

    On January 19, 1999, the Excel Board met again and, after discussion, determined that the Merger contemplated by the Merger Agreement was in the best interests of Excel and the Excel shareholders and resolved to recommend that the Excel shareholders vote to approve and adopt the Merger Agreement. For a discussion of the factors considered by the Excel Board and the reasons for the Excel Board's decision, see "--Recommendations of Excel Board of Directors; Reasons of Excel for the Merger."

    On January 19, 1999, the Merger Agreement was executed and Dura and Excel publicly announced the signing of the Merger Agreement.

RECOMMENDATIONS OF DURA BOARD OF DIRECTORS; REASONS OF DURA FOR THE MERGER

    At a meeting of the Dura Board of Directors on January 18, 1999, the Dura Board received and considered the presentations of Dura's management and its financial and legal advisors regarding the proposed merger and thereafter voted to approve the Merger Agreement, including the issuance of shares of Dura Class A Common Stock to Excel shareholders.

    In reaching its determination, the Dura Board considered the following material factors:

    - INDUSTRY TRENDS AND CONSOLIDATION. The automotive components supply industry is undergoing significant consolidation and globalization as OEMs continue to reduce their supplier base. In order to lower costs and improve quality, OEMs are awarding sole-source contracts to full-service suppliers who are able to supply larger portions of a vehicle on a global basis. OEMs' criteria for supplier selection include not only cost, quality and responsiveness, but also full-service design, engineering and program management capabilities. OEMs are seeking suppliers capable of providing complete systems rather than suppliers who only provide separate component parts. Dura believes the Merger will allow it to capitalize on these trends by significantly expanding Dura's product offerings by adding window, door and seating systems to Dura's existing line of products and enhancing its ability to supply complete systems to its customers.

    - OPPORTUNITIES FOR COST SAVINGS AND EFFICIENCIES. The Dura Board considered that the Merger would present the companies with a number of opportunities for increasing profitability through significant cost savings, operational efficiencies, economies of scale, stronger market position and other synergies stemming from the combination of the companies. For example, because there is significant overlap of existing distribution networks between the two companies, the Merger will allow for the elimination of redundant operational facilities and of duplicative administrative costs.

    - INCREASED CUSTOMER PENETRATION. Dura believes the Merger will provide it with an enhanced competitive position as one of the leading suppliers of engineered mechanical components for the global automotive industry. Dura believes that the Merger will further strengthen its customer relationships. In addition, Dura expects its own strength in the OEM market to immediately benefit Excel's OEM business through increased penetration of Dura's established OEM customers.

    - INCREASED TECHNICAL CAPABILITY. The Merger will provide Dura with a variety of new and enhanced design and manufacturing technology. Dura believes that these acquired technologies will provide significant additional opportunities to serve existing customers and obtain new business.

    - ADDITION OF STRONG MANAGEMENT TEAM. Excel's strong and experienced management team will be of great assistance in achieving the synergistic benefits expected to result from the Merger. Dura and Excel have been partners since 1996 in a joint venture formed to purchase an equity interest in Pollone S.A., a Brazilian manufacturer of automotive components and mechanical assemblies. As a result of this partnership, Dura's management is familiar with Excel's management team and believes that Excel's management will work together with Dura's existing management to implement successfully Dura's strategies.

    - FINANCIAL CONSIDERATIONS. In evaluating the Merger, the Dura Board of Directors considered information with respect to the financial condition, results of operations and businesses of Excel, on both a historical and prospective basis. Dura believes that the Merger will result in both cost savings and a significant incremental increase in revenues generated as a result of the combination, which are expected to have a near term positive impact on the key criteria used by Dura to measure its financial performance, including reported earnings per share, return on invested capital, cash flow generation and balance sheet strength.

    - PRO FORMA IMPACT ON DURA. The Dura Board of Directors considered the effect of the issuance of additional shares of Dura Class A Common Stock in the Merger and the likely effect of such issuance on Dura's earnings per share and cash flow per share. While the Dura Board recognized that the Merger would initially only be slightly accretive with respect to earnings per share in the year immediately following the Merger, the Dura Board of Directors also considered the prospect that the Merger should become more accretive to earnings per share in the future and therefore provide greater returns to Dura and its stockholders than would be the case if the Merger were not to occur.

    - INCREASED MARKET CAPITALIZATION AND FINANCIAL RESOURCES. The Dura Board of Directors considered that the market capitalization of Dura will be larger than Dura's current capitalization, allowing Dura to have additional access to debt and equity markets.

    - FAIRNESS OPINION. The Dura Board of Directors considered as favorable to its determination the opinion rendered by Baird to the effect that, based upon and subject to the matters expressed in the opinion, the consideration to be paid by Dura in connection with the Merger was fair to Dura from a financial point of view. The written opinion of Baird and the material analyses and other factors underlying such opinion are summarized below, and a complete copy of such opinion, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by Baird is included as Appendix C to this Joint Proxy Statement/Prospectus. See "--Opinion of Financial Advisor to Dura."

    - TERMS OF THE MERGER AGREEMENT. The Dura Board of Directors took into consideration the terms of the Merger Agreement, including the representations, warranties, covenants and conditions contained in the Merger Agreement, as well as the financial terms of the Merger, which Dura believes are fair and in the best interests of Dura's stockholders and consistent with Dura's long-term strategy of enhancing stockholder value with expansion through selective acquisitions.

    In view of the wide variety of factors considered by the Dura Board in connection with its evaluation of the Merger and the complexity of such matters, the Dura Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In addition, the Dura Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate conclusion or assign any particular weight to any factor, but rather conducted a discussion of the factors described above, including asking questions of Dura's management and legal and financial advisors, and reached a general consensus that the Merger was advisable and in the best interests of Dura and Dura's stockholders. In considering the factors described above, individual members of the Dura Board may have given different weight to different factors.

  BASED ON THE FOREGOING, THE DURA BOARD UNANIMOUSLY RECOMMENDS THAT DURA STOCKHOLDERS VOTE "FOR" THE ISSUANCE OF DURA CLASS A COMMON STOCK IN CONNECTION WITH THE MERGER.

OPINION OF FINANCIAL ADVISOR TO DURA

    Dura retained Baird to act as its financial advisor in connection with the Merger and to render Baird's opinion as to the fairness, from a financial point of view, of the Merger Consideration to Dura. On January 18, 1999, Baird rendered its opinion to the Dura Board of Directors to the effect that, as of January 18, 1999 and based upon and subject to the various considerations described in the opinion, the Merger Consideration was fair, from a financial point of view, to Dura.

    THE FULL TEXT OF BAIRD'S OPINION, DATED JANUARY 18, 1999, WHICH DESCRIBES THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED IN THIS DOCUMENT BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, AS OF THE DATE OF THE OPINION AND FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO DURA AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY DURA STOCKHOLDER AS TO HOW THAT STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE ISSUANCE OF SHARES OF DURA CLASS A COMMON STOCK PURSUANT TO THE TERMS OF THE AGREEMENT. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION ATTACHED AS APPENDIX C. DURA STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

    In conducting its investigation and analysis and in arriving at its opinion, Baird reviewed information and took into account financial and economic factors it deemed relevant under the circumstances. In that connection, Baird, among other things:

    - reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Dura and Excel furnished to Baird for purposes of its analysis;

    - reviewed publicly available information including but not limited to Dura's and Excel's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms including Baird;

    - reviewed the draft Merger Agreement in the form presented to the Dura Board of Directors;

    - compared the historical market prices and trading activity of Dura Class A Common Stock and Excel Common Stock with those of certain other publicly traded companies Baird deemed relevant;

    - compared the financial position and operating results of Dura and Excel with those of certain other publicly traded companies Baird deemed relevant;

    - compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant; and

    - reviewed certain potential pro forma effects of the Merger.

    Baird held discussions with members of Dura's and Excel's respective senior managements concerning Dura's and Excel's historical and current financial condition and operating results, as well as the future prospects of Dura and Excel. Baird also considered other information, financial studies, analysis and investigations and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion. Dura and Excel determined the Merger Consideration in arms-length negotiations. Dura did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

    In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Dura and Excel. Baird was not engaged to independently verify any of this information. Baird assumed, with Dura's consent, that:

    - all material assets and liabilities (contingent or otherwise, known or unknown) of Dura and Excel are as set forth in their respective financial statements;

    - the Merger will be accounted for under the purchase method of accounting;

    - the cost savings and operating synergies as contemplated by Dura's and Excel's respective managements to result from the Merger will be realized; and

    - the Merger will be consummated in accordance with the terms of the draft Merger Agreement in the form presented to the Dura Board of Directors, without any amendment and without waiver by any of the parties to their respective obligations under the Merger Agreement.

    Baird also assumed that the projections and other financial forecasts examined by it, including estimates of cost savings and operating synergies resulting from the Merger developed by Dura's and Excel's senior managements, were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Dura's and Excel's senior managements as to future performance of Dura and Excel. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Dura or Excel nor did it make a physical inspection of the properties or facilities of Dura or Excel. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of Baird's opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of Dura's or Excel's securities, including, but not limited to, Dura Class A Common Stock and Excel Common Stock, will trade following the date of Baird's opinion.

    The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

    ANALYSIS OF IMPLIED EXCEL MERGER MULTIPLES. Baird calculated the "Implied Equity Value Per Share" reflected by the terms of the merger to be $26.18 for each share of Excel Common Stock. The Implied Equity Value Per Share was obtained by calculating the sum of 50% of the Exchange Ratio of 0.8 multiplied by the closing price per share of Dura Class A Common Stock of $33.56 on January 15, 1999, plus 50% of the cash consideration of $25.50. Baird calculated the "Implied Total Equity Value" and "Implied Enterprise Value" of Excel as a result of the Merger to be $329.7 million and $486.6 million, respectively. The Implied Total Equity Value was obtained by multiplying the Implied Equity Value Per Share by the total number of outstanding shares of Excel Common Stock as of December 31, 1998, plus shares issuable upon exercise of stock options as of December 31, 1998, less net proceeds from the exercise of those stock options. The Implied Enterprise Value was obtained by adding Excel's outstanding total debt and minority interest (as of December 31, 1998, as provided by Excel management) to, and subtracting Excel's cash and cash equivalents balances (as of December 31, 1998, as provided by Excel management) from, the Implied Total Equity Value. In performing its analysis, Baird used, among other items, operating statistics for Excel's latest twelve months ("LTM") ended September 30, 1998 (on a pro forma basis, as if the acquisition of Schade took place on October 1, 1997). Baird calculated multiples of the Implied Total Equity Value to Excel's LTM net income (exclusive of non-recurring items) and estimated net income for calendar year 1998 and projected net income for calendar year 1999 (based on Dura management's estimates and exclusive of non-recurring items). Baird also calculated multiples of Excel's Implied Enterprise Value to its LTM net sales, earnings before interest, taxes, depreciation, amortization and non-recurring items ("EBITDA") and its earnings before interest, taxes and non-recurring items ("EBIT"). The calculations resulted in multiples of the Implied Total Equity Value to Excel net income ("P/E Ratios") of 18.9x based on LTM results, 18.1x based on estimated calendar 1998 results and 14.4x based on projected calendar 1999 results. The ratios of Implied Enterprise Value to Excel's LTM net sales, LTM EBITDA and LTM EBIT were 0.4x, 6.3x and 15.1x, respectively.

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES COMPARABLE TO EXCEL. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of January 15, 1999, for eight publicly traded companies that Baird deemed relevant. These comparable companies consisted of the following eight automotive parts suppliers:

    - Dana Corporation

    - Donnelly Corporation

    - Dura Automotive Systems, Inc.

    - Johnson Controls, Inc.

    - Lear Corporation

    - Magna International Inc.

    - Meritor Automotive, Inc.

    - Tower Automotive, Inc.

    For each comparable company, Baird calculated multiples as of January 15, 1999 of Enterprise Value (i.e., the total number of outstanding shares of common stock on a diluted basis, multiplied by the market price of the common stock, plus outstanding debt and minority interest, minus cash, cash equivalents and net proceeds from the exercise of outstanding options) to LTM net sales, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant Excel multiples based on the Implied Equity Value Per Share. An analysis of the multiples of Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT yielded 0.4x, 6.3x and 15.1x, respectively, for Excel compared to ranges of 0.4x to 1.1x, 4.2x to 9.6x and 5.7x to 17.2x, respectively, for the comparable companies. For Excel and each comparable company, Baird also calculated P/E Ratios based upon the Implied Total Equity Value Per Share for Excel and closing stock prices as of January 15, 1999 for the comparable companies and net income statistics for LTM and for estimated calendar year 1998 and projected calendar year 1999 (based on Dura management's estimates and exclusive of non-recurring items for Excel, and on First Call consensus estimates for the comparable companies). An analysis of the P/E Ratios based on net income for LTM, estimated calendar year 1998 and projected calendar year 1999 yielded 18.9x, 18.1x and 14.4x, respectively, for Excel compared to ranges of 8.4x to 19.2x, 8.2x to 18.0x, and 7.8x to 14.8x, respectively, for the comparable companies. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosure contained in this section and Appendix C of this Joint Proxy Statement/Prospectus.

                                                                                            COMPARABLE
                                                                         EXCEL IMPLIED        COMPANY
                                                                       MERGER MULTIPLES   MULTIPLES RANGE
                                                                       -----------------  ---------------
Enterprise Value to LTM Net Sales....................................           0.4x        0.4x to  1.1x
Enterprise Value to LTM EBITDA.......................................           6.3x        4.2x to  9.6x
Enterprise Value to LTM EBIT.........................................          15.1x        5.7x to 17.2x
LTM P/E Ratio........................................................          18.9x        8.4x to 19.2x
Calendar Year 1998 P/E Ratio.........................................          18.1x        8.2x to 18.0x
Calendar Year 1999 P/E Ratio.........................................          14.4x        7.8x to 14.8x

    ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES COMPARABLE TO DURA. In order to assess the relative public market valuation of Dura Class A Common Stock to be used by Dura in exchange for Excel Common Stock, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of January 15, 1999, for seven publicly traded companies that Baird deemed relevant. These comparable companies consisted of the following seven automotive parts suppliers:

    - Dana Corporation

    - Donnelly Corporation

    - Johnson Controls, Inc.

    - Lear Corporation

    - Magna International Inc.

    - Meritor Automotive, Inc.

    - Tower Automotive, Inc.

    For each comparable company, Baird calculated multiples as of January 15, 1999 of Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant Dura multiples based on Dura's closing share price of $33.56 on January 15, 1999, and Dura's LTM operating performance statistics for the period ended September 30, 1998 (on a pro forma basis, as if the acquisitions of Universal, Trident and the Hinge Business and the March 1998 sale of the Trust Preferred Securities and the June 1998 Offering took place on October 1, 1997), as provided by Dura management. An analysis of the multiples of Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT yielded 0.9x, 8.6x and 11.9x, respectively, for Dura compared to ranges of 0.4x to 1.1x, 4.2x to 9.6x and 5.7x to 17.2x, respectively, for the comparable companies. For Dura and each comparable company, Baird also calculated P/E Ratios based on closing stock prices as of January 15, 1999 and net income statistics for LTM, estimated calendar year 1998 and projected calendar year 1999 (based on Dura management's estimates and exclusive of non-recurring items for Dura, and on First Call consensus estimates for the comparable companies). An analysis of the P/E Ratios based on earnings per share for LTM, estimated calendar year 1998 and projected calendar year 1999 yielded 17.8x, 14.0x and 11.4x, respectively, for Dura compared to ranges of 8.4x to 19.2x, 8.2x to 18.0x and 7.8x to 14.8x, respectively, for the comparable companies. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosure contained in this section and Appendix C of this Joint Proxy Statement/Prospectus.

                                                                                            COMPARABLE
                                                                          EXCEL IMPLIED       COMPANY
                                                                         DURA MULTIPLES   MULTIPLES RANGE
                                                                         ---------------  ---------------
Enterprise Value to LTM Net Sales......................................          0.9x       0.4x to  1.1x
Enterprise Value to LTM EBITDA.........................................          8.6x       4.2x to  9.6x
Enterprise Value to LTM EBIT...........................................         11.9x       5.7x to 17.2x
LTM P/E Ratio..........................................................         17.8x       8.4x to 19.2x
Calendar Year 1998 P/E Ratio...........................................         14.0x       8.2x to 18.0x
Calendar Year 1999 P/E Ratio...........................................         11.4x       7.8x to 14.8x

    ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS. Baird reviewed fourteen completed acquisition transactions and one pending acquisition transaction which Baird deemed relevant. These transactions were chosen based on a review of acquired companies that possessed general business, operating and financial characteristics representative of companies which manufacture and sell automotive parts. The fifteen transactions reviewed (the "Comparable Transactions") were (acquiror / acquired company):

- Borg-Warner Automotive, Inc. /         - Dura Automotive Systems, Inc. /
  Kuhlman Corporation                    GT Automotive Systems, Inc.

- SPX Corporation / General Signal       - Oxford Automotive, Inc. /
  Corporation                            Howell Industries, Inc.

- Dana Corporation / Echlin Inc.         - Tomkins PLC / Stant Corporation

- Dura Automotive Systems, Inc. /        - Autoliv AB / Morton Auto Safety
  Trident Automotive plc                 Products

- Federal-Mogul Corporation / T&N plc    - Tower Automotive, Inc. /
                                         Automotive Products Company

- Federal-Mogul Corporation /            - Dura Automotive Systems, Inc. /
  Fel-Pro Group                          KPI Automotive Group

- BREED Technologies, Inc. /             - Magna International Inc. / Douglas &
  Allied Signal, Inc. (Safety            Lomason Company
Restraint)

- Adwest Group plc / Heidemann

    Baird noted that none of the Comparable Transactions was identical to the merger. Accordingly, Baird noted that the analysis of comparable transactions necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of Excel and other factors that would affect the acquisition value of comparable transactions including, among others, the general market conditions prevailing in the equity capital markets at the time of that transaction. For each of the Comparable Transactions, Baird calculated multiples of Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT; calculated P/E Ratios based on LTM net income; and, for the Comparable Transactions involving publicly traded acquired companies, calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of these transactions. Baird then compared those multiples and premiums to the relevant Excel multiples and premiums. These calculations yielded multiples of Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT of 0.4x, 6.3x and 15.1x, respectively, for Excel, compared to ranges of 0.2x to 1.8x, 6.3x to 13.0x and 10.1x to 19.9x, respectively, for the Comparable Transactions. An analysis of the P/E Ratios based on LTM net income yielded 18.9x for Excel, compared to a range of 12.0x to 33.6x for the Comparable Transactions. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosure contained in this section and Appendix C of this Joint Proxy Statement/ Prospectus.

                                                                               EXCEL      COMPARABLE
                                                                              IMPLIED     TRANSACTION
                                                                              MERGER       MULTIPLES
                                                                             MULTIPLES       RANGE
                                                                             ---------  ---------------

Enterprise Value to LTM Net Sales..........................................    0.4x      0.2x to  1.8x

Enterprise Value to LTM EBITDA.............................................    6.3x      6.3x to 13.0x

Enterprise Value to LTM EBIT...............................................    15.1x    10.1x to 19.9x

LTM P/E Ratio..............................................................    18.9x    12.0x to 33.6x

    An analysis of the Implied Equity Value Per Share of $26.18 to the closing price of Excel Common Stock one day, 30 days and 90 days prior to January 19, 1999, compared to the prices paid for the equity in the Comparable Transactions involving publicly traded acquired companies relative to the market value of equity one day, 30 days and 90 days prior to the announcement date of those transactions, yielded a one-day premium of 25.4%, a 30-day premium of 50.1% and a 90-day premium of 103.3% for Excel, compared to premium ranges of 18.7% to 42.9%, 8.3% to 121.4% and 11.6% to 117.5%,
respectively, for the Comparable Transactions involving publicly traded acquired companies. The table below summarizes the results of this analysis and is qualified in its entirety by reference to the other disclosure contained in this section and Appendix C of this Joint Proxy Statement/Prospectus.

                                                                           EXCEL        COMPARABLE
                                                                          IMPLIED       TRANSACTION
                                                                          MERGER         PREMIUMS
                                                                         PREMIUMS          RANGE
                                                                         ---------  -------------------

One-Day Premium........................................................      25.4%      18.7% to  42.9%

30-Day Premium.........................................................      50.1%       8.3% to 121.4%

90-Day Premium.........................................................     103.3%      11.6% to 117.5%

    DISCOUNTED CASH FLOW ANALYSIS. Baird performed a discounted cash flow analysis of Excel using projections for calendar 1999 through 2003 developed by Dura management. In that analysis, Baird assumed terminal value multiples of 10.0x to 12.0x EBIT in calendar year 2003 and discount rates of 11.0% to 13.0%. That analysis produced implied per share values of Excel common stock ranging from $30.61 to $41.13.

    PRO FORMA MERGER ANALYSIS. Baird prepared a pro forma analysis of the financial impact of the Merger. In conducting its analysis, Baird assumed, among other things:

    - purchase accounting treatment;

    - the Merger Consideration;

    - estimates of cost savings and operating synergies resulting from the Merger, as provided by Dura's and Excel's management; and

    - projected earnings estimates for Excel and Dura, as provided by Dura's management.

    Baird compared the earnings per share of Dura Class A Common Stock, on a stand-alone basis, to the earnings per share of the common stock of the combined company on a calendar pro forma basis. The results of the pro forma merger analysis suggested that the Merger would be accretive to Dura on an earnings per share basis in calendar 1999 and calendar 2000, assuming in each year cost savings and operating synergies anticipated by Dura's and Excel's managements to result from the Merger were achieved. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position. The actual results achieved by the combined company may vary from projected results and the variations may be material.

    The foregoing summary does not purport to be a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description. Baird believes that its analyses must be considered as a whole, and that selecting portions of those analyses without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in Baird's analysis. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

    Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Dura retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of Dura and Excel for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in these securities.

    Pursuant to an engagement letter dated May 26, 1998 between Dura and Baird, Dura agreed to pay Baird a fee of $500,000, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in its opinion. In addition, Dura has agreed to pay to Baird a transaction fee, payable upon consummation of the Merger, equal to 0.3% of the aggregate Merger Consideration, less 50% of the $500,000 fee paid to Baird in connection with the rendering of its opinion. In the engagement letter, which was negotiated between Dura and Baird, Dura has also agreed to reimburse Baird for its reasonable out-of-pocket expenses. Dura has also agreed to indemnify Baird, its affiliates and their respective directors, officers, partners, employees, agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has provided financial advisory services to Dura and certain of its affiliates, including acting as lead-manager in the March 1998 sale of the Trust Preferred Securities and co-manager of the June 1998 Offering. Baird may provide investment banking services to Dura and certain of its affiliates in the future.

RECOMMENDATIONS OF EXCEL BOARD OF DIRECTORS; REASONS OF EXCEL FOR THE MERGER

    In reaching its determination to approve and recommend the Merger Agreement, the Excel Board of Directors considered a number of factors, including:

    - SHAREHOLDER VALUE. The Merger Consideration provides Excel shareholders with a substantial premium in comparison to trading prices for Excel Common Stock during the period prior to the public announcement that Excel had engaged Morgan Stanley as its financial advisor to consider strategic alternatives to benefit Excel and enhance shareholder value. The cash consideration of $25.50 per share represents a premium of 73.6% over $14.688, which was the per share price of Excel Common Stock on November 17, 1998 (the day before such public announcement).

    - OPPORTUNITY FOR SHAREHOLDERS TO CONTINUE THEIR INVESTMENT. Excel shareholders who desire to continue their investment will be able to exchange their shares of Excel Common Stock for shares of Dura Class A Common Stock at what the Excel Board believes to be a favorable Exchange Ratio in a transaction which, to the extent shares of Dura Class A Common Stock are received, is intended to qualify as nontaxable for Federal income tax purposes.

    - EMPLOYEE OPPORTUNITY. The Excel Board was mindful that strong management is one of the acquisition criteria applied by Dura and that Dura recognizes that Excel has a strong and experienced management team. Such recognition on the part of Dura is in part based on having had the opportunity to work with Excel's management in connection with the joint venture formed in 1996 to purchase an equity interest in Pollone S.A., a Brazilian manufacturer of automotive components and mechanical assemblies. Conversely, Excel management respects the capabilities of Dura management and, although there are no commitments of continued employment, the Excel Board believes that Excel's management and other employees will have a fair opportunity to integrate into the Dura organizational structure.

    - INDUSTRY TRENDS AND CONSOLIDATIONS. Like the Dura Board, the Excel Board recognizes that the automotive components supply industry is undergoing significant consolidation and globalization as OEM's continue to reduce their supplier base. This pressure to consolidate was a key factor in the Excel Board's determination that it should consider engaging an investment banker to explore strategic alternatives, including a possible business combination or merger. The Excel Board recognized that it would be extremely difficult for Excel, on its own, to achieve the necessary growth to remain competitive in the automotive components supply industry. The combination of Excel and Dura, on the other hand, will result in a strong global organization which will have annual revenues of approximately $2 billion and will be in a much stronger position than either entity standing alone to achieve the further growth considered essential to remain competitive in the industry.

    - DURA ACQUISITION RECORD. The impressive record of Dura in the consummation of significant acquisition transactions and its record of achieving its performance goals in connection with the integration of acquired companies were favorable factors for the Excel Board.

    - EXPLORATORY PROCESS. The process conducted by Excel management and Morgan Stanley in exploring various strategic options available to Excel, including in particular possible business combinations or mergers or a sale of the company, and in determining the potential value that could be realized by the Excel shareholders in a sale or business combination transaction was thorough and led to a determination that the proposed merger was in the best interests of Excel and its shareholders. The process included (i) contacts with 19 strategic buyers and 18 financial buyers considered to be the most likely companies to be interested in and financially and otherwise capable of engaging in a business combination with or purchase of Excel and (ii) providing each of such entities with an opportunity to obtain information regarding Excel and to pursue a proposal for a transaction with Excel. Further, the public announcement on November 18, 1998 concerning the engagement of Morgan Stanley put all other parties on notice that Excel was engaged in a process to pursue a strategic transaction. (see "--Background of Merger")

    - FAIRNESS OPINION. Excel's financial advisor, Morgan Stanley, is considered to be extremely knowledgeable and experienced in the worldwide automotive industry and was familiar with the business of Excel, having served on a more limited basis as an advisor to Excel before its engagement in November, 1998 to serve as Excel's financial advisor in pursuing strategic alternatives. Morgan Stanley advised Excel and the Board of Directors throughout the exploratory process and with regard to the Merger Agreement, rendered its written opinion that the consideration to be received by the holders of Excel Common Stock is fair from a financial point of view to such holders. The written opinion of Morgan Stanley and the analysis underlying such opinion are summarized below, and a complete copy of such opinion, setting forth the procedures followed, the matters considered, the scope of the review undertaken and the assumptions made by Morgan Stanley is included as Appendix D to this Joint Proxy Statement/Prospectus. See "--Opinion of Financial Advisor to Excel."

    - TERMS OF THE MERGER AGREEMENT. The Excel Board of Directors took into consideration the terms of the Merger Agreement, including the representations, warranties, covenants and conditions contained in the Merger Agreement, as well as the financial terms of the Merger, which Excel believes are fair and in the best interests of Excel and Excel's shareholders.

    In view of the wide variety of factors considered by the Excel Board in connection with its evaluation of the Merger and the complexity of such matters, the Excel Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Excel Board relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the Merger. See "--Opinion of Financial Advisor to Excel." In addition, the Excel Board did not undertake to make any specific determination as to whether any particular factor (or any aspect of any particular factor) was determinative to its ultimate conclusion or assign any particular weight to any factor, but rather conducted a discussion of the factors described above, including asking questions of Excel's management and legal and financial advisors, and reached a general consensus that the Merger was advisable and in the best interests of Excel and Excel's shareholders. In considering the factors described above, individual members of the Excel Board may have given different weight to different factors.
BASED ON THE FOREGOING, THE EXCEL BOARD UNANIMOUSLY RECOMMENDS THAT EXCEL SHAREHOLDERS VOTE "FOR" THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR TO EXCEL

    In a letter agreement dated November 18, 1998 (the "Engagement Letter"), Excel engaged Morgan Stanley as exclusive financial advisor to explore strategic alternatives for Excel, including a potential business combination or strategic merger. Morgan Stanley was selected by Excel based on Morgan Stanley's qualifications, expertise and reputation. On January 18, 1999, Morgan Stanley delivered to the Excel Board of Directors an oral opinion that, on and as of the date of such opinion, and based on assumptions made, matters considered, and limits of review, as set forth in the opinion, the consideration to be paid by Dura pursuant to the Merger Agreement was fair from a financial point of view to the holders of shares of Excel Common Stock. This opinion was subsequently confirmed in a written opinion dated January 19, 1999 (the "Morgan Stanley Opinion").

    THE FULL TEXT OF THE MORGAN STANLEY OPINION, DATED JANUARY 19, 1999, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MORGAN STANLEY IN RENDERING ITS OPINION, IS ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/ PROSPECTUS AND INCORPORATED HEREIN BY REFERENCE. EXCEL SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BOARD, ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION PAID BY DURA PURSUANT TO THE MERGER AGREEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF SHARES OF EXCEL COMMON STOCK AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF EXCEL COMMON STOCK AS TO HOW TO VOTE AT THE EXCEL SPECIAL MEETING. THE FOLLOWING SUMMARY OF THE MORGAN STANLEY OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MORGAN STANLEY OPINION ATTACHED AS APPENDIX D TO THIS JOINT PROXY STATEMENT/PROSPECTUS.

    In rendering the Morgan Stanley Opinion, Morgan Stanley, among other things:

    - reviewed certain publicly available financial statements and other information of Excel and Dura, respectively;

    - reviewed certain internal financial statements and other financial and operating data concerning Excel and Dura prepared by the managements of Excel and Dura, respectively;

    - analyzed certain financial projections prepared by the managements of Excel and Dura, respectively;

    - discussed the past and current operations and financial condition and the prospects of Excel, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Excel;

    - discussed the past and current operations and financial condition and the prospects of Dura, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Dura;

    - reviewed the pro forma impact of the Merger on Dura's earnings per share, consolidated capitalization and financial ratios;

    - reviewed the reported prices and trading activity for the Excel Common Stock and for the Dura Class A Common Stock;

    - compared the financial performance of Excel and Dura and the prices and trading activity of the Excel Common Stock and Dura Class A Common Stock with that of certain other comparable publicly traded companies and their securities;

    - reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

    - participated in discussions and negotiations among representatives of Excel and Dura and their financial and legal advisors;

    - reviewed the Merger Agreement, and certain related documents; and

    - performed such other analyses and considered such other factors as Morgan Stanley has deemed appropriate.

    In rendering the Morgan Stanley Opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the Morgan Stanley Opinion. With respect to the financial projections, including information relating to certain financial and operational benefits anticipated from the Merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Excel and Dura. Morgan Stanley also relied upon, without independent verification, the assessment by the managements of Excel and Dura of Excel's and Dura's technologies and products, the timing and risks associated with the integration of Excel with Dura, and the validity of, and risks associated with, Excel's and Dura's existing and future technologies and products. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Excel or Dura, nor was it furnished with any such appraisals. In addition, Morgan Stanley assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement. The Morgan Stanley Opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date thereof.

    The following is a brief summary of certain analyses performed by Morgan Stanley in preparation of the Morgan Stanley Opinion:

    TRANSACTION OVERVIEW. Morgan Stanley noted that, based on (i) the Cash Consideration, the Conversion Number (each as defined in the Merger Agreement) and the number of outstanding shares of Excel Common Stock, (ii) a $33.56 price per share valuation for Dura Class A Common Stock (which was the closing price of Dura Class A Common Stock on January 15, 1999) and (iii) the assumption that each holder of Excel Common Stock elected for 50% cash and 50% stock pursuant to its Stock Election and Cash Election, the Cash Consideration and the Conversion Number (each as defined in the Merger Agreement), taken together, implied an equity value of $26.18 per share of Excel Common Stock. Morgan Stanley also noted that $26.18 per share represented a 25.4% premium to the closing price on January 15, 1999 (the last full trading day prior to the announcement of the Merger Agreement) of $20.88 and a 104.3% premium to the "unaffected" closing price on October 16, 1998 (one month prior to the public announcement of Excel's engagement of Morgan Stanley to explore strategic alternatives) of $12.81.

    DISCOUNTED CASH FLOW ANALYSIS. Morgan Stanley analyzed certain financial projections prepared by the management of Excel for the fiscal years 1998 through 2001 (the "Management Projections") and performed a discounted cash flow analysis of Excel based on the Management Projections. Morgan Stanley discounted the unlevered free cash flows of Excel at a range of discount rates of 9.5% to 10.5%, representing an estimated weighted average cost of capital range for Excel, and terminal values based on a range of multiples of 3.5 - 5.0 times estimated 2008 EBITDA to arrive at a range of present values for Excel. Such present values were then adjusted for Excel's debt (net of cash), preferred stock, proceeds from the exercise of outstanding options and an estimate of the value of the 30% of Schade that Excel did not own to arrive at an equity value. For this purpose, Schade was valued (on an aggregate value basis) at 4.2 times Schade's 1999 estimated EBITDA, as projected by management in the Management Projections.

Based on this analysis, Morgan Stanley calculated values representing equity value per share of Excel Common Stock ranging from approximately $23 to $29.

    HISTORICAL PUBLIC MARKET TRADING VALUE. Morgan Stanley reviewed the historical performance of Excel Common Stock and Dura Class A Common Stock based on an historical analysis of closing prices and trading volumes from the first trading day in January 1994 through January 15, 1999 (the last full trading day considered by Morgan Stanley prior to the delivery of the Morgan Stanley Opinion) with respect to Excel and from August 15, 1996 (the first trading day following Dura's initial public offering) through January 15, 1999 (the last full trading day considered by Morgan Stanley prior to the delivery of the Morgan Stanley Opinion) with respect to Dura. Morgan Stanley noted that in the LTM of trading activity through January 15, 1999, the closing price of the Excel Common Stock ranged from a low of $11.50 per share to a high of $22.63. Morgan Stanley also noted that, during the period from the first trading day in January 1994 through January 15, 1999, the closing prices of Excel Common Stock ranged from a low of $10.88 (in 1996) per share to a high of $25.50 (in 1997), with a median closing price during the period of $16.23 per share.

    VALUATION OF PUBLICLY TRADED COMPARABLE COMPANIES. Morgan Stanley reviewed the current valuation of publicly traded companies in the automotive parts sector that Morgan Stanley considered to be comparable to Excel. Morgan Stanley reviewed measures of valuation including historical and projected price to earnings ratios, historical and projected price to cash flow ratios and historical and projected aggregate value to EBITDA ratios. Morgan Stanley observed an aggregate value to 1999 estimated EBITDA multiple range of 4.0 - 5.5 times for comparable publicly traded companies. Based on the forecast of 1999 EBITDA in the Management Projections (adjusted for the 30% of Schade that Excel does not own), this multiple range implied a range of equity values per share of Excel Common Stock between $20 and $31. Based on the estimates of 1999 EBITDA (adjusted for the 30% of Schade that Excel does not own) by recognized research analysts that cover Excel, this multiple range implied a range of equity values per share of Excel Common Stock between $15 and $25.

    SELECTED PRECEDENT INDUSTRY ACQUISITIONS ANALYSIS. Using publicly available information, Morgan Stanley reviewed recent precedent transactions involving companies in the automotive parts sector that Morgan Stanley considered to be comparable to Excel. Morgan Stanley reviewed publicly available financial information including the aggregate value to the LTM EBITDA. Morgan Stanley observed an aggregate value to LTM EBITDA range of approximately 6-7 times for the precedent transactions. Based on Excel management's forecast for 1998 (adjusted for the 30% of Schade that Excel does not own), this multiple range implied a range of equity values per share of Excel Common Stock between $22 and $28.

    PRO FORMA ANALYSIS OF THE MERGER. Morgan Stanley reviewed the pro forma impact of the Merger on Dura's earnings per share for the fiscal years 1998 through 2000. Such analysis was based earnings projections for Excel and Dura prepared by the managements of Excel and Dura, respectively, and synergies expected to be realized in the transaction. Morgan Stanley noted that holders of Excel Common Stock would receive approximately 5 million shares of Dura Class A Common Stock, representing 25.8% ownership of the pro forma entity on a fully-diluted basis. Morgan Stanley noted that, based on (i) the assumptions with respect to Dura forecasts and financing for the Merger provided to Morgan Stanley by Dura, and (ii) a transaction value per share of Excel Common Stock of $25.50, the Merger would be dilutive to Dura stockholders in 1998 (pro forma for the Merger), slightly accretive in 1999 and slightly more accretive in 2000.

    In connection with the review of the Merger by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of the Morgan Stanley Opinion given in connection herewith. While the foregoing summary describes the analyses and factors reviewed by Morgan Stanley in connection with the Morgan Stanley Opinion, it does not purport to be a complete description of all the analyses performed by Morgan Stanley in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. In arriving at the Morgan Stanley Opinion, Morgan Stanley considered the results of all its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Furthermore, selecting any portion of its analyses, without considering all analyses, would create an incomplete view of the process underlying the Morgan Stanley Opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses or factors, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley's view of the actual value of Excel or Dura. In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Excel and Dura. Any estimates contained herein are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of Morgan Stanley's analysis of the fairness of the considerations to be paid by Dura pursuant to the Merger Agreement from a financial point of view to the holders of shares of Excel Common Stock and were conducted in connection with the delivery of the Morgan Stanley Opinion. The analyses do not purport to be appraisals or to reflect the prices at which Excel or Dura might actually be sold. Morgan Stanley did not recommend the consideration to be paid by Dura or that any consideration to be paid by Dura constituted the only appropriate consideration for the Merger.

    In addition, Morgan Stanley's opinion and presentation to the special committee of the Board was one of the many factors taken into consideration by the Board in making their determination to recommend approval of the Merger. Consequently, the Morgan Stanley analyses described above should not be viewed as determinative of the opinion of the Board with respect to the consideration paid in connection with the Merger. The consideration to be paid by Dura pursuant to the Merger Agreement was determined through arm's-length negotiations between Excel and Dura and was approved by the Board.

    Excel engaged Morgan Stanley to advise it on strategic alternatives and to provide the Morgan Stanley Opinion because of its experience and expertise. Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the course of its market-making and other trading activities, Morgan Stanley may, from time to time, have a long or short position in, and buy and sell, securities of Excel or Dura. In the past, Morgan Stanley has performed financial advisory and financing services for both Dura and Excel and has received customary fees for the provision of such services.

    Pursuant to the Engagement Letter, upon the consummation of the Merger, Morgan Stanley will receive a fee for its services of approximately $3.5 million. In the event the Merger is not consummated, Morgan Stanley will receive an advisory fee of $300,000. In addition, Morgan Stanley will be reimbursed for its expenses incurred in connection with the Merger, including outside counsel. Finally, Excel has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley, or any of its affiliates against certain liabilities and expenses, including liabilities under federal securities laws, in connection with Morgan Stanley's engagement.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    DURA

    Certain members of the Dura Board and Dura's management may be deemed to have certain interests in the Merger that are in addition to their interests as holders of Dura Common Stock. The Dura Board recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Merger to Dura.

    Hidden Creek will be paid a fee by Dura of $2.0 million for services rendered in connection with the Merger. S.A. Johnson, the Chairman of the Dura Board, is the founder, Chief Executive Officer and President of Hidden Creek and Messrs. Robert R. Hibbs, a Vice President and Director of Dura, and Scott D. Rued, a Vice President of Dura, serve as Vice President--Corporate Development and Executive Vice President and Chief Financial Officer, respectively, of Hidden Creek. In addition, Messrs. Johnson, Hibbs and Rued are all stockholders of J2R Corporation ("J2R"), which currently holds an aggregate of 308,211 shares of Dura Class B Common Stock.

    EXCEL

    Certain members of the Excel Board and Excel's management may be deemed to have certain interests in the Merger that are in addition to their interests as holders of Excel Common Stock. The Excel Board recognized such interests and determined that such interests neither supported nor detracted from the fairness of the Merger to Excel's shareholders.

    APPOINTMENT TO DURA BOARD OF DIRECTORS. Pursuant to the Merger Agreement, Dura has agreed to use all authority to cause James O. Futterknecht, Jr., the Chairman, President and Chief Executive Officer of Excel, and an additional person to be selected by Mr. Futterknecht and approved by the Chairman of the Board of Dura to be elected as members of the Dura Board.

    STOCK OPTIONS. Pursuant to the Merger Agreement, each outstanding option to acquire Excel Common Stock (an "Excel Option") will be converted into an option to acquire shares of Dura Class A Common Stock. The number of shares of Dura Class A Common Stock for which each converted option will be exercisable will be equal to the number of shares of Excel Common Stock subject to the original option immediately prior to the effective time of the Merger multiplied by the Exchange Ratio at an exercise price per share equal to the per share exercise price specified in the original option divided by the Exchange Ratio. Following such conversion, all other terms and conditions governing each converted Excel Option will continue to apply. The value of such converted options will depend on the market price of Dura Class A Common Stock following the completion of the
Merger. As of            , 1999, the following officers and directors of Excel
held Excel Options exercisable for the following number of shares of Excel Common Stock, which are convertible into options to acquire the following number of shares of Dura Class A Common Stock:

                                                                                      EXCEL      DURA
NAME                                                                                 OPTIONS    OPTIONS
----------------------------------------------------------------------------------  ---------  ---------
James O. Futterknecht, Jr.........................................................
Joseph A. Robinson................................................................
James E. Crawford.................................................................
Louis R. Csokasy..................................................................
Terrance L. Lindberg..............................................................
James M. Krzyzewski...............................................................
Michael C. Paquette...............................................................
Robert A. Pickering...............................................................
Ike K. Eikelberner................................................................

    STOCK ISSUANCES. Pursuant to the Merger Agreement, Excel and Dura have agreed that Excel will issue up to 68,000 shares of Excel Common Stock prior to the Effective Time to certain members of Excel's Board of Directors and Excel's management (the "Non-Compete Payment") in consideration for each such person's entry into an agreement not to compete with the businesses of Excel for a period of one year (in the case of Mr. Futterknecht) or six months (in the case of each other person receiving a Non-Compete Payment) following termination of such person's employment by Excel. Under the Merger Agreement, Excel has agreed to take reasonable efforts to cause each person receiving a Non-Compete Payment to enter into an exchange agreement with Dura, providing for the issuance, in lieu of the issuance of Excel Common Stock pursuant to the Non-Compete Payment, of a number of shares of Dura Class A Common Stock equal to the number of shares of Excel Common Stock that would have been issued to such person multiplied by the Exchange Ratio. The following officers of Excel are expected to receive the following number of shares of Dura Class A Common Stock as a result of the Non-Compete Payment:

                                                                                      SHARES OF DURA
NAME                                                                               CLASS A COMMON STOCK
---------------------------------------------------------------------------------  ---------------------
James O. Futterknecht, Jr........................................................           12,086
Joseph A. Robinson...............................................................            6,042
James E. Crawford................................................................            6,042
Louis R. Csokasy.................................................................            6,042
Terrance L. Lindberg.............................................................            6,042
James M. Krzyzewski..............................................................            6,042
Michael C. Paquette..............................................................            6,042
Robert A. Pickering..............................................................            6,042

    EXECUTIVE SEPARATION AGREEMENTS. Pursuant to Executive Separation Agreements between Excel and each of Messrs. Futterknecht, Robinson, Csokasy, Crawford, Lindberg, Paquette, Krzyzewski and Eikelberner such executives will be entitled to receive certain payments if a change in control of Excel occurs, such as will result from the Merger, and they are terminated within two years thereafter for any reason other than serious executive misconduct (i.e., commission of a felony or an act intended to result in the executive's enrichment at Excel's expense), death, normal retirement or total and permanent disability, or if they leave Excel for "good reason." An executive would have good reason to leave Excel if the executive is assigned to duties inconsistent with past duties or duties which would result in a diminution of authority or responsibility, if the executive's base compensation or base formula is reduced or the executive is transferred. Under these circumstances, these executives would be entitled to receive a lump sum payment equal to 2.95 times the executive's average annual compensation paid by Excel for the most recent five taxable years or the portion of such five-year period that such executive performed services for Excel and would be entitled to continuation of certain retirement and medical insurance benefits for three years after the termination of the executive's employment by Excel or its successor.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS. Pursuant to the Merger Agreement, Dura has agreed to provide certain indemnification to the present and former officers and directors of Excel and has agreed to maintain directors' and officers' liability insurance for such individuals under certain circumstances. For further details regarding these indemnification arrangements, see "The Merger Agreement--Covenants-- Indemnification."

DURA BOARD OF DIRECTORS FOLLOWING THE MERGER

    Dura has agreed that, as soon as reasonably practicable after the Merger, the Dura Board will adopt resolutions increasing the number of members of the Dura Board from 12 to 14 directors and appointing Mr. Futterknecht and such additional person who is recommended by Mr. Futterknecht and approved by Dura's Chairman to fill the vacancies created by such increase in the number of directors. Each shall serve until the next regularly scheduled annual meeting of Dura or until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Restated Certificate and the Dura By-laws, and each shall be nominated to serve on the Dura Board at such annual meeting of Dura.

    Pursuant to the terms of the Amended and Restated Stockholders Agreement, Dura, Onex, J2R, Alkin Co. and certain individuals named therein (including members of Dura's management) agreed to vote their shares of Dura Class A Common Stock and Dura Class B Common Stock and take any other action necessary to ensure the Dura Board will be comprised of eleven persons, seven of whom, including the two independent directors, shall be designated by Onex, J2R and certain stockholders affiliated with Hidden Creek (collectively, the "MC Stockholders") and four of whom shall be designated by Alkin Co. (the "Alkin Stockholders"). This voting provision terminates automatically when the Alkin Stockholders cease to own at least 10% of the outstanding Common Stock. The Company expects that the Alkin Stockholders will cease to own at least 10% of the outstanding Common Stock upon the issuance of the Dura Class A Common Stock in the Merger.

AMENDMENT OF EXCEL RIGHTS AGREEMENT

    Excel entered into an agreement (the "Rights Agreement") with Chase Mellon Shareholder Services L.L.C. dated December 21, 1995 pursuant to which Excel issued one right to purchase Series A Junior Participating Preferred Shares of Excel for each outstanding share of Excel Common Stock. The Excel Rights Agreement has been amended with the result that neither the execution of the Merger Agreement by Excel, nor the consummation of the transactions contemplated thereby, will cause the rights issued pursuant to the Rights Agreement to become exercisable pursuant to the Rights Agreement or otherwise trigger any effect under the Rights Agreement.

THE FINANCING

    The total amount of funds required by Dura in connection with the Merger and related transactions is expected to be approximately $612.2 million, consisting of (1) up to $157.6 million to be paid to Excel shareholders receiving cash in the Merger, (2) approximately $246.7 million to refinance certain of Dura's subsidiaries' existing indebtedness, (3) approximately $181.2 million to refinance Excel's existing indebtedness, (4) approximately $9.5 million in prepayment penalties in connection with refinancing Excel's existing indebtedness and (5) approximately $29.5 million to pay estimated fees and expenses. The proceeds to pay such amounts will be obtained from new senior credit facilities (described below) and cash on hand of Dura and Excel of up to $18.8 million.

    On January 18, 1999, Bank of America and NationsBanc delivered a Commitment Letter (the "Commitment Letter") to Dura. Pursuant to the Commitment Letter, but subject to the conditions set forth therein, Bank of America has agreed to act as administrative agent (in such capacity, the "Administrative Agent") for the proposed senior secured term loan and revolving credit facilities aggregating up to approximately $700 million (the "Financing"). The Financing is expected to consist of (a) a $265.0 million Tranche A term loan, (b) a $200.0 million Tranche B term loan, and (c) a $235.0 million revolving credit facility (the "Revolving Credit Facility," together with the Tranche A term loan and the Tranche B term loan, the "Facilities"). Bank of America intends to syndicate a portion of the Facilities to other banks or financial institutions (together with Bank of America, the "Lenders") and NationsBanc has agreed to act as the exclusive lead arranger and book manager in connection with syndicating the Facilities.

    The borrowers under the Facilities will be Dura Operating Corp., Dura's principal operating subsidiary, Merger Sub and various other direct and indirect wholly owned foreign and domestic subsidiaries of Dura (the "Borrowers").

    The proceeds of the Facilities will be used (1) to pay up to $157.6 million to Excel shareholders receiving cash in the Merger, (2) to refinance an aggregate of approximately $427.9 million of outstanding indebtedness of Dura and Excel (and pay penalties in connection therewith of approximately $9.5 million), and (3) for working capital and general corporate purposes, including the payment of fees and expenses incurred by Dura and Excel in connection with the Merger and related transactions.

    Bank of America's and NationsBanc's obligations under the Commitment Letter are subject to, among other things: (1) satisfaction of the terms and conditions of the Commitment Letter and related summary of terms in a manner reasonably acceptable to Bank of America and NationsBanc; (2) the absence of a material breach of any representation, warranty or agreement of any Borrower set forth in the Commitment Letter or related summary of terms; (3) execution by Dura and Excel of a merger agreement in form and substance reasonably satisfactory to Bank of America and NationsBanc; (4) the absence of any competing offering, placement or arrangement of any bank financing by Dura or any of its affiliates (except as described in the Commitment Letter); (5) the negotiation, execution and delivery of definitive documentation for the Facilities consistent with the summary of terms attached to the Commitment Letter and otherwise reasonably satisfactory to Bank of America and NationsBanc; (6) the absence after January 18, 1999 of a material adverse change in or material disruption of the conditions in the financial, banking or capital markets which Bank of America and NationsBanc, in their sole discretion, deem material in connection with the syndication of the credit facility; (7) the absence of a change, occurrence or development that would reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Dura or Excel, in each case together with their subsidiaries taken as a whole; and (8) the absence after January 18, 1999 of any information or other matter which in the judgment of Bank of America and NationsBanc is inconsistent in a material adverse manner with any information or other matter disclosed to Bank of America and NationsBanc prior to January 18, 1999.

    The Commitment Letter contemplates that the definitive credit agreement (the "Credit Agreement") will contain terms and conditions which are customary in transactions of this type, including, without limitation, the following:

    - TRANCHES. The Facilities will be a multicurrency credit facility consisting of (1) the $265.0 million Tranche A term loan, (2) the $200.0 million Tranche B term loan, and (3) the $235.0 million Revolving Credit Facility.

    - INTEREST RATE. Amounts outstanding under the Facilities will bear interest, at the option of the Borrowers, at a rate per annum equal to either: (1) the Eurocurrency interbank offered rate (the "Eurocurrency Rate") or (2) the Alternate Base Rate, in each case, plus an Applicable Margin. The "Alternate Base Rate" is defined as the higher of (a) Bank of America's reference rate, and (b) 0.50% per annum over the federal funds rate. The Applicable Margin for each of the Tranche A term loan and the Revolving Credit Facility is initially at 1.75% for Eurocurrency Rate loans and 0.25% for Alternate Base Rate loans. The Applicable Margin will in each case adjust according to a to-be-determined performance pricing grid. The Applicable Margin for the Tranche B term loan is fixed at 2.25% for Eurocurrency loans and 0.75% for Alternate Base Rate loans.

    - TERM. Borrowings under the Tranche A term loan and the Tranche B term loan will be amortized, and commitments with respect to drawings thereunder will be correspondingly reduced, based upon a to-be-determined amortization schedule with final payment of all amounts outstanding thereunder being due and payable in full in six years from the date of the Credit Agreement, in the case of Tranche A term loans, and seven years from the date of the Credit Agreement, in the case of Tranche B term loans. The Revolving Credit Facility will be available on a revolving basis for a period of six years.

    - GUARANTORS. All of the Borrowers' obligations under the Facilities will be fully and unconditionally guaranteed by all present and future domestic and foreign subsidiaries, so long as, with respect to foreign guarantors, no material tax consequences would result from such guaranty.

    - SECURITY. The Facilities will be secured by a first priority security interest in (i) all material tangible and intangible assets of the Borrowers and their subsidiaries, including, without limitation, intellectual property, real property, all of the capital stock owned by the Borrowers and each of their subsidiaries and any inter-company debt obligations (with exceptions for certain foreign subsidiaries to be mutually agreed).

    - CONDITIONS. The obligations of the Lenders under the Credit Agreement to provide the initial advances pursuant to the Facilities will be subject to the satisfaction of customary conditions precedent for leveraged financings generally, including, without limitation, the following:

       - the Administrative Agent's satisfactory review of the Merger Agreement and the consummation of the Merger in accordance with the terms thereof and in compliance with all applicable laws and regulatory approvals and any existing contractual restrictions;

       - satisfaction of the Administrative Agent in the capital and ownership structure, shareholder agreements and management of Dura and its subsidiaries;

       - negotiation, execution and delivery of the Credit Agreement and security and guaranty documentation satisfactory to NationsBanc, Bank of America and the Lenders;

       - the absence of any order, decree, judgment, ruling or injunction which restrains the consummation of the Merger in the manner contemplated by the Merger Agreement;

       - the absence of a material adverse change since December 31, 1997 in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Dura or any of its subsidiaries, taken as a whole, or Excel or in the facts and information regarding such entities as represented to date; and

       - the trueness and correctness in all material respects of all representations and warranties contained in the Credit Agreement.

    - COVENANTS AND EVENTS OF DEFAULT. The Credit Agreement will contain affirmative and negative covenants and events of default, in each case which are customary for credit facilities of the size, type and purpose of the Facilities. Such affirmative and negative covenants will, among other matters, limit certain activities of the Borrowers and require the Borrowers to satisfy certain ongoing financial requirements. Such events of default will include, among other matters, a cross-default to other indebtedness of the Borrowers and their subsidiaries.

    - EXPIRATION. The obligations of Bank of America and NationsBanc under the Commitment Letter will expire and terminate automatically if loan documentation satisfactory in form and substance to Bank of America and NationsBanc and their respective counsel is not executed on or before May 28, 1999.

HSR ACT AND OTHER REGULATORY APPROVALS

    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the Department of Justice (the "DOJ") and the FTC and
specified waiting period requirements have been satisfied. On February   , 1999,
Dura and Excel filed Pre Merger Notification and Report Forms with the FTC and the DOJ under the HSR Act. Unless extended by a Request for Additional Information and Documentary Material (a "Request"), the waiting period for the Merger will expire at 11:59 p.m. on the thirtieth calendar day following the date of filing. If Dura and Excel receive a Request with respect to the merger, the waiting period for the transaction subject to such Request will expire on the twentieth day following the day on which the last party substantially complies with such Request, unless such waiting period is terminated early. Thereafter, the waiting period may be extended only by court order or the consent of the parties. At any time before or after the effective time of the Merger, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking divestiture of substantial assets of Dura or Excel or their respective subsidiaries. Private parties and state attorneys general may also bring an action under the antitrust laws under certain circumstances. Based upon an examination of information available to Dura and Excel relating to the businesses in which the companies and their respective subsidiaries are engaged, Dura and Excel believe that the consummation of the Merger will not violate the antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result. Completion of the Merger is subject to the expiration or termination of all applicable waiting periods under the HSR Act and no action having been instituted by the DOJ or the FTC that is not withdrawn or terminated prior to the effective time of the respective transactions.

    Under the German Act against Restraints of Competition (GESETZ GEGEN WETTBEWERBSBESCHRANKUNGEN (GWB)), as amended by the 6th Amendment effective as from January 1, 1999, certain acquisition transactions may not be consummated unless clearance has been given by the German Federal Cartel Office (BUNDESKARTELLARNT; the "BKartA") or the investigation periods have expired. During the beginning of February 1999, Dura and Excel will file pre-merger notification with the BKartA under the German merger control rules. Unless extended by a letter from the BKartA (second phase examination), the investigation period for the Merger will expire one month after notification. If Dura and Excel receive a letter initiating proceedings with respect to the Merger, the investigation period for the transaction will expire four months after notification. Thereafter, the investigation period may be extended only by the consent of the parties or if the BKartA determines that it has cleared the transaction on the basis of incorrect information included in the parties' notification. Based upon an examination of information available to Dura and Excel relating to the business in which the companies and their respective subsidiaries are engaged, Dura and Excel believe that the Merger will not create or strengthen a market dominating position on any German markets and, therefore, will be cleared by the BKartA within the initial one month period.

DISSENTERS' RIGHTS

    Dissenters' rights are not available to Excel shareholders under the Indiana Business Corporation Law because Excel's Common Stock is listed on a national securities exchange.

NASDAQ NATIONAL MARKET LISTING OF DURA CLASS A COMMON STOCK

    It is expected that the shares of Dura Class A Common Stock to be issued in connection with the Merger will be quoted and traded on the Nasdaq National Market under the symbol "DRRA."

DELISTING AND DEREGISTRATION OF EXCEL COMMON STOCK

    If the Merger is consummated, the Excel Common Stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

FEDERAL SECURITIES LAW CONSEQUENCES

    The shares of Dura Class A Common Stock issuable to holders of Excel Common Stock upon consummation of the Merger have been registered under the Securities Act of 1933, as amended (the "Securities Act"). Such securities may be traded freely without restriction by those stockholders who are not deemed to be "affiliates" of Dura or Excel, as that term is defined in the rules promulgated under the Securities Act.

    Shares of Dura Class A Common Stock received by those holders of Excel Common Stock who are deemed to be "affiliates" of Excel at the time of the Excel Special Meeting may be resold without registration under the Securities Act only as permitted by Rule 145 under the Securities Act or as otherwise permitted thereunder. Pursuant to the Merger Agreement, certificates representing shares of Dura Class A Common Stock issued in exchange for shares of Excel Common Stock surrendered by any "affiliate" of Excel, shall bear a restrictive legend to the effect that such shares may be transferred only in accordance with Rule 145, pursuant to an effective registration statement or upon receipt of an opinion of counsel reasonably satisfactory to Dura that such transfer is otherwise exempt from registration under the Securities Act.

                              THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the Merger Agreement, a copy of which is attached as Appendix A to this Joint Proxy Statement/Prospectus. This summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is incorporated herein by reference.

THE MERGER

    Pursuant to the Merger Agreement, upon the satisfaction (or waiver, where legally permissible) of the conditions contained in the Merger Agreement, Excel will be merged with and into Merger Sub, with Merger Sub continuing as the surviving corporation (the "Surviving Corporation"). The parties will cause the Merger to become effective by filing Articles of Merger with the Secretary of State of the State of Indiana in accordance with the relevant provisions of the Indiana Business Corporation Law (the "Effective Time").

    At the Effective Time, the Articles of Incorporation and By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that the name of the Surviving Corporation shall be "Excel Industries, Inc."

CONVERSION OF SECURITIES

    As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Excel or the holders of any securities of the Merger Sub or Excel, each share of Excel Common Stock (and each related preferred stock purchase right) issued and outstanding immediately prior to the Effective Time shall be converted, at the option of the holder thereof, subject to the limitations and proration procedures described below and as set forth in the Merger Agreement, into EITHER: (1) $25.50 in cash (the "Cash Consideration") OR
(2) 0.8 (the "Exchange Ratio") shares of Dura Class A Common Stock (collectively, the "Merger Consideration"). All shares of Excel Common Stock that are held in the treasury of Excel or by any wholly owned subsidiary of Excel shall be canceled and no capital stock of Dura or other consideration shall be delivered in exchange for such treasury stock.

ELECTIONS

    GENERAL. Subject to the election and allocation procedures set forth below and as set forth in the Merger Agreement, each holder of record of shares of Excel Common Stock as of the Excel Record Date will, with respect to all or a portion of such shares, be entitled to (1) make a Stock Election (i.e., to receive certificates evidencing such number of whole shares of Dura Class A Common Stock into which such number of shares of Excel Common Stock would be converted), (2) make a Cash Election (i.e. to elect to receive $25.50 multiplied by such number of shares of Excel Common Stock), or (3) to make a Non-Election (i.e., to indicate that such holder has no preference as to the receipt of cash or shares of Dura Class A Common Stock in exchange for such shares of Excel Common Stock). Any holder of Excel Common Stock who fails to make an election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have made a Non-Election.

    Excel shareholders should carefully consider the tax consequences of making a Stock Election or a Cash Election and are urged to consult with their advisors to determine the tax consequences to them of the Merger. See "Certain Federal Income Tax Consequences of the Merger."

    LIMITATIONS. Under the terms of the Merger Agreement, no more than 50% of the outstanding shares of Excel Common Stock may be converted into the right to receive cash in the Merger (the "Cash Limit"), and no more than 50% of the outstanding shares of Excel Common Stock may be converted into the right to receive Dura Class A Common Stock (the "Stock Limit") in the Merger. The Merger Agreement provides for proration if either of the foregoing limitations is exceeded, as follows:

    - CASH OVERSUBSCRIPTION. If the aggregate number of shares of Excel Common Stock with respect to which Cash Elections have been made exceeds the Cash Limit, all shares of Excel Common Stock with respect to which Stock Elections have been made and all shares of Excel Common Stock with respect to which Non-Elections have been made (or have been deemed to have been made) shall be converted into the right to receive 0.8 of a share of Dura Class A Common Stock, and all shares of Excel Common Stock with respect to which Cash Elections have been made will be converted into the right to receive:

       (1) an amount in cash, without interest, equal to the product of $25.50 and a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Limit and the denominator of which shall be the aggregate number of shares of Excel Common Stock with respect to which Cash Elections have been made, PLUS

       (2) the number of shares of Dura Class A Common Stock equal to 0.8 of a share of Excel Common Stock multiplied by a fraction equal to one minus the Cash Fraction.

    - STOCK OVERSUBSCRIPTION. If the number of shares of Excel Common Stock with respect to which Stock Elections have been made exceeds the Stock Limit, then each share of Excel Common Stock with respect to which a Cash Election has been made and each share of Excel Common Stock with respect to which a Non-Election has been made (or is deemed to have been made) will be treated as though a Cash Election had been made with respect thereto and will be converted into the right to receive $25.50, without interest, and each share of Excel Common Stock with respect to which a Stock Election has been made will be converted into the right to receive:

       (1) the number of shares of Dura Class A Common Stock equal to the product of 0.8 of a share of Dura Class A Common Stock and a fraction (the "Stock Fraction"), the numerator of which is the Stock Limit, and the denominator of which is the sum of the aggregate number of shares of Excel Common Stock with respect to which Stock Elections have been made, PLUS

       (2) the amount in cash, without interest, equal to $25.50 multiplied by a fraction equal to one minus the Stock Fraction.

    - ELECTIONS UNDERSUBSCRIBED. In the event that neither of the foregoing limitations has been exceeded, all shares of Excel Common Stock with respect to which a Cash Election has been made shall be converted into the right to receive cash, all shares of Excel Common Stock with respect to which a Securities Election has been made shall be converted into the right to receive shares of Dura Class A Common Stock, and all shares of Excel Common Stock with respect to which a Non-Election has been made (or deemed to have been made), if any, shall be converted into the right to receive:

       (1) the amount in cash, without interest, equal to the product of (i) $25.50 and (ii) a fraction (the "Non-Election Fraction"), the numerator of which is the excess of the Cash Limit over the aggregate number of shares of Excel Common Stock with respect to which a Cash Election has been made, and the denominator of which is the excess of
           (A) the aggregate number of shares of Excel Common Stock outstanding immediately prior to the Effective Time over (B) the sum of the aggregate number of shares with respect to which Cash Elections and Stock Elections have been made, PLUS

       (2) the number of shares of Dura Common Stock equal to the product of 0.8 of a share of Dura Common Stock and a fraction equal to one minus the Non-Election Fraction.

    The Exchange Agent shall make all computations contemplated by the provisions of the Merger Agreement described above and all such computations shall be binding and conclusive on the holders of Excel Common Stock.

CONVERSION OF OPTIONS

    Each unexpired and unexercised option to purchase shares of Excel Common Stock (an "Excel Stock Option") will be converted into an option to purchase a number of shares of Dura Class A Common Stock (a "Dura Stock Option") equal to the number of shares of Excel Common Stock that could have been purchased under such Excel Stock Option multiplied by the Exchange Ratio. The price per share of Dura Class A Common Stock under the option will be equal to the per share option exercise price specified in such Excel Stock Option divided by the Exchange Ratio. Such Dura Stock Option shall otherwise be subject to the same terms and conditions as such Excel Stock Option.

CONVERSION OF WARRANTS

    As of the Effective Time, each outstanding warrant to purchase shares of Excel Common Stock (the "Excel Warrants") will be converted into a warrant to purchase, at the exercise price stated in the Excel Warrants divided by the Exchange Ratio, (1) the number of shares of Dura Class A Common Stock equal to one-half of the number of shares of Excel Common Stock subject to such Excel Warrant multiplied by the Exchange Ratio and (2) cash in an amount equal to one-half of the number of shares of Excel Common Stock subject to such Excel Warrant multiplied by $25.50. The other terms and conditions of the Excel Warrants, and the agreements under which such Excel Warrants were issued, shall continue to apply in accordance with their terms.

ELECTION PROCEDURE

    Accompanying copies of the Joint Proxy Statement/Prospectus sent to the Excel shareholders are a Form of Election and Letter of Transmittal (which includes instructions). All elections must be made on a Form of Election. Holders of record of shares of Excel Common Stock who hold such shares as nominees, trustees or in other representative capacities ("Representatives") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Excel Common Stock held by such Representative for a particular beneficial owner. Elections shall be made by holders of Excel Common Stock by mailing to the Exchange Agent completed and signed Forms of Election and Letters of Transmittal, accompanied by the stock certificates representing the Excel Common Stock for which the election is being made (the "Certificates"). If the Certificates are not available at the time the Form of Election is sent to the Exchange Agent, the shareholder may instead provide a Guarantee of Delivery from a qualified financial institution (which in effect guarantees to Dura that the Certificates will be delivered to the Exchange Agent) and must, within three trading days (on the New York Stock Exchange) thereafter, deliver to the Exchange Agent the Certificates representing the shares in respect of which an election is being made.

    Any Guarantee of Delivery of Certificates must be from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, and the Certificates covered by any Guarantee of Delivery must in fact be delivered to the Exchange Agent within three trading days (on the New York Stock Exchange) after the date of execution of the Guarantee of Delivery. Failure to deliver such Certificates within such three day period will be deemed to invalidate any otherwise properly made Cash Election or Stock Election.

    In order to be effective, a Form of Election and Letter of Transmittal must be received by the Exchange Agent no later than the close of business on
         , 1999, the last business day prior to the Effective Time (the "Election Deadline"). All elections may be revoked until the last business day prior to the Effective Time. Dura shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed and signed and properly and timely submitted or revoked and to disregard immaterial defects in Forms of Election, and any good faith decision of Dura or the Exchange Agent in such matters shall be binding and conclusive. Neither Dura nor the Exchange Agent shall be under any obligation to notify any person of any defect in a

Form of Election and Letter of Transmittal. Any holder of shares of Excel Common Stock who fails to make an election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election and Letter of Transmittal shall be deemed to have made a Non-Election. In the event a Form of Election is revoked prior to the Election Deadline, Dura will, or will cause the Exchange Agent to, cause the Certificates covered by such Form of Election to be promptly returned without charge to the person submitting the Form of Election upon written request to that effect from such person.

    Copies of the Form of Election and Letter of Transmittal may also be obtained from the Exchange Agent at (800) 637-7549.

THE FORM OF ELECTION AND LETTER OF TRANSMITTAL ARE INCLUDED WITH COPIES OF THIS JOINT PROXY STATEMENT/ PROSPECTUS BEING SENT TO EXCEL'S SHAREHOLDERS AND SHOULD BE PROPERLY COMPLETED IN ACCORDANCE WITH THEIR INSTRUCTIONS AND RETURNED TO THE EXCHANGE AGENT PRIOR TO THE ELECTION DEADLINE. YOU SHOULD INCLUDE YOUR CERTIFICATES OR AN APPROPRIATE GUARANTEE OF DELIVERY OF YOUR CERTIFICATES AS SET FORTH IN THE FORM OF ELECTION. IF A FORM OF ELECTION IS NOT PROPERLY COMPLETED AND RETURNED TO THE EXCHANGE AGENT PRIOR THE ELECTION DEADLINE YOU WILL BE DEEMED TO HAVE MADE A NON-ELECTION WITH RESPECT TO YOUR SHARES, AND THE FORM OF MERGER CONSIDERATION WHICH YOU WILL BE ENTITLED TO RECEIVE WILL BE DETERMINED BY THE PROVISIONS OF THE MERGER AGREEMENT.

EXCHANGE OF STOCK CERTIFICATES

    EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail to each person who was, at the Effective Time, a holder of record of shares of Excel Common Stock and who did not submit an effective Form of Election prior to the Election Deadline, a Letter of Transmittal to be used by the holder in effecting the surrender of his or her Certificates in exchange for the Merger Consideration. Upon the later of the Effective Time and the surrender to the Exchange Agent of his or her Certificate or Certificates for cancellation, together with a duly executed Letter of Transmittal and any other required documents, the holder of such Certificate shall be entitled to receive (1) the Merger Consideration in respect of the surrendered shares of Excel Common Stock to which the holder is entitled under the Merger Agreement, (2) certain dividends and other distributions as provided in the Merger Agreement and (3) cash in lieu of any fractional share of Dura Class A Common Stock. Until surrendered, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon surrender the Merger Consideration in respect of the surrendered shares of Excel Common Stock to which the holder is entitled under the Merger Agreement, certain dividends and other distributions as provided in the Merger Agreement and cash in lieu of any fractional share of Dura Class A Common Stock. No interest shall be paid or will accrue on any cash payable to holders of Certificates.

    Any portion of the Dura Class A Common Stock or cash payable pursuant to the Merger which remains undistributed to the former shareholders of Excel for one year after the Effective Time shall be delivered to Dura, upon demand of Dura, and any such former shareholders who have not complied with the exchange procedures in the Merger Agreement by that time will thereafter have to look to Dura for payment of their claim for Cash Consideration, Dura Class A Common Stock, any cash in lieu of fractional shares of Dura Class A Common Stock and any dividends or distributions with respect to Dura Class A Common Stock. Neither Dura nor the Surviving Corporation shall be liable to any former holder of Excel Common Stock for any such Cash Consideration, shares of Dura Class A Common Stock, cash and dividends and distributions which are delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    DIVIDENDS. Until the holder of a Certificate surrenders such Certificate, no dividends or other distributions that are declared on or after the Effective Time on Dura Class A Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to such person and no certificates evidencing Dura Class A Common Stock, the Cash Consideration or any cash payment in lieu of fractional shares will be paid to any such person. Following the surrender of the Certificate, subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing whole shares of Dura Class A Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Dura Class A Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Dura Class A Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Dura Class A Common Stock to which such holder is entitled. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

    TRANSFER TAXES; WITHHOLDING. If you are the registered holder of a Certificate and you want cash or certificates representing Dura Class A Common Stock to be paid or issued to someone other than you, before Dura will make such payment or issuance, Dura will require that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Dura Class A Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Dura or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement to any holder of shares of Excel Common Stock such amounts as Dura or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Dura or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the holder of the shares of Excel Common Stock in respect of which such deduction and withholding was made by Dura or the Exchange Agent.

    NO FRACTIONAL SECURITIES. No certificates or scrip representing fractional shares of Dura Class A Common Stock shall be issued upon the surrender for exchange of Certificates, and no Dura dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Dura. In lieu of any such fractional share, each holder of Excel Common Stock who would otherwise have been entitled to a fraction of a share of Dura Class A Common Stock upon surrender of Certificates for exchange will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the closing price of the Dura Class A Common Stock on the Nasdaq National Market on the date before the Effective Time by (ii) the fractional interest to which such holder would otherwise be entitled.

    ADJUSTMENT TO CONVERSION NUMBER. In the event of any reclassification, stock split or stock dividend with respect to Dura Class A Common Stock or Excel Common Stock, any change or conversion of Dura Class A Common Stock or Excel Common Stock into other securities, any other dividend or distribution with respect to the Dura Class A Common Stock or Excel Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of the Merger Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio and Cash Consideration, and all references to the Exchange Ratio and Cash Consideration in the Merger Agreement will be deemed to be to the Exchange Ratio and Cash Consideration as so adjusted.

    LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration, shares of Dura Class A Common Stock, any cash in lieu of fractional shares of Dura Class A Common Stock and any dividends or other distributions to which the holders thereof are entitled pursuant to the Merger Agreement.

    LEGEND. Certificates representing shares of Dura Class A Common Stock issued in accordance with the terms of the Merger Agreement in exchange for shares of Excel Common Stock surrendered by any "affiliate" of Excel for purposes of Rule 145(c) under the Securities Act, and the rules and regulations promulgated thereunder, shall bear the following legend:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A RULE 145 TRANSACTION, AS THAT TERM IS USED IN RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED ONLY (1) PURSUANT TO RULE 145, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (3) UPON RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE ACT.

REPRESENTATIONS AND WARRANTIES

    In the Merger Agreement, each of Dura, Merger Sub and Excel has made various representations and warranties relating to, among other things, the following:
(1) due organization, existence, good standing, corporate power and similar corporate matters; (2) capitalization; (3) authorization, execution, delivery and performance and the enforceability of the Merger Agreement and related matters; (4) the absence of conflicts, violations and defaults under the parties' respective organizational documents and certain other agreements and obligations to which they are bound, and under any applicable federal, state, local or foreign order, injunction, decree, statute, rule or regulation as a result of the Merger, subject to certain exceptions; (5) the documents and reports filed with the Securities and Exchange Commission and the accuracy and completeness of the information contained therein; (6) the accuracy and completeness of information included in this Joint Proxy Statement/Prospectus supplied by each party; (7) the absence of certain material changes or events since January 1, 1998, subject to certain exceptions; (8) compliance with certain instruments and laws; (9) compliance with tax obligations; (10) the absence of pending or threatened investigations or litigation, subject to certain exceptions; (11) employee benefit plans and their compliance with applicable laws; (12) the absence of undisclosed liabilities; (13) environmental and safety matters; (14) ownership and use of intellectual property; (15) employment and labor matters; (16) certain agreements and the absence of acceleration provisions in such agreements that would be triggered by the Merger; (17) the required stockholder vote; (18) the inapplicability of certain state takeover statutes to the merger and the absence of charter provisions requiring a supermajority vote; (19) the absence of certain fees arising from the Merger; (20) the absence of pending governmental investigations; (21) certain contracts and commitments of each of the parties; (22) real property owned or leased; and (23) the receipt of a fairness opinion from each party's financial advisor. In addition, Dura has made certain representations and warranties relating to, among other things, financing commitments, ownership of Excel and the ownership and operations of Merger Sub.

    All representations and warranties of Dura, Excel and Merger Sub expire on the closing date of the Merger.

COVENANTS

    DURA. Dura has agreed, among other things, that during the period between the signing of the Merger Agreement and the Effective Time, with certain exceptions, it shall and shall cause each of its subsidiaries to, in all material respects, carry on its business in the ordinary course of its business as currently conducted. To the extent consistent therewith, Dura has agreed to use reasonable good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Merger Agreement places restrictions on the ability of Dura and its subsidiaries to (other than in connection with the Adwest Acquisition): (1) declare, set aside or pay any dividends; (2) split, combine or reclassify any of its capital stock; (3) purchase, redeem or otherwise acquire any shares of its capital stock or the capital stock of its subsidiaries; (4) issue, sell, dispose of or otherwise encumber any shares of its capital stock, other than (a) issuances to employees, directors or consultants of Dura and subsidiaries consistent with past practice,
(b) the issuance by any wholly owned subsidiary of Dura of its capital stock to Dura or another wholly owned subsidiary of Dura, and (c) the issuance of no more than 2,200,000 shares of Dura Class A Common Stock in connection with Dura's stock plans, the issuance of shares of Dura Class A Common Stock upon conversion of Dura Class B Common Stock or the Trust Preferred Securities into 7 1/2% Convertible Subordinated Debentures and the subsequent conversion of the 7 1/2% Convertible Subordinated Debentures into Dura Class A Common Stock; (5) amend its Restated Certificate or By-laws; (6) alter its corporate structure or ownership; (7) incur any indebtedness for borrowed money in excess of $500 million; (8) acquire or agree to acquire any other business with a purchase price in excess of $100 million; (9) knowingly violate or knowingly fail to perform any material obligation; (10) take any action other than reasonable and usual actions in the ordinary course of business consistent with past practice with respect to accounting policies or procedures; (11) take any action or knowingly omit to take any action which would cause any of its representations or warranties contained in the Merger Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in the Merger Agreement; and (12) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    EXCEL. Excel has agreed, among other things, that during the period from the date of the Merger Agreement through the Effective Time, it shall, and shall cause each of its subsidiaries to, in all material respects, carry on its business in the ordinary course of its business as currently conducted. To the extent consistent therewith, Excel has agreed to use reasonable good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. The Merger Agreement places certain restrictions on the ability of Excel to: (1) declare, set aside or pay any dividends (except that if the merger is not completed by May 28, 1999, Excel may declare a dividend of $0.25 per share in June, payable in July, and may thereafter resume its regular quarterly dividend); (2) other than in the case of a subsidiary, split, combine or reclassify any of its capital stock; (3) purchase, redeem or otherwise acquire any shares of capital stock; (4) issue, sell or otherwise encumber any shares of its capital stock, except issuances of Excel Common Stock pursuant to the exercise of stock options granted prior to the date of the Merger Agreement or as otherwise permitted by the Merger Agreement; (5) amend its Articles of Incorporation or By-laws; (6) sell, lease or otherwise dispose of any of its assets, other than transactions that are in the ordinary course of business consistent with past practice; (7) incur any indebtedness for borrowed money, except between Excel and its wholly owned subsidiaries; (8) acquire or agree to acquire any business or acquire any assets outside of the ordinary course of business; (9) alter its corporate structure; (10) knowingly violate or knowingly fail to perform any material obligation or duty; (11) enter into or adopt, or amend any existing severance plan, agreement or arrangement or any employment or consulting agreement, except one that can be terminated on 30-days' notice without cost; (12) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice; (13) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures; (14) take any action or knowingly omit to take any action which would cause any of its representations or warranties contained in the Merger Agreement to be untrue in any material respect

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or result in a material breach of any covenant made by it in the Merger
Agreement; (15) make any tax election or settle or compromise any material tax liability; and (16) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    CERTAIN OTHER COVENANTS. The Merger Agreement also contains certain other agreements relating to the conduct of Dura and Excel prior to the Effective Time, including those requiring the parties: (1) to call meetings of their stockholders to be held on the same day and use their reasonable best efforts to obtain their stockholders' approval (except to the extent doing so would violate the fiduciary obligations of their respective Boards); (2) to cooperate in the preparation of this Joint Proxy Statement/Prospectus and the registration statement of which it forms a part and to use their reasonable best efforts to have the registration statement declared effective as promptly as practicable;
(3) to afford each other's accountants, counsel, financial advisors and other representatives reasonable access to their respective properties, books, records and contracts; (4) to use reasonable good faith efforts to take actions necessary to consummate the Merger; (5) to consult with each other prior to issuing any press release or otherwise making any public announcements with respect to the Merger and prior to making any filings with any third party, except as may be required by law or any listing requirements; (6) to timely file all reports required to be field under the Exchange Act; (7) to use their reasonable best efforts to notify the other parties to the Merger Agreement of the occurrence or non-occurrence of any event that would cause any representation or warranty in the Merger Agreement to be untrue or inaccurate in any material respect or any covenant contained in the Merger Agreement not to be complied with in all material respects, any notice alleging that the consent of a third party or governmental authority is required for consummation of the Merger or any change or event that would reasonably likely to have a material adverse effect on Dura or Excel, as the case may be; and (8) to use its reasonable best efforts to obtain from their respective accountants customary comfort letters.

    In addition, Excel has agreed that it will not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement entered into in connection with any potential business combination or sale of substantially all the assets of it or its subsidiaries, unless the Excel Board concludes in good faith on the basis of the advice of its outside counsel, that the failure to do so would violate the fiduciary obligations of the Excel Board under applicable law. Subject to such fiduciary duties, during such period, Excel has agreed to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements.

    NO SOLICITATION OF ACQUISITION PROPOSALS. In the Merger Agreement, each of Dura and Excel has agreed that it will, and will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives and those of any of its subsidiaries not to, directly or indirectly, invite, solicit, initiate or knowingly encourage any proposal or offer from any person that constitutes, or may reasonably be expected to lead to, a Takeover Proposal (as defined below), or engage in or continue discussions or negotiations relating to a Takeover Proposal. Notwithstanding the foregoing, prior to the receipt of approval by their respective stockholders, Dura and Excel may each engage in discussions or negotiations with, or furnish information concerning itself and its subsidiaries, business, properties or assets to, any third party which makes an unsolicited, bona fide written Takeover Proposal if the Board of Directors of Dura or Excel, as applicable, concludes in good faith on the basis of the written advice of its respective outside counsel that the failure to take such action would violate the fiduciary obligations of such Board under applicable law. The Board must conclude in good faith that such Takeover Proposal includes the necessary financing or commitments thereof and is reasonably capable of being consummated taking into account all legal, financial and regulatory aspects of the Takeover Proposal and, in the case of Excel, that such Takeover Proposal would, if consummated, be more favorable, from a financial point of view, to the shareholders of Excel than the Merger.

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    As used in the Merger Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Dura's or Excel's willingness or ability to receive or discuss a proposal or offer, for
(1) a tender or exchange offer, or other acquisition of beneficial ownership of, in each case 20% or more of the outstanding voting capital stock of Dura or Excel, respectively, (2) a merger, consolidation, share exchange, recapitalization or other business combination involving either Dura or Excel or any of their respective subsidiaries or (3) any acquisition in any manner of 20% or more of the assets of either Dura or Excel and their respective subsidiaries, taken as a whole in one or more of a series of related transactions.

    FEES AND EXPENSES. Except as otherwise provided in the Merger Agreement, whether or not the Merger is consummated, each party will pay its own expenses in connection with the Merger Agreement and the transactions contemplated thereby, except that each of Dura and Excel shall bear and pay one-half of the costs and expenses incurred in connection with the filing under the HSR Act and the filing, printing and mailing of this Joint Proxy Statement/Prospectus and the registration statement of which this Joint Proxy Statement/Prospectus forms a part (including related filing fees).

    INDEMNIFICATION. Dura has agreed that, for six years from and after the Effective Time, Dura agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of Excel and of its subsidiaries to the same extent such persons are indemnified as of the date of the Merger Agreement by Excel pursuant to Excel's Articles of Incorporation and By-laws for acts or omissions occurring in their capacities as a director or officer of Excel at or prior to the Effective Time, including, without limitation, such acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby. Dura shall cause the Surviving Corporation to provide, for an aggregate period of not more than two years from the Effective Time, Excel's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than Excel's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage. Notwithstanding the foregoing, the Surviving Corporation shall not be required to pay an annual premium for the D&O insurance in excess of 200 percent of the last annual premium paid by Excel.

    BENEFIT PLANS. Dura has agreed to cause the Surviving Corporation to provide to the current employees of Excel employee benefits (including, without limitation, health, life and disability insurance, retirement benefits and other employee benefits) which are no less favorable to such employees than those provided by either Excel currently or for Dura employees in similar positions.

    DIRECTORS. Dura has agreed that, as soon as reasonably practicable after the Effective Time, the Dura Board will adopt resolutions increasing the number of members of the Dura Board from 12 to 14 directors and appointing Mr. Futterknecht and such additional person who is recommended by Mr. Futterknecht and approved by Dura's Chairman to fill the vacancies created by such increase in the number of directors. Each shall serve until the next regularly scheduled annual meeting of Dura or until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with Dura's Restated Certificate and By-laws, and each shall be nominated to serve on the Dura Board at such annual meeting of Dura.

    AMENDMENT OF RIGHTS PLAN. Excel has agreed that the Excel Board shall take all necessary action to amend Excel's Rights Agreement so that the execution of the Merger Agreement and the consummation of the Merger will not cause the rights issued under the Rights Agreement to become exercisable.

    FINANCING. Dura has agreed to use its best efforts to obtain the Financing. In the event the Financing becomes unavailable, Dura will use its best efforts to obtain alternate debt financing from other commercially reasonable sources on pricing terms in which the weighted average interest rate (including all applicable fees) with respect to such alternative financing is not 40% greater than the weighted average

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interest rate (including all applicable fees) of the proposed Financing and other non-pricing terms are not materially more restrictive than the proposed Financing.

CONDITIONS TO THE MERGER

    CONDITIONS TO THE OBLIGATIONS OF THE PARTIES. The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction of each of the following: (1) the Merger Agreement shall have been duly approved and adopted by the requisite vote of stockholders of Dura and Excel; (2) the Dura Class A Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq National Market, subject to official notice of issuance;
(3) the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated; (4) all authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any governmental entity, which the failure to obtain, make or occur would have the effect of making the Merger illegal or would have a material adverse effect on Dura (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred; (5) no court or other governmental entity having jurisdiction over Excel or Dura, or any of their respective subsidiaries, shall have enacted or issued any law, rule, regulation or other order which is then in effect and has the effect of prohibiting or restricting the Merger or making the Merger illegal; (6) there shall not be instituted or pending any suit, action or proceeding by a governmental entity which prohibits or restricts the Merger or is reasonably likely to have a material adverse effect on Dura or Excel, as the case may be; (7) either the registration statement of which this Joint Proxy Statement/Prospectus forms a part shall have become effective in accordance with the provisions of the Securities Act or there shall be an effective exemption from the registration requirements of the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued.

    CONDITIONS TO EXCEL'S OBLIGATIONS. The obligations of Excel to consummate the Merger are further conditioned on each of the following: (1) each of Dura and Merger Sub shall have performed in all material respects each of its agreements contained in the Merger Agreement and each of the representations and warranties of Dura and Merger Sub contained in the Merger Agreement shall be true and correct in all material respects and Excel shall have received a certificate signed on behalf of each of Dura and Merger Sub by its Chief Executive Officer, its Chief Operating Officer and its Chief Financial Officer to such effect; (2) the opinion of counsel from Kirkland & Ellis, special counsel to Dura, issued in connection with the registration statement of which this Joint Proxy Statement/Prospectus forms a part shall contain a clause entitling Excel to rely thereon; (3) Excel shall have received an opinion from Sommer & Barnard, PC, special counsel to Excel, dated as of the closing date, substantially to the effect that (a) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (b) no gain or loss will be recognized by Excel as a result of the Merger, and (c) no gain or loss will be recognized by an Excel shareholder as a result of the Merger except to the extent of cash received pursuant to the Merger.

    CONDITIONS TO DURA'S OBLIGATIONS. The obligations of Dura to consummate the Merger are further conditioned on each of the following: (1) Excel shall have performed in all material respects each of its agreements contained in the Merger Agreement and each of the representations and warranties of Excel contained in the Merger Agreement shall be true and correct in all material respects and Dura shall have received a certificate signed on behalf of Excel by its Chief Executive Officer, its Chief Operating Officer and its Chief Financial Officer to such effect; (2) all material third-party consents, except financing consents, and consents necessary under any shareholder agreements applicable to Excel and its subsidiaries shall have been obtained; (3) Dura shall have received an opinion from Dura's counsel, to the effect that (a) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (b) no gain or loss will be recognized by Excel as a result of the Merger, and (c) no gain or loss will be recognized by an Excel shareholder as a result of the Merger except to the extent of cash received pursuant to the Merger; and (4) Dura shall have received the proceeds of the Financing necessary to consummate the Merger in accordance with the Commitment Letter.

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TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective Time by mutual written consent of Dura and Excel.

    In addition, the Merger Agreement may be terminated at any time prior to the Effective Time by either Dura or Excel: (1) if the other party has failed to comply in any material respect with any of its covenants or agreements contained in the Merger Agreement if such failure to comply is not cured within five business days following receipt by the other party of written notice of such failure to comply (30 days if the breach is curable by such other party and such other party is using reasonable best efforts to cure the breach); (2) if there has been (a) a breach by the other party (in the case of Dura, including any material breach by Merger Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (b) a breach by the other party (in the case of Dura, including any material breach by Merger Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach (30 days if the breach is curable by the other party and the other party is using reasonable best efforts to cure such breach); (3) if there shall be any law or regulation that makes consummation of the transactions contemplated by the Merger Agreement illegal or otherwise prohibited or if any order, decree or other order has been entered by a court or other governmental entity which has the effect of making the Merger or any of the transactions contemplated by the Merger Agreement illegal; (4) if the Merger has not been effected on or prior to the close of business on July 31, 1999 (the "Termination Date"); (5) if the Excel shareholders do not approve the Merger Agreement or if the Dura stockholders do not approve the issuance of Dura Class A Common Stock as contemplated by the Merger Agreement; (6) if the other party has breached its obligations described above under "--Covenants--Non-Solicitation"; and (7) if the other party has failed, as promptly as practicable after the registration statement of which this Joint Proxy Statement/Prospectus forms a part is declared effective, to call the Dura Special Meeting or the Excel Special Meeting, as the case may be, or to mail the Joint Proxy Statement/Prospectus to its stockholders, or failed to include in such statement its Board of Directors recommendation of the Merger.

    Dura may terminate the Merger Agreement at any time prior to the Effective Time if (1) the Excel Board has not recommended or has withdrawn, modified or changed its approval or recommendation of the Merger and the Merger Agreement or Excel's Board has recommended or accepted any Takeover Proposal, or has resolved to do any of the foregoing, or (2) any person has become the beneficial owner of more than 20% of the outstanding shares of Excel Common Stock.

    Excel may terminate the Merger Agreement at any time prior to the Effective Time if (1) the Dura Board has not recommended or has withdrawn, modified or changed its recommendation with respect to the issuance of Dura Class A Common Stock as contemplated by the Merger Agreement, or the Dura Board has recommended or accepted any Takeover Proposal or has resolved to do any of the foregoing,
(2) any person has become the beneficial owner of more than 20% of the outstanding shares of Dura Class A Common Stock; or (3) (a) the closing price on the Nasdaq National Market of the Dura Class A Common Stock is less than $24.00 per share on each trading day in any period of five (5) or more consecutive trading days (the "Measurement Period") beginning seven calendar days after execution of the Merger Agreement and (b) the closing price of the S&P 400 MidCap Index on the last day of the Measurement Period, as reported in THE WALL STREET JOURNAL, has not decreased by 20% or more from the closing price of the S&P 400 MidCap Index as of the date of the Merger Agreement and (c) the average of the closing prices on the last day of the Measurement Period of the companies included in Dura's industry peer group as set forth under the heading Performance Graph in Dura's proxy statement dated April 6, 1998, that are currently publicly traded (the "Peer Group"), as reported in THE WALL STREET JOURNAL, has not decreased by 20% or more from average of the closing prices of the Peer Group as of the date of the Merger Agreement and (d) Excel provides written notice to Dura of its election to terminate under this

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paragraph of the Merger Agreement by giving notice of such termination within five (5) trading days after the last day of any such Measurement Period.

TERMINATION FEES

    If the Merger Agreement is terminated pursuant to its terms, the Merger Agreement shall become void and of no effect on the liability on the part of any except that (1) certain covenants shall survive such termination and (2) such termination will not relieve any party from any liability for any willful breach of a representation or warranty contained in the Merger Agreement or the breach of any covenant contained in the Merger Agreement.

    In the event that Dura or Excel terminates the Merger Agreement as a result of the Excel Board or the Dura Board, as applicable, nor recommending, modifying, amending or withdrawing its approval or recommendation of the Merger, the Merger Agreement or its declaration that the Merger is advisable and fair to and in the best interests of Excel or Dura, as the case may be, or its shareholders or any person having become the beneficial owner of more than 20% of the outstanding shares of Excel Common Stock or Dura Class A Common Stock, as the case may be, then Dura or Excel, as the case may be, shall pay to the other party a fee of $12.5 million (the "Fee"), plus actual and reasonable out of pocket expenses (in the case of Dura, including those of Merger Sub) relating to the transactions contemplated by the Merger Agreement not to exceed $500,000 (the "Expenses"), unless the non-terminating party also had a right to terminate the Merger Agreement.

    In addition, (1) if Excel terminates the Merger Agreement because the Merger has not occurred before July 31, 1999 and before the date of termination a Takeover Proposal with respect to Excel was made; or (2) either Dura or Excel terminates the Merger Agreement at a time when Dura is entitled to terminate the Merger Agreement because the stockholders of Dura or Excel have not approved the Merger Agreement and, before the Excel Special Meeting but after the date of the Merger Agreement, a Takeover Proposal with respect to Excel was made, then, in each case, Excel shall (without prejudice to any other rights of Dura against Excel) pay to Dura the Expenses in cash. If within eighteen months after such termination, an Excel Acquisition Transaction (as defined below) occurs, then in addition to the Expenses, Excel shall pay the Fee to Dura promptly.

    An "Excel Acquisition Transaction" means any of the following events: (1) any person other than Dura or its affiliates, acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Excel Common Stock; (2) any new group is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Excel Common Stock (other than a group which includes or may reasonably be deemed to include Dura or any of its affiliates);
(3) Excel enters into an agreement, including, without limitation, an agreement in principle, providing for a merger, consolidation, share exchange, recapitalization or other business combination involving Excel or the acquisition of a 20% interest in, or at least 20% of the assets, business or operations of, Excel (other than the transactions contemplated by the Merger Agreement); or (4) any person (other than Dura or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Excel Common Stock which, together with all shares of Excel Common Stock beneficially owned by such person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of Excel Common Stock. For purposes of this definition, the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

    Lastly, (1) if Dura terminates the Merger Agreement because the Merger has not occurred prior to July 31, 1999 and before the date of termination a Takeover Proposal with respect to Dura was made; (2) either Dura or Excel terminate the Merger Agreement at a time when Excel is entitled to terminate the Merger Agreement because the stockholders of Dura or Excel have not approved the Merger Agreement and, before the Dura Special Meeting but after the date of the Merger Agreement, a Takeover Proposal with respect to Dura was made or (3) Dura terminates the Merger Agreement because it has not received the proceeds of the Financing then, in each case, Dura shall (without prejudice to any other rights of Dura against Excel) pay to Excel the Expenses in cash. If within eighteen months after such termination, a Dura Acquisition Transaction (as defined below) occurs, then in addition to the Expenses, Dura shall pay the Fee to Excel promptly.

    A "Dura Acquisition Transaction" means any of the following events: (A) any person acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Dura Class A Common Stock and Dura Class B Common Stock in the aggregate; (B) any new group is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Dura Class A Common Stock and Dura Class B Common Stock in the aggregate (other than a group which includes or may reasonably be deemed to include Dura or any of its affiliates);
(C) Dura enters into an agreement, including, without limitation, an agreement in principle, providing for a merger, consolidation, share exchange, recapitalization or other business combination involving Dura (other than the Merger Agreement) or the acquisition of a 20% interest in, or at least 20% of the assets, business or operations of, Dura or (D) any person (other than Excel or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Dura Class A Common Stock and Dura Class B Common Stock in the aggregate which, together with all shares of Dura Class A Common Stock beneficially owned by such Person, results or would result in such person being the beneficial owner of 20% or more of the outstanding shares of Dura Class A Common Stock and Dura Class B Common Stock in the aggregate.

AMENDMENT AND WAIVER

    The Merger Agreement may be amended by the parties by or pursuant to action taken by their respective Boards of Directors at any time before or after approval of Merger by the Excel shareholders, but, after any such approval, no amendment shall be made which by law requires further approval by the Excel shareholders without such further approval.

    At any time prior to the Effective Time, the parties may (1) extend the time for the performance of any of the obligations or other acts of the other parties to the Merger Agreement, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant to the Merger Agreement and (3) waive compliance with any of the agreements or conditions contained in the Merger Agreement which may legally be waived.

                              ACCOUNTING TREATMENT

    The Merger will be accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. Therefore, the aggregate consideration paid by Dura in connection with the merger will be allocated to Excel's assets and liabilities based on their fair market values, with any excess being treated as goodwill.

             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

    The following is a discussion of certain material federal income tax consequences of the Merger to Dura, Excel and the holders of Excel Common Stock who are citizens or residents of the United States or who are domestic corporations. This discussion is for general information only and does not purport to address all tax consequences of the Merger. The summary may not apply to Excel shareholders in special situations (such as dealers in securities or currencies, traders in securities, financial institutions, tax-exempt organizations, insurance companies, persons holding shares of Excel Common Stock as part of a hedging, "straddle," conversion or other integrated transaction, non-United States persons, persons whose functional currency is not the United States dollar or persons who acquired their shares of Excel Common Stock pursuant to the exercise of employee stock options or warrants, or otherwise as compensation). The following discussion assumes that the shares of Excel Common Stock are held as capital assets. In addition,

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
no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws.

    Neither Excel nor Dura has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger, and the opinions of counsel to Excel and special counsel to Dura as to the federal income tax consequences of the Merger to be delivered as conditions to the Merger will not be binding on the IRS.

TAX OPINION

    As conditions to the Merger (which conditions Dura and Excel have agreed may not be waived), Dura must receive an opinion of Kirkland & Ellis (a partnership including professional corporations), special counsel to Dura, and Excel must receive an opinion of Sommer & Barnard, PC, special counsel to Excel, subject to the assumptions set forth below, to the effect that, based upon present federal income tax law, the Merger will constitute a reorganization pursuant to Section 368(a) of the Code. Assuming that the Merger is a reorganization, (i) none of Dura, Excel or Merger Sub will recognize gain or loss as a result of the Merger,
(ii) the Excel shareholders that exchange their shares of Excel Common Stock solely for shares of Dura Common Stock will not recognize gain or loss in the Merger, and (iii) the Excel shareholders that exchange their shares of Excel Common Stock for shares of Dura Class A Common Stock and cash will recognize gain, if any, in the Merger but not in excess of the amount of cash received.

    Such opinions will be based on (i) certain representations and statements of Dura, Excel and Merger Sub, (ii) the assumption that such representations and statements will be complete and accurate as of the Effective Time, and (iii) the assumption that the Merger and related transactions will take place in accordance with all of the terms of the Merger Agreement and as described in this Joint Proxy Statement/ Prospectus.

    The following discussion addresses certain federal income tax consequences of the Merger to an Excel shareholder, assuming that the Merger will qualify as a reorganization.

ONLY SHARES OF DURA CLASS A COMMON STOCK RECEIVED

    Except as discussed below with respect to cash received in lieu of a fractional share of Dura Class A Common Stock, an Excel shareholder that receives only shares of Dura Class A Common Stock in exchange for such holder's shares of Excel Common Stock will not recognize gain or loss. The tax basis of the shares of Dura Class A Common Stock received in the Merger will be the same as the tax basis of the shares of Excel Common Stock exchanged therefor. The holding period of the shares of Dura Class A Common Stock received will include the holding period of shares of Excel Common Stock exchanged therefor.

ONLY CASH RECEIVED

    An Excel shareholder that receives solely cash in the Merger in exchange for such shareholder's shares of Excel Common Stock generally will recognize capital gain or loss measured by the difference between the amount of cash received with respect to each share of Excel Common Stock and the tax basis of each such share of Excel Common Stock exchanged therefor. If, however, any such shareholder actually or constructively owns shares of Dura Class A Common Stock after the Merger (as the result of constructive ownership of shares of Excel Common Stock that are exchanged for shares of Dura Class A Common Stock in the Merger, prior, actual or constructive ownership of shares of Dura Class A Common Stock, or otherwise), the cash received by such shareholder may, in certain circumstances, be taxed as a dividend. The circumstances under which dividend treatment may apply and the consequences thereof are similar to those discussed below under "--Shares of Dura Class A Common Stock and Cash Received-- Treatment of Gain Recognized," except that the amount treated as a dividend would not be limited to the amount of such shareholder's gain recognized in the transaction, and it is possible that there would be some variation in the manner in which the 302 Tests, as defined below, would be applied. See also "-- Effect of Overlapping or Constructive Ownership," for a general discussion of the effect of a shareholder's overlapping ownership on the dividend/capital gain issue.

SHARES OF DURA CLASS A COMMON STOCK AND CASH RECEIVED

    GENERAL. Except as discussed below with respect to cash received in lieu of a fractional share of Dura Common Stock, an Excel shareholder that receives both shares of Dura Class A Common Stock and cash in the Merger in exchange for shares of Excel Common Stock will not recognize loss in such exchange. However, under Section 356(a)(1) of the Code, the shareholder will recognize gain (if any) with respect to each share of Excel Common Stock exchanged (measured by the sum of the fair market value of the portion of a share of Dura Class A Common Stock received for such share of Excel Common Stock, plus the amount of any cash received for such share of Excel Common Stock, minus the tax basis of such share of Excel Common Stock) but only to the extent of the amount of any cash received in exchange for such share of Excel Common Stock. An Excel shareholder may receive both shares of Dura Class A Common Stock and cash as the result of (i) making a Stock Election and being prorated (if the Stock Election is oversubscribed), (ii) making a Cash Election and being prorated (if the Cash Election is oversubscribed) or (iii) failing to make any Election.

    TREATMENT OF GAIN RECOGNIZED. Under applicable Supreme Court precedent, any such gain recognized will be taxed as either gain from the sale or exchange of stock (i.e., capital gain) or as a dividend (to the extent of the shareholder's ratable share of earnings and profits), based upon whether such shareholder's interest in Dura was reduced sufficiently so that the cash received was not "essentially equivalent to a dividend" under Section 302 of the Code. For purposes of this determination, an Excel shareholder will be treated as if such shareholder had engaged in a hypothetical transaction in which such stockholder and all other Excel shareholders (1) received solely shares of Dura Class A Common Stock in exchange for all of their shares of Excel Common Stock, and (2) thereafter had a portion of such shares of Dura Class A Common Stock redeemed for the cash portion of the Merger Consideration. An Excel shareholder's hypothetical interest in Dura after step (1) is compared to such shareholder's interest in Dura subsequent to the deemed redemption in step (2). In each case, subject to limited exceptions, shares of Dura Class A Common Stock actually or constructively owned (under the constructive ownership rules described in "-- Effect of Overlapping or Constructive Ownership" below) by such shareholder will be considered owned for purposes of applying this test, even if such shares of Dura Class A Common Stock were not received or deemed received in the Merger.

    Under Section 302(b) of the Code, a distribution in redemption of stock will not be "essentially equivalent to a dividend" if (1) such shareholder's interest in Dura is completely terminated as a result of the transaction, (2) a shareholder's percentage interest in Dura is reduced more than 20% in the hypothetical redemption described above (the "20% safe harbor"), or (3) such shareholder's interest was "meaningfully reduced" by virtue of such hypothetical redemption (such tests, the "302 Tests"). While prong (3) of the 302 Tests requires a determination based on a shareholder's particular facts and circumstances, the IRS has indicated in published rulings that a distribution that results in any actual reduction in interest of an extremely small, minority stockholder in a publicly held corporation will meaningfully reduce the stockholder's interest in the corporation if the stockholder exercises no control with respect to corporate affairs.

    APPLICATION OF 302 TESTS. The discussion which follows considers the application of the 302 Tests to a shareholder that receives a combination of cash and Dura Class A Common Stock as the result of making a Cash Election or Stock Election that is oversubscribed (and hence subject to proration).

    The application of the 302 Tests in these cases will depend upon, in addition to the type of Election made by the shareholder, the extent to which
(i) the cash or stock portion of the Merger Consideration is oversubscribed,
(ii) the shareholder actually or constructively owns after the Merger any shares of Dura

Class A Common Stock which such shareholder did not receive, actually or constructively, in the Merger (e.g., shares of Dura Class A Common Stock which it owned actually or constructively before the Merger) and (iii) the shareholder constructively owns shares of Excel Common Stock immediately prior to the Effective Time. The discussions, under "--Cash Elections" and "--Stock Elections," below, do not consider the effect of such constructive or overlapping ownership, which is, however, discussed below in "--Effect of Overlapping or Constructive Ownership." Moreover, the statements below relating to the extent of a shareholder's reduction in interest in Dura under the 302 Tests are based upon certain mathematical assumptions as to the relative values of the cash portion of the Merger Consideration and the stock portion of the Merger Consideration, which assumptions may not be completely accurate as of the Effective Time. Therefore, the Excel shareholders should consult their own tax advisors as to the risk of dividend characterization with respect to any cash received in the Merger.

    - CASH ELECTIONS. If the cash portion of the Merger Consideration is oversubscribed (and therefore a portion of the consideration received under a Cash Election is Dura Class A Common Stock), an Excel shareholder making a Cash Election will have its interest in Dura reduced for purposes of the 302 Tests, although, if the Cash Election is heavily oversubscribed, the reduction may not qualify for the 20% safe harbor. The treatment of Excel shareholders making Cash Elections where the cash portion of the Merger Consideration is not oversubscribed is addressed above in "--Only Cash Received."

    - STOCK ELECTIONS. If the stock portion of the Merger Consideration is oversubscribed (and therefore a portion of the consideration received under a Stock Election is Cash), an Excel shareholder that makes a Stock Election will be subject to dividend treatment, unless the extent of such oversubscription is very substantial. The treatment of Excel shareholders making Stock Elections where the stock portion of the Merger Consideration is not oversubscribed is addressed above in "--Only Shares of Dura Class A Common Stock Received."

EFFECT OF OVERLAPPING OR CONSTRUCTIVE OWNERSHIP

    An Excel shareholder that (i) actually or constructively owns after the Merger any shares of Dura Class A Common Stock which such shareholder did not receive, actually or constructively in the Merger (e.g. shares of Dura Class A Common Stock which such shareholder owned actually or constructively before the Merger), or (ii) constructively owns shares of Excel Common Stock immediately prior to the Effective Time or shares of Dura Class A Common Stock immediately after the Effective Time, will be required to take such shares into account for purposes of applying the 302 Tests. Under the applicable constructive ownership rules of Section 318 of the Code, a shareholder will, in general, be treated as owning shares owned by certain family members and other related entities, or that are subject to options owned or deemed owned by such person. The actual or constructive ownership of such shares of Excel Common Stock may, in some circumstances, have the effect of causing an Excel shareholder that would otherwise qualify for capital gain treatment under the 302 Tests to fail to so qualify and subject such shareholder to dividend treatment on the cash portion of the Merger Consideration (to the extent of the shareholder's ratable share of earnings and profits), even if such shareholder receives solely cash in the Merger. Therefore, Excel shareholders who (1) constructively own shares of Excel Common Stock or (2) actually or constructively own shares of Dura Class A Common Stock should consult their tax advisors as to the tax consequences of receiving cash, whether such shareholder intends to make a Cash Election or Stock Election.

TREATMENT OF DIVIDENDS TO CORPORATE SHAREHOLDERS

    To the extent that cash received in exchange for shares of Excel Common Stock is treated as a dividend to a corporate shareholder, such shareholder will be (1) eligible for a dividends received deduction (subject to applicable limitations) and (2) subject to the "extraordinary dividend" provisions of the Code. Under recently enacted legislation, any cash which is treated as a dividend to a corporate shareholder will constitute an extraordinary dividend, except as otherwise provided in Treasury regulations which have yet to be promulgated. Consequently, the non-taxed portion of any such dividend would reduce a corporate shareholder's adjusted tax basis in the shares of Dura Class A Common Stock received in the Merger, but not below zero, and would thereafter be taxable as capital gain.

TAX BASIS AND HOLDING PERIOD OF SHARES OF DURA CLASS A COMMON STOCK RECEIVED IN
  THE MERGER

    The tax basis of each share of Dura Class A Common Stock received in the Merger will be the same as the tax basis of the shares of Excel Common Stock exchanged therefor, increased by the amount of gain recognized on the exchange with respect to such shares of Excel Common Stock (including any such gain that is treated as a dividend), decreased by any portion of such shares of Excel Common Stock which are converted into cash in lieu of receipt of a fractional share of Dura Class A Common Stock, and further decreased by the amount of cash received with respect to such shares of Excel Common Stock (other than cash received in lieu of a fractional share interest). As discussed above, corporate shareholders are subject to special adjustments with respect to the portion of any cash received in the Merger which is taxable as a dividend. See "--Treatment of Dividends to Corporate Shareholders." The holding period of the shares of Dura Class A Common Stock received will include the holding period of the shares of Excel Common Stock exchanged therefor.

FRACTIONAL SHARES

    If an Excel shareholder receives cash in lieu of a fractional share of Dura Class A Common Stock in the Merger, such cash amount will be treated as received in exchange for the fractional share of Dura Class A Common Stock. Gain or loss recognized as a result of that exchange will be equal to the cash amount received for the fractional share of Dura Class A Common Stock reduced by the proportion of the stockholder's tax basis in shares of Excel Common Stock exchanged and allocable to the fractional share of Dura Class A Common Stock.
  THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. THUS, EXCEL SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE,
  LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES
  IN THE TAX LAWS.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
                      (GIVING EFFECT TO THE EXCEL MERGER)

    The Unaudited Pro Forma Statement of Operations for the year ended December 31, 1997 gives effect to (i) the acquisitions of GT Automotive, Universal, Trident, the Hinge Business, Excel and Schade, (ii) the March 1998 issuance of the Trust Preferred Securities, and (iii) the June 1998 Offering, as if such transactions had occurred on January 1, 1997. The results of operations of Trident represent Trident's results of operations for its fiscal year ended March 31, 1998. The results of operations of VOFA, which was acquired in January 1997, are already included in the Company's results of operations for the year ended December 31, 1997. The results of operations of the Excel Parking Brake Business prior to its acquisition on May 4, 1997 and those of REOM prior to its acquisition on December 12, 1997 have not been included in the Company's pro forma results of operations for the year ended December 31, 1997 because such results are not material to the Company's results of operations taken as a whole.

    The Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1998 gives effect to (i) the acquisitions of Universal, Trident, the Hinge Business, Excel and Schade, (ii) the March 1998 issuance of the Trust Preferred Securities, and (iii) the June 1998 Offering, as if such transactions had occurred on January 1, 1998. The results of operations for GT Automotive are included in the Company's results of operations for the nine months ended September 30, 1998. The Unaudited Pro Forma Statement of Operations for the nine months ended September 30, 1998 excludes an extraordinary loss of $4.5 million, net of income taxes, that was recorded by the Company during the second quarter of 1998 representing the write-off of deferred financing fees related to the old bank credit agreement and the Trident debt.

    The Unaudited Pro Forma Balance Sheet as of September 30, 1998 gives effect to the acquisition of Excel, as if it had occurred on such date. The historical balance sheet of the Company as of September 30, 1998 already reflects the acquisitions of GT Automotive, Universal, Trident and the Hinge Business, the issuance of the Trust Preferred Securities and the June 1998 Offering. The historical balance sheet of Excel as of September 30, 1998 already reflects the acquisition of Schade.

    The unaudited pro forma financial data presented herein (collectively referred to as the "Excel Pro Formas") are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Operations do not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that the Company believes are reasonable. The Unaudited Pro Forma Financial Statements, and the accompanying notes, should be read in conjunction with the historical financial statements, including the notes thereto, included elsewhere or incorporated by reference in this Prospectus.

    Dura expects to achieve cost savings and synergies through the integration of the operations of Excel with those of Dura. The Unaudited Pro Forma Financial Statements set forth herein do not reflect any of these anticipated cost savings and synergies.

    The acquisitions of GT Automotive, Universal, Trident, the Hinge Business, Excel and Schade have been accounted for using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed have been recorded at their fair values as of the dates of their respective acquisitions. Except for GT Automotive, these amounts have been recorded based upon preliminary estimates as of such dates. Further adjustments to the acquired assets and assumed liabilities will be reflected as a change in goodwill.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                       GIVING EFFECT TO THE EXCEL MERGER
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                           TRIDENT        TRIDENT
                                                                        APRIL 1, 1997  DECEMBER 13,
                                                                           THROUGH     1997 THROUGH
                                               GT                       DECEMBER 12,     MARCH 31,       HINGE
                             COMPANY(1)   AUTOMOTIVE(2)  UNIVERSAL(3)      1997(4)        1998(5)     BUSINESS(6)  EXCEL(7)
                             -----------  -------------  -------------  -------------  -------------  -----------  ---------
Revenues...................   $ 449,111     $  40,641      $  40,664      $ 211,203      $  86,342     $  48,879   $ 962,333
Cost of sales..............     375,086        37,450         34,376        176,760         71,295        41,636     846,990
                             -----------  -------------  -------------  -------------  -------------  -----------  ---------
  Gross profit.............      74,025         3,191          6,288         34,443         15,047         7,243     115,343
Selling, general and
  administrative
  expenses.................      32,815         2,850          1,345         23,881          8,343         1,412      77,213
Amortization expense.......       3,600           280         --             --              1,267        --           2,054
                             -----------  -------------  -------------  -------------  -------------  -----------  ---------
  Operating income.........      37,610            61          4,943         10,562          5,437         5,831      36,076
Interest expense...........       9,298         1,693         --                 52          3,887        --          10,984
Other (income) expense,
  net......................      --            --             --                126            922        --          (1,930)
                             -----------  -------------  -------------  -------------  -------------  -----------  ---------
  Income before provision
    for income taxes and
    minority interest......      28,312        (1,632)         4,943         10,384            628         5,831      27,022
Provision for income
  taxes....................      11,670          (549)         1,977          4,799            505         2,332       9,458
Minority interest--trust
  preferred securities.....      --            --             --             --             --            --          --
Minority
  interest--Schade.........      --            --             --             --             --            --          --
                             -----------  -------------  -------------  -------------  -------------  -----------  ---------
  Net income (loss)........   $  16,642     $  (1,083)     $   2,966      $   5,585      $     123     $   3,499   $  17,564
                             -----------  -------------  -------------  -------------  -------------  -----------  ---------
                             -----------  -------------  -------------  -------------  -------------  -----------  ---------

Diluted shares outstanding
  (16).....................       8,868                                                                                5,078
                             -----------                                                                           ---------
                             -----------                                                                           ---------

Diluted earnings per share
  (16).....................   $    1.88
                             -----------
                             -----------

Basic shares outstanding
  (16).....................       8,808                                                                                5,078
                             -----------                                                                           ---------
                             -----------                                                                           ---------

Basic earnings per share...   $    1.89
                             -----------
                             -----------


                                           PRO FORMA      EXCEL
                              SCHADE(8)   ADJUSTMENTS   PRO FORMA
                             -----------  -----------  -----------
Revenues...................   $ 258,005    $  --        $2,097,178
Cost of sales..............     232,945      (13,119)(9)  1,803,419
                             -----------  -----------  -----------
  Gross profit.............      25,060       13,119      293,759
Selling, general and
  administrative
  expenses.................      13,029       (1,407) 10)    159,481
Amortization expense.......      --           11,963 (11     19,164
                             -----------  -----------  -----------
  Operating income.........      12,031        2,563      115,114
Interest expense...........       4,832       15,484 (12     46,230
Other (income) expense,
  net......................      --           --             (882)
                             -----------  -----------  -----------
  Income before provision
    for income taxes and
    minority interest......       7,199      (12,921)      69,766
Provision for income
  taxes....................       1,808       (3,742) 13)     28,258
Minority interest--trust
  preferred securities.....      --            2,486 (14      2,486
Minority
  interest--Schade.........      --            1,617 (15      1,617
                             -----------  -----------  -----------
  Net income (loss)........   $   5,391    $ (13,282)   $  37,405
                             -----------  -----------  -----------
                             -----------  -----------  -----------
Diluted shares outstanding
  (16).....................                    4,789       18,735
                                          -----------  -----------
                                          -----------  -----------
Diluted earnings per share
  (16).....................                             $    2.13
                                                       -----------
                                                       -----------
Basic shares outstanding
  (16).....................                    3,500       17,386
                                          -----------  -----------
                                          -----------  -----------
Basic earnings per share...                             $    2.15
                                                       -----------
                                                       -----------

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                       GIVING EFFECT TO THE EXCEL MERGER
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                              HINGE
                                                                  COMPANY(1)   UNIVERSAL(3)   TRIDENT(5)   BUSINESS(6)  EXCEL(7)
                                                                  -----------  -------------  -----------  -----------  ---------
Revenues........................................................   $ 498,383     $   7,836     $ 104,555    $  34,991   $ 758,462
Cost of sales...................................................     413,230         6,593        86,858       31,632     681,584
                                                                  -----------       ------    -----------  -----------  ---------
    Gross profit................................................      85,153         1,243        17,697        3,359      76,878
Selling, general and administrative expenses....................      33,986           318        15,278        1,400      55,044
Amortization expense............................................       6,724        --             1,303       --           1,113
                                                                  -----------       ------    -----------  -----------  ---------
  Operating income..............................................      44,443           925         1,116        1,959      20,721
Interest expense................................................      14,185        --             4,402       --           8,127
Other (income) expense, net.....................................      --            --               369       --          (1,521)
                                                                  -----------       ------    -----------  -----------  ---------
  Income before provision for income taxes and minority
    interest....................................................      30,258           925        (3,655)       1,959      14,115
Provision for income taxes......................................      12,591           370        (1,033)         784       1,304
Minority interest--trust preferred securities...................       1,297        --            --           --          --
Minority interest--Schade.......................................      --            --            --           --              87
                                                                  -----------       ------    -----------  -----------  ---------
  Net income (loss).............................................   $  16,370     $     555     $  (2,622)   $   1,175   $  12,724
                                                                  -----------       ------    -----------  -----------  ---------
                                                                  -----------       ------    -----------  -----------  ---------
Diluted shares outstanding (16).................................      11,158                                                5,078
                                                                  -----------                                           ---------
                                                                  -----------                                           ---------
Diluted earnings per share (16).................................   $    1.58
                                                                  -----------
                                                                  -----------
Basic shares outstanding (16)...................................      10,160                                                5,078
                                                                  -----------                                           ---------
                                                                  -----------                                           ---------
Basic earnings per share........................................   $    1.61
                                                                  -----------
                                                                  -----------

                                                                                 PRO FORMA       EXCEL
                                                                   SCHADE(8)    ADJUSTMENTS    PRO FORMA
                                                                  -----------  -------------  -----------
Revenues........................................................   $ 132,779     $  --         $1,537,006
Cost of sales...................................................     117,593        (8,295)(9)  1,329,195
                                                                  -----------  -------------  -----------
    Gross profit................................................      15,186         8,295       207,811
Selling, general and administrative expenses....................       7,494        --           113,520
Amortization expense............................................      --             5,175 (11     14,315
                                                                  -----------  -------------  -----------
  Operating income..............................................       7,692         3,120        79,976
Interest expense................................................       2,669         7,023 (12     36,406
Other (income) expense, net.....................................      --            --            (1,152)
                                                                  -----------  -------------  -----------
  Income before provision for income taxes and minority
    interest....................................................       5,023        (3,903)       44,722
Provision for income taxes......................................       1,419         2,677 (13     18,112
Minority interest--trust preferred securities...................      --               622 (14      1,919
Minority interest--Schade.......................................      --             1,081 (15      1,168
                                                                  -----------  -------------  -----------
  Net income (loss).............................................   $   3,604     $  (8,283)    $  23,523
                                                                  -----------  -------------  -----------
                                                                  -----------  -------------  -----------
Diluted shares outstanding (16).................................                     1,227        17,463
                                                                               -------------  -----------
                                                                               -------------  -----------
Diluted earnings per share (16).................................                               $    1.35
                                                                                              -----------
                                                                                              -----------
Basic shares outstanding (16)...................................                     2,139        17,377
                                                                               -------------  -----------
                                                                               -------------  -----------
Basic earnings per share........................................                               $    1.35
                                                                                              -----------
                                                                                              -----------

             NOTES TO UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
                      (GIVING EFFECT TO THE EXCEL MERGER)

 (1) Represents the results of operations of the Company for the period presented. For the year ended December 31, 1997 also includes the results of operations of VOFA, the Excel Parking Brake Business, GT Automotive and REOM from the dates of their respective acquisition. For the nine months ended September 30, 1998 also includes the results of operations of Universal, Trident and Hinge Business from their respective dates of acquisition.

 (2) For the year ended December 31, 1997, represents the results of operations for GT Automotive from January 1, 1997 through the date of acquisition, August 29, 1997.

 (3) For the year ended December 31, 1997, represents the results of operations for Universal for such period. For the nine months ended September 30, 1998, represents the results of operations of Universal from January 1, 1998 through the date of acquisition, March 8, 1998.

 (4) For the year ended December 31, 1997, represents the results of operations for Trident's predecessor, the FKI Automotive Group (the "FKI Automotive Group") of FKI plc (together with its subsidiaries, "FKI") for the period from April 1, 1997 to December 12, 1997. Trident acquired substantially all the assets and operations of FKI Automotive Group from FKI on December 12, 1997.

 (5) For the year ended December 31, 1997, represents the results of operations for Trident for the period from December 13, 1997 to March 31, 1998. Trident was formed on September 19, 1997 and had no operations prior to the acquisition of the FKI Automotive Group on December 12, 1997. For the nine months ended September 30, 1998, represents the results of operations of Trident for the period from January 1, 1998 through the date of acquisition, April 30, 1998.

 (6) For the year ended December 31, 1997, represents the results of operations for the Hinge Business for such period. For the nine months ended September 30, 1998, represents the results of operations for the Hinge Business from January 1, 1998 through the date of acquisition, August 31, 1998.

 (7) Represents the results of operations for Excel for such period. The results of operations for the nine months ended September 30, 1998 include the results of operations of Schade from July 1, 1998, the date of its acquisition, through September 30, 1998.

 (8) For the year ended December 31, 1997, represents the results of operations for Schade for such period. For the nine months ended September 30, 1998, represents the results of operations of Schade from January 1, 1998 through the date of its acquisition by Excel, July 1, 1998.

 (9) Reflects the change in depreciation expense resulting from adjustments to the depreciable lives of property, plant and equipment of GT Automotive, Universal, Trident, the Hinge Business, Excel and Schade to their estimated useful lives at the time of their acquisition and from adjustments to value such property, plant and equipment at fair value as of the date of acquisition as follows:

                                                            YEAR ENDED      NINE MONTHS ENDED
                                                         DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                         -----------------  ------------------
                                                                    (IN THOUSANDS)
GT Automotive..........................................      $      21          $   --
Universal..............................................            200                  33
Trident................................................          4,627               1,543
Hinge Business.........................................            713                 474
Excel..................................................          2,588               1,940
Schade.................................................          4,970               4,305
                                                               -------            --------
                                                             $  13,119          $    8,295
                                                               -------            --------
                                                               -------            --------

(10) Reflects adjustments for the period from April 1 to December 12, 1997 to eliminate the corporate charges to the FKI Automotive Group by FKI of $2.3 million, offset by management's estimate of ongoing corporate costs of $0.9 million.

(11) Represents the additional amortization of goodwill and other intangible assets for the year ended December 31, 1997 and the nine months ended September 30, 1998 arising from the acquisitions of GT Automotive, Universal, Trident, the Hinge Business, Excel and Schade, net of amortization of goodwill and other intangible assets previously recorded by GT Automotive, Trident, Excel and Schade:

                                                            YEAR ENDED      NINE MONTHS ENDED
                                                         DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                         -----------------  ------------------
                                                                    (IN THOUSANDS)
Amortization of Goodwill:
  GT Automotive........................................      $     994          $   --
  Universal............................................            522                  87
  Trident..............................................          7,040               2,347
  Hinge Business.......................................            592                 345
  Excel/Schade.........................................          6,416               4,812
                                                               -------            --------
                                                                15,564               7,591
                                                               -------            --------

Amortization previously recorded by:
  GT Automotive........................................           (280)             --
  Trident..............................................         (1,267)             (1,303)
  Excel/Schade.........................................         (2,054)             (1,113)
                                                               -------            --------
                                                                (3,601)             (2,416)
                                                               -------            --------
    Net increase.......................................      $  11,963          $    5,175
                                                               -------            --------
                                                               -------            --------

    Goodwill is amortized on a straight-line basis over a forty-year period. Other intangible assets, principally bank financing fees, are amortized over the useful life of the related asset.

(12) Represents the change in interest expense for the year ended December 31, 1997 and the nine months ended September 30, 1998 arising from indebtedness incurred in connection with the acquisitions of GT Automotive, Universal, Trident, the Hinge Business, Excel and Schade, net of the interest expense previously recorded by GT Automotive, Trident, Excel and Schade, and net of the interest expense reduction arising from the application of the net proceeds from the offering of the Trust Preferred Securities and the June 1998 Offering as follows:

                                                            YEAR ENDED      NINE MONTHS ENDED
                                                         DECEMBER 31, 1997  SEPTEMBER 30, 1998
                                                         -----------------  ------------------
                                                                    (IN THOUSANDS)
Interest expense arising from the acquisition of:
  GT Automotive........................................      $   2,660          $   --
  Universal............................................          1,300                 217
  Trident..............................................         15,420               5,140
  Hinge Business.......................................          2,599               1,732
  Excel/Schade.........................................         26,152              19,614
                                                               -------            --------
                                                                48,131              26,703
                                                               -------            --------
Interest expense previously recorded by:
  GT Automotive........................................         (1,693)             --
  Trident..............................................         (3,939)             (4,402)
  Excel................................................        (10,984)             (8,127)
  Schade...............................................         (4,832)             (2,669)
                                                               -------            --------
                                                               (21,448)            (15,198)
                                                               -------            --------
Reduction in interest expense as a result of the
  application of the proceeds from:
  Trust Preferred Securities...........................         (3,681)             (1,036)
  June 1998 Offering...................................         (7,518)             (3,446)
                                                               -------            --------
Net increase...........................................      $  15,484          $    7,023
                                                               -------            --------
                                                               -------            --------

    Pro forma interest expense was calculated using the Company's average borrowing rate of approximately 7% for the year ended December 31, 1997 and the nine months ended September 30, 1998.

(13) Adjusts the provision for income taxes on a pro forma basis to reflect the Company's incremental tax rate of 40.5%.

(14) Represents dividends, net of income taxes, on the Trust Preferred Securities for the period prior to their issuance in March 1998.

(15) Represents the minority interest in the earnings of Schade.

(16) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A and Class B Stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method and assumes the conversion of the Trust Preferred Securities into shares of Class A Common Stock. Pro forma diluted earnings per share for the nine months ended September 30, 1998 excludes the conversion of the Trust Preferred Securities (into approximately 1,289,000 shares of Class A Common Stock), as their effect is anti-dilutive. Pro forma weighted average shares outstanding include the effects of the shares that will be issued in connection with the acquisition of Excel.

                       UNAUDITED PRO FORMA BALANCE SHEET
                       GIVING EFFECT TO THE EXCEL MERGER

                            AS OF SEPTEMBER 30, 1998

                             (DOLLARS IN THOUSANDS)

                                                                HISTORICAL
                                                          ----------------------   PRO FORMA      EXCEL
                                                           COMPANY      EXCEL     ADJUSTMENTS   PRO FORMA
                                                          ----------  ----------  -----------  ------------
                         ASSETS
Current assets:
  Cash and cash equivalents.............................  $   13,014  $   15,780   $ (18,794)(1) $     10,000
  Accounts receivable, net..............................     163,270     196,623      --            359,893
  Inventories...........................................      54,083      61,635      --            115,718
  Other current assets..................................      43,401      48,052      --             91,453
                                                          ----------  ----------  -----------  ------------
      Total current assets..............................     273,768     322,090     (18,794)       577,064

Property, plant and equipment, net......................     180,776     231,346                    412,122
Goodwill, net...........................................     396,886      37,710    (192,353)(3)      598,303
                                                                                     356,060(2)
Other assets, net.......................................      49,026      15,689       8,000(1)       67,815
                                                                                      (4,900)(4)
                                                          ----------  ----------  -----------  ------------
                                                          $  900,456  $  606,835   $ 148,013   $  1,655,304
                                                          ----------  ----------  -----------  ------------
                                                          ----------  ----------  -----------  ------------
        LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of debt............................  $    7,906  $   27,536   $ (35,442)(1) $    --
  Accounts payable......................................      91,285     119,654      --            210,939
  Accrued liabilities...................................     106,351      61,470      (1,960)(4)      165,861
                                                          ----------  ----------  -----------  ------------
      Total current liabilities.........................     205,542     208,660     (37,402)       376,800

Long-term debt, net.....................................     238,771     153,673    (401,984)(1)      602,708
                                                                                     612,248(1)
Senior subordinated notes...............................      75,000      --          --             75,000
Other noncurrent liabilities............................      99,221      45,843      --            145,064

Minority interests......................................      --           6,306      --              6,306

Mandatorily redeemable convertible trust preferred
 securities.............................................      55,250      --          --             55,250
                                                          ----------  ----------  -----------  ------------

Stockholders' investment
  Preferred stock.......................................      --          --          --            --
  Class A common stock..................................          90     112,953          51(5)          141
                                                                                    (112,953)(3)
  Class B common stock..................................          33      --          --                 33
  Additional paid-in capital............................     171,252      --         170,393(5)      341,645
  Retained earnings.....................................      54,148      78,667     (78,667)(3)       51,208
                                                                                      (2,940)(4)
  Cumulative translation adjustment.....................       1,149         733        (733)(3)        1,149
                                                          ----------  ----------  -----------  ------------
      Total stockholders' investment....................     226,672     192,353     (24,849)       394,176
                                                          ----------  ----------  -----------  ------------
                                                          $  900,456  $  606,835   $ 148,013   $  1,655,304
                                                          ----------  ----------  -----------  ------------
                                                          ----------  ----------  -----------  ------------

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
                      (GIVING EFFECT TO THE EXCEL MERGER)
                             (DOLLARS IN THOUSANDS)

(1) To reflect the financing transactions related to the acquisition of Excel. The Company financed these acquisitions with cash on hand, borrowings under the Bank Credit Agreement and the issuance of Class A Common Stock. The following is a summary of the sources and uses of funds in connection with the acquisition of Excel:

SOURCES:
--------------------------------------
Dura revolving credit facility........  $  147,248
Term Loan A...........................     265,000
Term Loan B...........................     200,000
                                        ----------
  Total long-term sources.............     612,248
                                        ----------
Cash on hand..........................      18,794
Issuance of Class A Common Stock......     170,444
                                        ----------
Total sources.........................  $  801,486
                                        ----------
                                        ----------
USES:
--------------------------------------
Purchase equity--Excel................  $  334,560
Transaction costs.....................      21,500
                                        ----------
                                           356,060
Financing fees........................       8,000
                                        ----------
  Total long-term uses................     364,060
                                        ----------
Refinance Dura current maturities.....       7,906
Refinance Excel current maturities....      27,536
                                        ----------
  Total current debt refinanced.......      35,442
                                        ----------
Refinance Dura long-term debt.........     238,771
Refinance Excel debt..................     153,673
Excel prepayment penalties, net.......       9,540
                                        ----------
  Total long-term debt refinanced.....     401,984
                                        ----------
Total uses............................  $  801,486
                                        ----------
                                        ----------

(2) To reflect the incremental goodwill recognized in connection with the acquisition of Excel. The adjustment represents the purchase price of the Excel equity of $334,560 plus transaction costs of $21,500. The goodwill will be amortized on a straight-line basis over a forty-year period.

(3) To eliminate Excel's historical stockholders' investment.

(4) Represents the write off of deferred financing fees of approximately $4,900 related to the Bank Credit Agreement and the Excel debt, net of tax benefits of approximately $1,960. The net loss of $2,940 on the write off of the deferred financing fees will be recorded as an extraordinary loss by the Company during the second quarter of 1999.

(5) To reflect the issuance of 5,078,412 shares of Class A Common Stock in connection with the acquisition of Excel.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS
         (GIVING EFFECT TO THE EXCEL MERGER AND THE ADWEST ACQUISITION)

    The following Unaudited Pro Forma Statements of Operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 give effect to the transactions described in the Excel Pro Formas and the acquisitions of Adwest and Heidemann Verwaltungs GmbH ("Heidemann") as if they had occurred at the beginning of the period presented. For the year ended December 31, 1997, the results of operations of Heidemann represents its results from the beginning of its fiscal year (February 1, 1997) through the date of its acquisition by Adwest (September 11, 1997). The results of operations for Heidemann for the month of January 1997 have been excluded as they are not material to the Company's pro forma results of operations taken as a whole. Heidemann's results of operations for the nine months ended September 30, 1998 are already included in Adwest's results of operations for such period.

    The following Unaudited Pro Forma Balance Sheet as of September 30, 1998 gives effect to the transactions described in the Excel Pro Formas and the acquisition of Adwest as if such transactions had occurred on such date. The September 30, 1998 balance sheet of Adwest already reflects its acquisition of Heidemann.

    The unaudited pro forma financial data presented herein are based on the assumptions and adjustments described in the accompanying notes. The Unaudited Pro Forma Statements of Operations do not purport to represent what the Company's results of operations actually would have been if the events described above had occurred as of the dates indicated or what such results would be for any future periods. The Unaudited Pro Forma Financial Statements are based upon assumptions and adjustments that the Company believes are reasonable. The Unaudited Pro Forma Financial Statements, and the accompanying notes, should be read in conjunction with the historical financial statements, including the notes thereto, included elsewhere or incorporated by reference in this Prospectus.

    The acquisition of Adwest is presented using the purchase method of accounting and, accordingly, the assets acquired and liabilities assumed will be recorded at their estimated fair values. These pro forma amounts have been reflected based upon preliminary estimates. Further adjustments to the assets to be acquired and liabilities to be assumed will be reflected as a change in goodwill.

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
          GIVING EFFECT TO THE EXCEL MERGER AND THE ADWEST ACQUISITION
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         EXCEL                                    PRO FORMA
                                     PRO FORMAS (1)  ADWEST (2)  HEIDEMANN (3)   ADJUSTMENTS    PRO FORMA
                                     --------------  ----------  --------------  ------------  ------------
Revenues...........................   $  2,097,178   $  287,146    $   89,975    $    --       $  2,474,299
Cost of sales......................      1,803,419      235,951        76,837          (3,000 (4)    2,113,207
                                     --------------  ----------  --------------  ------------  ------------
  Gross profit.....................        293,759       51,195        13,138           3,000       361,092
Selling, general and administrative
 expenses..........................        159,481       23,938         8,537         --            191,956
Amortization expense...............         19,164        2,718        --               2,506(5)       24,388
                                     --------------  ----------  --------------  ------------  ------------
  Operating income.................        115,114       24,539         4,601             494       144,748
Interest expense...................         46,230        5,707         1,376          16,777(6)       70,090
Other income, net..................           (882)      --            --             --               (882)
                                     --------------  ----------  --------------  ------------  ------------
  Income before provision for
    income taxes and minority
    interest.......................         69,766       18,832         3,225         (16,283)       75,540
Provision for income taxes.........         28,258        6,763         1,607          (4,521 (7)       32,107
Minority interest--trust
 convertible preferred
 securities........................          2,486       --            --             --              2,486
Minority interest..................          1,617          734           160         --              2,511
                                     --------------  ----------  --------------  ------------  ------------
  Net income.......................   $     37,405   $   11,335    $    1,458    $    (11,762) $     38,436
                                     --------------  ----------  --------------  ------------  ------------
                                     --------------  ----------  --------------  ------------  ------------
Diluted shares outstanding (8).....         18,735                                                   18,735
                                     --------------                                            ------------
                                     --------------                                            ------------
Diluted earnings per share (8).....   $       2.13                                             $       2.18
                                     --------------                                            ------------
                                     --------------                                            ------------
Basic shares outstanding (8).......         17,386                                                   17,386
                                     --------------                                            ------------
                                     --------------                                            ------------
Basic earnings per share...........   $       2.15                                             $       2.21
                                     --------------                                            ------------
                                     --------------                                            ------------

                  UNAUDITED PRO FORMA STATEMENTS OF OPERATIONS
          GIVING EFFECT TO THE EXCEL MERGER AND THE ADWEST ACQUISITION
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            EXCEL                    PRO FORMA
                                                        PRO FORMAS (1)  ADWEST (2)  ADJUSTMENTS   PRO FORMA
                                                        --------------  ----------  -----------  ------------
Revenues..............................................   $  1,537,006   $  202,951   $  --       $  1,739,957
Cost of sales.........................................      1,329,195      176,188      (1,500)(4)    1,503,883
                                                        --------------  ----------  -----------  ------------
  Gross profit........................................        207,811       26,763       1,500        236,074
Selling, general and administrative expenses..........        113,520       10,849      --            124,369
Amortization expense..................................         14,315        1,140       1,472(5)       16,927
                                                        --------------  ----------  -----------  ------------
  Operating income....................................         79,976       14,774          28         94,778
Interest expense......................................         36,406        4,955       6,975(6)       48,336
Other income, net.....................................         (1,152)      --          --             (1,152)
                                                        --------------  ----------  -----------  ------------
  Income before provision for income taxes and
    minority interest.................................         44,722        9,819      (6,947)        47,594
Provision for income taxes............................         18,112        3,114      (1,194)(7)       20,032
Minority interest--trust preferred securities.........          1,919       --          --              1,919
Minority interest.....................................          1,168          427      --              1,595
                                                        --------------  ----------  -----------  ------------
  Net income..........................................   $     23,523   $    6,278   $  (5,753)  $     24,048
                                                        --------------  ----------  -----------  ------------
                                                        --------------  ----------  -----------  ------------
Diluted shares outstanding (8)........................         17,463                    1,289         18,752
                                                        --------------              -----------  ------------
                                                        --------------              -----------  ------------
Diluted earnings per share (8)........................   $       1.35                            $       1.38
                                                        --------------                           ------------
                                                        --------------                           ------------
Basic shares outstanding (8)..........................         17,377                                  17,377
                                                        --------------                           ------------
                                                        --------------                           ------------
Basic earnings per share..............................   $       1.35                            $       1.38
                                                        --------------                           ------------
                                                        --------------                           ------------

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
         (GIVING EFFECT TO THE EXCEL MERGER AND THE ADWEST ACQUISITION)
                             (DOLLARS IN THOUSANDS)

(1) Represents the unaudited pro forma results of operations of the Company for the periods indicated, giving effect to the transactions described in the Excel Pro Formas.

(2) For the year ended December 31, 1997, includes the results of operations of Heidemann from September 11, 1997, the date of its acquisition by Adwest. For the nine months ended September 30, 1998, represents the combined results of operations of Adwest and Heidemann for the six months ended June 30, 1998. The results of Adwest and Heidemann are included for the six month period ended June 30, 1998 because Adwest is a United Kingdom public limited company and has not prepared or publicly released financial information for the nine months ended September 30, 1998.

(3) For the year ended December 31, 1997, represents the results of operations for Heidemann from the beginning of its fiscal year (February 1, 1997) to the date of its acquisition by Adwest (September 11, 1997). The results of operations for Heidemann for the month of January 1997 have been excluded as they are not material to the Company's pro forma results of operations taken as a whole.

(4) Represents the change in depreciation expense resulting from adjustments to the depreciable lives of property, plant and equipment of Adwest and Heidemann to their estimated useful lives at the time of the acquisition of Adwest.

(5) Represents the amortization of goodwill for the year ended December 31, 1997 ($5,224) and the six months ended June 30, 1998 ($2,612) arising from the acquisition of Adwest and Heidemann, net of amortization previously recorded by Adwest ($2,718 for the year ended December 31, 1997 and $1,140 for the six months ended June 30, 1998).

(6) Represents the interest expense for the year ended December 31, 1997 ($23,860) and the six months ended June 30, 1998 ($11,930) arising from indebtedness incurred in connection with the acquisition of Adwest, net of the interest expense previously recorded by Adwest ($7,083 for the year ended December 31, 1997 and $4,955 for the six months ended June 30, 1998).

(7) Adjusts the provision for income taxes on a pro forma basis to reflect the Company's incremental European tax rate of 35%.

(8) Basic earnings per share were computed by dividing net income by the weighted average number of shares of Class A and Class B Stock outstanding during the year. Diluted earnings per share include the dilutive effects of outstanding stock options using the treasury stock method and assumes the conversion of the Trust Preferred Securities into shares of Class A Common Stock. Pro Forma weighted average shares outstanding include the effects of the shares that will be issued in connection with the acquisition of Excel.

                       UNAUDITED PRO FORMA BALANCE SHEET
           (GIVING EFFECT TO THE EXCEL MERGER AND ADWEST ACQUISITION)
                            AS OF SEPTEMBER 30, 1998
                             (DOLLARS IN THOUSANDS)

                                                                                                  EXCEL AND
                                                             EXCEL                   PRO FORMA      ADWEST
                                                          PRO FORMAS    ADWEST(4)   ADJUSTMENTS   PRO FORMA
                                                         -------------  ----------  -----------  ------------
                        ASSETS
Current assets:
  Cash and cash equivalents............................   $    10,000   $   32,558   $ (15,000)(1) $     27,558
  Accounts receivable, net.............................       359,893       74,227                    434,120
  Inventories..........................................       115,718       29,319                    145,037
  Other current assets.................................        91,453        9,327                    100,780
                                                         -------------  ----------  -----------  ------------
    Total current assets...............................       577,064      145,431     (15,000)       707,495

Property, plant and equipment, net.....................       412,122      100,294                    512,416
Goodwill, net..........................................       598,303      106,877    (120,089)(3)      807,291
                                                                                       222,200(2)
Other assets, net......................................        67,815       16,896       5,000(1)       89,711
                                                         -------------  ----------  -----------  ------------
                                                          $ 1,655,304   $  369,498   $  92,111   $  2,116,913
                                                         -------------  ----------  -----------  ------------
                                                         -------------  ----------  -----------  ------------
       LIABILITIES AND STOCKHOLDERS' INVESTMENT
Current liabilities:
  Current maturities of debt...........................   $   --        $   16,310   $ (16,310)(1) $    --
  Accounts payable.....................................       210,939       62,621                    273,560
  Accrued liabilities..................................       165,861       54,567                    220,428
                                                         -------------  ----------  -----------  ------------
    Total current liabilities..........................       376,800      133,498     (16,310)       493,988

Long-term debt, net....................................       602,708       89,626     (89,626)(1)      920,844
                                                                                       318,136(1)
Senior subordinated notes..............................        75,000       --                         75,000
Other noncurrent liabilities...........................       145,064       21,018                    166,082
Minority interests.....................................         6,306        5,267                     11,573
Mandatorily redeemable convertible trust preferred
 securities............................................        55,250       --                         55,250
                                                         -------------  ----------  -----------  ------------
Stockholders' investment
  Preferred stock......................................       --            --                        --
  Class A common stock.................................           141       34,310     (34,310)(3)          141
  Class B common stock.................................            33       --                             33
  Additional paid-in capital...........................       341,645       34,728     (34,728)(3)      341,645
  Retained earnings....................................        51,208       52,258     (52,258)(3)       51,208
  Cumulative translation adjustment....................         1,149       (1,207)      1,207(3)        1,149
                                                         -------------  ----------  -----------  ------------
    Total stockholders' investment.....................       394,176      120,089    (120,089)       394,176
                                                         -------------  ----------  -----------  ------------
                                                          $ 1,655,304   $  369,498   $  92,111   $  2,116,913
                                                         -------------  ----------  -----------  ------------
                                                         -------------  ----------  -----------  ------------

                   NOTES TO UNAUDITED PRO FORMA BALANCE SHEET
         (GIVING EFFECT TO THE EXCEL MERGER AND THE ADWEST ACQUISITION)
                             (DOLLARS IN THOUSANDS)

(1) To reflect the financing transactions related to the acquisition of Adwest. The acquisition will be financed with borrowings under a Bank Credit Agreement. The following is a summary of the sources and uses of funds in connection with the acquisition of Adwest:

SOURCES:
------------------------------------------
Borrowing under
  Bank Credit Agreement...................    $318,136
Adwest cash on hand.......................      15,000
                                            ----------

  Total sources...........................    $333,136
                                            ----------
                                            ----------
USES:
------------------------------------------
Purchase Adwest outstanding shares........    $207,200
Transaction costs.........................      15,000
                                            ----------
                                               222,200
Financing fees............................       5,000
Refinance Adwest current maturities.......      16,310
Refinance Adwest long-term debt...........      89,626
                                            ----------
  Total uses..............................    $333,136
                                            ----------
                                            ----------

 (2) To reflect the incremental goodwill to be recognized in connection with the acquisition of Adwest. The goodwill will be amortized on a straight-line basis over a forty year period.

 (3) To eliminate Adwest's historical stockholders' investment.

 (4) The balance sheet of Adwest is included as of June 30, 1998 because Adwest is a United Kingdom public limited company and has not prepared or publicly released financial information as of September 30, 1998.

                       DESCRIPTION OF DURA CAPITAL STOCK

GENERAL MATTERS

    The total amount of authorized capital stock of Dura consists of 30,000,000 shares of Class A Common Stock, par value $0.01 per share, 10,000,000 shares of Class B Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). As of January 18, 1999, 9,029,085 shares of Class A Common Stock, 3,325,303 shares of Class B Common Stock and no shares of Preferred Stock were issued and outstanding. The following summary of certain provisions of Dura's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Restated Certificate and the Dura By-laws that are included as exhibits to the registration statement of which this Joint Proxy Statement/Prospectus forms a part and by the provisions of applicable law.

    The Restated Certificate and the Dura By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and which may have the effect of delaying, deferring or preventing a future takeover or change in control of Dura unless such takeover or change in control is approved by the Board.

CLASS A COMMON STOCK

    All of the outstanding shares of Class A Common Stock are, and the shares of Class A Common Stock to be issued by Dura to Excel shareholders in connection with the Merger will be, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Class A Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board may from time to time determine. The shares of Class A Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of Dura. Upon liquidation, dissolution or winding up of Dura, the holders of Class A Common Stock are entitled to receive pro rata the assets of Dura which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Class A Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. Except as otherwise required by law or the Restated Certificate, the Class A Common Stock and Class B Common Stock vote together on all matters submitted to a vote of the stockholders, including the election of Directors.

    The Class A Common Stock is traded on the Nasdaq National Market under the symbol "DRRA."

CLASS B COMMON STOCK

    The issued and outstanding, shares of Class B Common Stock generally have identical rights to those of the Class A Common Stock except with respect to voting power and conversion rights. Each share of Class B Common Stock is entitled to ten votes on all matters submitted to a vote of stockholders, as compared to one vote for each share of Class A Common Stock. Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis at the option of the holder, and mandatorily convertible upon any transfer thereof (except to affiliates) and at any time that Onex DHC LLC, J2R and certain stockholders affiliated with Hidden Creek, in the aggregate, do not beneficially own at least 10% of the total outstanding shares of Common Stock. After giving effect to the Merger, these stockholders will collectively own approximately 11% of the total outstanding shares of Common Stock. The Class B Common Stock is not registered under the Securities Act and is not listed for trading on any national securities exchange or on the Nasdaq National Market.

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
PREFERRED STOCK

    The Board may, without further action by Dura's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Class A Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of Dura before any payment is made to the holders of shares of Class A Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of Dura's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of Directors then in office, the Board, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Class A Common Stock. Upon consummation of the Merger, there will be no shares of Preferred Stock outstanding, and Dura has no present intention to issue any shares of Preferred Stock. The affirmative vote of two-thirds of the Board is required to issue any Preferred Stock.

TRANSFER AGENT AND REGISTRAR

    The Transfer Agent and Registrar for the Class A Common Stock is Firstar Bank Milwaukee, N.A.

                        COMPARISON OF CERTAIN RIGHTS OF
                    DURA STOCKHOLDERS AND EXCEL SHAREHOLDERS

    The rights of Dura stockholders are governed by Dura's Restated Certificate, the Dura By-laws and the Delaware General Corporation Law ("Delaware Corporate Law"). The rights of Excel shareholders are governed by Excel's Articles of Incorporation, as amended (the "Excel Articles"), its Code of By-laws (the "Excel By-laws") and the Indiana Business Corporation Law ("Indiana Corporate Law"). After the Merger, the rights of Excel shareholders who become Dura stockholders will be governed by the Dura Restated Certificate, the Dura By-laws and the Delaware Corporate Law. The following is a summary of the material differences between the rights of Dura stockholders and Excel shareholders.

AMENDMENT OF CHARTER DOCUMENTS

    DURA. Under Delaware Corporate Law, the amendment of a corporation's certificate of incorporation requires the affirmative vote of a majority of votes entitled to be cast thereon, unless a corporation's certificate of incorporation provides otherwise. The Dura Restated Certificate provides that
Article VIII (prohibition of shareholder action by written consent), IX (rights of directors) and X (amendment) of the Dura Restated Certificate cannot be amended or repealed without the approval of 80% of the voting power of the Dura Class A Common Stock and Dura Class B Common Stock voting together as a single class.

    EXCEL. Under Indiana Corporate Law, the amendment of a corporation's articles of incorporation requires generally that, if a quorum is present, action on an amendment is approved if the votes cast favoring the amendment exceed the votes cast opposing the amendment, unless the articles of incorporation or the Indiana Corporate Law require a greater number of affirmative votes. In addition, the amendment must be approved by a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters' rights. The Excel Articles do not provide otherwise.

AMENDMENT OF BY-LAWS

    DURA. Under Delaware Corporate Law, holders of a majority of the voting power of a corporation and, when provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the by-laws of a corporation. The Dura Restated Certificate grants the directors of Dura the power to make, alter or repeal the Dura By-laws; provided, however, that Sections 2 (number, election of term of directors), 3 (removal and resignation of directors), 4 (procedure for filling vacancies on the board of directors) and 5 (procedures for nominating directors) of Article III and
Article V of the Dura By-laws cannot be amended or repealed by the stockholders of Dura without the affirmative vote of 80% of the voting power of the Dura's outstanding Class A Common Stock and Class B Common Stock.

    EXCEL. Unless a corporation's articles of incorporation provide otherwise, under Indiana Corporate Law, only a corporation's board of directors may amend or repeal a corporation's by-laws. The Excel Articles do not provide otherwise.

PROVISIONS AFFECTING BUSINESS COMBINATIONS

    DURA. Section 203 of the Delaware Corporate Law provides generally that a corporation may not engage in a wide range of "business combinations" with any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced (excluding shares owned by

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persons who are directors and also officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

    EXCEL. Section 23-1-43-18 of the Indiana Corporate Law provides that a corporation may not engage in any "business combination" with any "interested shareholder" for a period of five years following the interested shareholder's share acquisition date unless the business combination or the purchase of shares made by the interested shareholder is approved by the board of directors of the corporation before the interested shareholder's share acquisition date. A "business combination" under Indiana Corporate Law is generally defined as any of the following transactions involving the corporation and an interested shareholder thereof: (i) a merger or consolidation; (ii) a sale, lease, exchange, mortgage, pledge, transfer, or other disposition of 10% or more of corporation's assets or representing 10% or more of the earning power or net income of the corporation; (iii) an issuance or transfer of shares of the corporation's stock representing 5% or more of the aggregate market value of all of such corporation's outstanding stock; (iv) the adoption of a plan of liquidation or dissolution proposed by or under agreement with such interested shareholder; (v) a transaction having the effect of directly or indirectly increasing the proportionate share of the corporation's stock held by such interested shareholder; or (vi) any receipt by such interested shareholder of the benefit of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages. An "interested shareholder" under Indiana Corporate Law is generally defined as any person owning 10% or more of the voting power of the outstanding voting shares of the corporation.

CONTROL SHARE ACQUISITION LAWS

    Chapter 23-1-42 of the Indiana Corporate Law requires that, unless the articles or by-laws of a corporation exempt the corporation therefrom (which Excel's Articles and By-laws do not), any person who proposes to acquire or has acquired (a "control share acquisition") ownership of (or the power to direct the voting of) shares representing one-fifth, one-third, or a majority of the voting power of an issuing public corporation in the election of directors must provide the corporation with a statement describing such acquisition (an "acquiring person statement"). If the acquiring person so requests at the time of delivery of such statement (and undertakes to pay the expenses relating thereto), the corporation shall cause a special meeting of its shareholders to be called for the purpose of considering the voting rights to be accorded the shares acquired in the control share acquisition. The shares so acquired shall be accorded the same voting rights as were accorded such shares before the control share acquisition only to the extent granted by resolution of the shareholders of such corporation. Shares acquired in a control share acquisition as to which no acquiring person statement has been filed may be redeemed by the corporation at the fair value thereof under certain circumstances. In the event that shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired shares representing a majority or more of all voting power, the other shareholders will be entitled to appraisal rights. The Delaware Corporate Law does not contain a comparable provision.

ANTITAKEOVER LAWS

    Chapter 23-2-3.1 of the Indiana Corporate Law provides that a person shall not make a takeover offer unless the following conditions are satisfied: (i) a statement which consists of each document required to be filed with the Commission is filed with the Indiana securities commissioner and delivered to the president of the target company before making the takeover offer; (ii) a consent to service of process and the requisite filing fee accompanies the statement filed with the Indiana securities commissioner; (iii) the takeover offer is made to all offerees holding the same class of equity securities on substantially equivalent terms; (iv) a hearing is held within 20 business days after the statement described in clause (i) above is filed; and (v) the Indiana securities commissioner shall have approved the takeover offer. In addition, such section provides that no offeror may acquire any equity security of any class of a target company within two years following the conclusion of a takeover offer with respect to that class, unless the holder of such equity security is afforded, at the time of that acquisition, a reasonable opportunity to dispose of such securities to the offeror upon substantially equivalent terms. A "takeover offer" means an offer to acquire or an acquisition of any equity security of a target company pursuant to a tender offer or request or invitation for tenders if, after the acquisition, the offeror is directly or indirectly a record or beneficial owner of more than ten percent of any class of the outstanding equity securities of the target company. A "target company" means an issuer of securities which is organized under the laws of Indiana, has its principal place of business in Indiana and has substantial assets in Indiana. Delaware Corporate Law does not contain a comparable provision.

ANTITAKEOVER PROVISIONS OF THE EXCEL ARTICLES

    In addition, the Excel Articles provide that every holder of Excel Common Stock, other than a "controlling person" or a transferee of a "controlling person," has the right to cause Excel to redeem its shares in the event that (1) any person becomes a "controlling stockholder," (2) any "controlling stockholder" makes a further "unilateral tender offer," or (3) any controlling stockholder causes or permits the Board of Directors or the management of Excel to adopt any resolution pursuant to which it is proposed or intended to merge or consolidate with or to sell the corporation's assets to another corporation or entity which is or will be controlled by the controlling person. In the event any person becomes a "controlling person," this provision cannot be amended or repealed without the consent of 85% of Excel's stockholders. A "controlling person" shall mean any person who has an ownership interest in 40% or more of the outstanding Excel Common Stock and who has acquired any such shares by means of a "unilateral tender offer." A "unilateral tender offer" is any tender offer to purchase shares, other than tender offers which, prior to being made, have been expressly recommended by the Board of Directors for acceptance by the stockholders prior to the expiration of such tender offer (not including tender offers approved by a Board of Directors controlled by a "controlling person"). The redemption price is equal to the greater of (1) the highest price paid per share by the controlling person pursuant to any unilateral tender offer and (2) the highest market price per share during the 18 months prior to the date the right to redemption arises.

RIGHT TO CALL SPECIAL MEETINGS

    DURA. The Dura By-laws provide that a special meeting of the stockholders may be called only by the chairman of the board of directors, the president or a majority of the board of directors.

    EXCEL. The Excel By-laws provide that a special meeting of the stockholders of the corporation may be called by the chairman of the board of directors, the president, the board of directors or by shareholders holding not less than one-fourth of all outstanding stock of the corporation entitled to vote at such meeting. Special meetings will also be called by the chairman of the board, the president or the vice-president at the request of a majority of the board of directors.

STOCKHOLDER ACTION WITHOUT A MEETING

    DURA. The Dura Restated Certificate provides that any action permitted to be taken at a stockholders' meeting must be effected at an annual or special meeting of stockholders and may not be effected by written action in lieu of a meeting.

    EXCEL. The Excel Articles provide that any action that can be taken at a meeting of shareholders can be taken without a meeting if, prior to such action, a consent in writing signed by all shareholders entitled to vote on such action and the consent is filed in the corporation's minutes.

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
DIVIDENDS AND REPURCHASES

    DURA. Under Delaware Corporate Law, a corporation may pay dividends and repurchase stock out of surplus or, if there is no surplus, out of any net profits for the fiscal year in which the dividend was declared or for the preceding fiscal year as long as no payment reduces capital below the amount of capital represented by all classes of shares having a preference upon the distribution of assets.

    EXCEL. Under Indiana Corporate Law, a corporation may make distributions to its shareholders as long as the corporation's total assets exceed the sum of its total liabilities plus any amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, debts may be paid as they come due, and the payment of these distributions is consistent with the corporation's articles of incorporation.

DISSENTERS' RIGHTS

    DURA. Under Delaware Corporate Law, appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless the certificate of incorporation otherwise provides, Delaware Corporate Law does not provide for appraisal rights (1) if the shares of the corporation are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 stockholders (as long as the stockholders receive in the merger shares of the surviving corporation or of any other corporation the shares of which are listed on a national securities exchange or designated as a national market systems security on an interdealer quotations system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 stockholders) or (2) if the corporation is the surviving corporation and no vote of its stockholders is required for the merger. The Dura Restated Certificate does not provide otherwise.

    EXCEL. Under Indiana Corporate Law, dissenters' rights are unavailable to holders of shares that are registered on a national securities exchange or quoted on the Nasdaq National Market on the record date for a meeting of shareholders at which action on the proposed transaction otherwise subject to dissenters' rights is to be taken. Because the Excel Common Stock is listed on the New York Stock Exchange, Excel shareholders are not entitled to exercise dissenters' rights with respect to the proposed merger.

SIZE OF BOARD

    DURA. Delaware Corporate Law provides that unless the certificate of incorporation specifies the number of directors, a board of directors may change the authorized number of directors by an amendment to the by-laws if fixed therein, or in such manner as may be provided therein. If the certificate of incorporation specifies the number of directors, then that number can be changed only by amending the certificate of incorporation. The Dura Restated Certificate provides that the number of directors shall be fixed by the Board of Directors and shall not be less than one nor more than fifteen. The Dura By-laws provide that the number of directors shall be eleven and that the number may be changed from time to time by the board of directors. The current number of directors is 12.

    EXCEL. Under Indiana Corporate Law, board of directors must consist of one or more individuals with the number specified in or fixed in accordance with the corporation's articles of incorporation or by-laws. The Excel Articles state that the number of directors may be fixed from time to time by the board of directors at any number not less than three nor more than fifteen. The current number of directors is six.

REMOVAL OF DIRECTORS

    DURA. Delaware Corporate Law provides that directors may be removed from office, with or without cause, by the holders of a majority of the voting power of all outstanding voting stock, unless the

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corporation has a classified board (in which case directors may only be removed by shareholder vote for cause) or its certificate otherwise provides. The Dura Restated Certificate provides that, no director may be removed from office without cause.

    EXCEL. Indiana Corporate Law provides that directors may be removed in any manner provided by a corporation's articles of incorporation and can be removed with or without cause unless a corporation's articles of incorporation provide otherwise. The Excel Articles do not provide otherwise. Under Indiana Corporate Law, a director may be removed by the shareholders only at a meeting called for the purpose of removing the director.

VACANCIES ON THE BOARD OF DIRECTORS

    DURA. Delaware Corporate Law provides that unless the governing documents of a corporation provide otherwise, vacancies and newly created directorships resulting from a resignation or any increase in the authorized number of directors may be filled by a majority of the directors then in office. The Dura Restated Certificate does not otherwise provide. The Dura By-laws provide that any vacancy in the board of directors occurring by reason of an increase in the number of directors, or by reason of the death, resignation or removal of a director, shall be filled for the unexpired portion of the term by a majority vote of the remaining directors, though less than a quorum, or by the sole remaining director.

    EXCEL. Unless the articles of incorporation of a corporation provide otherwise, under Indiana Corporate Law, vacancies on the board of directors or, if the remaining directors constitute less than a quorum, the majority of the remaining members may fill the vacancy. The Excel Articles do not provide otherwise.

OTHER CORPORATE CONSTITUENCIES

    DURA. Delaware Corporate Law does not contain a specific provision elaborating on the duties of a board of directors with respect to the best interests of a corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to stockholders.

    EXCEL. Under Sections 23-1-35-1-(d), (f), and (g) of the Indiana Corporate Law, in discharging his or her duties to the corporation and in determining what he or she believes to be in the best interests of the corporation, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director or officer considers pertinent.

DIRECTOR LIABILITY

    DURA. Delaware Corporate Law allows a Delaware corporation to include in its certificate of incorporation, and the Dura Restated Certificate contains, a provision eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except liability for any breach of the director's duty of loyalty to corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, under Section 174 of Delaware Corporate Law (which deals generally with unlawful payments of dividends, stock repurchases and redemptions), and for any transaction from which the director derived an improper personal benefit.

    EXCEL. Indiana Corporate Law provides that a director is not liable for any action taken as a director, or any failure to take any action, unless (i) the director has breached or failed to perform the duties of the director's office in compliance with Section 23-1-35-1 of the Indiana Corporate Law (which requires, among other things, that a director discharge his duties as a director in good faith, with the care and

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
ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation), and (ii) the breach or failure to perform constitutes willful misconduct or recklessness. Actions taken in connection with a proposed acquisition of control of transaction by directors in the good faith exercise of their business judgment are not subject to a different or higher degree of scrutiny than other actions of the directors. In addition, Excel's Articles provide that no director or officer of the corporation shall be liable for any action taken or omitted to be taken by him as a director or officer in good faith if such person (i) exercised or used the same degree of care and skill as a prudent man would have exercised or used under the circumstances in the conduct of his own affairs; (ii) took or omitted to take such action in reliance upon the advice of counsel for the corporation or upon statements made or information furnished by officers or employees of the corporation which he had reasonable grounds to believe, or upon a financial statement of the corporation prepared by an officer or employee of the corporation in charge of its accountant or firm of public accounting; or (iii) in good faith considered the assets to be of their book value or followed what he believed to be sound accounting and business practice.

INDEMNIFICATION

    DURA. Delaware Corporate Law permits a Delaware corporation to indemnify directors, officers, employees, and agents under certain circumstances and mandates indemnification under certain circumstances. Delaware Corporate Law permits a corporation to indemnify an officer, director, employee or agent for fines, judgments or settlements, as well as expenses in the context of actions other than derivative actions, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation or, in the case of a criminal proceeding, if such person had no reasonable cause to believe that his or her conduct was unlawful. Indemnification against expenses incurred by a director, officer, employee, or agent in connection with a proceeding against such person for actions in such capacity is mandatory to the extent that such person has been successful on the merits. If a director, officer, employee, or agent is determined to be liable to the corporation, indemnification for expenses is not allowable, subject to limited exceptions when a court deems the award of expenses appropriate. Delaware Corporate Law grants express power to a Delaware corporation to purchase liability insurance for its directors, officers, employees, and agents, regardless of whether any such person is otherwise eligible for indemnification by the corporation. Advancement of expenses is permitted, but a person receiving such advances must repay those expenses if it is ultimately determined that he is not entitled to indemnification.

    The Dura By-laws provide that any person who was or is a party, or is threatened to be made a party to, or is involved in any action, suit or proceeding, by reason of the fact that he, or a person to whom he is legal representative, is or was a director or officer of Dura, or is or was a director, officer, employee, or agent of any corporation, partnership, joint venture or other enterprise in which he served as such at the request of Dura, shall be indemnified by Dura to the fullest extent provided by Delaware Corporate Law against all expense, liability and loss, including reasonable attorney's fees.

    EXCEL. Indiana Corporate Law authorizes Indiana corporations to indemnify officers and directors for their conduct if such conduct was in good faith and was in the corporation's best interests or, in the case of directors, was not opposed to such best interests, and permits the purchase of insurance in this regard. The indemnification provided by the Indiana Corporate Law is not exclusive. The corporation may also provide other rights of indemnification in its articles of incorporation and bylaws, a contract approved by the board of directors or the shareholders, or any other authorization approved by the shareholders. Rights of indemnification that may be provided in such documents are limited only by the terms of such documents and public policy.

    The Excel Articles provide that Excel shall indemnify any person against whom there is instituted or threatened any claim, action, suit or proceeding, whether civil or criminal, by reason of the fact that he, his testator or intestate is or was a director, member of an executive committee or officer of Excel, or of any

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
corporation which he served as such at the request of Excel, against any and all liability, reasonable expenses and costs of any nature (including attorneys' fees) actually incurred by him in connection with the defense of such claim, action, suit or proceeding, or in connection with any appeal therein, except in relation to matters as to which it shall be finally adjudged in such action, suit or proceeding that such person, his testator or intestate is liable for gross negligence or willful misconduct in the performance of his duties. Excel may also reimburse to any such person any amount paid in settlement of any such claim, action, suit or proceeding, if it shall be found by a majority of a committee composed of the directors not involved in the matter in controversy (whether or not a quorum) that it is in the interests of Excel that such settlement be made and that such person, his testator or intestate was not guilty of gross negligence or willful misconduct.

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
                 APPROVAL OF THE DURA 1998 STOCK INCENTIVE PLAN

INTRODUCTION

    The Dura Board adopted on December 17, 1998 the 1998 Stock Incentive Plan (the "1998 Plan"), subject to stockholder approval. In 1996, Dura stockholders approved the 1996 Key Employee Stock Option Plan (the "1996 Plan") in connection with the initial public offering of Dura's Class A Common Stock. Since that time, Dura has grown considerably, having completed ten acquisitions and one joint venture. The Dura Board believes that, as Dura continues to expand its operation, the 1998 Plan will provide Dura with greater flexibility and permit Dura to continue to attract and retain the best available personnel, provide additional incentives for its employees, directors and consultants and promote the success of Dura's growing business.

    A summary of the essential features of the 1998 Plan is provided below, but is qualified in its entirety by the full text of the 1998 Plan, which is set forth as Appendix B to this Joint Proxy Statement/Prospectus.

GENERAL

    PARTICIPANTS. Directors, officers, consultants (whether or not employees) and employees of Dura and its subsidiaries, in each case as selected by the administrator of the 1998 Plan, will be eligible to receive grants pursuant to the 1998 Plan, except that only employees may receive grants of incentive stock options. As of January 28, 1999, there were approximately 8,200 persons eligible to participate in the 1998 Plan.

    Set forth in the table below are the number of stock options that have been granted under the 1998 Plan to (1) Dura's Chief Executive Officer and Dura's four most highly compensated executive officers as of the end of its last fiscal year other than its Chief Executive Officer (the "Named Executive Officers"),
(2) all current executive officers as a group; (3) all current directors who are not executive officers as a group, and (4) all employees, including all officers who are not executive officers, as a group.

                                                                DOLLAR
NAME AND POSITION                                              VALUE(1)     NUMBER OF OPTIONS
----------------------------------------------------------  --------------  ------------------
Karl F. Storrie...........................................    $  275,625            90,000
  PRESIDENT AND CEO

Joe A. Bubenzer...........................................        91,875            30,000
  SENIOR VICE PRESIDENT

Milton D. Kniss...........................................       114,844            37,500
  VICE PRESIDENT

Stephen E. K. Graham......................................        91,875            30,000
  VICE PRESIDENT AND CFO

John J. Knappenberger.....................................        91,875            30,000
  VICE PRESIDENT

Executive Officers........................................       834,531           272,500

Non-Executive Directors...................................       199,063            65,000

Non-Executive Employees...................................       772,056           252,100

------------------------

(1) Dollar value calculated as the product of (i) the number of options and (ii) the difference between the per share price of Dura Class A Common Stock on January 27, 1999 and the exercise price of such option.

    No stock options granted under the 1998 Plan were exercised during Dura's last completed fiscal year. The number of stock options that will be granted under the 1998 Plan to the above-named individuals and groups in the future is not determinable at this time.

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
    SHARE LIMITATIONS. The maximum aggregate number of shares of Dura Class A Common Stock which may be issued under the 1998 Plan, subject to adjustment in the event of a stock split or other reclassification of Dura's outstanding capital stock, is (a) 1,000,000 shares, plus (b) any shares returned to the 1996 Plan as a result of termination of options under the 1996 Plan, plus (c) an annual increase to be added on the date of each annual meeting of stockholders of Dura, beginning with the 1999 annual meeting of stockholders, equal to the lesser of (i) 500,000 shares, (ii) five percent of the outstanding number of shares of Dura Class A Common Stock on such date or (iii) a lesser amount determined by the Dura Board. Such shares may be authorized, but unissued, or reacquired Dura Class A Common Stock.

    As of January 27, 1999, 410,400 shares of Dura Class A Common would have been available for issuance under the 1998 Plan and 1,050,843 shares were subject to outstanding and unexercised options under the 1996 Plan. An additional 257,520 shares will be subject to outstanding and unexercised options upon completion of the Merger. See "The Merger Agreement--Conversion of Options." Options outstanding or available for issuance under previous plans will not be affected by the adoption of the 1998 Plan.

    The January 27, 1999 closing price of a share of Dura Class A Common Stock on the Nasdaq National Market was $32.0625.

    ADMINISTRATION. The 1998 Plan will be administered by the Dura Board or a committee of the Dura Board and may be administered by different committees of the Dura Board with respect to different groups of employees, directors, officers and consultants. To the extent desirable to qualify any options as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), or to qualify a transaction as exempt under Rule 16b-3 under the Securities Act, transactions under the 1998 Plan will be structured to achieve these goals.

    The administrator's decisions, determinations and interpretations with respect to the 1998 Plan shall be final and binding on all participants. Subject to the provisions of the 1998 Plan, and in the case of a committee of the Dura Board, subject to the specific duties delegated by the Dura Board to such committee, the administrator shall have wide discretion and flexibility to administer the 1998 Plan in the manner it determines to be in the best interests of Dura. For example, (i) grants may be made in various combinations and subject to various conditions, restrictions and limitations, (ii) the terms and conditions of each grant need not be same with respect to each participant;
(iii) the administrator may provide for the exchange of outstanding options for options with a lower exercise price; and (iv) the administrator make all other determinations deemed necessary or advisable for administering the 1998 Plan. These examples are for illustrative purposes only and do not purport to constitute an exclusive or comprehensive identification of the manner in which the administrator may exercise it broad authority in administering the 1998 Plan.

TYPES OF AWARDS

    STOCK OPTIONS. Dura may grant both options intended to qualify as incentive stock options within the meaning of Section 422 of the Code ("incentive options") and other stock options ("nonstatutory options"), subject to (i) a maximum award to any one grantee in any fiscal year of Dura of options to purchase 500,000 shares of Class A Common Stock (not including options to purchase up to an additional 500,000 shares in connection with a participant's initial service) and (ii) with respect to grants of incentive options, a maximum value of $100,000 (determined at the time of grant) of underlying Class A Common Stock for which any participant's incentive options first become exercisable in any calendar year.

    The exercise price of any option will be determined by the administrator in its discretion, provided that (1) in the case of incentive options and nonstatutory options intended to qualify as "performance-based compensation," the exercise price of any option may not be less than 100% of the fair market value of a share of Dura Class A Common Stock on the date of grant of the option, and (2) in the case of incentive options, the exercise price of an incentive option awarded to a person who owns stock constituting more than 10% of Dura's voting power may not be less than 110% of such fair market value on such date. Notwithstanding the foregoing, options may be granted with a per share exercise price less than 100% of the fair market value of a share of Dura Class A Common Stock on the date of grant in connection with a merger or other corporate transaction.

    The administrator shall determine the acceptable form of consideration for exercising an option, which may consist of cash, a check, a promissory note, the delivery of shares of Dura Class A Common Stock with a fair market value equal to the exercise price, consideration received by Dura under a cashless exercise program, a reduction in the amount of any liability of Dura to the optionee, or any combination of these methods of payment.

    The term of each option will be established by the administrator, subject to a maximum term of ten years from the date of grant in the case of any incentive option and of five years from the date of grant in the case of an incentive option granted to a person who owns stock constituting more than 10% of Dura's voting power. In addition, the 1998 Plan provides that all options generally cease vesting on the date on which a grantee ceases to be a director, officer or employee of, or to otherwise perform services for, Dura or its subsidiaries. Options generally terminate 90 days after such date.

    There are, however, certain exceptions depending upon the circumstances of cessation. In the case of a grantee's disability or death, unless otherwise stated in the agreement between the optionee and Dura (the "Option Agreement"), all options cease vesting on the date on which the optionee is terminated and vested options remain exercisable for a period of twelve months following the grantee's termination. In the event of voluntary retirement after the age of
59.5 years, unless otherwise stated in the Option Agreement, all options cease vesting on the date on which the optionee is terminated and vested options remain exercisable for a period of twelve months following the grantee's termination provided that the optionee does not engage in conduct that is detrimental to Dura, as determined by a committee of the Dura Board of Directors in its good faith judgment. If there is a change in control of Dura, if provided in the Option Agreement, the administrator may direct Dura to cash out all existing options as of the date of the change of control or such other date as the administrator may determine.

    STOCK PURCHASE RIGHTS. The administrator may grant stock purchase rights alone or in tandem with other awards under the 1998 Plan and/or with cash awards made outside of the 1998 Plan. After the administrator determines that it will offer stock purchase rights under the 1998 Plan, it will advise the offeree in writing of the terms, conditions and restrictions related to the offer, including the number of shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the administrator. Unless the administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant Dura a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with Dura for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to Dura. The repurchase option shall lapse at a rate determined by the administrator.

TRANSFERABILITY

    Unless determined otherwise by the administrator, an option or stock purchase right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee. If the administrator makes an option or stock purchase right transferable, such option or stock purchase right shall contain such additional terms and conditions as the administrator deems appropriate.

AMENDMENT AND TERMINATION OF THE 1998 PLAN

    The Dura Board of Directors may amend or terminate the 1998 Plan in its discretion, except that no amendment will become effective without prior approval of Dura's stockholders if such approval is necessary for continued compliance with applicable laws, including any stock exchange listing requirements. Furthermore, any termination may not materially and adversely affect any outstanding rights or obligations under the 1998 Plan without the affected participant's consent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

    If a grantee disposes of the shares of Dura Class A Common Stock acquired pursuant to the exercise of an incentive option before the expiration of the required holding periods (a "Disqualifying Disposition"), the difference between the exercise price of such shares and the lesser of (i) the fair market value of such shares upon the date of exercise (the fair market value on the exercise date or six months after the option grant date, whichever is later, is likely to govern in the case of a 16b-3(d)(3) Person) or (ii) the selling price, will constitute compensation taxable to the grantee as ordinary income. Dura is allowed a corresponding tax deduction equal to the amount of compensation taxable to the grantee. If the selling price of the stock exceeds the fair market value on the exercise date (or six months after the option grant date, if later, in the case of a 16b-3(d)(3) Person), the excess will be taxable to the grantee as capital gain (long-term or short-term, depending upon whether the grantee held the stock for more than one year). Dura is not allowed a deduction with respect to any such capital gain recognized by the grantee.

    USE OF SHARES TO PAY OPTION PRICE. If a grantee delivers previously acquired shares of Dura Class A Common Stock, however acquired, in payment of all or any part of the exercise price of a non-qualified option, the grantee will not, as a result of such delivery, be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired shares after their acquisition date. The grantee's tax basis in, and holding period for, the previously acquired shares surrendered carries over to an equal number of the option shares received on a share-for-share basis. The fair market value of the shares received in excess of the shares surrendered constitutes compensation taxable to the grantee as ordinary income (reduced by any portion of the option price paid other than by delivering previously acquired shares). Such income is recognized and such fair market value is determined on the date of exercise, except in the case of 16b-3(d)(3) Persons as discussed above. The tax basis for such shares is equal to their fair market value as so determined, and such shares' holding period begins on the date on which the fair market value of such shares is determined. Dura is entitled to a tax deduction equal to the compensation recognized by the grantee.

    If a grantee delivers previously acquired Dura Class A Common Stock (other than stock acquired upon exercise of an incentive option and not held for the required holding periods) in payment of all or part of the option price of an incentive option, the grantee will not be required to recognize as taxable income or loss any appreciation or depreciation in the value of the previously acquired Dura Class A Common Stock after its acquisition date. The grantee's tax basis in, and holding period (for capital gain, but not Disqualifying Disposition, purposes) for the previously acquired stock surrendered carries over to an equal number of the option shares received on a share-for-share basis. Shares received in excess of the shares surrendered have a tax basis equal to the amount paid (if any) in excess of the previously acquired shares used to pay the exercise price, and such shares' holding period will begin on the date of exercise (with the possible exception of 16b-3(d)(3) Persons). Proposed regulations provide that when an incentive option is exercised using previously acquired stock, a later Disqualifying Disposition of the shares received will be deemed to have been a disposition of the shares having the lowest basis first.

    If a grantee pays the exercise price of an incentive option in whole or in part with previously acquired Dura Class A Common Stock that was acquired upon the exercise of an incentive option and that has not been held for the required holding periods, the grantee will recognize ordinary income (but not capital gain) under the rules applicable to Disqualifying Dispositions. Dura will be entitled to a corresponding deduction. The grantee's basis in the shares received in exchange for the shares surrendered will be increased by the amount of ordinary income the grantee recognizes.

    ONE MILLION DOLLAR COMPENSATION LIMIT. The Revenue Reconciliation Act of 1993 limits the annual deduction a publicly held company may take for compensation paid to its chief executive officer or any of its four other highest compensated officers in excess of $1,000,000 per year, excluding for this purpose compensation that is "performance-based" within the meaning of Code
Section 162(m). Dura intends that compensation realized upon the exercise of an option or SAR granted under the 1998 Plan be regarded as "performance-based" under Code Section 162(m) and that such compensation be deductible without regard to the limits imposed by Code Section 162(m) on compensation that is not "performance-based."

VOTE REQUIRED

    Approval of the 1998 Plan will require the affirmative vote of a majority of votes entitled to be cast on this proposal, with the holders of Dura Class A Common Stock and Dura Class B Common Stock voting together as a single class.

 THE DIRECTORS RECOMMEND A VOTE FOR THE APPROVAL AND ADOPTION OF THE 1998 PLAN.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth compensation packages for the years ended December 31, 1998, 1997 and 1996 for Dura's chief executive officer and the four other executive officers of Dura who were the most highly compensated officers of Dura for the year ended December 31, 1998 (the "Named Executive Officers"). Other than the 1996 Plan and the 1998 Plan, Dura currently does not maintain any long-term compensation plans.

                                                                                             LONG-TERM
                                                          ANNUAL COMPENSATION              COMPENSATION
                                               ------------------------------------------  -------------
                                                 SALARY      BONUS        OTHER ANNUAL        OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR       ($)(1)      ($)(1)    COMPENSATION($)(2)   GRANTED(#)    COMPENSATION($)(3)
----------------------------------  ---------  ----------  ----------  ------------------  -------------  -------------------
Karl F. Storrie...................       1998  $  400,000  $  550,000      $   12,715           90,000         $   6,906
  President and Chief                    1997     345,833     425,000          13,917           30,000             6,856
  Executive Officer                      1996     294,168     400,000          10,872           80,000             3,725

Joe A. Bubenzer...................       1998     239,000     160,000          --               30,000             5,322
  Senior Vice President                  1997     187,083     150,000           7,218           12,500             5,322
                                         1996     168,000     140,000          10,424           10,000             2,637

Milton D. Kniss...................       1998     200,000     190,000           3,493           37,500             5,724
  Vice President                         1997     167,917     150,000           3,981           12,500             5,724
                                         1996     144,000     135,000           5,082           10,000             4,512

John J. Knappenberger.............       1998     175,000     130,000           6,652           30,000             5,664
  Vice President                         1997     147,500     120,000           5,852           10,000             5,614
                                         1996     135,000     110,000          47,156(4)        27,373             3,375

Stephen E. K. Graham..............       1998     175,000     125,000           8,378           30,000             5,082
  Vice President and Chief               1997      92,548     140,000           8,776           25,000             5,082
  Financial Officer(5)

------------------------

(1) Includes amounts deferred by employees under Dura's 401(k) employee savings plan, pursuant to Section 401(k) of the Internal Revenue Code.

(2) Includes the value of personal benefits and perquisites.

(3) The amounts disclosed in this column include amounts contributed by Dura to Dura's 401(k) employees savings plan and profit sharing plan and dollar value of premiums paid by Dura for term life insurance on behalf of the named executive officers.

(4) Includes $39,263 for reimbursement of relocation costs.

(5) Mr. Graham became an employee of Dura in June 1997.

OPTION GRANT TABLE

    The following table shows all grants of options to acquire shares of Dura Class A Common Stock granted to the Named Executive Officers under the 1996 Plan and the 1998 Plan.

                       OPTION GRANTS IN LAST FISCAL YEAR

                            NUMBER OF                                                    POTENTIAL REALIZABLE VALUE AT
                           SECURITIES       % OF TOTAL                                ASSUMED ANNUAL RATES OF STOCK PRICE
                           UNDERLYING     OPTIONS GRANTED    EXERCISE                   APPRECIATION FOR OPTION TERM(2)
                             OPTIONS      TO EMPLOYEES IN   PRICE (PER   EXPIRATION   ------------------------------------
NAME                      GRANTED(#)(1)     FISCAL YEAR       SHARE)        DATE              5%                10%
------------------------  -------------  -----------------  -----------  -----------  ------------------  ----------------
K.F. Storrie............       90,000            14.3%       $   29.00     12/17/08      $  1,641,415       $  4,159,668
J.A. Bubenzer...........       30,000             4.8%           29.00     12/17/08           547,138          1,386,556
S.E.K. Graham...........       30,000             4.8%           29.00     12/17/08           547,138          1,386,556
M.D. Kniss..............       37,500             5.9%           29.00     12/17/08           683,923          1,733,195
J.J. Knappenberger......       30,000             4.8%           29.00     12/17/08           547,138          1,386,556

------------------------

(1) These options vest ratably over four years commencing one year from the date of grant.

(2) Amounts reflect certain assumed rates of appreciation set forth in the executive compensation disclosure rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises depend on future performance of Dura's Class A Common Stock and overall stock market conditions. No assurances can be made that the amounts reflected in these columns will be achieved.

OPTION EXERCISES AND YEAR-END VALUE TABLE

    The following table shows aggregate exercise of options in the year ended December 31, 1998 by the Named Executive Officers and the aggregate value of unexercised options held by each Named Executive Officer as of December 31, 1998.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                        YEAR AND YEAR-END OPTION VALUES

                                                                            YEAR-END(#)          YEAR-END($)
                                                                          ----------------  ----------------------
                                   SHARES ACQUIRED ON        VALUE          EXERCISABLE/         EXERCISABLE/
NAME                                    EXERCISE          REALIZED($)      UNEXERCISABLE        UNEXERCISABLE
---------------------------------  -------------------  ----------------  ----------------  ----------------------
K.F. Storrie.....................           5,000          $   83,063       82,500/112,500  $   1,544,063/$677,813
J.A. Bubenzer....................          --                  --             8,125/44,375          96,953/310,859
S.E.K. Graham....................          --                  --             6,250/48,750          42,656/281,719
M.D. Kniss.......................          --                  --             8,125/51,875          96,953/349,297
J.J. Knappenberger...............          --                  --            27,373/40,000         496,570/259,375

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of Dura's Compensation Committee are W.H. Clement, Robert E. Brooker, Jr. and Jack K. Edwards.

DIRECTOR COMPENSATION

    Directors who are not employees of Dura or any of its affiliates each receive an annual fee of $16,000 for serving as a director of Dura. In addition, each non-employee director receives $1,000 for each Board of Directors meeting attended, $500 for each committee meeting attended and reimbursement of out-of-pocket expenses incurred to attend such meetings.

                             STOCKHOLDER PROPOSALS

    DURA. Stockholder proposals intended to be presented at the Annual Meeting of Stockholders in 1999 would have had to have been received by the assistant secretary of Dura not later than December 9, 1998 to be considered for inclusion in Dura's 1999 Proxy materials. As of December 9, 1998, no proposals to be presented at the 1999 Annual Meeting had been received by Dura.

    EXCEL. Shareholder proposals intended to be presented at the annual meeting of Excel shareholders in 1999 would have had to be received by November 11, 1998 to be considered for inclusion of Excel's 1999 proxy materials. Excel expects that its annual meeting will be delayed from its customary date to the extent permitted under the Indiana Corporate Law and will not be held if the Merger is consummated prior to the scheduled date of the 1999 annual meeting.

                                 LEGAL MATTERS

    Certain legal matters with respect to the Dura Class A Common Stock will be passed upon for Dura by Kirkland & Ellis (a partnership that includes professional corporations), Chicago, Illinois. Certain United States federal income tax matters related to the merger will be passed upon for Dura by Kirkland & Ellis, Chicago, Illinois and for Excel will be passed upon by Sommer & Barnard, PC. See "Certain Federal Income Tax Consequences of the Merger."

                                    EXPERTS

    The consolidated financial statements of Dura as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, the consolidated financial statements of GT Automotive Systems, Inc. as of December 31, 1996 and for the six months ended December 31, 1996, and the consolidated financial statements of Trident as of March 31, 1998 and for the period from inception (September 19, 1997) to March 31, 1998 and FKI Automotive Group for the period from April 1, 1997 to December 12, 1997, each incorporated by reference in this Joint Proxy Statement/Prospectus, were audited by Arthur Andersen LLP, independent public accountants, as set forth in its reports thereon, incorporated herein by reference, and are included therein in reliance upon the authority of said firm as an expert in auditing and accounting. Representatives of Arthur Andersen LLP will be present at the Dura Special Meeting to make a statement, if they desire, and to respond to appropriate questions from Dura stockholders.

    The consolidated financial statements of Adwest as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998, incorporated by reference in this Joint Proxy Statement/ Prospectus, have been so incorporated in reliance upon the reports of KPMG Audit Plc, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of Excel as of December 27, 1997 and December 28, 1996 and for each of the three years in the period ended December 27, 1997, incorporated by reference in this Joint Proxy Statement/Prospectus, have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. Representatives of PricewaterhouseCoopers LLP will be present at the Excel Special Meeting to make a statement, if they desire, and to respond to appropriate questions from Excel shareholders.

    The consolidated financial statements of Schade as of June 30, 1998, and for the year then ended, incorporated by reference in this Joint Proxy Statement/Prospectus were audited by WRT Revision and Truehand GmbH Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft, a firm of German accountants, as set forth in their report thereon, incorporated herein by reference, and are included herein in reliance on the authority of said firm as an expert in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Independent Auditors' Report...............................................................................     F-2

Profit and loss account....................................................................................     F-3

Balance sheet..............................................................................................     F-4

Cash flow statement........................................................................................     F-5

Statement of total recognised gains and losses.............................................................     F-7

Reconciliation of movements in shareholders' funds.........................................................     F-7

Notes......................................................................................................     F-8

INDEPENDENT AUDITORS' REPORT

TO THE BOARD OF DIRECTORS OF ADWEST AUTOMOTIVE PLC

    We have audited the accompanying consolidated balance sheets of Adwest Automotive Plc and its subsidiaries at 30 June 1998 and 1997, and the related consolidated profit and loss accounts, statements of movements in shareholders' equity and consolidated cash flow statements for each of the years in the three year period ended 30 June 1998. These consolidated financial statements are the responsibility of the management of Adwest Automotive Plc. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

    We conducted our audits in accordance with auditing standards generally accepted in the United Kingdom, which are substantially consistent with those of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Adwest Automotive Plc and its subsidiaries at 30 June 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three year period ended 30 June 1998, in conformity with generally accepted accounting principles in the United Kingdom.

    Accounting principles generally accepted in the United Kingdom vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States would have affected net profit for the two years ended 30 June 1998 and shareholders' equity at 30 June 1998 and 1997, to the extent summarised in Note 31 to the consolidated financial statements.

London, England   KPMG Audit Plc
7 September 1998  Chartered Accountants
                  Registered Auditor

CONSOLIDATED PROFIT AND LOSS ACCOUNT

FOR THE YEAR ENDED 30 JUNE

                                                                              NOTES     1998 L000  1997 L000  1996 L000
                                                                              -----     ---------  ---------  ---------
TURNOVER.................................................................
  Continuing operations..................................................                 149,166    150,842    127,345
  Acquisitions...........................................................                  73,024     --         --
                                                                                        ---------  ---------  ---------
TOTAL CONTINUING OPERATIONS..............................................                 222,190    150,842    127,345
  Discontinued operations................................................                  24,680     40,570     96,305
  Discontinued acquisitions..............................................                   2,983     --         --
                                                                                        ---------  ---------  ---------
                                                                                    2     249,853    191,412    223,650
                                                                                        ---------  ---------  ---------
OPERATING PROFIT
  Continuing operations..................................................                  13,586     14,602     10,221
  Acquisitions...........................................................                   4,937     --         --
                                                                                        ---------  ---------  ---------
TOTAL CONTINUING OPERATIONS..............................................                  18,523     14,602     10,221
  Discontinued operations................................................                   2,959      3,411      4,729
  Discontinued acquisitions..............................................                    (124)    --         --
                                                                                        ---------  ---------  ---------
                                                                                    2      21,358     18,013     14,950
EXCEPTIONAL ITEMS........................................................           3
  Continuing operations..................................................                  --         --         (3,130)
  Discontinued operations................................................                  --         --         (1,835)
                                                                                        ---------  ---------  ---------
OPERATING PROFIT AFTER EXCEPTIONAL ITEMS.................................           4      21,358     18,013      9,985
  Associated undertakings................................................                      21         21         86
  Profit less losses on disposal of interests in associates..............                  --         --             53
  Profit/(losses) and provision for losses on disposal of subsidiaries...                   4,051       (791)    (9,096)
  Goodwill written off on disposal of subsidiaries.......................                 (17,552)    --        (20,173)
                                                                                    6     (13,501)      (791)   (29,269)
                                                                                        ---------  ---------  ---------
PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE INTEREST.....................                   7,878     17,243    (19,145)
Net interest charge......................................................           7      (5,199)    (2,892)    (3,852)
                                                                                        ---------  ---------  ---------
PROFIT/(LOSS) ON ORDINARY ACTIVITIES BEFORE TAXATION.....................                   2,679     14,351    (22,997)
Taxation credit (charge).................................................           8      (4,529)    (4,527)     2,082
                                                                                        ---------  ---------  ---------
(LOSS)/PROFIT ON ORDINARY ACTIVITIES AFTER TAXATION......................                  (1,850)     9,824    (25,079)
Minority interests--equity...............................................                    (505)      (400)      (263)
                                                                                        ---------  ---------  ---------
(LOSS)/PROFIT FOR THE FINANCIAL YEAR.....................................                  (2,355)     9,424    (25,342)
Dividends................................................................           9      (6,442)    (6,428)    (6,400)
                                                                                        ---------  ---------  ---------

RETAINED PROFIT/(LOSS)...................................................          24      (8,797)     2,996    (31,742)
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------
EARNINGS PER SHARE
(Loss)/earnings per share................................................          10        (2.8)p     11.4p     (30.7)p

CONSOLIDATED BALANCE SHEET
AT 30 JUNE

                                                                                      NOTES    1998 L000  1997 L000
                                                                                    ---------  ---------  ---------
FIXED ASSETS
Tangible assets...................................................................         12     61,545     37,336
Investments.......................................................................         14        755        805
                                                                                               ---------  ---------
                                                                                                  62,300     38,141
                                                                                               ---------  ---------
CURRENT ASSETS
Stock and work in progress........................................................         15     18,969     15,387
Debtors (see note below)..........................................................         16     59,646     45,840
Bank and cash balances............................................................                19,732     22,272
                                                                                               ---------  ---------
                                                                                                  98,347     83,499
                                                                                               ---------  ---------
CREDITORS: DUE WITHIN ONE YEAR
Bank loans and overdrafts.........................................................         19      9,885        821
Creditors.........................................................................         17     72,159     43,266
Proposed final dividend...........................................................                 4,545      4,536
                                                                                               ---------  ---------
                                                                                                  86,589     48,623
                                                                                               ---------  ---------
NET CURRENT ASSETS................................................................                11,758     34,876
                                                                                               ---------  ---------
TOTAL ASSETS LESS CURRENT LIABILITIES.............................................                74,058     73,017

CREDITORS: DUE AFTER MORE THAN ONE YEAR:
Borrowings........................................................................         18     54,319     33,061
Others............................................................................         18      8,375      6,320
                                                                                               ---------  ---------
                                                                                                  62,694     39,381

PROVISIONS FOR LIABILITIES AND CHARGES............................................         21        (74)     1,533
                                                                                               ---------  ---------
NET ASSETS........................................................................          2     11,438     32,103
                                                                                               ---------  ---------
                                                                                               ---------  ---------

CAPITAL AND RESERVES
Called up share capital...........................................................         23     20,794     20,746
Share premium account.............................................................         23        486        355
Revaluation reserve...............................................................         24        761        876
Special reserve...................................................................         25     20,561     20,561
Profit and loss account...........................................................         24     38,885     47,235
                                                                                               ---------  ---------
EQUITY SHAREHOLDERS' FUNDS BEFORE GOODWILL........................................                81,487     89,773
Goodwill on acquisition...........................................................         26     73,241     60,322
                                                                                               ---------  ---------
SHAREHOLDERS' FUNDS--EQUITY.......................................................                 8,246     29,451

MINORITY EQUITY INTERESTS.........................................................                 3,192      2,652
                                                                                               ---------  ---------
                                                                                                  11,438     32,103
                                                                                               ---------  ---------
                                                                                               ---------  ---------

Debtors include amounts recoverable after more than one year of L8,655,000 (1997:L7,671,000).

CONSOLIDATED CASH FLOW STATEMENT

FOR THE YEAR ENDED 30 JUNE

                                                                                        1998       1997       1996
                                                                             NOTES      L000       L000       L000
                                                                           ---------  ---------  ---------  ---------

NET CASH INFLOW FROM OPERATING ACTIVITIES................................        28A     26,353     25,201     15,769
                                                                                      ---------  ---------  ---------

DIVIDENDS FROM ASSOCIATES................................................                     5          5          4
RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received........................................................                   427        400        538
Interest paid on loans...................................................                (4,961)    (3,235)    (4,079)
Interest paid on finance leases..........................................                  (434)      (285)      (329)
Dividends paid to minority interest......................................                    --         --       (122)
                                                                                      ---------  ---------  ---------
Net cash outflow from returns on investments and servicing of finance....                (4,968)    (3,120)    (3,992)
                                                                                      ---------  ---------  ---------
TAXATION PAID............................................................                (5,762)    (3,459)    (4,679)
                                                                                      ---------  ---------  ---------

CAPITAL EXPENDITURE
Purchase of tangible fixed assets........................................               (18,554)    (6,708)    (9,830)
Disposal of fixed assets.................................................                 1,817        792        811
                                                                                      ---------  ---------  ---------
Net cash outflow from capital expenditure................................               (16,737)    (5,916)    (9,019)
                                                                                      ---------  ---------  ---------
ACQUISITIONS AND DISPOSALS
Receipts from sale of subsidiaries and businesses........................        28F     21,141     12,373     28,445
Overdrafts and cash balances transferred as part of sale of
  subsidiaries...........................................................                    --      1,191        (44)
Receipts from sale of interest in associated undertaking.................                    --         --      1,221
Purchase of subsidiary undertakings......................................        28G    (35,172)    (1,809)   (34,282)
Cash acquired with subsidiary acquired...................................        28G      2,697         --        508
Additional investment in associate.......................................                   (38)        --         --
                                                                                      ---------  ---------  ---------
Net cash flow from acquisitions and disposals............................               (11,372)    11,755     (4,152)
                                                                                      ---------  ---------  ---------

EQUITY DIVIDENDS PAID....................................................                (6,440)    (6,418)    (6,398)
                                                                                      ---------  ---------  ---------

MANAGEMENT OF LIQUID RESOURCES
Cash withdrawn from/(paid into) short term deposits......................                12,811    (12,811)        --
Monies paid into escrow account..........................................                (1,822)        --         --
                                                                                      ---------  ---------  ---------
Net cash flow from management of liquid resources........................                10,989    (12,811)   (12,467)
                                                                                      ---------  ---------  ---------
NET CASH FLOW BEFORE FINANCING...........................................                (7,932)     5,237    (12,467)
                                                                                      ---------  ---------  ---------

FINANCING
Receipts from issue of ordinary share capital............................                   179        188        352
Additional capital contribution from minority interest...................                    --         --      1,346
New loans................................................................                34,813         --         --
Repayment of loans.......................................................               (23,951)    (9,853)    (1,455)
Finance lease capital repayments.........................................                  (875)      (344)      (321)
Movement on loan with associated undertaking.............................                    --         --        420
                                                                                      ---------  ---------  ---------
Net cash flow from financing.............................................                10,166    (10,009)       342
                                                                                      ---------  ---------  ---------
Increase/(decrease) in cash..............................................        28B      2,234     (4,772)   (12,125)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                                                                                        1998       1997       1996
                                                                             NOTES      L000       L000       L000
                                                                           ---------  ---------  ---------  ---------

RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT (NOTE 28D)

Increase/(decrease) in cash in the year..................................                 2,234     (4,772)   (12,125)
Cash outflow from reduction in debt and lease financing..................                24,826     10,369      1,732
Cash inflow from new loans...............................................               (34,813)      (172)        --
Cash flow from (decrease)/increase in liquid resources...................               (10,989)    12,811         --
                                                                                      ---------  ---------  ---------
Change in net debt resulting from cash flows.............................               (18,742)    18,236    (10,393)
                                                                                      ---------  ---------  ---------
Finance leases sold with subsidiaries....................................                   435         --         --
Loans and finance leases acquired with subsidiaries......................               (15,297)        --       (537)
New finance leases.......................................................                (1,840)    (4,641)       (78)
Translation difference...................................................                 1,266      2,607         --
                                                                                      ---------  ---------  ---------
Movement in net debt in the year.........................................               (34,178)    16,202    (11,008)
Net debt at 1 July.......................................................               (17,959)   (34,161)   (23,153)
                                                                                      ---------  ---------  ---------
Net debt at 30 June......................................................               (52,137)   (17,959)   (34,161)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

STATEMENT OF CONSOLIDATED RECOGNISED GAINS AND LOSSES

FOR THE YEAR ENDED 30 JUNE

                                                                                      1998       1997       1996
                                                                                      L000       L000       L000
                                                                                    ---------  ---------  ---------

(Loss)/profit for the financial year..............................................     (2,355)     9,424    (25,342)
Unrealised deficit on revaluation of properties...................................     --         --            (50)
Currency translation differences on net investments...............................        332     (2,219)      (462)
                                                                                    ---------  ---------  ---------
TOTAL RECOGNISED (LOSSES)/GAINS FOR THE FINANCIAL YEAR............................     (2,023)     7,205    (25,854)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS

FOR THE YEAR ENDED 30 JUNE

                                                                                      1998       1997       1996
                                                                                      L000       L000       L000

(Loss)/profit for the financial year..............................................     (2,355)     9,424    (25,342)
Ordinary dividends................................................................     (6,442)    (6,428)    (6,400)
                                                                                    ---------  ---------  ---------
Retained (loss)/profit for the year...............................................     (8,797)     2,996    (31,742)
Goodwill on disposal of subsidiaries included in the profit and loss account for
  the year but previously written off.............................................     17,552         --     20,173
Other recognised gains and losses.................................................        332     (2,219)      (512)
New share capital issued..........................................................        179        188        352
Goodwill in the year on acquisitions (see note 26)................................    (30,471)    (1,329)   (29,289)
                                                                                    ---------  ---------  ---------
Net reductions to shareholders' funds.............................................    (21,205)      (364)   (41,018)
                                                                                    ---------  ---------  ---------
Shareholders' funds brought forward...............................................     29,451     29,815     70,833
                                                                                    ---------  ---------  ---------
Shareholders' funds carried forward...............................................      8,246     29,451     29,815
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

NOTES TO THE ACCOUNTS

1  PRINCIPAL ACCOUNTING POLICIES

(a) The financial statements have been prepared under the historical cost convention modified by the revaluation of certain properties, the Companies Act 1985 and in accordance with applicable accounting standards.

(b) The consolidated accounts incorporate the accounts of the holding company and its subsidiaries, together with the group's share of the results of its associated undertakings.

   Results of subsidiaries acquired are included from the effective date of acquisition. Results of subsidiary and business disposals are included up to the effective date of disposal.

(c) Premiums for goodwill and discounts on the acquisition of businesses, subsidiary and associated undertakings are dealt with through reserves at the time of purchase. The profit or loss on disposal of previously acquired businesses reflects the attributable amount of premium or discount on acquisition relating to that business.

(d) Depreciation and amortisation of fixed assets is on a straight line basis calculated at the annual rates set out below which are estimated to write off each asset over the term of its useful life to its residual value.

Freehold buildings.............. 2-2 1/2%  Plant and equipment............... 10-15%
Long leasehold property........... 2 1/2%  Vehicles............................. 25%
Short leasehold property.... over term of
 lease

(e) Deferred taxation is calculated using the liability method in respect of the taxation effect of all timing differences to the extent that it is probable that provisions will crystallise in the foreseeable future.

(f) Assets held under finance leases are capitalised as tangible fixed assets and depreciated in line with group policy. The corresponding liability, net of interest charges, is categorised under creditors due within one year and after one year, as appropriate.

   The interest element of the lease instalments is allocated over the life of each lease so as to produce a constant periodic rate of charge.

(g) Operating leases are accounted for by charging the instalments as an expense in the profit and loss account, on a straight line basis.

(h) Exchange rates

    (i) Transactions denominated in foreign currencies are recorded at the rate of exchange ruling at the date of the transaction. Balances denominated in foreign currencies are translated into sterling at the exchange rate ruling on the balance sheet date. Differences on exchange are dealt with through the profit and loss account.

    (ii) Exchange differences on translation of the net investment in overseas subsidiaries and associated undertakings are taken to reserves. To the extent that such net investment is matched by a corresponding currency borrowing, the matching exchange difference is also taken to reserves.

    (iii) Profits and losses of overseas subsidiaries are translated at average rates of exchange during the year. The adjustment to financial year end rates is taken to reserves.

(i) Research and development expenditure is charged to the profit and loss account as incurred.

(j) Estimated current pension scheme surpluses are spread over the expected average working lifetime of current pension scheme members after deducting the regular cost of providing pension benefits.

(k) Stock and work in progress

    (i) Stock and work in progress is stated at the lower of cost, including factory overheads, and net realisable value.

    (ii) Any significant pre-production costs on new products which are not pre-funded by the customer are carried forward in work in progress. These costs are then written off on a unit of production basis over the life of the contract with the customer.

2  SEGMENTAL ANALYSIS

    Turnover of the group, operating profit and net assets are analysed as follows:

                                                                                     1998       1997       1996
                                                                                     L000       L000       L000
                                                                                   ---------  ---------  ---------
CLASS OF BUSINESS
TURNOVER
Automotive:
UK...............................................................................     79,696     77,347     45,649
Rest of Europe...................................................................    134,384     65,315     70,871
USA..............................................................................      8,110      8,180     10,825
                                                                                   ---------  ---------  ---------
Continuing operations............................................................    222,190    150,842    127,345
Discontinued operations..........................................................     27,663     40,570     96,305
                                                                                   ---------  ---------  ---------
                                                                                     249,853    191,412    223,650
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
OPERATING PROFIT
Automotive:
UK...............................................................................      7,281      6,637      3,827
Rest of Europe...................................................................     11,864      7,547      2,242
USA..............................................................................       (622)       418      1,022
                                                                                   ---------  ---------  ---------
Continuing operations............................................................     18,523     14,602      7,091
Discontinued operations..........................................................      2,835      3,411      2,894
                                                                                   ---------  ---------  ---------
                                                                                      21,358     18,013      9,985
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
NET ASSETS
Automotive continuing operations.................................................     62,545     35,028
Discontinued operations..........................................................       (501)    13,704
                                                                                   ---------  ---------
                                                                                      62,044     48,732
                                                                                   ---------  ---------
                                                                                   ---------  ---------

                                                      TURNOVER BY DESTINATION            TURNOVER BY ORIGIN
                                                  -------------------------------  -------------------------------
                                                    1998       1997       1996       1998       1997       1996
                                                    L000       L000       L000       L000       L000       L000
                                                  ---------  ---------  ---------  ---------  ---------  ---------
GEOGRAPHICAL SEGMENTS
United Kingdom..................................     76,193     84,583     98,189     79,696     91,895    112,316
Rest of Europe..................................    140,542     72,736     64,905    137,367     65,315     81,697
USA.............................................     29,627     31,167     39,003     32,790     34,202     29,637
Rest of the World...............................      3,491      2,926     21,553     --         --         --
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                    249,853    191,412    223,650    249,853    191,412    223,650
                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------

                                                                    OPERATING PROFIT               NET ASSETS
                                                             -------------------------------  --------------------
                                                               1998       1997       1996       1998       1997
                                                               L000       L000       L000       L000       L000
                                                             ---------  ---------  ---------  ---------  ---------
GEOGRAPHICAL SEGMENTS
United Kingdom.............................................      7,281      7,397      5,348     26,708     24,570
Rest of Europe.............................................     11,740      7,547      2,242     28,964      9,209
USA........................................................      2,337      3,069      2,395      6,372     14,953
Rest of the World..........................................     --         --         --         --         --
                                                             ---------  ---------  ---------  ---------  ---------
                                                                21,358     18,013      9,985     62,044     48,732
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

                                                                                                 1998       1997
                                                                                                 L000       L000
                                                                                               ---------  ---------
RECONCILIATION OF CONSOLIDATED NET ASSETS
Net assets as shown above....................................................................     62,044     48,732
Associated undertaking.......................................................................        114         81
Proposed dividend............................................................................     (4,545)    (4,536)
Net borrowings...............................................................................    (44,472)   (11,610)
Net taxation payable and deferred taxation...................................................     (1,703)      (564)
                                                                                               ---------  ---------
Net assets per consolidated balance sheet....................................................     11,438     32,103
                                                                                               ---------  ---------
                                                                                               ---------  ---------

3  EXCEPTIONAL ITEMS

                                                                                             1998       1997       1996
                                                                                             L000       L000       L000
                                                                                           ---------  ---------  ---------

ONGOING ACTIVITIES:
Reorganisation and redundancy costs within the Automotive Division including
  reduction of French Productive capacity................................................     --         --          3,130
DISCONTINUED AND TO BE DISCONTINUED ACTIVITIES
Reorganisation and redundancy cost re Power Systems Division.............................     --         --            607
Redundancy, disruption and related costs with US electronics following
  cancellation of customer order.........................................................     --         --          1,228
                                                                                           ---------  ---------  ---------
                                                                                              --         --          4,965
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

4  OPERATING PROFIT

    Operating profit can be analysed as follows:

                                                                                    1998        1997       1996
                                                                                    L000        L000       L000

Turnover.......................................................................     249,853     191,412    223,650
Cost of sales..................................................................    (210,178)   (156,799)   188,046
                                                                                 ----------  ----------  ---------
Gross profit...................................................................      39,675      34,613     35,604
Distribution costs.............................................................      (6,197)     (4,404)    (7,274)
Administration expenses........................................................     (12,120)    (12,196)   (18,345)
                                                                                 ----------  ----------  ---------
Operating profit after exceptional items.......................................      21,358      18,013      9,985
                                                                                 ----------  ----------  ---------
                                                                                 ----------  ----------  ---------

Included above in 1996 is cost of sales of L670,000 and administration costs of L4,295,000 relating to exceptional items.

                                                                                         1998       1997       1996
                                                                                         L000       L000       L000
                                                                                       ---------  ---------  ---------

OPERATING PROFIT IS AFTER CREDITING
Rents receivable.....................................................................        378        127      2,437
Pension credit (note 5)..............................................................      1,200      1,050        876
Industrial development government grant..............................................         36         68         80
AND AFTER CHARGING:
Hire of plant and machinery..........................................................        269        125        560
Other operating leases...............................................................        428        220      1,937
Depreciation of fixed assets--owned..................................................      9,193      7,481      8,691
Depreciation of fixed assets held under finance leases...............................        402        174        159
Auditors' remuneration--audit........................................................        257        274        358
Auditors' remuneration--other........................................................         79        142        438
Research and development.............................................................      4,283      3,988      4,140
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

5  EMPLOYEES OF THE GROUP AND PENSIONS COST

                                                                                         1998         1997         1996
                                                                                        NUMBER       NUMBER       NUMBER
                                                                                      -----------  -----------  -----------

THE AVERAGE NUMBER OF PERSONS EMPLOYED BY THE GROUP WAS AS FOLLOWS:
Production..........................................................................       3,270        2,290        3,219
Distribution........................................................................          85           49          106
Administration......................................................................         418          398          446
                                                                                      -----------  -----------  -----------
                                                                                           3,773        2,737        3,771
                                                                                      -----------  -----------  -----------
                                                                                      -----------  -----------  -----------

                                                                                         1998         1997         1996
                                                                                         L000         L000         L000
                                                                                      -----------  -----------  -----------
THE AGGREGATE PAYROLL COSTS OF THESE PERSONS WERE AS FOLLOWS:
Wages and salaries..................................................................      55,506       40,207       53,413
Social security costs...............................................................      11,149        7,950        9,711
Pension costs.......................................................................         138           70          278
                                                                                      -----------  -----------  -----------
                                                                                          66,793       48,227       63,402
                                                                                      -----------  -----------  -----------
                                                                                      -----------  -----------  -----------

The Adwest Group 1988 Pension and Assurance Plan is a defined benefit scheme for employees of the company and its UK subsidiaries who qualify for membership. The assets of the scheme are held in separate trustee administered funds. Other small pension schemes exist in certain subsidiaries.

Pension costs are determined in accordance with the recommendations of independent actuaries using the projected unit method, so as to spread the cost of pensions over employees' working lives with the group. Actuarial valuations are completed every three years, the most recent being at 6 April 1995. The assumptions which have the most significant effect on the results of the valuation are those relating to the rate of return on investments and the rates of increase in salaries and pensions. It was assumed that the average investment return would exceed by 2% per annum the average rate of salary increase and that present and future pensions would increase at a rate of 4% per annum.

At 6 April 1995 the assets of the plan amounted to L36,646,000, with investments taken at market value. At that date, the actuarial value of the assets was sufficient to cover 128% of the benefits that had accrued to members, after allowing for expected future increases in earnings and pensions. Accordingly, the actuaries have indicated that no company contributions were required and therefore the Trustees have not called for, and the group has not paid, any contributions during the year. The actuaries are currently carrying out a valuation of the Plan as at 6 April 1998.

Using the same assumptions as in previous years, the credit to profits for the year in respect of pensions would have been L1,600,000. In the light of recent changes to tax credits available to exempt funds and until the actuarial valuation at 6 April 1998 is available, it has been decided based on actuarial advice, to limit the effect of pensions on the profit and loss account for the year to a credit of L1,200,000 (1997: L1,050,000, 1996: L876,000). This credit represents the amortisation of surpluses over the expected average working lifetime of the current membership less the regular cost of providing pension benefits.

The consolidated balance sheet recognises a prepayment of L7,948,000 (1997:
L6,748,000) representing the excess of the amortisation of surpluses over the accumulated regular cost of providing benefits.

6  DISPOSALS

                                                                                         1998       1997       1996
                                                                                         L000       L000       L000
                                                                                       ---------  ---------  ---------
Discontinued:
Property Division....................................................................       (689)    --         (1,574)
Automotive Division..................................................................     --         --             15
UK Power Systems.....................................................................       (558)      (791)    (5,742)
Profit on disposal of US Electronics before goodwill write off.......................      5,891     --         --
Loss on disposal of Heidemann Oberflachentechnik GmbH................................       (593)    --         --
Cost of disposal.....................................................................     --         --         (1,795)
                                                                                       ---------        ---  ---------
                                                                                           4,051       (791)    (9,096)
Goodwill on disposal.................................................................    (17,552)    --        (20,173)
                                                                                       ---------        ---  ---------
                                                                                         (13,501)      (791)   (29,269)
                                                                                       ---------        ---  ---------
                                                                                       ---------        ---  ---------

7  NET INTEREST CHARGE

                                                                                          1998       1997       1996
                                                                                          L000       L000       L000
                                                                                        ---------  ---------  ---------
Payable on bank loans and overdrafts repayable within five years......................     (4,250)    (2,390)    (1,991)
Payable on loans repayable after more than five years.................................       (916)      (852)    (2,162)
Payable on finance leases.............................................................       (434)      (309)      (329)
                                                                                        ---------  ---------  ---------
                                                                                           (5,600)    (3,551)    (4,482)
Bank and other interest receivable....................................................        401        659        630
                                                                                        ---------  ---------  ---------
                                                                                           (5,199)    (2,892)    (3,852)
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

8  TAXATION ON ORDINARY ACTIVITIES

                                                                                            1998       1997       1996
                                                                                            L000       L000       L000
                                                                                          ---------  ---------  ---------
TAXATION OF PROFITS ON ORDINARY ACTIVITIES IS MADE UP AS FOLLOWS:
UK corporation tax at 31% (1997:32.5%; 1996:33%)........................................      2,901      1,258      1,906
Overseas taxation.......................................................................      1,994      2,112      1,320
Associated undertakings (including overseas taxation of L2,000 (1997: L8,000, 1996:
  L12,000)).............................................................................          2          8         31
Deferred taxation (note 21).............................................................       (332)     1,133     (1,878)
Prior year adjustments..................................................................        (36)        16       (297)
ACT written off.........................................................................     --         --          1,000
                                                                                          ---------  ---------  ---------
                                                                                              4,529      4,527      2,082
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

Total loss on disposals included in the Profit and Loss account, including goodwill, is L13.5 million (1997 L791,000, 1996 L29.3 million) and the related taxation charge is nil (1997 nil, 1996 nil).

9  DIVIDENDS

                                                                                             1998       1997       1996
                                                                                             L000       L000       L000
                                                                                           ---------  ---------  ---------
Interim paid 2.3p per share..............................................................      1,897      1,892      1,877
Final proposed 5.5p per share............................................................      4,545      4,536      4,523
                                                                                           ---------  ---------  ---------
                                                                                               6,442      6,428      6,400
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

Shareholders holding 468,009 (1997: 533,792, 1996: 554,678) shares at 30 June
1998 have waived their entitlement to dividends and have been paid no dividends during the year.

10  EARNINGS PER SHARE

(Loss)/earning per share are based on losses of L2,355,000 (1997 earnings of L9,424,000, 1996 losses of L25,342,000) and on 83,057,054 (1997: 82,863,578,
1996: 82,504,902) ordinary shares in issue in the year weighted on a time basis.

11  NOTE OF HISTORICAL COST PROFITS/(LOSSES)

                                                                                        1998       1997       1996
                                                                                        L000       L000       L000
                                                                                      ---------  ---------  ---------
Profit/(loss) on ordinary activities before taxation................................      2,679     14,351    (22,997)
Realisation of property revaluation gains of prior years............................     --            433     14,845
Difference between the historical cost depreciation charge and the actual
  depreciation for the year calculated on the revalued amount.......................        100         75         21
                                                                                      ---------  ---------  ---------
Historical cost profit/(loss) on ordinary activities before taxation................      2,779     14,859     (8,131)
                                                                                      ---------  ---------  ---------
Historical cost (loss)/profit retained after taxation, minority interest and
  dividends.........................................................................     (8,697)     3,504    (16,876)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

12  FIXED ASSETS: TANGIBLE ASSETS

                                                                                              ASSETS IN
                                                              LAND AND    PLANT VEHICLES       COURSE
                                                              BUILDINGS    AND EQUIPMENT   OF CONSTRUCTION    TOTAL
                                                                L000           L000             L000          L000
                                                             -----------  ---------------  ---------------  ---------
COST OR VALUATION
At 1 July 1997.............................................      11,155         62,758            2,763        76,676
Exchange rate adjustments..................................        (966)        (2,462)          --            (3,428)
Additions..................................................       2,353         17,639           --            19,992
Disposals..................................................      (2,192)        (7,334)          --            (9,526)
Transfers between categories...............................       3,255           (492)          (2,763)       --
Acquisition of subsidiaries................................      12,267         35,277           --            47,544
Disposal of fixed assets with subsidiaries sold............      (1,206)        (6,162)          --            (7,368)
                                                             -----------        ------           ------     ---------
At 30 June 1998............................................      24,666         99,224           --           123,890
                                                             -----------        ------           ------     ---------
DEPRECIATION
At 1 July 1997.............................................       2,403         36,937           --            39,340
Exchange rate adjustments..................................        (146)        (1,816)          --            (1,962)
Disposals..................................................        (692)        (5,936)          --            (6,628)
Transfer between categories................................         158           (158)          --            --
Acquisition of subsidiaries................................       1,406         24,738           --            26,144
Disposal of subsidiaries...................................        (945)        (3,199)          --            (4,144)
Charge for the year........................................         671          8,924           --             9,595
                                                             -----------        ------           ------     ---------
At 30 June 1998............................................       2,855         59,490           --            62,345
                                                             -----------        ------           ------     ---------
NET BOOK VALUES AT 30 JUNE 1998............................      21,811         39,734           --            61,545
                                                             -----------        ------           ------     ---------
Net book values at 30 June 1997............................       8,752         25,821            2,763        37,336
                                                             -----------        ------           ------     ---------
                                                             -----------        ------           ------     ---------

                                                                                   INVESTMENT       OTHER
                                                                                   PROPERTIES    PROPERTIES     TOTAL
                                                                                      L000          L000        L000
                                                                                  -------------  -----------  ---------
ANALYSIS OF LAND AND BUILDINGS
BY TENURE AT NET BOOK VALUE:
Freehold........................................................................       --            19,103      19,103
Long lease......................................................................          434        --             434
Short lease.....................................................................          137         2,137       2,274
                                                                                        -----    -----------  ---------
                                                                                          571        21,240      21,811
                                                                                        -----    -----------  ---------
                                                                                        -----    -----------  ---------
BY COST OR VALUATION:
Cost............................................................................       --            23,014      23,014
Professional valuation--1989 to 1997............................................       --             1,050       1,050
Directors' valuation--1998......................................................          602        --             602
                                                                                        -----    -----------  ---------
                                                                                          602        24,064      24,666
                                                                                        -----    -----------  ---------
                                                                                        -----    -----------  ---------

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
HISTORICAL COST OF LAND AND BUILDINGS:
Cost...........................................................................................     23,843     10,276
Depreciation...................................................................................      2,793      2,400
                                                                                                 ---------  ---------
                                                                                                    21,050      7,876
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

The net book value for the group included L6,578,000 (1997: L4,462,000) in respect of land and buildings and assets in the course of construction and L1,222,000 (1997: L551,000) in respect of plant, vehicles and equipment held under finance leases. The depreciation included above in respect of these assets is L402,000 (1997: L174,000).

The net book value of land and buildings includes amounts of L571,000 (1997:
L1,945,000) relating to investment properties and L1,110,000 (1997: L486,000) relating to the value of land in other freehold property on which no depreciation is charged.

                                                                                             1998       1997       1996
                                                                                             L000       L000       L000
                                                                                           ---------  ---------  ---------
CAPITAL COMMITMENTS:
Contracts placed.........................................................................      3,298      3,494      2,718
                                                                                           ---------  ---------  ---------
                                                                                           ---------  ---------  ---------

13  SHARE OPTION TRUST

    As at 30 June 1998, the total market value of own shares within the share option trust was L62,000 below the original total cost. The directors do not consider this diminution in value to be permanent and therefore no provision has been made.

    At 30 June 1998 the nominal value of own shares with the share option trust was L114,392 (1997: L133,448).

14  INVESTMENTS

                                                                                                         1998         1997
                                                                                                         L000         L000
                                                                                                         -----        -----
Investment in associated undertaking................................................................         114           81
Investment in own shares............................................................................         641          724
                                                                                                             ---          ---
                                                                                                             755          805
                                                                                                             ---          ---
                                                                                                             ---          ---

                                                                                                         1998         1997
                                                                                                         L000         L000
                                                                                                         -----        -----
THE GROUP'S INVESTMENTS IN ASSOCIATED UNDERTAKING IS AS FOLLOWS:
Investments in shares of associated undertaking at cost
Share of post acquisition retained profits..........................................................          53           15
Share of net assets.................................................................................          61           66
                                                                                                                           --
                                                                                                             ---
                                                                                                             114           81
                                                                                                                           --
                                                                                                                           --
                                                                                                             ---
                                                                                                             ---

                                                                                                     UNLISTED SHARES
                                                                                                          L000
                                                                                                    -----------------
At July 1997......................................................................................             81
Exchange differences..............................................................................            (19)
Share of profit before taxation...................................................................             21
Share of taxation.................................................................................             (2)
Dividends.........................................................................................             (5)
Additional investments in year....................................................................             38
                                                                                                              ---
At 30 June 1998...................................................................................            114
                                                                                                              ---
                                                                                                              ---

The results included for the associate are for the year ended 31 March 1998, the latest available audited accounts.

Details of associated undertakings are set out in note 30.

15  STOCK AND WORK IN PROGRESS

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
Raw materials..................................................................................      7,756      5,866
Work in progress...............................................................................      8,709      6,142
Finished goods.................................................................................      2,504      3,379
                                                                                                 ---------  ---------
                                                                                                    18,969     15,387
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

16  DEBTORS

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
Trade debtors..................................................................................     38,384     32,925
Other debtors..................................................................................      7,738      2,843
Taxation recoverable...........................................................................      1,395        923
Prepayments and accrued income.................................................................     12,129      9,149
                                                                                                 ---------  ---------
                                                                                                    59,646     45,840
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Included in group prepayments is a sum of L7,948,000 (1997: L6,748,000) attributable to advanced pension contributions extending beyond one year (note
5).

Taxation recoverable in the group includes advanced corporation tax recoverable after more than one year of L502,000 (1997: L923,000) which is expected to be offset against mainstream corporation tax.

17  CREDITORS

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
Trade creditors................................................................................     37,952     26,077
Finance lease obligations (note 20)............................................................        891        643
Other creditors................................................................................     11,505      1,702
PAYE and social security.......................................................................      4,553      3,543
Taxation payable...............................................................................      3,551      3,158
Accruals and deferred income...................................................................     13,707      8,143
                                                                                                 ---------  ---------
                                                                                                    72,159     43,266
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Taxation payable in the Group includes advance corporation tax amounting to L1,136,000 (1997: L1,132,000) attributable to the proposed final dividend.

18  CREDITORS: AMOUNTS FALLING DUE AFTER MORE THAN ONE YEAR

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
Borrowings (note 19)...........................................................................     54,319     33,061
Finance lease obligations (note 20)............................................................      6,774      5,706
Retirement indemnity provision.................................................................      1,601        614
                                                                                                 ---------  ---------
                                                                                                    62,694     39,381
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

19  BORROWINGS

                                                                                                   1998       1997
                                                                                                   L000       L000
                                                                                                 ---------  ---------
Bank overdrafts................................................................................      6,842        298
Bank and other loans repayable within one year.................................................      3,043        523
                                                                                                 ---------  ---------
                                                                                                     9,885        821
                                                                                                 ---------  ---------
Bank and other loans repayable:
  Between one and two years....................................................................     14,503        150
  Between two and five years...................................................................     25,358     23,292
  In five years or more........................................................................     14,458      9,619
                                                                                                 ---------  ---------
                                                                                                    54,319     33,061
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

In 1998, loans repayable after one year represent:

/ / Loans from two financial institutions totalling US $40,000,000. These US notes are repayable in six annual instalments commencing in March 2000 and bear interest at a fixed rate of 8.6%.

/ / A FF 85,000,000 loan from a UK bank, which is repayable in December 1999 and bears interest at a fixed rate of 4.99%.

/ / A DM 30,000.000 loan from a UK bank, which bears interest at a fixed rate of 5.51%, and is repayable in five annual instalments commencing in October 1998.

/ / A DM 20,000,000 loan which bears interest at a fixed rate of 5.47%, and is repayable in January 2003.

/ / A DM 20,000,000 loan which bears interest at a fixed rate of 5.84%, and is repayable in twenty quarterly instalments commencing in March 2003.

Other bank borrowing bear interest at fluctuating rates, linked to the London Inter-Bank Market rate.

There are no borrowings in the associated undertaking.

At 30 June 1998, the Group had forward contracts outstanding in Japanese Yen amounting to the equivalent of L1,124,798 (1997: L1,415,000).

20  OBLIGATIONS UNDER FINANCE LEASES

                                                                                                     1998       1997
                                                                                                     L000       L000
                                                                                                   ---------  ---------
THE FUTURE FINANCE LEASES PAYMENTS, TO WHICH THE GROUP WERE COMMITTED
AT 30 JUNE, WERE AS FOLLOWS:
Within one year..................................................................................        891        643
Between one and five years.......................................................................      2,810      3,599
Over five years..................................................................................      3,964      2,107
                                                                                                   ---------  ---------
                                                                                                       7,665      6,349
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

21  PROVISIONS FOR LIABILITIES AND CHARGES

                                                           PROVISION FOR LOSS ON
                                                                DISPOSAL OF       REORGANISATION    DEFERRED
                                                               SUBSIDIARIES          PROVISION      TAXATION      TOTAL
                                                                   L000                L000           L000        L000
                                                           ---------------------  ---------------  -----------  ---------
At 1 July 1997...........................................              400               2,804         (1,671)      1,533
Exchange rate adjustments................................           --                     (26)           (32)        (58)
Acquisition of subsidiaries..............................           --                  --                 17          17
Charge to profit and loss account........................           --                     279           (332)        (53)
Provisions utilised......................................             (300)             (1,895)        --          (2,195)
Advance corporation tax and other movements..............           --                  --                867         867
Disposal of subsidiaries and business....................           --                    (883)           698        (185)
                                                                       ---              ------     -----------  ---------
At 30 June 1998..........................................              100                 279           (453)        (74)
                                                                       ---              ------     -----------  ---------
                                                                       ---              ------     -----------  ---------

                                                                       AMOUNTS               AMOUNTS
                                                                   NOT PROVIDED FOR        PROVIDED FOR
                                                                  IN THESE ACCOUNTS     IN THESE ACCOUNTS
                                                                 --------------------  --------------------
                                                                   1998       1997       1998       1997
                                                                   L000       L000       L000       L000
                                                                 ---------  ---------  ---------  ---------
BALANCES FOR THE PROVISION OF DEFERRED TAXATION ARE ANALYSED AS
FOLLOWS:
Accelerated capital allowances.................................     --         --         (1,650)     2,097
Other timing differences.......................................        349        163      1,432     (1,247)
                                                                 ---------  ---------  ---------  ---------
                                                                       349        163       (218)       850
Advanced corporation tax recoverable...........................     --         --           (235)    (2,521)
                                                                 ---------  ---------  ---------  ---------
                                                                       349        163       (453)    (1,671)
                                                                 ---------  ---------  ---------  ---------
                                                                 ---------  ---------  ---------  ---------

22  LEASE OBLIGATIONS

                                                                                LAND AND BUILDINGS
                                                                                                              OTHER
                                                                               --------------------  ------------------------
                                                                               1998 L000  1997 L000   1998 L000    1997 L000
                                                                               ---------  ---------     -----        -----
OPERATING LEASE RENTALS PAYABLE WITHIN ONE YEAR RELATING TO
COMMITMENTS EXPIRING:
Within one year..............................................................     --             77         271          121
Within two and five years....................................................         97        384         443          475
After five years.............................................................        945        884      --           --
                                                                               ---------  ---------         ---          ---
                                                                                   1,042      1,345         714          596
                                                                               ---------  ---------         ---          ---
                                                                               ---------  ---------         ---          ---

23  SHARE CAPITAL AND SHARE PREMIUM ACCOUNT

                                                                                             CALLED UP AND FULLY
                                                                            AUTHORISED               PAID
                                                                       --------------------  --------------------
                                                                       1998 L000  1997 L000  1998 L000  1997 L000
                                                                       ---------  ---------  ---------  ---------
Ordinary shares of 25p each..........................................     25,000     25,000     20,794     20,746
                                                                       ---------  ---------  ---------  ---------
                                                                       ---------  ---------  ---------  ---------

                                                                                    NOMINAL VALUE    SHARE PREMIUM
                                                                         NUMBER         L000             L000
                                                                      ------------  -------------  -----------------
At 1 July 1997......................................................    82,983,820       20,746              355
Shares issued under option schemes..................................       190,088           48              131
                                                                      ------------       ------              ---
At 30 June 1998.....................................................    83,173,908       20,794              486
                                                                      ------------       ------              ---
                                                                      ------------       ------              ---

24  RESERVES

                                                                          PROFIT AND LOSS
                                                            REVALUATION     COMPANY AND     PROFIT AND LOSS   PROFIT AND
                                                              RESERVE      SUBSIDIARIES       ASSOCIATED      LOSS TOTAL
                                                               L000            L000        UNDERTAKING L000      L000
                                                           -------------  ---------------  -----------------  -----------
At 1 July 1997...........................................          876          47,169                66          47,235
Retained (loss)/profit for the year......................       --              (8,811)               14          (8,797)
Exchange rate adjustments................................          (15)            366               (19)            347
Depreciation on revalued assets..........................         (100)            100            --                 100
                                                                                                      --
                                                                   ---          ------                        -----------
At 30 June 1998..........................................          761          38,824                61          38,885
                                                                                                      --
                                                                                                      --
                                                                   ---          ------                        -----------
                                                                   ---          ------                        -----------

25  SPECIAL RESERVE

The special reserve was created on 31 January 1996 when court permission was obtained for the cancellation of the share premium account, which had a value at that date of L20,561,000. The special reserve is non distributable.

26  GOODWILL

                                                                                     1998 L000  1997 L000  1996 L000
                                                                                     ---------  ---------  ---------
At start of year...................................................................     60,322     58,993     49,877
Purchase of Conversion Devices Inc.................................................     --         --          3,498
Purchase of Rearsby Automotive Limited.............................................     --         --         25,539
Transferred to profit and loss account on disposal of subsidiaries.................    (17,552)    --        (20,173)
Additional goodwill re Conversion Devices Inc......................................     --            734     --
Additional goodwill re Rearsby Automotive Limited..................................     --            595     --
Purchase of Heidemann Verwatungsgesellschaft mit beschranker Haftung...............     29,318     --         --
Other adjustments..................................................................      1,153     --            252
                                                                                     ---------  ---------  ---------
At end of year.....................................................................     73,241     60,322     58,993
                                                                                     ---------  ---------  ---------
                                                                                     ---------  ---------  ---------

27  DIRECTORS' EMOLUMENTS AND SHARE INTERESTS

                                                                                                1998 L000    1997 L000    1996 L000
                                                                                                  -----        -----        -----
TOTAL DIRECTORS' EMOLUMENTS:
Fees and benefits to non-executive directors.................................................          99          121          130
Remuneration (including pension contributions)...............................................         621          498          622
Performance related emoluments...............................................................          95          217          100
                                                                                                      ---          ---          ---
                                                                                                      815          836          852
                                                                                                      ---          ---          ---
                                                                                                      ---          ---          ---

28  CONSOLIDATED CASH FLOW STATEMENT

                                                                                  1998 L000  1997 L000  1996 L000
                                                                                  ---------  ---------  ---------
(A) RECONCILIATION OF OPERATING PROFIT TO NET CASH FLOW FROM
OPERATING ACTIVITIES
Operating profit................................................................     21,358     18,013      9,985
Depreciation....................................................................      9,595      7,655      8,850
Loss/(profit) on disposal of fixed assets.......................................        247        (86)    --
Acquisition provisions utilised.................................................     --         --           (272)
(Increase)/decrease in stocks...................................................     (3,688)     5,241     (2,093)
(Increase)/decrease in creditors................................................     (3,726)    (1,145)    (2,102)
Increase/(decrease) in creditors................................................      2,567     (4,477)     1,401
                                                                                  ---------  ---------  ---------
Net cash flow from operating activities.........................................     26,353     25,201     15,769
                                                                                  ---------  ---------  ---------
                                                                                  ---------  ---------  ---------

                                                                                      SHARE CAPITAL    SHARE PREMIUM
                                                                           CASH L000      L000             L000
                                                                           ---------  -------------  -----------------
(B) ANALYSIS OF CHANGES IN CASH AND FINANCING DURING THE YEAR
At 1 July 1996...........................................................     12,073       20,695              218
Non-cash movements.......................................................      3,000       --               --
Exchange movements.......................................................     (1,138)      --               --
Net cash inflows.........................................................     (4,772)          51              137
                                                                           ---------       ------              ---
Change in the year.......................................................     (2,910)          51              137
                                                                           ---------       ------              ---
At 1 July 1997...........................................................      9,163       20,746              355
Exchange movements.......................................................       (305)      --               --
Net cash inflows.........................................................      2,234           48              131
                                                                           ---------       ------              ---
Change in the year.......................................................      1,929           48              131
                                                                           ---------       ------              ---
At 30 June 1998..........................................................     11,092       20,794              486
                                                                           ---------       ------              ---
                                                                           ---------       ------              ---

                                                                                              1998 L000  1997 L000
                                                                                              ---------  ---------
(C) ANALYSIS OF CASH
Cash at bank and in hand....................................................................     17,934      9,461
Bank overdrafts.............................................................................     (6,842)      (298)
                                                                                              ---------  ---------
                                                                                                 11,092      9,163
                                                                                              ---------  ---------
                                                                                              ---------  ---------

                                                                           ACQUISITION      OTHER NON
                                                AT 1 JULY                 (EXCL CASH &        CASH       DISPOSAL OF    EXCHANGE
                                                   1996     CASH FLOW      OVERDRAFTS)      MOVEMENTS   SUBSIDIARIES    MOVEMENT
                                                   L000        L000           L000            L000          L000          L000
                                                ----------  ----------  -----------------  -----------  -------------  -----------
(D) RECONCILIATION OF NET DEBT
Cash at bank and in hand......................      13,515      (2,864)        --              --            --            (1,190)
Bank overdrafts...............................      (1,442)     (1,908)        --               3,000        --                52
                                                            ----------
                                                                (4,772)
Borrowings due after one year.................     (26,572)        263         --              (9,489)       --             2,737
Borrowings due within one year................     (16,741)      9,590         --               6,489        --               139
Finance leases................................      (2,921)        344         --              (4,641)       --               869
                                                            ----------
                                                                10,197
Current asset investments.....................      --          12,811         --              --            --            --
                                                                                   --
                                                ----------  ----------                     -----------        -----    -----------

                                                   (34,161)     18,236         --              (4,641)       --             2,607
                                                                                   --
                                                                                   --
                                                ----------  ----------                     -----------        -----    -----------
                                                ----------  ----------                     -----------        -----    -----------


                                                AT 30 JUNE
                                                   1997
                                                   L000
                                                -----------
(D) RECONCILIATION OF NET DEBT
Cash at bank and in hand......................       9,461
Bank overdrafts...............................        (298)

Borrowings due after one year.................     (33,061)
Borrowings due within one year................        (523)
Finance leases................................      (6,349)

Current asset investments.....................      12,811

                                                -----------
                                                   (17,959)

                                                -----------
                                                -----------

Current asset investments at 30 June 1997 represent cash balances on one month and three months deposit.

                                                                  ACQUISITION
                                                                  (EXCL CASH    OTHER NON
                                         AT 1 JULY                     &          CASH        DISPOSAL OF     EXCHANGE
                                           1997       CASH FLOW   OVERDRAFTS)   MOVEMENTS    SUBSIDIARIES     MOVEMENT
                                           L000         L000         L000         L000           L000           L000
                                        -----------  -----------  -----------  -----------  ---------------  -----------
Cash at bank and in hand..............       9,461        8,897       --           --             --               (514)
Bank overdrafts.......................        (298)      (6,753)      --           --             --                209
                                                     -----------
                                                          2,234
Borrowings due after one year.........     (33,061)      (9,453)     (13,152)          83         --              1,264
Borrowings due within one year........        (523)      (1,409)      (1,129)         (83)        --                101
Finance leases........................      (6,349)         875       (1,016)      (1,840)           435            230
                                                     -----------
                                                         (9,987)
Current asset investments.............      12,811      (10,989)      --           --             --                (24)
                                        -----------  -----------  -----------  -----------           ---     -----------
                                           (17,959)     (18,742)     (15,297)      (1,840)           435          1,266
                                        -----------  -----------  -----------  -----------           ---     -----------
                                        -----------  -----------  -----------  -----------           ---     -----------


                                        AT 30 JUNE
                                           1998
                                           L000
                                        -----------
Cash at bank and in hand..............      17,934
Bank overdrafts.......................      (6,842)

Borrowings due after one year.........     (54,319)
Borrowings due within one year........      (3,043)
Finance leases........................      (7,665)

Current asset investments.............       1,798
                                        -----------
                                           (52,137)
                                        -----------
                                        -----------

Current asset investments at 30 June 1998 represent part of the sale proceeds from the sale of the US Electronics companies, which are being held in an escrow account until May 2001.

(E)  MAJOR NON-CASH TRANSACTIONS

During 1998 the Group entered into finance lease arrangements in respect of assets with a total capital value at the inception of the leases of L1,840,000 (1997:L4,641,000).

                                                                                                    US ELECTRONICS
                                                                                                       COMPANIES
                                                                                                         L000
(F)  SALE OF SUBSIDIARY UNDERTAKINGS
Net assets sold excluding cash:
Fixed assets......................................................................................         3,224
Stock.............................................................................................         8,157
Other working capital.............................................................................         3,741
                                                                                                          ------

Total net assets sold.............................................................................        15,122
Disposal costs paid out in cash...................................................................         1,937
Disposal costs accrued............................................................................           128
Profit on sale....................................................................................         5,891
                                                                                                          ------
                                                                                                          23,078
                                                                                                          ------
                                                                                                          ------

SATISFIED BY:
Receipt of cash...................................................................................        21,256
Receipt of escrow monies..........................................................................         1,822
                                                                                                          ------
Net inflow of cash................................................................................        23,078
                                                                                                          ------
                                                                                                          ------

The US Electronics subsidiaries sold during the year contributed L1,432,000 to the group's net operating cash flows, paid L715,000 in respect of net returns on investments and serving of finance, paid L731,000 in respect of taxation and utilised L815,000 for capital expenditure.

                                                                    FAIR VALUE
                                                                    ADJUSTMENTS
                                     HEIDEMANN                   ACCOUNTING POLICY                         FAIR VALUE
                                     COMPANIES   REVALUATIONS       ADJUSTMENTS       OTHER ADJUSTMENTS   BALANCE SHEET
                                       L000          L000              L000                 L000              L000
                                    -----------  -------------  -------------------  -------------------  -------------
(G) PURCHASE OF SUBSIDIARY
  UNDERTAKINGS
Provisional net assets acquired:
Fixed assets......................      22,549        (1,149)           --                   --                21,400
Stock.............................       9,122        --                  (316)              --                 8,806
Other working capital.............     (11,716)       --                --                   --               (11,716)
Provisions........................      --            --                  (101)                (562)             (663)
Net borrowings....................     (14,281)       --                --                   --               (14,281)
                                    -----------       ------               ---                  ---       -------------
                                         5,674        (1,149)             (417)                (562)            3,546
Provisional goodwill (note 26)....                                                                             29,318
                                                                                                          -------------
                                                                                                               32,864
                                                                                                          -------------
                                                                                                          -------------
SATISFIED BY:
Purchase consideration............                                                                             31,127
Acquisition costs.................                                                                              3,217
Cash acquired.....................                                                                             (2,733)
                                                                                                          -------------
Net outflow of cash (i)...........                                                                             31,611
Purchase consideration accrued....                                                                              1,253
                                                                                                          -------------
                                                                                                               32,864
                                                                                                          -------------
                                                                                                          -------------

The net assets acquired above exclude 5% of the net assets of Adwest Heidemann Iberica SA which are held by a third party.

Certain fixed assets have been written down in the revaluation column to reflect their value based upon current earnings and cash generation. The accounting policy adjustments are to bring stock, warranty and repairs and maintenance provisions in line with UK GAAP requirements. Other adjustments represent provisions in respect of potential environmental liabilities at the time of acquisition.

                                                                       PURCHASE OF
                                                                        SUBSIDIARY   CASH ACQUIRED WITH
                                                                       UNDERTAKINGS  SUBSIDIARY ACQUIRED    TOTAL
                                                                           L000             L000            L000
                                                                       ------------  -------------------  ---------
Net cash outflow of cash as above (i)................................      (34,344)           2,733         (31,611)
Minority interest in Adwest Heidemann Iberica SA cash................       --                  (36)            (36)
Deferred consideration re Electronics Division.......................         (767)          --                (767)
Other................................................................          (61)          --                 (61)
                                                                       ------------           -----       ---------
Per cash flow statement..............................................      (35,172)           2,697         (32,475)
                                                                       ------------           -----       ---------
                                                                       ------------           -----       ---------

Heidemann Verwaltungsgesellschaft mit beschranker Haftung and its subsidiary undertakings were acquired on 11 September 1997, and have been accounted for using the acquisition method.

The subsidiary undertakings acquired during the year contributed L2,963,000 to the group's net operating cash flows, paid L1,425,000 in respect of net returns on investments and servicing of finance, received L372,000 in respect of taxation and utilised L6,620,000 for capital expenditure.

In the year ended 31 January 1997, the latest available statutory accounts before acquisition, the Heidemann group of companies had profit after tax of L1,073,000 and minority interests of L281,000.

In the period 1 February 1997 to 11 September 1997 -- the date of acquisition by Adwest, the unaudited results for the company showed the following.

                                                                                                             L000
Turnover.................................................................................................     54,530
Operating profit.........................................................................................      2,788
Profit before taxation...................................................................................      1,954
Taxation charge..........................................................................................        974
Minority interests.......................................................................................         97
                                                                                                           ---------
                                                                                                           ---------

There were no material recognised gains or losses, other than the results for the period shown above.

29  PRINCIPAL SUBSIDIARY UNDERTAKINGS

Adwest Steering Ltd.            Woodley             Power steering gears, precision   UK
                                                     plastic parts

Adwest Bowden TSK Ltd.          Llanelli            Control cables, gearshifters      UK

Adwest Bowden France SA         Cauvigny, Boynes    Control cables, gearshifters,     France
                                                     handbrakes, jacks

Adwest Dauphinoise Thomson SA   Grenoble            Engine thermostats, wax element   France
                                                     regulators

Adwest OCI SA                   La Talaudiere       Gearshifters                      France

Adwest Driver Systems Ltd.      Rearsby             Pedal boxes, gearshifters,        UK
                                                     handbrakes, suspension links

Adwest Western Automotive Inc.  Michigan            Precision tubular components and  USA
                                                     engine thermostats

Adwest Western Thomson Ltd.     Woodley, Chard      Engine thermostats, radiator      UK
                                                     caps

Adwest Heidemann Einbeck GmbH   Einbeck             Gearshifters, steering columns,   Germany
                                                     tubular structures

Adwest Heidemann Rotenburg      Rotenburg           Valve spring retainers, fine      Germany
 GmbH                                                blanked parts, tubular
                                                     structures

Adwest Heidemann Iberica SA     Valencia, Pamplona  Gearshifters, steering columns    Spain

Adwest Kohler GmbH              Lippstadt           Fuel caps, precision pressed      Germany
                                                     parts

Adwest Heidemann do Brasil      Curitiba            Gearshifters                      Brazil

The Company owns 100% of the ordinary share capital of all subsidiaries, with the exception of Adwest Bowden TSK Ltd of which 35% of the ordinary share capital is owned by Nippon Cable Systems Inc. (TSK), a Japanese company, and Adwest Heidemann Iberica SA, of which 5% of the ordinary share capital is owned by local management.

The subsidiaries operate principally in the country in which they are incorporated.

A full list of subsidiaries will be included within the next annual return.

30  ASSOCIATED UNDERTAKING

                                          ISSUED SHARE CAPITAL           ACTIVITIES         HOLDING     INCORPORATED
                                     ------------------------------  -------------------  -----------  ---------------
Western Thomson (India) Ltd. (1)     295,878 shares (10 rupees p.s)  Engine thermostats          49%        India

--------------------------

(1) Held by Adwest Western Thomson Ltd. and located in Madras, India.

31 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Group's accounts are prepared in conformity with generally accepted accounting principles applicable in the United Kingdom (UK GAAP), which differ in certain significant respects from those applicable in

31 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
the United States (US GAAP). These differences, together with the approximate effects of the adjustments on net profit and shareholders' funds, relate principally to the items set out below:

GOODWILL AND OTHER INTANGIBLE ASSETS

Under UK GAAP goodwill arising on acquisition has been charged to reserves. Under US GAAP goodwill is capitalised and amortised by charges against income over the period, not to exceed 40 years, over which the benefit arises. For US GAAP, goodwill has been amortised by the Group over 40 years.

Under UK GAAP the profit and loss on the disposal of all or part of a previously acquired business has been calculated after taking account of the gross amount of any goodwill previously charged to reserves. Under US GAAP an adjustment to profit or loss on disposal is required in respect of goodwill previously amortised.

CUMULATIVE EXCHANGE LOSS ON SALE OF FOREIGN SUBSIDIARIES

Under UK GAAP gains or loss arising on the sale or liquidation of a foreign subsidiary does not include the related cumulative exchange gain or loss, previously recorded as a separate component of shareholders' equity for that investment. Under US GAAP, the gain or loss on sale or liquidation includes the related cumulative exchange gain or loss.

DIVIDENDS

Under UK GAAP dividends proposed after the end of an accounting period in respect of that accounting period are deducted in arriving at retained earnings for that period. Under US GAAP such dividends are not deducted until declared.

DEFERRED TAXATION

Under UK GAAP provision is made for deferred taxation only to the extent that it is probable that an actual liability or asset will crystallise in the foreseeable future. US GAAP requires full provision for deferred income taxes under the liability method on all temporary differences and, if required, a valuation allowance is established to reduce gross deferred taxation assets to the amount which is more likely than not to be realised.

Deferred taxation also arises in relation to the tax effect of other US GAAP differences.

PENSION COSTS

Under UK GAAP, the cost of providing pensions is charged against profits on a systematic basis, with pension surpluses and deficits being amortised over the expected remaining service lives of current employees. Under US GAAP, costs and surpluses are similarly spread over the expected remaining service lives but based on prescribed actuarial assumptions, allocation of costs and valuation methods, which differ in certain respects from those used for UK GAAP.

DEFERRED PROFIT ON SALE OF PROPERTY

In 1996, properties were disposed of which had previously been revalued under UK GAAP. No profit arose on this transaction under UK GAAP. A profit arises under US GAAP on the basis that US GAAP does not permit the revaluation of property. Under US GAAP, the element of the profit in respect of property

31 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
subsequently leased back on an operating lease basis is amortised in equal instalments over the life of the lease.

EMPLOYEE SHARE TRUST ARRANGEMENTS

Employee share trusts have been established in order to hedge obligations in respect of options issued under certain employee share option schemes. Under UK GAAP the Company's ordinary shares held by the employee share trusts are included at cost in fixed asset investments. Dividends receivable on such shares are included in the statement of income. Under US GAAP, such shares and dividends receivable from those shares are treated as treasury stock and included in shareholders' equity. \

REVALUATION OF FIXED ASSETS

Under UK GAAP the Group has revalued certain fixed assets. This is not permitted under US GAAP.

PRE-PRODUCTION COSTS

Under UK GAAP, certain significant pre-production costs on new products which are not prefunded by the customer are carried forward in work in progress. These costs are then written off on a unit of production basis over the life of the contract with the customer. Under US GAAP these costs are generally expensed as incurred.

CURRENT ASSETS AND LIABILITIES

Under UK GAAP current assets include amounts which fall due after more than one year. Under US GAAP such assets would be reclassified as non-current assets. Also under UK GAAP provisions for liabilities and charges include amounts due within one year which would be reclassified to current liabilities under US GAAP.

EARNINGS PER ORDINARY SHARE

Under UK GAAP earnings per share is based on profit for the financial year and computed using the weighted average number of Ordinary Shares in issue during the year. Under US GAAP basic earnings per share is based on net income and computed using the weighted average number of Ordinary Shares in issue during the year. US GAAP also requires the presentation of diluted earnings per share which is based upon net income, as adjusted, computed using the weighted average shares and the effect of other dilutive instruments.

CASH FLOWS

The principal difference between UK GAAP and US GAAP is in respect of classification. Under UK GAAP, the Group presents its cash flows for operating activities, returns on investments and servicing of finance, taxation, capital expenditures and financial investments, acquisition and disposals, equity dividends paid, management of liquid resources, and financing. US GAAP requires only three categories of cash flow activities which are operating, investing and financing.

Cash flows arising from taxation and returns on investments and servicing of finance under UK GAAP would, with the exception of dividends paid, be included as operating activities under US GAAP; dividend payments would be included as a financing activity under US GAAP. In addition, capital expenditures and

31 SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN UNITED KINGDOM AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (CONTINUED)
financial investment, acquisition and disposals, and management of liquid resources under UK GAAP would be presented as investing activities under US GAAP.

UK GAAP defines cash as cash in hand and deposits repayable on demand. Short term deposits which are readily convertible into cash into known amounts of cash at, or close to, their carrying value are classified as liquid resources. US GAAP defines cash and cash equivalents as cash in hand and short term highly liquid investments with original maturities of three months or less. Cash flows in respect of short term deposits with original maturities exceeding three months are included in investing activities under US GAAP and are included in capital expenditure and financial investment under UK GAAP.

Under US GAAP, the following amounts would be reported:

                                                                                                 1998       1997
                                                                                                 L'000      L'000
                                                                                               ---------  ---------
Net cash provided by operating activities....................................................     15,628     18,627
Net cash used in investing activities........................................................    (29,931)     5,839
Net cash provided by/(used in) financing activities..........................................     10,479    (14,519)
Effect of changes in exchange rate...........................................................       (514)    (1,190)
                                                                                               ---------  ---------
Net (decrease)/increase in cash and cash equivalents.........................................     (4,338)     8,757

Cash and cash equivalents at beginning of year...............................................     22,272     13,515
                                                                                               ---------  ---------
Cash and cash equivalents at end of year.....................................................     17,934     22,272
                                                                                               ---------  ---------
                                                                                               ---------  ---------

Effect on (loss)/profit attributable to shareholders of differences between UK and US GAAP

                                                                                                 1998       1997
                                                                                                 L'000      L'000
                                                                                               ---------  ---------
(Loss)/profit attributable to shareholders as reported under UK GAAP.........................     (2,355)     9,424
US GAAP adjustments:
  Goodwill...................................................................................     (1,377)    (1,467)
  Impact of goodwill previously amoritised on sale of subsidiary.............................      2,905         --
  Cumulative exchange loss on sale of foreign subsidiaries...................................     (1,182)        --
  Pension costs..............................................................................         16        331
  Deferred taxation--full provision..........................................................       (143)      (168)
  Tax effect of other US GAAP reconciling items..............................................        (30)      (266)
  Fixed asset revaluations...................................................................        100        508
  Deferred profit on sale of property........................................................        303        303
  Pre-production costs.......................................................................     (1,200)        --
  Other......................................................................................         21        (16)
  Minority interests.........................................................................         --         (5)
                                                                                               ---------  ---------
Net (loss)/income under US GAAP..............................................................     (2,942)     8,644
                                                                                               ---------  ---------
                                                                                               ---------  ---------

                                                                                    PENCE PER SHARE    PENCE PER SHARE
                                                                                         1998               1997
                                                                                   -----------------  -----------------
Basic and diluted earnings per share under US GAAP...............................
  Continuing.....................................................................            7.3                7.2
  Discontinued...................................................................          (10.9)               3.3
                                                                                           -----                ---
                                                                                            (3.6)              10.5
                                                                                           -----                ---
                                                                                           -----                ---

Effect on shareholders' funds of differences between UK and US GAAP

                                                                                                   1998       1997
                                                                                                   L'000      L'000
                                                                                                 ---------  ---------
Shareholders' funds as reported under UK GAAP..................................................      8,246     29,451
US GAAP adjustments:
  Goodwill.....................................................................................     64,744     52,109
  Pension costs................................................................................      4,930      4,913
  Deferred taxation--full provision............................................................       (310)      (168)
  Tax effect of other US GAAP reconciling items................................................     (1,285)    (1,283)
  Fixed asset revaluations.....................................................................       (761)      (876)
  Proposed dividends...........................................................................      4,545      4,536
  Deferred profit on sale of property..........................................................     (4,127)    (4,430)
  Pre-production costs.........................................................................     (1,200)        --
  Employee share trust arrangements............................................................       (641)      (724)
  Other........................................................................................         99         86
  Minority interests...........................................................................       (149)      (146)
                                                                                                 ---------  ---------
Shareholders' funds under US GAAP..............................................................     74,091     83,468
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

NEW US ACCOUNTING STANDARDS AND PRONOUNCEMENTS NOT YET ADOPTED

SFAS 133--In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognise all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Management has not determined the effect of the adoption of SFAS 133.

SOP 98-1--During January 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-1 ACCOUNTING FOR THE COSTS OF COMPUTER SOFTWARE DEVELOPED OR OBTAINED FOR INTERNAL USE ("SOP 98-1") which becomes effective for all fiscal years beginning after December 15, 1998. Under SOP 98-1, computer software costs that are incurred in the preliminary project stage are expensed as incurred. Once specific capitalisation criteria have been met, external direct costs of materials and service consumed in developing or obtaining internal-use computer software, certain personnel costs, and interest costs incurred when developing computer software for internal use are capitalised. Training costs and data conversion costs are generally expensed as incurred. Such capitalised costs are amortised over the estimated useful life of the software. The company is evaluating the effect of the pronouncement.

NEW UK ACCOUNTING STANDARDS NOT YET ADOPTED

FRS 10 - Goodwill and Intangible Assets: In December 1997, the Accounting Standard Board in the United Kingdom issued Financial Reporting Standard No. 10 "Goodwill and Intangible Assets" (FRS 10). FRS 10 requires that purchased goodwill and intangible assets should be capitalised as assets and amortised over the life of the assets. Goodwill and intangible assets need not be amortised if it can be demonstrated that the current market value of the goodwill or intangible is not below its carrying value. FRS 10 is effective for accounting periods ending on or after 23 December 1998. The standard does not require reinstatement of goodwill previously eliminated against retained surplus.

FRS 11--Impairment of fixed assets and goodwill: In July 1998, the Accounting Standards Board in the United Kingdom issued Financial Reporting Standard No. 11 "Impairment of fixed assets and goodwill"

(FRS 11). The standard requires that any impairment in the carrying value of fixed assets should be recognised in the profit and loss account in the current period and requires that impairment reviews be undertaken when there is some indication of impairment. The review should be performed on individual income generating units based on discounted cash flows. FRS 11 covers not only tangible fixed assets, intangible fixed assets and goodwill but also investments in subsidiaries, associates and joint ventures to the extent that they are not covered by other standards. FRS 11 is effective for accounting periods ending on or after 23 December 1998.

FRS 12--Provisions, contingent liabilities and contingent assets: In September 1998, the Accounting Standard Board in the United Kingdom issued Financial Reporting Standard No. 12 "Provisions, contingent liabilities and contingent assets" (FRS 12). The principal feature of the standard is that it requires that a provision is recognised when there is a legal or constructive obligation arising from past events and it is probable (ie, more likely than not) that there will be an outflow of benefits and the amount can be reliably estimated. FRS 12 is effective for accounting periods ending on or after 23 March 1999.

FRS 13--Derivatives and other financial instruments--disclosures: In September 1998, the Accounting Standards Board in the United Kingdom issued Financial Reporting Standard No. 13 "Derivatives and other financial instruments: disclosures" (FRS 13). FRS 13 is concerned only with disclosure and the requirements comprise both narrative and numerical disclosures. FRS 13 is effective for accounting periods ending on or after 23 March 1999.

FRS 14--Earnings per share: In October 1998, the Accounting Standards Board in the United Kingdom issued Financial Reporting Standard No. 14 "Earnings per share" (FRS 14). The standard applies to all entities whose ordinary or potential ordinary shares are currently publicly traded, or are in the process of becoming so, and to any other entity providing earnings per share (eps) information voluntarily. FRS 14 is effective for accounting periods ending on or after 23 December 1998.

COMPANIES ACT 1985

These consolidated financial statements do not constitute "statutory accounts" within the meaning of the Companies Act 1985 of Great Britain for any of the periods presented. Statutory accounts for the years ended 30 June 1997 and 30 June 1998 have been filed with the United Kingdom's Registrar of Companies. The auditor has reported on these accounts. The reports were unqualified and did not contain statements under Section 237 (2) or (3) of the Act.

These consolidated financial statements exclude certain parent company statements and other information required by the Companies Act 1985, however, they include all material disclosures required by generally accepted accounting principles in the United Kingdom including those Companies Act 1985 disclosures relating to the statement of income and balance sheet items.

                                                                      APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of January 19, 1999 (this "Agreement"), among DURA AUTOMOTIVE SYSTEMS, INC., a Delaware corporation ("Parent"), WINDOWS ACQUISITION CORPORATION, an Indiana corporation and a wholly-owned subsidiary of Parent ("Sub"), and EXCEL INDUSTRIES, INC., an Indiana corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable the merger of Sub and the Company (the "Merger"), upon the terms and subject to the conditions set forth herein, whereby each issued and outstanding share of Common Stock, no par value, of the Company ("Company Common Stock") will be converted, at the option of the holder thereof, into either (i) cash in the amount of $25.50 per share of Company Common Stock, (ii) 0.8 shares of Parent Class A Common Stock, par value $0.01 per share ("Parent Common Stock") or (iii) a combination thereof as hereinafter provided;

    WHEREAS, the respective Boards of Directors of Parent and the Company have determined that the Merger is in furtherance of and consistent with their respective long-term business strategies, is in the best interests of corporation and is in the best interests of their respective shareholders; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

    NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1.
                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions hereof and in accordance with Indiana law, the Company shall be merged with and into Sub at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of the Company in accordance with Indiana law.

    SECTION 1.2 Effective Time. The merger shall become effective when the articles of merger (the "Articles of Merger"), executed in accordance with the relevant provisions of Indiana law, are duly filed with the Secretary of State of the State of Indiana (the "Secretary"). Upon issuance of a certificate of merger by the Secretary in accordance with the relevant provisions of Indiana law, the Merger shall be effected (the time of such issuance of a certificate of merger being referred to as the "Effective Time"). The filing of the Articles of Merger by the Company and the Sub shall be made on the date of the Closing (as defined in Section 1.17), or as promptly thereafter as practicable.

    SECTION 1.3 Effects of the Merger. The effect of the merger shall be as provided by Indiana law.

    SECTION 1.4 Articles and Bylaws. At the Effective Time, the Articles of Incorporation of Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except the name of the Surviving Corporation shall be "Excel Industries, Inc." At the Effective Time, the Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by the Articles of Incorporation of the Surviving Corporation or by applicable law.

    SECTION 1.5 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

        (a) Each issued and outstanding share of common stock, no par value, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

        (b) All shares of Company Common Stock that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company shall be canceled and no capital stock of Parent or other consideration shall be delivered in exchange therefor.

        (c) (i) Subject to the provisions of Sections 1.8 and 1.10 hereof, each share of Company Common Stock (and each related preferred stock purchase right) issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 1.5(b)) shall be converted, at the option of the holder thereof, into the right to receive either (A) $25.50 in cash (the "Cash Consideration"), (B) 0.8 (such number being the "Conversion Number") validly issued, fully paid and nonassessable shares of Parent Common Stock or (C) a combination of cash and Parent Common Stock, determined in accordance with Sections 1.5(c)(iv), (v) and (vi) below (collectively, the "Merger Consideration"). All such shares of Company Common Stock (and such preferred stock purchase rights), when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a certificate formerly representing any such shares shall cease to have any rights with respect thereto, except the right to receive any dividends and other distributions in accordance with Section 1.7, certificates representing the shares of Parent Common Stock into which such shares are converted and any cash, without interest, in lieu of fractional shares to be issued or paid pursuant to Section 1.8, or the Cash Consideration, in consideration therefor upon the surrender of such certificate in accordance with Section 1.6.

        (ii) Subject to the election and allocation procedures set forth in this
    Section 1.5, each holder of record of shares of Company Common Stock as of the record date for the meeting of shareholders of the Company referred to in Section 5.1 will with respect to all or a portion of such shares be entitled to (A) elect to receive certificates evidencing such number of whole shares of Parent Common Stock into which such number of shares of Company Common Stock would be converted in accordance with the Conversion Number (a "Securities Election"), (B) elect to receive the Cash Consideration multiplied by such number of shares of Company Common Stock (a "Cash Election"), or (C) indicate that such holder has no preference as to the receipt of cash or shares of Parent Common Stock in exchange for such shares of Company Common Stock (a "Non-Election"). All such elections shall be made on a form designed for that purpose and mutually acceptable to the Company and Parent (a "Form of Election") and mailed to holders of record of shares of Company Common Stock as of the record date for the meeting of shareholders of the Company referred to in Section 5.1. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities ("Representatives") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by such Representative for a particular beneficial owner entitled to so elect pursuant to the first sentence of this Section 1.5(c)(ii). Elections shall be made by holders of Company Common Stock by mailing to the Exchange Agent (as defined in Section 1.6) properly completed and signed Forms of Election. In order to be effective, a Form of Election must be received by the Exchange Agent no later than the close of business on the last business day prior to the Effective Time. All elections may be revoked until the last business day prior to the Effective Time. Parent shall have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed and signed and properly and timely submitted or revoked and to disregard immaterial defects in Forms of Election, and any good faith decision of Parent or the Exchange Agent in such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in a Form of Election. Any holder of shares of Company Common Stock who fails to make an election and any holder who fails to submit to the Exchange Agent a properly completed and signed and properly and timely submitted Form of Election shall be deemed to have made a Non-Election.

       (iii) The aggregate number of shares of Company Common Stock to be converted into the right to receive cash in the Merger (the "Cash Election Number") shall be equal to 50.0% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, and the aggregate number of shares of Company Common Stock to be converted into the right to receive shares of Parent Common Stock in the Merger (the "Securities Election Number") shall be equal to 50.0% of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

        (iv) If the aggregate number of shares of Company Common Stock with respect to which Cash Elections have been made (the "Cash Election Shares") exceeds the Cash Election Number, all shares of Company Common Stock with respect to which Securities Elections have been made (the "Securities Election Shares") and all shares of Company Common Stock with respect to which Non-Elections have been made (the "Non-Election Shares") shall be converted into the right to receive shares of Parent Common Stock in accordance with Section 1.5(c)(i) above, and the Cash Election Shares shall be converted into the right to receive shares of Parent Common Stock and cash in the following manner:

           each Cash Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Cash Fraction"), the numerator of which shall be the Cash Election Number and the denominator of which shall be the total number of Cash Election Shares and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Conversion Number and (y) a fraction equal to one minus the Cash Fraction.

        (v) If the aggregate number of Securities Election Shares exceeds the Securities Election Number, all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive cash in accordance with
    Section 1.5(c)(i) above, and all Securities Election Shares shall be converted into the right to receive shares of Parent Common Stock and cash in the following manner:

           each Securities Election Share shall be converted into the right to receive (i) a number of shares of Parent Common Stock equal to the product of (x) the Conversion Number and (y) a fraction (the "Securities Fraction"), the numerator of which shall be the Securities Election Number and the denominator of which shall be the total number of Securities Election Shares and (ii) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction equal to one minus the Securities Fraction.

        (vi) In the event that neither Section 1.5(c)(iv) nor Section 1.5(c)(v) above is applicable, all Cash Election Shares shall be converted into the right to receive cash in accordance with Section 1.5(c)(i) above, all Securities Election Shares shall be converted into the right to receive shares of Parent Common Stock in accordance with Section 1.5(c)(i) above, and the Non-Election Shares, if any, shall be converted into the right to receive shares of Parent Common Stock, and cash in the following manner:

           each Non-Election Share shall be converted into the right to receive (i) an amount in cash, without interest, equal to the product of (x) the Cash Consideration and (y) a fraction (the "Non-Election Fraction"), the numerator of which shall be the excess of the Cash Election Number over the total number of Cash Election Shares and the denominator of which shall be the excess of (A) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time over (B) the sum of the total number of Cash Election Shares and the total number of Securities Election Shares, and (ii) a number of shares of Parent Common Stock equal to the product of (x) the Conversion Number and (y) a fraction equal to one minus the Non-Election Fraction.

       (vii) The Exchange Agent shall make all computations contemplated by this
    Section 1.5 and all such computations shall be binding and conclusive on the holders of Company Common Stock.

        (d) Each unexpired and unexercised option to purchase shares of Company Common Stock (a "Company Stock Option") under the Company Stock Option Plans (as hereinafter defined)(excluding Company Stock Options which as of the Effective Time have not yet been granted under the Company Stock Option Plans) will be assumed by Parent as hereinafter provided. Pursuant to
    Section 4.4 of each Company Stock Option Plan, each Company Stock Option will be automatically converted into an option (the "Parent Stock Option") to purchase a number of shares of Parent Common Stock equal to the number of shares of Company Common Stock that could have been purchased under such Company Stock Option multiplied by the Conversion Number, at a price per share of Parent Common Stock equal to the per share option exercise price specified in the Company Stock Option divided by the Conversion Number. Such Parent Stock Option shall otherwise be subject to the same terms and conditions as such Company Stock Option. At the Effective Time, (i) the Company Stock Option Plans shall be amended so that all references in the Company Stock Option Plans, the applicable stock option or other awards agreements issued thereunder shall be deemed to refer to Parent; (ii) Parent shall assume the Company Stock Option Plans and all of the Company's obligations thereunder with respect to the Company Stock Options; (iii) Parent shall issue to each holder of an outstanding Company Stock Option a document evidencing the foregoing assumption by Parent and (iv) the Company Stock Option Plans shall be terminated. If required by law in addition to the existing Parent Registration Statement on Form S-8 relating to such Parent Stock Options, as soon as practicable following the Effective Time of the Merger, Parent shall use its best efforts to file a registration statement on Form S-8 with the Securities and Exchange Commission (the "SEC") with respect to the Company Stock Options that have been converted into Parent Stock Options.

        (e) As of the Effective Time (i) each outstanding warrant to purchase shares of Company Common Stock (the "Company Warrants") shall be converted into a warrant (an "Adjusted Company Warrant") to (A) purchase the number of shares of Parent Common Stock equal to one-half of the number of shares of Company Common Stock subject to such Company Warrant multiplied by the Conversion Number and (B) receive cash in an amount equal to one-half of the number of shares of Company Common Stock subject to such Company Warrant multiplied by the Cash Consideration, (ii) all references in each such Company Warrant to the Company shall be deemed to refer to Parent and (iii) Parent shall assume the obligations of the Company under the Company Warrant. The other terms of each Adjusted Company Warrant (including the aggregate exercise price contained therein), and the agreements under which they were issued, shall continue to apply in accordance with their terms. The date of grant of each Adjusted Company Warrant shall be the date on which the corresponding Company Warrant was granted. Prior to the Effective Time, the Company shall use its reasonable best efforts to obtain any consents from holders of Company Warrants that are necessary to give effect to the transactions contemplated by this Section 1.5(e).

        (f) After the date hereof, the Company will not grant any further awards under the Company's 1997 Long Term Incentive Plan (the "LTIP"). Prior to the Effective Time, the Company will take all action necessary to amend the LTIP to provide that the LTIP shall be terminated as of the Effective Time and all obligations shall be extinguished thereunder. The Company shall amend the Excel Industries Inc. Stock Purchase Plan to provide that (i) no participant contributions may be made thereto on and after March 31, 1999, (ii) no participant may increase his level of contributions from the level in effect immediately prior to the date hereof, and (iii) all purchases of Company Stock with respect to contributions made prior such date shall be made as soon as practicable, but in no event later than one day prior to the Effective Time.

    SECTION 1.6  Parent to Make Certificates Available.

        (a) Exchange of Certificates. Parent shall authorize a commercial bank reasonably acceptable to the Company (or such other person or persons as shall be acceptable to Parent and the Company) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the holders of shares of Company Common Stock converted in the Merger, the total Cash Consideration, certificates representing the shares of Parent Common Stock issued pursuant to Section 1.5(c) in exchange for outstanding certificates representing shares of Company Common Stock and cash required to make payments in lieu of any fractional shares pursuant to Section 1.8 (such total Cash Consideration, cash and shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Cash Consideration and certificates representing the Parent Common Stock contemplated to be delivered pursuant to Section 1.5(c) out of the Exchange Fund. Except as contemplated by Sections 1.6, 1.8 and 1.9, the Exchange Fund shall not be used for any other purpose.

        (b) Exchange Procedures. As soon as practicable after the Effective Time, Parent shall use its reasonable best efforts to cause the Exchange Agent to mail to each record holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock converted in the Merger (the "Certificates") a letter of transmittal (which shall be in customary form, shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent, and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares). Upon surrender for cancellation to the Exchange Agent of a Certificate, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor either (i) the Cash Consideration, or (ii) a certificate representing that number of whole shares of Parent Common Stock into which the shares represented by the surrendered Certificate shall have been converted at the Effective Time pursuant to this Article I, cash in lieu of any fractional share in accordance with Section 1.8 and certain dividends and other distributions in accordance with Section 1.7. Until surrendered as contemplated by this Section 1.6 hereof, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of this Article 1, certain dividends or other distributions in accordance with Section 1.7 hereof and cash in lieu of any fractional share of Parent Common Stock in accordance with Section 1.8 hereof. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article 1.

    SECTION 1.7 Dividends; Transfer Taxes; Withholding. No dividends or other distributions that are declared on or after the Effective Time on Parent Common Stock, or are payable to the holders of record thereof on or after the Effective Time, will be paid to any person entitled by reason of the Merger to receive the Merger Consideration and no certificates evidencing Parent Common Stock, Cash Consideration or cash payment in lieu of fractional shares will be paid to any such person pursuant to Section 1.8 until such person surrenders the related Certificate or Certificates, as provided in Section 1.6. Following the surrender of the Certificate, subject to the effect of applicable law, there shall be paid to each record holder of a new certificate representing whole shares of Parent Common Stock: (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Common Stock represented by such new certificate and having a record date on or after the Effective Time and a payment date prior to such surrender; (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or subsequent to such surrender; and (iii) at the time of such surrender or as promptly as practicable thereafter, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 1.8. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

    SECTION 1.8 No Fractional Securities. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article I, and no Parent dividend or other distribution or stock split shall relate to any fractional share, and no fractional share shall entitle the owner thereof to vote or to any other rights of a security holder of Parent. In lieu of any such fractional share, each holder of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article I will be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying
(i) the closing price of the Parent Common Stock on the Nasdaq Stock Market ("Nasdaq") on the date before the Effective Time by (ii) the fractional interest to which such holder would otherwise be entitled. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional share interests, the Exchange Agent shall so notify the Parent, and the Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional share interests subject to and in accordance with the terms of Section 1.7 and this Section 1.8.

    SECTION 1.9 Return of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the former shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any such former shareholders who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of their claim for Cash Consideration, Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Neither Parent nor the Surviving Corporation shall be liable to any former holder of Company Common Stock for any such Cash Consideration, shares of Parent Common Stock, cash and dividends and distributions held in the Exchange Fund which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    SECTION 1.10 Adjustment of Conversion Number. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock or Company Common Stock, any change or conversion of Parent Common Stock or Company Common Stock into other securities, any other dividend or distribution with respect to the Parent Common Stock or Company Common Stock other than normal quarterly cash dividends as the same may be adjusted from time to time pursuant to the terms of this

Agreement (or if a record date with respect to any of the foregoing should occur) prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Conversion Number and Cash Consideration, and all references to the Conversion Number and Cash Consideration in this Agreement shall be deemed to be to the Conversion Number and Cash Consideration as so adjusted.

    SECTION 1.11 No Further Ownership Rights in Company Common Stock. All Cash Consideration and shares of Parent Common Stock issued pursuant to the terms hereof (including any cash paid pursuant to Section 1.8) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock represented by such Certificates.

    SECTION 1.12 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made on the records of the Company. If, after the Effective Time, Certificates are presented to the Surviving Corporation, the Exchange Agent or the Parent, such Certificates shall be canceled and exchanged as provided in this Article I.

    SECTION 1.13 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct (but consistent with the practices the Parent applies to its own shareholders), as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Cash Consideration, shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 1.8 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 1.7.

    SECTION 1.14 Legend. Certificates representing shares of Parent Common Stock issued in accordance with the terms of this Agreement in exchange for shares of Company Common Stock surrendered by any "affiliate" of the Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, shall bear the following legend:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A RULE 145 TRANSACTION, AS THAT TERM IS USED IN RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE ENCUMBERED ONLY
(1) PURSUANT TO RULE 145, (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (3) UPON RECEIPT OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER IS OTHERWISE EXEMPT FROM REGISTRATION UNDER THE ACT.

    SECTION 1.15 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

    SECTION 1.16 Directors and Officers. The persons who are directors of Sub immediately prior to the Effective Time, shall, after the Effective Time, comprise the Board of Directors of the Surviving Corporation. At the Effective Time, the officers of the Surviving Corporation shall consist of the officers of Sub immediately prior to the Effective Time. Each of such directors and officers of the Surviving Corporation shall hold office until their respective successors have been duly elected or appointed and qualified or as otherwise provided in the Articles of Incorporation of the Surviving Corporation, the Bylaws of the Surviving Corporation or by law.

    SECTION 1.17 Closing. Unless this Merger Agreement shall have been terminated pursuant to the provisions of Article 7 hereof the closing of the transactions contemplated by this Agreement (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place on or before the business day immediately after all of the conditions set forth in
Article VI of this Agreement have been satisfied or waived, as the case may be, or such other date as may be mutually agreed to by the parties (the "Closing Date"); provided, however, that if any of the conditions provided for in Article 6 hereof shall not have been satisfied or waived in accordance with the terms hereof by the Closing Date, then either party to this Merger Agreement shall be entitled to postpone the Closing by notice to the other party until such condition or conditions shall have been met or waived.

    SECTION 1.18 Tax Treatment. Each of Parent, Sub, and the Company shall use reasonable best efforts to cause the Merger to qualify as a reorganization pursuant to Section 368(a) of the Code.

                                   ARTICLE 2.
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

    Parent and Sub jointly and severally represent and warrant to the Company as follows:

    SECTION 2.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to carry on its business as now being conducted. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined) on Parent. Parent and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on Parent. For purposes of this Agreement (a) "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to Parent or the Company, as the case may be, any change or effect that is materially adverse to the assets, liabilities, results of operation or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity.

    SECTION 2.2 Capital Structure. As of the Effective Time, the authorized capital stock of Parent will consist of 30,000,000 shares of Parent Common Stock, 10,000,000 shares of Class B Common Stock, par value $0.01 per share (the "Parent Class B Common Stock") and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Parent Preferred Stock"). At the close of business on January 18, 1999,

(i) 9,029,085 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 2,200,000 shares of Parent Common Stock were reserved for future issuance pursuant to Parent's 1996 Key Employee Stock Option Plan, Employee Discount Stock Purchase Plan, Independent Director Stock Option Plan and 1998 Stock Incentive Plan (collectively, "Parent Stock Plans"). All of the shares of Parent Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. As of the date of this Agreement, except for (a) this Agreement, (b) stock options covering 1,092,697 shares of Parent Common Stock (collectively, the "Parent Stock Options"), and (c) 3,325,303 shares of Parent Common Stock reserved for issuance upon the conversion of the Parent Class B Common Stock and 1,289,000 shares of Parent Common Stock reserved for issuance upon the conversion of the 7 1/2% Trust Preferred Securities into the Parent's 7 1/2% Convertible Subordinated Debentures and the subsequent conversion of the 7 1/2% Convertible Subordinated Debentures into Parent Common Stock, there are no options, warrants, calls, rights or agreements to which Parent or any of its Subsidiaries is a party or by which any of them is bound obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Parent SEC Documents (as hereinafter defined), each such share is owned by Parent or another Subsidiary of Parent, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 2.3 Authority. The respective Boards of Directors of Parent and Sub have on or prior to the date of this Agreement (a) declared the Merger advisable and duly approved and adopted this Agreement in accordance with the applicable law, (b) resolved to recommend the approval by Parent's shareholders of the matters covered by the Parent Shareholder Approvals (as hereinafter defined) and (c) directed that this Agreement and the other matters subject to Parent Shareholder Approvals be submitted to Parent's shareholders for approval. Each of Parent and Sub has all requisite corporate power and authority, and no other corporate proceeding on the part of Parent or Sub is necessary, to enter into this Agreement and subject to (y) the Parent Shareholders' Approvals and
(z) the filing of appropriate Merger documents as required by Indiana law, to issue the Parent Common Stock in connection with the Merger (the "Share Issuance"), to pay the total Cash Consideration and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub, subject to the filing of appropriate Merger documents as required by Indiana law. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company) this Agreement constitutes the valid and binding obligation of Parent and Sub enforceable against each of them in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to judicial discretion. The Share Issuance and the filing of a registration statement on Form S-4 with the SEC by Parent under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), for the purpose of registering the shares of Parent Common Stock (together with any amendments or supplements thereto, whether prior to or after the effective date thereof, the "Registration Statement") have been duly authorized by Parent's Board of Directors.

    SECTION 2.4 Consents and Approvals; No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
2.4 have been obtained and all filings and obligations described in this Section
2.4 have been made, except as set forth on Schedule 2.4 of the disclosure schedule delivered contemporaneously herewith (the "Disclosure Schedule") the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i) the Charter or Bylaws of Parent, (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries,
(iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries, or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on Parent, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Securities Act and the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act"), and the anti-trust laws of the European Union and its members (the "European Union Laws"), (ii) the filing of Articles of Merger with the Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (v) applicable requirements, if any, of state securities or "blue sky" laws (the "Blue Sky Laws") and Nasdaq, and (vi) such other consents, orders authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on Parent, or prevent or materially delay the consummation of any of the transactions contemplated hereby.

    SECTION 2.5 SEC Documents and Other Reports. Parent has, since December 31, 1996, filed all documents and reports which it is required to file with the SEC, including, without limitation, an Annual Report on Form 10-K for each of the fiscal years ended December 31, 1996 and December 31, 1997, and a Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (and as amended through the date hereof), none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any other adjustments described therein and normal year-end audit adjustments which would not in the aggregate be material in amount or effect).

Except as disclosed in the Parent SEC Documents or as required by generally accepted accounting principles, Parent has not, since January 1, 1998, made any change in the accounting principles, practices, methods or policies applied in the preparation of financial statements.

    SECTION 2.6 Registration Statement and Prospectus. None of the information to be supplied by Parent or Sub for inclusion or incorporation by reference in the Registration Statement or the joint proxy statement/prospectus included therein (together with any amendments or supplements thereto, the "Joint Proxy Statement") relating to the Company Shareholder Meeting will (i) in the case of the Registration Statement, at the time it is filed, when it is supplemented or amended and when it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of the Company Shareholder Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to Parent, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to Parent) as to form in all material respects with the provisions of the Securities Act. At the time of the filing of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (each a "Parent Disclosure Document") other than the Registration Statement or Joint Proxy Statement, at the time of any distribution thereof and throughout the remaining pendency of the Merger each such Parent Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    SECTION 2.7  Absence of Certain Changes or Events.  Except as disclosed in
Schedule 4.1 or Schedule 2.7 of the Disclosure Schedule, or the Parent SEC Documents filed with the SEC prior to the date of this Agreement, since January 1, 1998, (A) Parent and its Subsidiaries have not entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) Parent and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on Parent; (C) other than any indebtedness incurred by Parent after the date hereof as permitted by
Section 4.l(a)(v), there has been no material change in the consolidated indebtedness of Parent and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by Parent on any class of its stock; (D) there has been no event causing, or reasonably likely to cause, a Material Adverse Effect on Parent, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which Parent and Subsidiaries of Parent are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; and
(E) except as permitted by this Agreement, there has been no direct or indirect redemption, purchase or other acquisition of any shares of the Parent's capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Parent in respect of the Parent's capital stock, or any issuance of any shares of capital stock of the Parent, or any granting to any person of any option to purchase or other right to acquire shares of capital stock of the Parent or any stock split or other change in the Parent's capitalization; (F) neither the Parent nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any labor unions representing employees of the Parent or any Subsidiary; and (G) except as disclosed in the Parent SEC Documents, neither the Parent nor any Subsidiary has entered into or agreed to enter into any amendment of any material term of any outstanding security of the Parent or any Subsidiary.

    SECTION 2.8 Permits and Compliance. Each of Parent and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity which, to the Knowledge of Parent (as hereinafter defined), are necessary for Parent or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Parent Permits"), except where the failure to have any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent, and, as of the date of this Agreement, no suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where the suspension or cancellation of any of the Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither Parent nor any of its Subsidiaries is in violation of (A) its Charter, Bylaws or other organizational documents, (B) any applicable law, ordinance, administrative or governmental rule or regulation or
(C) any order, decree or judgment of any Governmental Entity having jurisdiction over Parent or any of its Subsidiaries, except, in the case of clauses (B) and
(C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement there is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole. Except as set forth in the Parent SEC Documents, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by Parent of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which Parent or any of its Subsidiaries is a party or by which Parent or any such Subsidiary is bound or to which any of the properties, assets or operations of Parent or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on Parent. Set forth on Schedule 2.8 of the Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of the Parent and its Subsidiaries as described on Parent's Annual Report on Form 10-K. "Knowledge of Parent" means the actual knowledge of any of the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer of the Parent.

    SECTION 2.9  Tax Matters.  Except as disclosed on Schedule 2.9:

        (a) Each of Parent and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on Parent. All such Tax Returns are correct and complete in all material respects.

        (b) Each of the Parent and its Subsidiaries has paid all Taxes which have become due and payable, except where the failure to pay such Taxes would not have a Material Adverse Effect. Each of the Parent and its Subsidiaries has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable.

        (c) There is no action, suit, taxing authority proceeding or audit now in progress or pending with respect to the Parent or any of its Subsidiaries. Neither the Parent nor any of its Subsidiaries has waived or extended, or requested any waiver of extension of, any limitation period for audit or assessment of any Tax liability.

        (d) No deficiency for any amount of Tax has been asserted or assessed against the Parent or any of its Subsidiaries which either (i) has not been paid, settled or adequately provided for through reserves established in the financial statements and accounts or (ii) would have a Material Adverse Effect if required to by paid.

        (e) No election under Section 341(f) of the Code has been made to treat the Parent or any of its Subsidiaries as a consenting corporation (as defined in Section 341(f) of the Code). Neither the Parent nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

For purposes of this Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and (ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

    SECTION 2.10 Actions and Proceedings. Except as set forth in the Parent SEC Documents or Schedule 2.24 of the Disclosure Schedule, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving Parent or any of its Subsidiaries, as such, any of its properties, assets or business or any Parent Plan (as hereinafter defined) that, individually or in the aggregate, would have a Material Adverse Effect on Parent. As of the date of this Agreement, there are no actions, suits or claims or legal administrative or arbitrative proceedings or investigations pending or, to the Knowledge of Parent, threatened against or involving Parent or any of its Subsidiaries, any of its properties, assets or business or any Parent Plan that, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent. As of the date hereof there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries, any of its properties, assets or business relating to the transactions contemplated by this Agreement.

    SECTION 2.11 Certain Agreements. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

    SECTION 2.12 ERISA. Each Parent Plan complies in all material respects with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable statutes and governmental rules and regulations, including but not limited to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Parent Plan, (ii) neither Parent nor any of its ERISA Affiliates (as hereinafter defined) has withdrawn from any Parent Multi-employer Plan (as hereinafter defined) or instituted, or is currently considering taking, any action to do so,
(iii) no action has been taken, or is currently being considered, to terminate any Parent Plan subject to Title IV of ERISA, and (iv) Parent and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. No Parent Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived. With respect to the Parent Plans, no event has occurred in connection with which Parent or any ERISA Affiliate would be subject to any liability under the terms of such Parent Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Parent. All Parent Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of Parent, there is no reason why any Parent Plan is not so qualified in operation. Except as set forth on Schedule 2.12, neither Parent nor any of its ERISA Affiliates has been notified by any Parent Multi-employer Plan that such Parent Multi-employer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Parent Multi-employer

Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither Parent nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Parent SEC Documents. As used herein, (i) "Parent Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Parent Multi-employer Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Parent or any of its ERISA Affiliates or as to which Parent or any of its ERISA Affiliates has contributed or otherwise may have any liability,
(ii) "Parent Multi-employer Plan" means a "Multi-employer plan" (as defined in
Section 4001(a)(3) of ERISA) to which Parent or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability, and
(iii) with respect to any person, "ERISA Affiliate" means any trade or business (whether or not incorporated) which is under common control or would be considered a single employer with such person pursuant to Section 414(b), (c),
(m) or (o) of the Code and the regulations promulgated under those sections or pursuant to Section 4001(b) of ERISA and the regulations promulgated thereunder.

    SECTION 2.13 Compliance with Certain Laws. To the Knowledge of Parent, the properties, assets and operations of Parent and its Subsidiaries are in compliance in all material respects with all applicable federal, state, local and foreign laws, rules and regulations, orders, decrees, judgments, permits and licenses relating to public and worker health and safety (collectively, "Worker Safety Laws"), except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

    SECTION 2.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Parent SEC Documents or incurred after the date of such financial statements in the ordinary course of business consistent with past practices, or expressly disclosed in the footnotes thereto, Parent and its Subsidiaries have no liabilities (including, without limitation, Tax liabilities and workmen's compensation liabilities), absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent, and, to the Knowledge of Parent, have no liabilities (including, without limitation, Tax liabilities) that were not incurred in the ordinary course of business other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

    SECTION 2.15 Labor Matters. Neither Parent nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract except as set forth on Schedule 2.15 of the Disclosure Schedule. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for Parent or any of its Subsidiaries (the "Parent Business Personnel"), and there is no unfair labor practice complaint or grievance against Parent or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the Knowledge of Parent, threatened in writing with respect to the Parent Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on Parent. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries which may interfere with the respective business activities of Parent or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on Parent.

    SECTION 2.16 Intellectual Property. Parent and its Subsidiaries own or have a valid license to use all patents, trademarks, trade names, service marks, trade secrets, copyrights and other proprietary intellectual property rights (collectively, "Intellectual Property Rights") that are used in connection with the business of the Parent and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Parent. To the Knowledge of the Parent, neither the Parent nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 2.17  Environmental Matters.

    Except as disclosed on Schedule 2.17 of the Disclosure Schedule:

        (a) Each of the Parent and its Subsidiaries has complied with, and is in compliance with, all Environmental and Safety Requirements (including all permits, licenses and other authorizations required thereunder), except for any such noncompliance which, individually or in the aggregate, would not reasonably be expected to result in liabilities in excess of $250,000.

        (b) Neither the Parent nor any of its Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any actual or potential liability, including any investigatory, remedial or corrective obligation, relating to any of them or its facilities arising under Environmental and Safety Requirements, except for any notice, report or information, the subject of which, would not reasonably be expected to result in liabilities in excess of $250,000.

        (c) None of the Parent or any of its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to liabilities pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, or any other Environmental and Safety Requirements, except for any such liabilities which, individually or in the aggregate, would not reasonably be expected to exceed $250,000.

        (d) Neither this Agreement nor the transaction that is the subject of this Agreement will result in any obligations for environmental disclosure, investigation or cleanup, or notification to or consent of government agencies or third parties, with respect to any of the properties or facilities of the Parent or any of its Subsidiaries, pursuant to any so-called so-called "property transfer" Environmental and Safety Requirements.

        (e) Neither the Parent nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental and Safety Requirements, except for any such liabilities which, individually or in the aggregate, would not reasonably be expected to result in liabilities in excess of $250,000.

        (f) No capital expenditures relating the facilities or operations of the Parent or any of its Subsidiaries are anticipated to be required within three years after the Closing Date in order to comply with current or future Environmental and Safety Requirements, except for such expenditures that, individually or in the aggregate, are not reasonably expected to exceed $250,000.

For purposes of this Agreement, "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning occupational health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

    SECTION 2.18 Operations of Sub. Sub is a direct, wholly-owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

    SECTION 2.19 Financing. The Company has received copies of a commitment letter dated January 18, 1999 from Bank of America National Trust and Savings Association and Nationsbanc

Montgomery Securities LLC (the "Financing Commitment Letter"), pursuant to which the foregoing has committed, subject to the terms and conditions set forth therein, to enter into one or more credit agreements providing for loans to Parent and its subsidiaries of up to $ 700,000,000 (the "Financing"). The aggregate commitments under the Financing are in an amount sufficient to pay the cash portion of the Merger Consideration, and to pay related fees and expenses. As of the date hereof, the Financing Commitment Letter relating to the Financing has not been withdrawn and Parent does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in the Financing Commitment Letter relating to the Financing not being satisfied.

    SECTION 2.20 Brokers. Except as set forth on Schedule 2.20 of the Disclosure Schedule, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.

    SECTION 2.21 Required Vote of Shareholders. The affirmative vote of a majority of the votes of the shareholders of the Sub is required to approve this Agreement. The affirmative vote of a majority of the quorum of the Parent's stockholders is required to approve the Share Issuance. No other vote of the stockholders of Parent is required by law, the Charter or By-Laws of Parent or otherwise in order for Parent to consummate the Merger and the transactions contemplated hereby. The requisite votes for the approval of this Agreement and for approval of the Share Issuance are, collectively, the "Parent Shareholders' Approvals."

    SECTION 2.22 Ownership of Shares. Neither Parent nor any of its Subsidiaries (i) "Beneficially Owns" or is the "Beneficial Owner" of (as such terms are defined in the Company's Rights Agreement (as herein after defined)), or (ii) "owns," any Shares of Company Common Stock.

    SECTION 2.23 State Takeover Statutes and Shareholder Rights Plan. Assuming the accuracy of the Company's representations and warranties contained in
Section 3.20 (Ownership of Shares), as of the date hereof, no state takeover statutes or supermajority Charter provisions are applicable to the Merger, this Agreement and the transactions contemplated hereby.

    SECTION 2.24  Investigations; Litigation.

        (a) Except as described in Schedule 2.24, and other than reviews pursuant to the HSR Act, there are, no pending investigations, reviews or inquiries by any Governmental Entity (an "Investigation") with respect to Parent or any Subsidiary or with respect to the activities of any officer, director or employee of Parent, nor to the Knowledge of Parent is an Investigation threatened, nor has any Governmental Entity indicated to Parent or any executive officer of Parent an intention to conduct an Investigation, other than Investigations which, if the resolution thereof were adverse, would not, individually or in the aggregate, have a Material Adverse Effect.

        (b) Except as described in Schedule 2.24 hereto, (i) there are no actions or proceedings pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary before any court or before any administrative agency or administrative officer or executive, whether federal, state, local or foreign, which seek to enjoin the Merger or which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no outstanding domestic or foreign judgments, decrees or orders against Parent or any Subsidiary enjoining any of them in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (iii) there are no actions pending, or to the Knowledge of Parent, threatened against the directors or any director of Parent alleging a breach of such directors' or director's fiduciary duties.

    SECTION 2.25  Contracts and Commitments.

    Except as disclosed on Schedule 2.25 to the Disclosure Schedule:

        (a) Parent is not nor is any Subsidiary, with respect to its business, a party to any oral or written contract:

            (i) that prohibits Parent or any of its Subsidiaries from freely engaging or competing in its line of business anywhere in the world;

            (ii) that is not on arms-length terms;

           (iii) pursuant to which Parent or any of its Subsidiaries has incurred or accrued losses;

            (iv) that commits Parent or any of its Subsidiaries to purchase or sell any properties or assets outside of the ordinary course of business for consideration in excess of $100,000;

            (v) that involves an unfulfilled obligation, individually or in the aggregate, in excess of $100,000 and is not terminable by Parent or any of its Subsidiaries upon less than 60 calendar days' notice for a cost of not less than $100,000;

        (b) Since December 31, 1997, none of Parent's or any of its Subsidiaries' significant customers, suppliers, outside service providers or sources of referral has indicated that it will stop or materially decrease the rate of business done with or referred to either Parent or any such Subsidiary.

        (c) To the Knowledge of Parent, neither Parent nor any of its Subsidiaries is obligated to (i) purchase any property or services at a price greater than the prevailing market price, (ii) sell any property or services at a price less than the prevailing market price, (iii) pay rentals or royalties at a rate greater than the prevailing market price or (iv) act as lessor or licensor at a rate less than the prevailing market price.

        (d) The Company has been supplied with a true and correct copy of all written contracts which are referred to on Schedule 2.25, together with all amendments, exhibits, attachments, waivers or other changes thereto.

    SECTION 2.26  Real Estate Leases.  Schedule 2.26 hereto sets forth a list of
(a) all leases and subleases under which Parent and its Subsidiaries is lessor or lessee of any real property together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto, (b) all options held by Parent and its Subsidiaries or contractual obligations on the part of Parent and its Subsidiaries to purchase or acquire any interest in real property and (c) all options granted by Parent and its Subsidiaries or contractual obligations on the part of Parent and its Subsidiaries to sell or dispose of any interest in real property. To Parent's knowledge, there is not any lien, claim, option, charge, security interest, limitation, encumbrance or restriction of any kind (any of the foregoing being a "Lien") on any of the leasehold interests set forth on Schedule 2.26 hereto except for (a) Liens reflected in the balance sheet included in Parent's SEC Documents, (b) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or a materially impair the use of, such property by Parent and its Subsidiaries in the operation of their respective businesses, (c) Liens for current taxes, assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with United States generally acceptable accounting principles (which contested levies are described on Schedule 2.26), and (d) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with United States generally acceptable accounting principles or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice (collectively, "Permitted Liens").

    SECTION 2.27 Real Property. Schedule 2.27 hereto lists all real property owned by Parent and its Subsidiaries. Each of Parent and its Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on Schedule 2.27 hereto, in each case, to Parent's knowledge, free and clear of all Liens, except for Permitted Liens.

    SECTION 2.28 Opinion of Financial Advisor. Parent has received the opinion of Robert W. Baird & Co. Incorporated, dated January 18, 1999, to the effect that, as of such date, the Merger Consideration to be paid in the Merger by Parent is fair to Parent from a financial point of view, a copy of which opinion will be delivered to the Company promptly after the execution and delivery of this Agreement.

                                   ARTICLE 3.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Sub as follows:

    SECTION 3.1 Organization, Standing and Power. The Company is a corporation duly organized and validly existing under the laws of the State of Indiana and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    SECTION 3.2 Capital Structure. As of the Effective Time, the authorized capital stock of the Company will consist of 20,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock (the "Company Preferred Stock"). At the close of business on January 18, 1999, (i) 12,179,031 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights; (ii) 473,550 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1994 Stock Compensation Plan, (iii) 500,000 shares of Company Common Stock were reserved for future issuance pursuant to the Company's 1997 Long Term Incentive Plan, (iv) 251,659 shares of Company Common Stock were reserved for issuance under the Company's Employee Stock Purchase Plan; 381,000 shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants granted in connection with the acquisition of Anderson Industries, Inc. by the Company and (vi) no shares of the Company Preferred Stock were issued or outstanding. As of the date of this Agreement, except for (a) this Agreement,
(b) stock options covering 321,900 shares of Company Common Stock (collectively, the "Company Stock Options"), (c) 202,500 shares subject to issuance pursuant to grants under the LTIP, (d) shares reserved for issuance upon exercise of the Company Warrants and (e) the Company Rights Plan (as hereinafter defined), there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed in the Company SEC Documents (as hereinafter defined), each such share is owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

    SECTION 3.3 Authority. The Board of Directors of the Company has on or prior to the date of this Agreement (a) duly approved and adopted this Agreement in accordance with Indiana law and declared it to be in the best interests of the Company, (b) resolved to recommend the approval of this Agreement by the Company's shareholders and (c) directed that this Agreement be submitted to the Company's shareholders for approval. The Company has all requisite corporate power and authority, and no other corporate proceeding on the part of the Company is necessary, to enter into this Agreement and, subject to approval by the shareholders of the Company of this Agreement, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to (x) approval of this Agreement by the shareholders of the Company and (y) the filing of appropriate Merger documents as required by Indiana law. This Agreement has been duly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and except that the availability of equitable remedies, including specific performance, is subject to judicial discretion.

    SECTION 3.4 Consents and Approvals: No Violation. Assuming that all consents, approvals, authorizations and other actions described in this Section
3.4 have been obtained and all filings and obligations described in this Section
3.4 have been made, except as set forth on Schedule 3.4 of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, or give to others a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Articles of Incorporation or Bylaws of the Company, (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries (iv) any shareholder agreement, or (v) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii), (iv) or (v), any such violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) in connection, or in compliance, with the provisions of the HSR Act, the Exchange Act and the European Union Laws, (ii) the filing of the Articles of Merger with the Secretary and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or by the transactions contemplated by this Agreement, (iv) such filings and consents as may be required under any state or foreign laws pertaining to debt collection, the issuance of payment instruments or money transmission, (v) applicable requirements, if any, of Blue Sky Laws and the New York Stock Exchange (the "NYSE"), and (vi) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company or prevent the consummation of any of the transactions contemplated hereby.

    SECTION 3.5 SEC Documents and Other Reports. The Company has, since December 28, 1996, filed all documents and reports which it is required to file with the SEC including, without limitation, an Annual Report on Form 10-K for the fiscal years ended December 28, 1996 and December 27, 1997 and a Quarterly Report on Form 10-Q for the quarter ended September 26, 1998 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and, at the respective times they were filed (and as amended through the date hereof), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except, in the case of the unaudited statements, as permitted by Form 10-Q) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to any adjustments described therein and to adjustments for inventories, receivables and other normal year-end audit adjustments consistent with past practices). Except as disclosed in the Company SEC Documents or as required by generally accepted accounting principles, the Company has not, since December 27, 1997, made any change in the accounting principles, practices, methods or policies applied in the preparation of financial statements.

    SECTION 3.6  Absence of Certain Changes or Events.  Except as set forth on
Schedule 3.6 of the Disclosure Schedule, since December 27, 1997, (A) the Company and its Subsidiaries have not entered into any material oral or written agreement or other transaction, that is not in the ordinary course of business or that would result in a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (B) the Company and its Subsidiaries have not sustained any loss or interference with their business or properties from fire, flood, windstorm, accident or other calamity (whether or not covered by insurance) that has had a Material Adverse Effect on the Company;
(C) other than any indebtedness incurred by the Company after the date hereof as permitted by Section 4. l(b)(v), there has been no material change in the consolidated indebtedness of the Company and its Subsidiaries, and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock; (D) there has been no event causing, or reasonably likely to cause, a Material Adverse Effect on the Company, excluding any changes and effects resulting from changes in economic, regulatory or political conditions or changes in conditions generally applicable to the industries in which the Company and Subsidiaries of the Company are involved and except for any such changes or effects resulting from this Agreement, the transactions contemplated hereby or the announcement thereof; (E) except as permitted by this Agreement, there has been no direct or indirect redemption, purchase or other acquisition of any shares of the Company's capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Company in respect of the Company's capital stock, or any issuance of any shares of capital stock of the Company, or any granting to any person of any option to purchase or other right to acquire shares of capital stock of the Company or any stock split or other change in the Company's capitalization; (F) neither the Company nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any labor unions representing employees of the Company or any subsidiary;
(G) neither the Company nor any Subsidiary has entered into or agreed to enter into any new or amended contract with any of the officers thereof or otherwise increased the compensation payable to the officers or directors of any such entity; (H) except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary has entered into or agreed to enter into any amendment of any material term of any outstanding security of the Company or any Subsidiary; and (I) except as disclosed in the Company SEC Documents, neither the Company nor any Subsidiary has entered into or agreed to enter into (i) any severance grant or termination pay to any director, officer or employee of the Company or any Subsidiary, (ii) any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any Subsidiary, (iii) increase in benefits payable under any existing severance or termination pay policies or employment agreements or (iv) increase in compensation, bonus or other benefits payable to directors, officers or employees of the Company or any Subsidiary, other than in the ordinary course of business consistent with past practice.

    SECTION 3.7 Registration Statement and Joint Proxy Statement. None of the information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement will (i) in the case of the Registration Statement, at the time it is filed, when it is supplemented or amended and when it becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) in the case of the Joint Proxy Statement, at the time of the mailing of the Joint Proxy Statement, the time of the Company Shareholder Meeting, and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Joint Proxy Statement or the Registration Statement, such event shall be so described, and an appropriate amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company. The Registration Statement will comply (with respect to the Company) as to form in all material respects with the provisions of the Securities Act. At the time of the filing of any disclosure document filed after the date hereof pursuant to the Securities Act, the Exchange Act or any state securities law (each a "Company Disclosure Document") other than the Joint Proxy Statement, at the time of any distribution thereof and throughout the remaining pendency of the Merger each such Company Disclosure Document (as supplemented or amended) will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    SECTION 3.8 Permits and Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity which, to the Knowledge of the Company (as hereinafter defined), are necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits") except where the failure to have any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on the Company, and, as of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company threatened, except where the suspension or cancellation of any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither the Company nor any of its Subsidiaries is in violation of (A) its Articles of Incorporation, Bylaws or other organizational document, (B) any applicable law, ordinance, administrative or governmental rule or regulation or (C) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (B) and (C), for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, as of the date hereof there is no contract or agreement that is material to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole. Except as set forth in the Company SEC Documents and Schedule 3.8 of the Disclosure Schedule, prior to the date of this Agreement, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. Set forth on Schedule 3.8 to this Agreement is a description of any material changes to the amount and terms of the indebtedness of the Company and its Subsidiaries as described in the Company's Annual Report on Form 10-K. "Knowledge of the Company" means the actual knowledge of any of the Chief Executive Officer and Chief Financial Officer of the Company.

    SECTION 3.9  Tax Matters.  Except as set forth on Schedule 3.9:

        (a) Each of the Company and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, have a Material Adverse Effect on the Company. All such Tax Returns are correct and complete in all material respects.

        (b) Each of the Company and its Subsidiaries has paid all Taxes which have become due and payable, except where the failure to pay such Taxes would not have a Material Adverse Effect. Each of the Company and its Subsidiaries has made adequate provision in reserves established in its financial statements and accounts for all Taxes which have accrued but are not yet due and payable.

        (c) There is no action, suit, taxing authority proceeding or audit now in progress or pending with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has waived or extended, or requested any waiver of extension of, any limitation period for audit or assessment of any Tax liability.

        (d) No deficiency for any amount of Tax has been asserted or assessed against the Company or any of its Subsidiaries which either (i) has not been paid, settled or adequately provided for through reserves established in the financial statements and accounts or (ii) would have a Material Adverse Effect if required to by paid.

        (e) No election under Section 341(f) Code has been made to treat the Company or any of its Subsidiaries as a consenting corporation (as defined in Section 341(f) of the Code). Neither the Company nor any of its Subsidiaries is a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code.

        (f) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code (or any similar provision of state, local or foreign law) as a result of the transactions contemplated by this Agreement.

    SECTION 3.10 Actions and Proceedings. Except as set forth on the Company SEC Documents, there are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against or involving the Company or any of its Subsidiaries, that, individually or in the aggregate, would have a Material Adverse Effect on the Company. Except as set forth on Schedule 3.10 of the Disclosure Schedule, as of the date of this Agreement, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries or any of its properties, assets or business or any Company Plan that, individually or in the aggregate, would have a Material Adverse Effect on the Company. As of the date hereof there are no actions, suits, labor disputes or other litigation, legal or administrative proceedings or governmental investigations pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of its properties, assets or business relating to the transactions contemplated by this Agreement.

    SECTION 3.11 Certain Agreements. As of the date of this Agreement, except as set forth on Schedule 3.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any oral or written agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. No holder of any option to purchase shares of Company Common Stock, or shares of Company Common Stock granted in connection with the performance of services for the Company or its Subsidiaries, is or will be entitled to receive cash from the Company or any Subsidiary in lieu of or in exchange for such option or shares as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is a party to any termination benefits agreement or severance agreement or employment agreement one trigger of which would be the consummation of the transactions contemplated by this Agreement, except as set forth on
Schedule 3.11 of the Disclosure Schedule.

    SECTION 3.12 ERISA. Each Company Plan complies in all material respects with the Code and all other applicable statutes and governmental rules and regulations, including but not limited to COBRA, and (i) no "reportable event" (within the meaning of Section 4043 of ERISA) has occurred with respect to any Company Plan, (ii) neither the Company nor any of its ERISA Affiliates has withdrawn from any Company Multi-employer Plan or instituted, or is currently considering taking, any action to do so, (iii) no action has been taken, or is currently being considered, to terminate any Company Plan subject to Title IV of ERISA, and (iv) the Company and its ERISA Affiliates have complied in all material respects with the continued medical coverage requirements of COBRA. No Company Plan, nor any trust created thereunder, has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA, whether or not waived. With respect to the Company Plans, no event has occurred in connection with which Company or any ERISA Affiliate would be subject to any liability under the terms of such Company Plans, ERISA, the Code or any other applicable law which would have a Material Adverse Effect on Company. All Company Plans that are intended to be qualified under Section 401(a) of the Code have been determined by the Internal Revenue Service to be so qualified, and to the Knowledge of Company, there is no reason why any Company Plan is not so qualified in operation. Except as set forth on Schedule 3.12, neither Company nor any of its ERISA Affiliates has been notified by any Company Multi-employer Plan that such Company Multi-employer Plan is currently in reorganization or insolvency under and within the meaning of Section 4241 or 4245 of ERISA or that such Company Multi-employer Plan intends to terminate or has been terminated under Section 4041A of ERISA. Neither Company nor any of its ERISA Affiliates has any liability or obligation under any welfare plan to provide benefits after termination of employment to any employee or dependent other than as required by ERISA or as disclosed in the Company SEC Documents. Except as set forth on
Schedule 3.12, none of the Company Plans or any other agreement, commitment or arrangement obligates the Company to pay any separation, severance, termination or similar benefit as a result of the transaction contemplated by this Agreement or solely as a result of a change in control or ownership within the meaning of
Section 280G of the Code. As used herein, (i) "Company Plan" means a "pension plan" (as defined in Section 3(2) of ERISA (other than a Company Multi-employer
Plan)) or a "welfare plan" (as defined in Section 3(1) of ERISA) established or maintained by Company or any of its ERISA Affiliates or as to which Company or any of its ERISA Affiliates has contributed or otherwise may have any liability and (ii) "Company Multi-employer Plan" means a "Multi-employer plan" (as defined in Section 4001(a)(3) of ERISA) to which Company or any of its ERISA Affiliates is or has been obligated to contribute or otherwise may have any liability. No action has been taken by the Company to accelerate the vesting of or accural of any benefits or obligations under the

LTIP and, as of the Effective Time, no participant shall be vested with any benefit under the LTIP and the Company shall have no obligation to any participant under the LTIP.

    SECTION 3.13 Compliance with Certain Laws. To the Knowledge of the Company, the properties, assets and operations of the Company and its Subsidiaries are in compliance in all material respects with all applicable Worker Safety Laws, except for any violations that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.14 Liabilities. Except as fully reflected or reserved against in the financial statements included in the Company SEC Documents or incurred after the date of such financial statements in the ordinary course of business consistent with past practices, or expressly disclosed in the footnotes thereto, the Company and its Subsidiaries have no liabilities (including, without limitation, Tax liabilities and workmen's compensation liabilities), absolute or contingent, other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, and, to the Knowledge of the Company, have no liabilities (including, without limitation, Tax liabilities) that were not incurred in the ordinary course of business other than liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.15 Labor Matters. Except as set forth on Schedule 3.15 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or labor contract. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries (the "Company Business Personnel"), and there is no unfair labor practice complaint or grievance against the Company or any of its Subsidiaries by the National Labor Relations Board or any comparable state agency pending or, to the Knowledge of the Company, threatened in writing with respect to the Company Business Personnel, except where such unfair labor practice, complaint or grievance would not have a Material Adverse Effect on the Company. There is no labor strike, dispute, slowdown or stoppage pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries which may interfere with the respective business activities of the Company or any of its Subsidiaries, except where such dispute, strike or work stoppage would not have a Material Adverse Effect on the Company.

    SECTION 3.16 Intellectual Property. The Company and its Subsidiaries own or have a valid license to use all Intellectual Property Rights that are used in connection with the business of the Company and its Subsidiaries, taken as a whole, except where the failure to have such Intellectual Property Rights would not have a Material Adverse Effect on the Company. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed any Intellectual Property Rights of any third party other than any infringements that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

    SECTION 3.17  Environmental Matters.

    Except as disclosed on Schedule 3.17 of the Disclosure Schedule:

        (a) Each of the Company and its Subsidiaries has complied with, and is in compliance with, all Environmental and Safety Requirements (including all permits, licenses and other authorizations required thereunder), except for any such noncompliance which, individually or in the aggregate, would not reasonably be expected to result in liabilities in excess of $250,000.

        (b) Neither the Company nor any of its Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any actual or potential liability, including any investigatory, remedial or corrective obligation, relating to any of them or its facilities arising under Environmental and Safety Requirements, except for any notice, report or information, the subject of which, would not reasonably be expected to result in liabilities in excess of $250,000.

        (c) None of the Company or any of its Subsidiaries, or their respective predecessors has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would reasonably be expected to give rise to liabilities pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, or any other Environmental and Safety Requirements, except for any such liabilities which, individually or in the aggregate, would not reasonably be expected to exceed $250,000.

        (d) Neither this Agreement nor the transaction that is the subject of this Agreement will result in any obligations for environmental disclosure, investigation or cleanup, or notification to or consent of government agencies or third parties, with respect to any of the properties or facilities of the Company or any of its Subsidiaries, pursuant to any so-called so-called "property transfer" Environmental and Safety Requirements.

        (e) Neither the Company nor any of its Subsidiaries has assumed, undertaken or otherwise become subject to any liability, including without limitation any obligation for corrective or remedial action, of any other person or entity relating to Environmental and Safety Requirements, except for any such liabilities which, individually or in the aggregate, would not reasonably be expected to result in liabilities in excess of $250,000.

        (f) The Company has furnished to Parent all material environmental, and all material occupational health and safety, audits, reports and other documents relating to the Parent, its Subsidiaries, and any of their properties or facilities, that are in the possession, custody, or control of the Company or any of its Subsidiaries.

        (g) No capital expenditures relating the facilities or operations of the Company or any of its Subsidiaries are anticipated to be required within three years after the Closing Date in order to comply with current or future Environmental and Safety Requirements, except for such expenditures that, individually or in the aggregate, are not reasonably expected to exceed $250,000.

    SECTION 3.18 Required Vote of Company Shareholders. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock is required to approve the transactions contemplated by this Agreement. No other vote of the shareholders of the Company is required by law, the Articles of Incorporation or By-laws of the Company or otherwise in order for the Company to consummate the Merger and the transactions contemplated hereby.

    SECTION 3.19 Brokers. Except as set forth on Schedule 3.19 of the Disclosure Schedule, no broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The fees and commissions relating to the disclosures set forth on Schedule 3.19, together with the legal and accounting fees and expenses arising in connection with the transactions contemplated hereby, shall not exceed $4.5 million.

    SECTION 3.20  State Takeover Statutes and Shareholder Rights Plan.

        (a) Assuming the accuracy of Parent's representations and warranties contained in Section 2.22 (Ownership of Shares), as of the date hereof, no state takeover statute including, without limitation, any business combination act or control share acquisition act, are applicable to the Merger, this Agreement or the transactions contemplated hereby.

        (b) The Company has taken all necessary action so that, as of the Effective Time, (i) the Company will have no additional obligations and Parent will have no obligations under the rights to purchase Company Common Stock (the "Rights") issued pursuant to the Rights Agreement between the Company and Chase Mellon Shareholder Services LLC Bank, dated as of December 21, 1995 (the

    "Rights Agreement") (the Rights and Rights Agreement collectively are the "Company Rights Plan") or the Rights Agreement and (ii) the holders of the Rights will have no additional rights under the Rights or the Rights Agreement, in each case as a result of the transactions contemplated by this Agreement. Execution and delivery of this Agreement does not, and compliance with the provisions hereof will not, cause the holders of the Rights to have any rights under the Rights or the Rights Agreement.

    SECTION 3.21  Investigations; Litigation.

        (a) Except as described in Schedule 3.21, and other than reviews pursuant to the HSR Act, there are, no pending Investigations with respect to the Company or any Subsidiary or with respect to the activities of any officer, director or employee of the Company, nor to the Knowledge of the Company is an Investigation threatened, nor has any Governmental Entity indicated to the Company or any executive officer of the Company an intention to conduct an Investigation, other than Investigations which, if the resolution thereof were adverse, would not, individually or in the aggregate, a Material Adverse Effect.

        (b) Except as described in Schedule 3.21 hereto, (i) there are no actions or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary before any court or before any administrative agency or administrative officer or executive, whether federal, state, local or foreign, which seek to enjoin the Merger or which if adversely determined would, individually or in the aggregate, have a Material Adverse Effect, (ii) there are no outstanding domestic or foreign judgments, decrees or orders against the Company or any Subsidiary enjoining any of them in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect and (iii) there are no actions pending, or to the Knowledge of the Company, threatened against the directors or any director of the Company alleging a breach of such directors' or director's fiduciary duties.

    SECTION 3.22  Contracts and Commitments.

    Except as disclosed on Schedule 3.22 of the Disclosure Schedule:

        (a) The Company is not nor is any Subsidiary, with respect to its business, a party to any oral or written contract:

            (i) that prohibits the Company or any of its Subsidiaries from freely engaging or competing in its line of business anywhere in the world;

            (ii) that is not on arms-length terms;

           (iii) pursuant to which the Company or any of its Subsidiaries has incurred or accrued losses;

            (iv) that by its terms may be terminated upon a change in control of the Company or any of its Subsidiaries;

            (v) that commits the Company or any of its Subsidiaries to purchase or sell any properties or assets outside of the ordinary course of business for consideration in excess of $100,000;

            (vi) that involves an unfulfilled obligation, individually or in the aggregate, in excess of $100,000 and is not terminable by the Company or any of its Subsidiaries upon less than 60 calendar days' notice for a cost of not less than $100,000;

        (b) Since December 31, 1997, none of the Company's or any of its Subsidiaries' significant customers, suppliers, outside service providers or sources of referral has indicated that it will stop or materially decrease the rate of business done with or referred to either the Company or any such Subsidiary.

        (c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is obligated to (i) purchase any property or services at a price greater than the prevailing market price, (ii) sell any property or services at a price less than the prevailing market price, (iii) pay rentals or royalties at a rate greater than the prevailing market price or (iv) act as lessor or licensor at a rate less than the prevailing market price.

        (d) Parent has been supplied with a true and correct copy of all written contracts which are referred to on Schedule 3.22, together with all amendments, exhibits, attachments, waivers or other changes thereto.

    SECTION 3.23  Real Estate Leases.  Schedule 3.23 hereto sets forth a list of
(a) all leases and subleases under which the Company and its Subsidiaries is lessor or lessee of any real property together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto, (b) all options held by the Company and its Subsidiaries or contractual obligations on the part of the Company and its Subsidiaries to purchase or acquire any interest in real property and (c) all options granted by the Company and its Subsidiaries or contractual obligations on the part of the Company and its Subsidiaries to sell or dispose of any interest in real property. To the Company's knowledge, there is not any lien, claim, option, charge, security interest, limitation, encumbrance or restriction of any kind (any of the foregoing being a "Lien") on any of the leasehold interests set forth on Schedule 3.23 hereto except for (a) Liens reflected in the balance sheet included in the Company's SEC Documents,
(b) Liens of record consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property which do not materially detract from the value of, or a materially impair the use of, such property by the Company and its Subsidiaries in the operation of their respective businesses, (c) Liens for current taxes, assessments or governmental charges or levies on property not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with United States generally acceptable accounting principles (which contested levies are described on Schedule 3.23), and (d) Liens imposed by law, such as materialman's, mechanic's, carrier's, workers' and repairmen's Liens securing obligations not yet delinquent or being contested in good faith and for which appropriate reserves have been established in accordance with United States generally acceptable accounting principles or securing obligations not being paid in the ordinary course of business in accordance with customary and commercially reasonable practice (collectively, "Permitted Liens").

    SECTION 3.24 Real Property. Schedule 3.24 hereto lists all real property owned by the Company and its Subsidiaries. Each of the Company and its Subsidiaries has good and marketable title in fee simple to its respective real properties set forth on Schedule 3.24 hereto, in each case, to the Company's knowledge, free and clear of all Liens, except for Permitted Liens.

    SECTION 3.25 Opinion of Financial Advisor. The Company has received the opinion of Morgan Stanley & Co. Incorporated, dated the date hereof, to the effect that, as of such date, the Merger Consideration to be received in the Merger by the Company's shareholders is fair to the Company's shareholders from a financial point of view, a copy of which opinion will be delivered to Parent promptly after the execution of this Agreement.

                                   ARTICLE 4.
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.1  CONDUCT OF BUSINESS PENDING THE MERGER.

        (a) Actions by Parent. Except in connection with the transactions described on Schedule 4.1 or as expressly permitted by clauses (i) through
    (x) of this Section 4.1(a), during the period from the date of this Agreement through the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except in connection with the transactions described on Schedule 4.1 or as otherwise expressly contemplated by or necessary to effect this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company:

            (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such (other than dividends and other distributions by Subsidiaries), (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any other securities thereof or those of any Subsidiary or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of stock options and shares of Parent Common Stock to employees, directors or consultants of Parent or any of its Subsidiaries in the ordinary course of business consistent with past practice, (B) the issuance by any wholly-owned Subsidiary of Parent of its capital stock to Parent or another wholly-owned Subsidiary of Parent, (C) the issuance of no more than 2,200,000 shares of Parent Common Stock in connection with the Parent's Stock Plans, the issuance of shares of Parent Common Stock upon conversion of Parent Class B Common Stock and shares of Parent Common Stock upon the conversion of the 7 1/2% Trust Preferred Securities into the 7 1/2% Convertible Subordinated Debentures and the subsequent conversion of the 7 1/2% Convertible Subordinated Debentures into Parent Common Stock;

           (iii) amend its Charter or Bylaws;

            (iv) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Parent;

            (v) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person in excess of $500,000,000, other than (A) in the ordinary course of business consistent with past practice, (B) indebtedness, loans, advances, capital contributions and investments between Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries (C) in connection with the consummation of the transactions contemplated hereby, and (D) as necessary in connection with any acquisition permitted in Section 4.1(a)(vi) hereof;

            (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, unless (i) the entering into a definitive agreement relating to or the consummation of such acquisition, merger, consolidation or purchase would not (A) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Merger or the expiration or termination of any applicable waiting period, (B) significantly increase the risk of any Governmental Entity entering an order prohibiting the consummation of the Merger or (C) significantly increase the risk of not being able to remove any such order on appeal or otherwise, and (ii) in the case of any acquisitions, mergers, consolidations or purchases, the asset purchase price or equity purchase price for which

       Parent is responsible does not exceed $100 million in the aggregate and which does not materially change the ratio of debt to total capitalization of Parent;

           (vii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

          (viii) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

            (ix) take any action or knowingly omit to take any action which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement; or

            (x) authorize, recommend or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

        (b) Actions by the Company. Except as expressly permitted by clauses (i) through (xiv) of this Section 4.l(b), during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects, carry on its business in, the ordinary course of its business as currently conducted and, to the extent consistent therewith, use reasonable good faith efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by or necessary to effect this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent:

            (i) (w) declare, set aside or pay any dividends on, or make any other actual, constructive or deemed distributions in respect of, any of its capital stock, or otherwise make any payments to its shareholders in their capacity as such; provided, however, that if the transactions contemplated by this Agreement have not closed by May 28, 1999, the Company may declare a dividend of $0.25 per share in June, payable in July, and may thereafter resume its regular quarterly dividend, (x) other than in the case of any Subsidiary, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (y) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options to acquire any such shares, voting securities, equity equivalent or convertible securities, except issuances of Company Common Stock (A) pursuant to the exercise of a Company Stock Option granted prior to the date hereof, (B) pursuant to the Company Warrant, and (C) in accordance with Schedule 3.6; provided that no additional options shall be granted after the date hereof;

           (iii) amend its Articles of Incorporation or Bylaws;

            (iv) sell, lease or otherwise dispose of or agree to sell, lease or otherwise dispose of, any of its assets, other than transactions that are in the ordinary course of business consistent with past practice and not material to the Company and its Subsidiaries taken as a whole;

            (v) incur any indebtedness for borrowed money, guarantee any such indebtedness or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practice, and (B) indebtedness, loans, advances, capital contributions and investments between Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries;

            (vi) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets outside of the ordinary course of business;

           (vii) alter (through merger, liquidation, reorganization, restructuring or in any other fashion) the corporate structure or ownership of the Company or any Subsidiary;

          (viii) knowingly violate or knowingly fail to perform any material obligation or duty imposed upon it or any Subsidiary by any applicable material federal, state or local law, rule, regulation, guideline or ordinance;

            (ix) enter into or adopt, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Plan or employment or consulting agreement, except one that can be terminated on 30-days' notice without cost, the payment of any penalty, or termination fee, other than as required by law;

            (x) increase the compensation payable or to become payable to its officers or employees, except for increases in the ordinary course of business consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not officers of the Company or any of its Subsidiaries, or, except pursuant to existing plans or policies, grant any severance or termination pay to, or enter into any employment or severance agreement with, any employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, or, except as may be required to comply with applicable law, amend or take action to enhance or accelerate any rights or benefits under, any labor, collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

            (xi) take any action, other than reasonable and usual actions in the ordinary course of business consistent with past practice, with respect to accounting policies or procedures (other than actions required to be taken by generally accepted accounting principles);

           (xii) take any action or knowingly omit to take any action which would cause any of its representations or warranties contained in this Agreement to be untrue in any material respect or result in a material breach of any covenant made by it in this Agreement;

          (xiii) make any Tax election or settle or compromise any material federal, state, local or foreign income Tax liability; or

           (xiv) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

    SECTION 4.2 No Solicitation. From and after the date hereof, neither Parent nor the Company will, and each will use its best efforts to cause any of its officers, directors, employees, attorneys, financial advisors, agents or other representatives and those of any of its Subsidiaries not to, directly or indirectly, (a) invite, solicit, initiate or knowingly encourage (including by way of furnishing non-public information or assistance) any proposal or offer from any person that constitutes, or may reasonably be expected to lead to, a Takeover Proposal (as hereinafter defined), or (b) engage in or continue discussions or negotiations relating to a Takeover Proposal; provided, however, that prior to the receipt of approval by their respective shareholders, the Company and the Parent may engage in discussions or negotiations with, or furnish information concerning itself and its Subsidiaries, business, properties or assets to, any third party which makes an unsolicited, bona fide written Takeover Proposal (as hereinafter defined) if the Board of Directors of the Company or the Parent, as applicable,
(i) concludes in good faith on the basis of the written advice of its respective outside counsel (in the case of the Company, Sommer & Barnard, PC and in the case of the Parent, Kirkland & Ellis) that the failure to take such action would violate the fiduciary obligations of such Board under applicable law, and (ii) concludes in good faith that such Takeover Proposal includes the necessary financing or commitments thereof and is reasonably capable of being consummated taking into account all legal, financial and regulatory aspects of the Takeover Proposal and, in the case of the Company, that such Takeover Proposal would, if consummated, be more favorable, from a financial point of view, to the shareholders of the Company than the Merger (any such more favorable Takeover Proposal satisfying all of the conditions set forth herein being referred to as a "Superior Proposal") and the Company enters into an appropriate confidentiality agreement with such third party (which agreement shall be no less favorable to the Company than the Confidentiality Agreement), a copy of which will be delivered to Parent promptly after execution thereof. Each of Parent and the Company will promptly (but in no case later than 24 hours) notify (and if in writing, provide a copy to) the other party of any Takeover Proposal or amendment or modification thereof, including the material terms and conditions thereof. As used in this Agreement, "Takeover Proposal" shall mean any proposal or offer, or any expression of interest by any third party relating to Parent's or the Company's willingness or ability to receive or discuss a proposal or offer, for (A) a tender or exchange offer, or other acquisition of beneficial ownership of, in each case 20% or more of the outstanding voting capital stock of Parent or the Company, respectively, (B) a merger, consolidation, share exchange, recapitalization or other business combination involving either Parent or the Company or any of their respective Subsidiaries or (C) any acquisition in any manner of 20% or more of the assets of, either Parent or the Company and their respective Subsidiaries, taken as a whole in one or more of a series of related transactions.

    SECTION 4.3 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement, entered into in connection with any potential business combination, sale of all or substantially all of the assets, merger or transaction of comparable character involving the Company or any of its Subsidiaries, to which the Company or any of its Subsidiaries is a party (other than any involving Parent), unless the Board of Directors of the Company concludes in good faith on the basis of the advice of its outside counsel (who may be its regularly engaged outside counsel), that the failure to terminate, amend, modify or waive any such confidentiality or standstill agreement would violate the fiduciary obligations of the Board under applicable law. Subject to such fiduciary duties, during such period, the Company agrees to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreements, including, but not limited to, obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE 5.
                             ADDITIONAL AGREEMENTS

    SECTION 5.1 SHAREHOLDER MEETINGS. Except to the extent legally required for the discharge by the board of directors of its fiduciary duties as advised in writing by its respective outside counsel, the Company and Parent each shall call a meeting of its shareholders (respectively, the "Company Shareholder Meeting" and the "Parent Shareholder Meeting" and, collectively, the "Shareholder Meetings") to be held on the same day and as promptly as practicable after the date on which the Registration Statement becomes effective for the purpose of considering the approval of this Agreement and the transactions contemplated hereby (in the case of the Company) and the Parent Shareholders' Approvals (in the case of Parent). The Company and Parent will, through their respective Boards of Directors, recommend to their respective shareholders approval of such matters and shall not withdraw such recommendation and shall use their reasonable best efforts to obtain their respective shareholders' approval of such matters;

provided, however, that a Board of Directors shall not be required to make, and shall be entitled to withdraw, such recommendation if such Board concludes in good faith on the basis of the written advice of Sommer & Barnard, PC in the case of the Company and Kirkland & Ellis in the case of Parent that the making of, or the failure to withdraw, such recommendation would violate the fiduciary obligations of such Board under applicable law. The Boards of Directors of the Company, Parent and Sub will not rescind their respective declarations that the Merger is advisable, fair to and in the best interest of such company and its shareholders unless, in any such case, any such Board concludes in good faith on the basis of the written advice of Sommer & Barnard, PC in the case of the Company and Kirkland & Ellis in the case of Parent that the failure to rescind such determination would violate the fiduciary obligations of such Board under applicable law.

    SECTION 5.2 Preparation of the Registration Statement and the Joint Proxy Statement. The Company and Parent shall promptly prepare and file with the SEC the Joint Proxy Statement and Parent shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. As promptly as practicable after the Registration Statement shall have become effective, each of Parent and the Company shall mail the Joint Proxy Statement to its respective shareholders. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable federal or state securities laws in connection with the issuance of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. No amendment or supplement to the Joint Proxy Statement or the Registration Statement will be made by Parent or the Company without the providing the other party the opportunity to review and comment thereon. Parent and the Company each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective affiliates, officers or directors, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to any of the Registration Statement or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company and Parent.

    SECTION 5.3 Access to Information. Subject to currently existing contractual and legal restrictions (including the maintenance of the attorney-client privilege) applicable to Parent or to the Company or any of their Subsidiaries, each of Parent and the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of the other party hereto reasonable access to, and permit them to make such inspections and copies as they may reasonably require of, during normal business hours during the period from the date of this Agreement through the Effective Time, all their respective properties, books, contracts, commitments and records. All such information obtained by the parties pursuant to this Section 5.1 shall be subject to the terms of the Confidentiality Agreement between the Company and the Parent (the "Confidentiality Agreement").

    SECTION 5.4 Fees and Expenses. Except as otherwise provided herein, whether or not the transactions contemplated herein shall be consummated, each party shall pay its own expenses in connection with this Agreement and the transactions contemplated herein, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing under the HSR Act and the filing, printing and mailing of the Registration Statement and the Joint Proxy Statement (including related filing fees).

    SECTION 5.5  Reasonable Good Faith Efforts.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable good faith efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including, but not limited to: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including those in connection with the HSR Act and State Takeover Approvals, if any), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the obtaining of any requisite shareholder vote, or other necessary corporate approvals, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that the Company shall not, without Parent's prior written consent, and Parent shall not be required to, divest or hold separate or otherwise take or commit to take any other similar action with respect to any assets, businesses or product lines of Parent, the Company or any of their respective Subsidiaries. No party to this Agreement shall consent to any voluntary delay of the consummation of the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

        (b) Public Announcements. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of the NYSE and Nasdaq.

    SECTION 5.6 Securities Filings. From the date hereof to the Effective Time and thereafter, each of Parent and Company shall timely file all reports required to be filed by it under the Exchange Act, including, without limitation, the timely filing of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

    SECTION 5.7 Indemnification. For six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless all past and present officers and directors of the Company and of its Subsidiaries to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company's Articles of Incorporation and By-Laws in existence on the date hereof for acts or omissions occurring in their capacities as a director or officer at or prior to the Effective Time, including, without limitation, such acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Parent shall cause the Surviving Corporation to provide, for an aggregate period of not more than two years from the Effective Time, the Company's current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") that is no less favorable than the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200 percent of the last annual premium paid prior to the date hereof.

    SECTION 5.8 Employee Benefits. Parent agrees to cause the Surviving Corporation to provide to the current employees of the Company employee benefits (including, without limitation, health, life and disability insurance, retirement benefits and other employee benefits) which are no less favorable to such employees than those provided by either (i) the Company currently or (ii) the Parent for employees in similar positions, as such employee benefits may be provided generally from time to time, the choice of which set of benefits to be in Parent's sole discretion.

    SECTION 5.9 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

    SECTION 5.10 Notification of Certain Matters. Parent shall use its reasonable best efforts to give prompt written notice to the Company, and the Company shall use its reasonable best efforts to give prompt written notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied in all material respects, (ii) any failure of Parent or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any change or event which would be reasonably likely to have a Material Adverse Effect on Parent or the Company, as the case may be, (iv) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement,
(v) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement, or (vi) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, or Parent or Sub, on the other hand, which relate to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    SECTION 5.11 Designation of Directors. As soon as reasonably practicable after the Effective Time, the Board of Directors of Parent shall adopt resolutions increasing the number of members of the Board from 12 to 14 directors and to appoint James O. Futterknecht and such additional person who is recommended by Mr. Futterknecht and approved by the Chairman of the Parent (which approval shall not be unreasonably withheld) to fill the vacancies created by such increase in the number of directors, effective upon such increase. Each shall serve until the next regularly scheduled annual meeting of Parent or until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and By-Laws, and each shall be nominated to serve on the Board at such annual meeting of Parent.

    SECTION 5.12 Letters of Parent's and the Company's Accountants. The Company shall use its reasonable best efforts to cause to be delivered to Parent, and Parent shall use its reasonable best efforts to cause to be delivered to the Company, two letters from the their respective independent accountants, one dated a date within two business days before the date on which the Registration Statement shall become effective and one dated a date within two business days before the Closing Date, each addressed to the other party, in form and substance reasonably satisfactory to the other party and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

    SECTION 5.13 Amendment of Rights Agreement. The Board of Directors of the Company shall take all necessary action to amend the Rights Agreement so that none of the execution or delivery of this Agreement, the exchange of the shares of Company Common Stock for the shares of Parent Common Stock and cash in accordance with Article I will cause (A) the Rights issued pursuant to the Rights Agreement to become exercisable under the Rights Agreement, (B) Parent or Sub to be deemed an "Acquiring Person" (as defined in the Rights Agreement), or
(C) the "Shares Acquisition Date" (as defined in the Rights Agreement) to occur upon any such event.

    SECTION 5.14 Financing. Parent shall use its best efforts to obtain the Financing. In the event that any portion of such Financing becomes unavailable, regardless of the reason therefor, Parent will use its best efforts to obtain alternative debt financing from other commercially reasonable sources on pricing terms in which the weighted average interest rate (including all applicable fees) with respect to such alternative financing is not 40% greater than the weighted average interest rate (including all applicable fees) of the proposed Financing and other non-pricing terms are not materially more restrictive than the proposed Financing.

                                   ARTICLE 6.
                       CONDITIONS PRECEDENT TO THE MERGER

    SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) Shareholder Approval. This Agreement shall have been duly approved and adopted by the requisite vote of shareholders of the Company in accordance with applicable law and the Articles of Incorporation and By-Laws of the Company, and the Parent Shareholders' Approvals shall have been obtained by the requisite vote of the shareholders of Parent in accordance with applicable rules of the Nasdaq, applicable law, and the Charter and By-Laws of Parent.

        (b) Listing on the Nasdaq. The Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

        (c)  HSR and Other Approvals.

            (i) The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            (ii) All authorizations, consents, orders, declarations or approvals of or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity (including State Takeover Approvals, if any), which the failure to obtain, make or occur would have the effect of making the Merger or any of the transactions contemplated hereby illegal or would have a Material Adverse Effect on Parent (assuming the Merger had taken place), shall have been obtained, shall have been made or shall have occurred.

        (d) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting or restricting the Merger or making the Merger or any of the transactions contemplated hereby illegal; provided, however, subject to the proviso to Section 5.5(a) hereof, that the party seeking to terminate this Agreement pursuant to this Section 6.1(d) shall have used its reasonable best efforts to remove such injunction or overturn such action.

        (e) Litigation. There shall not be instituted or pending any suit, action or proceeding by a Governmental Entity as a result of this Agreement or any of the transactions contemplated herein which prohibits or restricts the Merger or is reasonably likely to have a Material Adverse Effect on the Parent or the Company, as the case may be.

        (f) Registration Statement or Exemption. Either the Registration Statement shall have become effective in accordance with the provisions of the Securities Act or there shall be an effective exemption from the registration requirements of the Securities Act. If the Registration Statement shall have become effective, no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC. All necessary state securities or blue sky authorizations shall have been received.

    SECTION 6.2  Conditions to Obligation of the Company to Effect the
Merger. The obligations of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Performance of Obligations; Representations and Warranties. Each of Parent and Sub shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects (except to the extent qualified as to materiality (including a "Material Adverse Effect"), in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate signed on behalf of each of Parent and Sub by its Chief Executive Officer, its Chief Operating Officer and its Chief Financial Officer to such effect.

        (b)  Legal Opinions.

            (i) The opinion of Kirkland & Ellis, counsel to Parent, issued in connection with the Registration Statement shall contain a clause entitling the Company to rely thereon.

            (ii) The Company shall have received an opinion from Sommer & Barnard, PC, dated as of the Closing Date, substantially to the effect that (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (ii) that no gain or loss will be recognized by the Company as a result of the Merger, and (iii) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger except to the extent of cash received pursuant to the Merger. In rendering such opinion, Sommer & Barnard, PC shall be entitled to rely upon usual and customary representations of shareholders and officers of Parent, the Company and others.

    SECTION 6.3 Conditions to Obligations of Parent and Sub to Effect the Merger. The obligations of Parent and Sub to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Performance of Obligations; Representations and Warranties. The Company shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time and, each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (except to the extent qualified as to materiality (including a "Material Adverse Effect"), in which case such representations and warranties shall be true and correct in all respects) on and as of the Effective Time as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date), in each case except as contemplated or permitted by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by its Chief Executive Officer, its Chief Operating Officer and its Chief Financial Officer to such effect.

        (b) Consents. All material third-party consents, except financing consents, and consents necessary under any shareholder agreements applicable to the Company and its Subsidiaries shall have been obtained.

        (c) Legal Opinion. Parent shall have received an opinion from Parent's counsel, dated as of the Closing Date, substantially to the effect that (i) the Merger will qualify as a reorganization pursuant to Section 368(a) of the Code, (ii) that no gain or loss will be recognized by the Company as a result of the Merger, and (iii) no gain or loss will be recognized by a shareholder of the Company as a result of the Merger except to the extent of cash received pursuant to the Merger. In rendering such opinion, Parent's counsel shall be entitled to rely upon usual and customary representations of shareholders and officers of Parent, the Company and others.

        (d) Financing. Parent shall have received the proceeds of the Financing necessary to consummate the Merger in accordance with the Financing Commitment Letter.

                                   ARTICLE 7.
                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the shareholders of the Company or
Parent:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if the other party shall have failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with prior to the date of such termination, which failure to comply has not been cured within five business days following receipt by such other party of written notice of such failure to comply; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph unless such breach remains uncured 30 days following such written notice;

        (c) by either Parent or the Company if there has been (i) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is not qualified as to materiality which has the effect of making such representation or warranty not true and correct in all material respects or (ii) a breach by the other party (in the case of Parent, including any material breach by Sub) of any representation or warranty that is qualified as to materiality, in each case which breach has not been cured within five business days following receipt by the breaching party of written notice of the breach; provided, however, that if any such breach is curable by the breaching party through the exercise of the breaching party's best efforts and for so long as the breaching party shall be so using its best efforts to cure such breach, the non-breaching party may not terminate this Agreement pursuant to this paragraph unless such breach remains uncured 30 days following such written notice;

        (d) by the Parent or the Company if there shall be any law or regulation that makes consummation of the transaction contemplated herein illegal or otherwise prohibited or if any order, decree or other order has been entered by a court or other Governmental Entity which has the effect of making the Merger or any of the transactions contemplated hereby illegal;

        (e) by Parent or the Company if the Merger has not been effected on or prior to the close of business on July 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement pursuant to this Section 7.l(e) shall not be available to any party whose failure to fulfill any of its obligations contained in this Agreement has been the cause of or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date;

        (f) by Parent or the Company if the shareholders of the Company do not approve this Agreement at the Company Shareholder Meeting or at any adjournment or postponement thereof;

        (g) by Parent or the Company if the Parent Shareholders' Approvals are not obtained at the Parent Shareholder Meeting or any adjournment or postponement thereof;

        (h) by Parent if (i) the Board of Directors of the Company (the "Company's Board") shall not have recommended, or shall have resolved not to recommend, or shall have modified, amended or withdrawn its approval or recommendation of the Merger, this Agreement or declaration that the Merger is advisable and fair to and in the best interests of the Company, its shareholders, or the Company's Board shall have recommended or accepted any Takeover Proposal, or shall have resolved to do any of the foregoing, (ii) Parent shall request that the Company's Board reaffirm its approval or recommendation of this Agreement or the Merger and the Company's Board shall fail to do so within 10 business days after such request, (iii) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have become the beneficial owner of more than 20% of the outstanding shares of Company Common Stock, (iv) the Company shall have breached its obligations set forth in Section 4.2 above, or (v) the Company shall have failed, as promptly as practicable after the Registration Statement is declared effective, to call the Company Shareholder Meeting or to mail the Joint Proxy Statement to its shareholders, or failed to include in such statement the Company's Board recommendation of the Merger;

        (i) by the Company if (i) the Board of Directors of Parent (the "Parent's Board") shall not have recommended, or shall have resolved not to recommend, or shall have modified, amended or withdrawn its approval or recommendation of the Share Issuance or that the Share Issuance under this Agreement is advisable and fair and in the best interests of the Parent and its stockholders, or the Parent's Board shall have recommended or accepted any Takeover Proposal or shall have resolved to do any of the foregoing,
    (ii) the Company shall request that the Parent's Board reaffirm its approval or recommendation of this Agreement or the Merger and the Parent's Board shall fail to do so within 10 business days after such request, (iii) any corporation, partnership, person, other entity or group (as defined in Section 13(d)(3) of the Exchange Act) shall have become the beneficial owner of more than 20% of the outstanding shares of Parent Common Stock, (iv) Parent shall have breached its obligations set forth in Section 4.2 above, or (v) Parent shall have failed, as promptly as practicable after the Registration Statement is declared effective, to call the Parent Shareholder Meeting or to mail the Joint Proxy Statement to its shareholders, or failed to include in such statement the Board of Directors recommendation of the Merger; or

        (j) by the Company if (i) the closing price on Nasdaq of the Parent Common Stock is less than $24.00 per share on each trading day in any period of five (5) or more consecutive trading days (the "Measurement Period") beginning seven calendar days after execution of this Agreement and (ii) the closing price of the S&P MidCap Index on the last day of the Measurement Period, as reported in The Wall Street Journal, has not decreased by 20% or more from the closing price of the S&P MidCap Index as of the date of this Agreement and (iii) the average of the closing prices on the last day of the Measurement Period of the companies included in the Parent's industry peer group as set forth under the heading Performance Graph in the Parent's proxy statement dated April 6, 1998, that are currently publicly traded (the "Peer Group"), as reported in The Wall Street Journal, has not decreased by 20% or more from average of the closing prices of the Peer Group as of the date of this Agreement and (iv) the Company provides written notice to Parent of its election to terminate under this paragraph (j) by giving notice of such termination pursuant to Section 8.2 hereof within five (5) trading days after the last day of any such Measurement Period.

    SECTION 7.2 Effect of Termination. In the event of termination of this Agreement by either Parent or the Company, as provided in Section 7.1, this Agreement shall forthwith terminate and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for Section 5.4, 7.5, Article 8 and the obligations of the parties under the Confidentiality Agreement which shall survive the termination); provided, however, that nothing contained in this Section 7.2 shall relieve any party hereto from any liability for any willful breach of a representation or warranty contained in this Agreement or the breach of any covenant contained in this Agreement.

    SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    SECTION 7.4 Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    SECTION 7.5  Fees on Termination.

        (a) (i) If any event referred to in Section 7.1(h) occurs at a time when the Company does not have a right to terminate under Section 7.1(j), this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause), then the Company shall (without prejudice to any other rights of Parent against the Company) pay to Parent a fee of $12.5 million (the "Fee"), plus actual and reasonable out of pocket expenses of Parent and Sub relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Parent's counsel, accountants, financing sources and financial advisors) not to exceed $500,000 (the "Expenses"), in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

            (ii) If at a time when the Company does not have a right to terminate under Section 7.1(j):

               (A) this Agreement is terminated by the Company pursuant to
           Section 7.1(e) where prior to the date of termination a Takeover Proposal with respect to the Company was made; or

               (B) (x) this Agreement is terminated by the Company or Parent at a time when Parent is entitled to terminate this Agreement pursuant to Section 7.1(f) or 7.1(g), and (y) prior to the Company Shareholder Meeting but after the date of this Agreement a Takeover Proposal with respect to the Company was made;

    then, in each case, the Company shall (without prejudice to any other rights of Parent against the Company) pay to Parent the Expenses in cash, such payment to be made promptly, but in no event later than the second business day following such termination. If within eighteen months after such termination, a Company Acquisition Transaction occurs, then in addition to the Expenses, Company shall pay the Fee promptly, but in no event later than the second business day following the closing of the Company Acquisition Transaction. Regardless of the circumstances giving rise to termination, the Fee plus Expenses will be the maximum amount payable under clauses (a)(i) and (a)(ii).

        The Company acknowledges that the agreements contained in this Section
    7.5 are an integral part of the transactions contemplated by this Agreement. Accordingly, if the Company shall fail to pay when due any amounts which shall become due under Section 7.5 hereof, the Company shall in addition thereto pay to Parent all costs and expenses (including feeds and disbursements of counsel) incurred in collecting such overdue amounts, together with interest on such overdue amounts from the date such payment was required to be made until the date such payment is received at a rate per annum equal to the "prime rate" as announced from time to time by Bank of America.

        A "Company Acquisition Transaction" means any of the following events:
    (A) any Person other than Parent or its Affiliates, acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Company Common Stock; (B) any new group is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Company Common Stock (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) the Company enters into an agreement, including, without limitation, an agreement in principle, providing for a merger, consolidation, share exchange, recapitalization or other business combination involving the Company or the acquisition of a 20% interest in, or at least 20% of the assets, business or operations of, the Company (other than the transactions contemplated by this Agreement); or (D) any Person (other than Parent or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Company Common Stock which, together with all shares of Company Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Company Common Stock. For purposes of this Section 7.5, the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

        (b) (i) If any event referred to in Section 7.1(i) occurs, this Agreement is terminated thereafter by the Company or Parent (whether or not pursuant to such clause) Parent shall (without prejudice to any other rights of Company against Parent) pay to the Company a fee of $12.5 million (the "Company Fee"), plus actual and reasonable out of pocket expenses of the Company relating to the transactions contemplated by this Agreement (including, but not limited to, reasonable fees and expenses of Company's counsel, accountants, financing sources and financial advisors) not to exceed $500,000 (the "Company Expenses") in cash, such payment to be made promptly, but in no event later than the second business day following such termination.

            (ii) If:

               (A) this Agreement is terminated by Parent pursuant to Section 7.1(e) where prior to the date of termination a Takeover Proposal with respect to the Parent was made;

               (B) (x) this Agreement is terminated by the Company or Parent at a time when the Company is entitled to terminate this Agreement pursuant to Section 7.1(f) or 7.1(g), and (y) prior to the date of termination but after the date of this Agreement a Takeover Proposal with respect to Parent was made;

               (C) this Agreement is terminated by the Parent pursuant to
           Section 7.1(e) solely as a result of the failure of the condition set forth in Section 6.3(d);

    then, in each case, Parent shall (without prejudice to any other rights of the Company against Parent) pay to the Company the Company Expenses in cash, such payment to be made promptly, but in no event later than the second business day following such termination. In addition, if the termination occurs under clause (C) above, or if a Parent Acquisition Transaction occurs within eighteen months following the termination in clauses (A) and (B), then Parent shall pay to the Company the Company Fee, in addition to the Company Expenses, in cash promptly, but in no event later than the second business day following (1) such termination under clause (C) or (2) the closing the Parent Acquisition Transaction under clauses (A) and (B). Regardless of the circumstances giving rise to termination, the Company Fee, plus Company Expenses will be the maximum amount payable under clauses
    (b)(i) and (b)(ii).

        Parent acknowledges that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement. Accordingly, if Parent shall fail to pay when due any amounts which shall become due under Section 7.5 hereof, Parent shall in addition thereto pay to the Company all costs and expenses (including feeds and disbursements of counsel) incurred in collecting such overdue amounts, together with interest on such overdue amounts from the date such payment was required to be made until the date such payment is received at a rate per annum equal to the "prime rate" as announced from time to time by Bank of America.

        A "Parent Acquisition Transaction" means any of the following events:
    (A) any Person acquires or becomes the beneficial owner of 20% or more of the outstanding shares of Parent Common Stock and Parent Class B Common Stock in the aggregate; (B) any new group is formed which, at the time of formation, beneficially owns 20% or more of the outstanding shares of Parent Common Stock and Parent Class B Common Stock in the aggregate (other than a group which includes or may reasonably be deemed to include Parent or any of its Affiliates); (C) Parent enters into an agreement, including, without limitation, an agreement in principle, providing for a merger, consolidation, share exchange, recapitalization or other business combination involving Parent (other than this Agreement) or the acquisition of a 20% interest in, or at least 20% of the assets, business or operations of, Parent or (D) any Person (other than the Company or its Affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of Parent Common Stock and Parent Class B Common Stock in the aggregate which, together with all shares of Parent Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 20% or more of the outstanding shares of Parent Common Stock and Parent Class B Common Stock in the aggregate.

                                   ARTICLE 8.
                               GENERAL PROVISIONS

    SECTION 8.1  NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. The representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article I, Sections 5.3, 5.4, 5.7, 5.8, and 5.11, this Article 8 and the Confidentiality Agreement shall survive the Effective Time, and those set forth in Section 5.4, 7.5, this Article 8 and the Confidentiality Agreement shall survive termination.

    SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, three days after mailing by United States certified mail, return receipt requested, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Parent or Sub:
       Dura Automotive Systems, Inc.
       2791 Research Drive
       Rochester Hills, Michigan 48309
       Attn: Karl F. Storrie
       Facsimile Number: (248) 299-7501
    with copies to:
    Hidden Creek Industries
       4508 IDS Center
       Minneapolis, Minnesota 55402

    Attn: Scott D. Rued
       Carl E. Nelson

    Facsimile Number: (612) 332-2012
    and

    Kirkland & Ellis
    200 East Randolph Street
    Chicago, Illinois 60601

    Attn: Jeffrey C. Hammes, PC
       John A. Schoenfeld, Esquire

    Facsimile Number: (312) 861-2200

    (b) if to the Company:
       Excel Industries, Inc.
       1120 North Main Street
       Elkhart, Indiana 46514
       Attn: James O. Futterknecht
       Facsimile Number: (219) 264-2136

    with copies to:
        Sommer & Barnard, PC
       4000 Bank One Tower
       111 Monument Circle
       Indianapolis, Indiana 46204
       Attn: James K. Sommer, Esquire
       Facsimile Number: (317) 236-9802

    SECTION 8.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include, "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation. "

    SECTION 8.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Exhibits and Schedules attached hereto or referred to herein, and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    SECTION 8.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

    SECTION 8.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

    SECTION 8.9 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, such remedy being in addition to any other remedy to which any party is entitled at law or in equity. Each party hereto irrevocably waives right to trial by jury.

    SECTION 8.10 Litigation Costs. In the event it becomes necessary for any party hereto to initiate litigation for the purpose of enforcing any of its rights hereunder or for the purpose of seeking damages for any violation hereof then, in addition to any and all other judicial remedies that may be granted, the prevailing party shall be entitled to recover attorneys' fees and all other costs sustained by it in connection with such litigation.

                [REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK.]

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

DURA AUTOMOTIVE SYSTEMS, INC.

By: /s/ CARL E. NELSON
--------------------------------------

            Carl E. Nelson

Its: Vice President
--------------------------------------

WINDOWS ACQUISITION CORPORATION

By: /s/ DAVID J. HULS
--------------------------------------

            David J. Huls

Its: Vice President
--------------------------------------

EXCEL INDUSTRIES, INC.

By: /s/ JAMES O. FUTTERKNECHT, JR.
--------------------------------------

      James O. Futterknecht, Jr.

Its: Chairman of the Board, President
     and Chief Executive Officer

                                                                      APPENDIX B

                         DURA AUTOMOTIVE SYSTEMS, INC.
                           1998 STOCK INCENTIVE PLAN

    1.  PURPOSES OF THE PLAN.  The purposes of this Stock Incentive Plan are:

       - to attract and retain the best available personnel for positions of substantial responsibility,

       - to provide additional incentive to Employees, Directors and Consultants, and

       - to promote the success of the Company's business.

    Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options, as determined by the Administrator at the time of grant. Stock Purchase Rights may also be granted under the Plan.

    2.  DEFINITIONS.  As used herein, the following definitions shall apply:

        (a) "Administrator" means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

        (b) "Applicable Laws" means the requirements relating to the administration of stock option plans under U. S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Options or Stock Purchase Rights are, or will be, granted under the Plan.

        (c) "Board" means the Board of Directors of the Company.

        (d) "Change in Control" means the occurrence of any of the following:

            (i) When any "person" as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act but excluding the Company and any Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, as amended from time to time), after the effective date of the Plan, of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding securities;

            (ii) When, during any period of 24 consecutive months during the existence of the Plan, the individuals who, at the beginning of such period, constitute the Board (the "INCUMBENT DIRECTORS") cease for any reason other than death to constitute at least a majority thereof, provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or by prior operation of this provision; or

           (iii) The approval by the stockholders of the Company of a transaction involving the acquisition of the Company by an entity other than the Company or a Subsidiary through purchase of assets, by merger, or otherwise.

        (e) "Class B Common" means the Class B Common Stock, par value $0.01 per share of the Company.

        (f) "Code" means the Internal Revenue Code of 1986, as amended.

        (g) "Committee" means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.

        (h) "Common Stock" means the Class A Common Stock, par value $0.01 per share, of the Company.

        (i) "Company" means Dura Automotive Systems, Inc., a Delaware corporation.

        (j) "Consultant" means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

        (k) "Director" means a member of the Board.

        (l) "Disability" means total and permanent disability as defined in
    Section 22(e)(3) of the Code.

        (m) "Employee" means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. A Service Provider shall not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, any Subsidiary, or any successor. For purposes of Incentive Stock Options, no such leave may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 181st day of such leave any Incentive Stock Option held by the Optionee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option. Neither service as a Director nor payment of a Director's fee by the Company shall be sufficient to constitute "employment" by the Company.

        (n) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        (o) "Fair Market Value" means, as of any date, the value of Common Stock determined as follows:

            (i) If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system for the last market trading day prior to the time of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable;

            (ii) If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock shall be the mean between the high bid and low asked prices for the Common Stock on the last market trading day prior to the day of determination, as reported in THE WALL STREET JOURNAL or such other source as the Administrator deems reliable; or

           (iii) In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Administrator.

        (p) "Incentive Stock Option" means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

        (q) "Nonstatutory Stock Option" means an Option not intended to qualify as an Incentive Stock Option.

        (r) "Notice of Grant" means a written or electronic notice evidencing certain terms and conditions of an individual Option or Stock Purchase Right grant. The Notice of Grant is part of the Option Agreement.

        (s) "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

        (t) "Option" means a stock option granted pursuant to the Plan.

        (u) "Option Agreement" means an agreement between the Company and an Optionee evidencing the terms and conditions of an individual Option grant. The Option Agreement is subject to the terms and conditions of the Plan.

        (v) "Option Exchange Program" means a program whereby outstanding Options are surrendered in exchange for Options with a lower exercise price.

        (w) "Optioned Stock" means the Common Stock subject to an Option or Stock Purchase Right.

        (x) "Optionee" means the holder of an outstanding Option or Stock Purchase Right granted under the Plan.

        (y) "Parent" means a parent corporation, whether now or hereafter existing, as defined in Section 424(e) of the Code.

        (z) "Plan" means this 1998 Stock Incentive Plan.

        (aa) "Restricted Stock" means shares of Common Stock acquired pursuant to a grant of Stock Purchase Rights under Section 11 of the Plan.

        (bb) "Restricted Stock Purchase Agreement" means a written agreement between the Company and the Optionee evidencing the terms and restrictions applying to stock purchased under a Stock Purchase Right. The Restricted Stock Purchase Agreement is subject to the terms and conditions of the Plan and the Notice of Grant.

        (cc) "Rule 16b-3" means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

        (dd) "Section 16(b)" means Section 16(b) of the Exchange Act.

        (ee) "Service Provider" means an Employee, Director or Consultant.

        (ff) "Share" means a share of the Common Stock, as adjusted in accordance with Section 13 of the Plan.

        (gg) "Stock Purchase Right" means the right to purchase Common Stock pursuant to Section 11 of the Plan, as evidenced by a Notice of Grant.

        (hh) "Subsidiary" means a "subsidiary corporation," whether now or hereafter existing, as defined in Section 424(f) of the Code.

    3. SHARES SUBJECT TO THE PLAN. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and sold under the Plan is (a) 1,000,000 Shares, plus (b) any Shares returned to the 1996 Key Employee Stock Option Plan (the "1996 Plan") as a result of termination of options under the 1996 Plan, plus (c) an annual increase to be added on the date of each annual meeting of the stockholders of the Company, beginning with the 1999 annual meeting of the stockholders, equal to the lesser of (i) 500,000 Shares, (ii) five percent (5%) of the outstanding Shares on such date or (iii) a lesser amount determined by the Board. The Shares may be authorized, but unissued, or reacquired Common Stock.

    If an Option or Stock Purchase Right expires or becomes unexercisable without having been exercised in full, or is surrendered pursuant to an Option Exchange Program, the unpurchased Shares which were subject thereto shall become available for future grant or sale under the Plan (unless the Plan has terminated); PROVIDED, HOWEVER, that Shares that have actually been issued under the Plan, whether upon exercise of an Option or Stock Purchase Right, shall not be returned to the Plan and shall not become available for future distribution under the Plan, except that if Shares of Restricted Stock are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

    4.  ADMINISTRATION OF THE PLAN.

        (a)  PROCEDURE.

            (i) MULTIPLE ADMINISTRATIVE BODIES. The Plan may be administered by different Committees with respect to different groups of Service Providers.

            (ii) SECTION 162(M). To the extent that the Administrator determines it to be desirable to qualify Options granted hereunder as "performance-based compensation" within the meaning of Section 162(m) of the Code, the Plan shall be administered by a Committee of two or more "outside directors" within the meaning of Section 162(m) of the Code.

           (iii) RULE 16B-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

            (iv) OTHER ADMINISTRATION. Other than as provided above, the Plan shall be administered by (A) the Board or (B) a Committee, which committee shall be constituted to satisfy Applicable Laws.

        (b) POWERS OF THE ADMINISTRATOR. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

            (i) to determine the Fair Market Value;

            (ii) to select the Service Providers to whom Options and Stock Purchase Rights may be granted hereunder;

           (iii) to determine the number of shares of Common Stock to be covered by each Option and Stock Purchase Right granted hereunder;

            (iv) to approve forms of agreement for use under the Plan;

            (v) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Option or Stock Purchase Right granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Purchase Rights may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Option or Stock Purchase Right or the shares of Common Stock relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

            (vi) to reduce the exercise price of any Option or Stock Purchase Right to the then current Fair Market Value if the Fair Market Value of the Common Stock covered by such Option or Stock Purchase Right shall have declined since the date the Option or Stock Purchase Right was granted;

           (vii) to institute an Option Exchange Program;

          (viii) to construe and interpret the terms of the Plan and awards granted pursuant to the Plan;

            (ix) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of qualifying for preferred tax treatment under foreign tax laws;

            (x) to modify or amend each Option or Stock Purchase Right (subject to Section 15(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Options longer than is otherwise provided for in the Plan;

            (xi) to allow Optionees to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or Stock Purchase Right that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined on the date that the amount of tax to be withheld is to be determined. All elections by an Optionee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable;

           (xii) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Option or Stock Purchase Right previously granted by the Administrator;

          (xiii) to make all other determinations deemed necessary or advisable for administering the Plan.

        (c) EFFECT OF ADMINISTRATOR'S DECISION. The Administrator's decisions, determinations and interpretations shall be final and binding on all Optionees and any other holders of Options or Stock Purchase Rights.

    5. ELIGIBILITY. Nonstatutory Stock Options and Stock Purchase Rights may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.

    6.  LIMITATIONS.

        (a) Each Option shall be designated in the Option Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

        (b) Neither the Plan nor any Option or Stock Purchase Right shall confer upon an Optionee any right with respect to continuing the Optionee's relationship as a Service Provider with the Company, nor shall they interfere in any way with the Optionee's right or the Company's right to terminate such relationship at any time, with or without cause.

        (c) The following limitations shall apply to grants of Options:

            (i) No Service Provider shall be granted, in any fiscal year of the Company, Options to purchase more than 500,000 Shares.

            (ii) In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 500,000 Shares which shall not count against the limit set forth in subsection
       (i) above.

           (iii) The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 13.

            (iv) If an Option is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 13), the canceled Option will be counted against the limits set forth in subsections (i) and (ii) above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

    7. TERM OF PLAN. Subject to Section 19 of the Plan, the Plan shall become effective upon its adoption by the Board. It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 15 of the Plan.

    8. TERM OF OPTION. The term of each Option shall be stated in the Option Agreement. In the case of an Incentive Stock Option, the term shall be ten (10) years from the date of grant or such shorter term as may be provided in the Option Agreement. Moreover, in the case of an Incentive Stock Option granted to an Optionee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant or such shorter term as may be provided in the Option Agreement.

    9.  OPTION EXERCISE PRICE AND CONSIDERATION.

        (a) EXERCISE PRICE. The per share exercise price for the Shares to be issued pursuant to exercise of an Option shall be determined by the Administrator, subject to the following:

            (i) In the case of an Incentive Stock Option

               (A) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be no less than 110% of the Fair Market Value per Share on the date of grant.

               (B) granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

            (ii) In the case of a Nonstatutory Stock Option, the per Share exercise price shall be determined by the Administrator. In the case of a Nonstatutory Stock Option intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the per Share exercise price shall be no less than 100% of the Fair Market Value per Share on the date of grant.

           (iii) Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a merger or other corporate transaction.

        (b) WAITING PERIOD AND EXERCISE DATES. At the time an Option is granted, the Administrator shall fix the period within which the Option may be exercised and shall determine any conditions which must be satisfied before the Option may be exercised.

        (c) FORM OF CONSIDERATION. The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

            (i) cash;

            (ii) check;

           (iii) promissory note;

            (iv) other Shares which (A) in the case of Shares acquired upon exercise of an option, have been owned by the Optionee for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

            (v) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

            (vi) a reduction in the amount of any Company liability to the Optionee, including any liability attributable to the Optionee's participation in any Company-sponsored deferred compensation program or arrangement;

           (vii) any combination of the foregoing methods of payment; or

          (viii) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

    10.  EXERCISE OF OPTION.

        (a) PROCEDURE FOR EXERCISE; RIGHTS AS A STOCKHOLDER. Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Option Agreement. Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be tolled during any unpaid leave of absence. An Option may not be exercised for a fraction of a Share.

        An Option shall be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Option Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Option Agreement and the Plan. Shares issued upon exercise of an Option shall be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 13 of the Plan.

        Exercising an Option in any manner shall decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

        (b) TERMINATION OF RELATIONSHIP AS A SERVICE PROVIDER. If an Optionee ceases to be a Service Provider, other than upon the Optionee's death or Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for three (3) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        (c) DISABILITY OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's Disability, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        (d) DEATH OF OPTIONEE. If an Optionee dies while a Service Provider, the Option may be exercised within such period of time as is specified in the Option Agreement (but in no event later than the expiration of the term of such Option as set forth in the Notice of Grant), by the Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance, but only to the extent that the Option is vested on the date of death. In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve (12) months following the Optionee's termination. If, at the time of death, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall immediately revert to the Plan. The Option may be exercised by the executor or administrator of the Optionee's estate or, if none, by the person(s) entitled to exercise the Option under the Optionee's will or the laws of descent or distribution. If the Option is not so exercised within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

        (e) RETIREMENT OF OPTIONEE. If an Optionee ceases to be a Service Provider as a result of the Optionee's voluntary retirement, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent the Option is vested on the date of retirement (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for twelve
    (12) months following the Optionee's retirement. If, on the date of retirement, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after retirement, the Optionee does not exercise his or her Option within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan. This Section 10(e) shall only apply to an Optionee who voluntarily retires from the Company or a Subsidiary on or after the date on which such Optionee has attained the age of 59 1/2. Notwithstanding anything in this Section 10(e) or an Option Agreement to the contrary, if the Committee determines in the good faith exercise of its judgment that any Optionee who has retired engages in any conduct detrimental to the Company, upon such determination by the Committee, such Option shall immediately and without further action on the part of the Company, expire and become unexercisable. No notice of such determination need to be given to any Optionee in such circumstance.

        (f) CHANGE IN CONTROL. In the event of a Change in Control, only if provided in the Option Agreement, any Option awarded under this Plan to the extent not previously exercisable shall immediately become fully exercisable. The Administrator in its sole discretion may direct the Company to cash out all outstanding Options as of the date a Change in Control occurs or such other date as the Administrator may determine prior to the Change in Control.

        (g) BUYOUT PROVISIONS. The Administrator may at any time offer to buy out for a payment in cash or Shares an Option previously granted based on such terms and conditions as the Administrator shall establish and communicate to the Optionee at the time that such offer is made.

    11.  STOCK PURCHASE RIGHTS.

        (a) RIGHTS TO PURCHASE. Stock Purchase Rights may be issued either alone, in addition to, or in tandem with other awards granted under the Plan and/or cash awards made outside of the Plan. After the Administrator determines that it will offer Stock Purchase Rights under the Plan, it shall advise the offeree in writing or electronically, by means of a Notice of Grant, of the terms, conditions and restrictions related to the offer, including the number of Shares that the offeree shall be entitled to purchase, the price to be paid, and the time within which the offeree must accept such offer. The offer shall be accepted by execution of a Restricted Stock Purchase Agreement in the form determined by the Administrator.

        (b) REPURCHASE OPTION. Unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service with the Company for any reason (including death or Disability). The purchase price for Shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator.

        (c) OTHER PROVISIONS. The Restricted Stock Purchase Agreement shall contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator in its sole discretion.

        (d) RIGHTS AS A STOCKHOLDER. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Stock Purchase Right is exercised, except as provided in Section 13 of the Plan.

    12. NON-TRANSFERABILITY OF OPTIONS AND STOCK PURCHASE RIGHTS. Unless determined otherwise by the Administrator, an Option or Stock Purchase Right may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee. If the Administrator makes an Option or Stock Purchase Right transferable, such Option or Stock Purchase Right shall contain such additional terms and conditions as the Administrator deems appropriate.

    13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, MERGER OR ASSET SALE.

        (a) CHANGES IN CAPITALIZATION. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option and Stock Purchase Right, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options or Stock Purchase Rights have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option or Stock Purchase Right, as well as the price per share of Common Stock covered by each such outstanding Option or Stock Purchase Right, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; PROVIDED, HOWEVER, that conversion of any convertible securities of the Company (including shares of Class B Common) shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option or Stock Purchase Right.

        (b) DISSOLUTION OR LIQUIDATION. In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Optionee as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide for an Optionee to have the right to exercise his or her Option until ten (10) days prior to such transaction as to all of the Optioned Stock covered thereby, including Shares as to which the Option would not otherwise be exercisable. In addition, the Administrator may provide that any Company repurchase option applicable to any Shares purchased upon exercise of an Option or Stock Purchase Right shall lapse as to all such Shares, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Option or Stock Purchase Right will terminate immediately prior to the consummation of such proposed action.

        (c) MERGER OR ASSET SALE. In the event of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company, each outstanding Option and Stock Purchase Right shall be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Option or Stock Purchase Right, the Optionee shall fully vest in and have the right to exercise the Option or Stock Purchase Right as to all of the Optioned Stock, including Shares as to which it would not otherwise be vested or exercisable. If an Option or Stock Purchase Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Optionee in writing or electronically that the Option or Stock Purchase Right shall be fully vested and exercisable for a period of fifteen (15) days from the date of such notice, and the Option or Stock Purchase Right shall terminate upon the expiration of such period. For the purposes of this paragraph, the Option or Stock Purchase Right shall be considered assumed if, following the merger or sale of assets, the option or right confers the right to purchase or receive, for each Share of Optioned Stock subject to the Option or Stock Purchase Right immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); PROVIDED, HOWEVER, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or Stock Purchase Right, for each Share of Optioned Stock subject to the Option or Stock Purchase Right, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or sale of assets.

    14. DATE OF GRANT. The date of grant of an Option or Stock Purchase Right shall be, for all purposes, the date on which the Administrator makes the determination granting such Option or Stock Purchase Right, or such other later date as is determined by the Administrator. Notice of the determination shall be provided to each Optionee within a reasonable time after the date of such grant.

    15.  AMENDMENT AND TERMINATION OF THE PLAN.

        (a) AMENDMENT AND TERMINATION. The Board may at any time amend, alter, suspend or terminate the Plan.

        (b) STOCKHOLDER APPROVAL. The Company shall obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

        (c) EFFECT OF AMENDMENT OR TERMINATION. No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Optionee, unless mutually agreed otherwise between the Optionee and the Administrator, which agreement must be in writing and signed by the Optionee and the Company. Termination of the Plan shall not affect the Administrator's ability to exercise the powers granted to it hereunder with respect to Options granted under the Plan prior to the date of such termination.

    16.  CONDITIONS UPON ISSUANCE OF SHARES.

        (a) LEGAL COMPLIANCE. Shares shall not be issued pursuant to the exercise of an Option or Stock Purchase Right unless the exercise of such Option or Stock Purchase Right and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        (b) INVESTMENT REPRESENTATIONS. As a condition to the exercise of an Option or Stock Purchase Right, the Company may require the person exercising such Option or Stock Purchase Right to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

    17. INABILITY TO OBTAIN AUTHORITY. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

    18. RESERVATION OF SHARES. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

    19. STOCKHOLDER APPROVAL. The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws. The Plan shall terminate in the event that it is not approved by the stockholders of the Company within the time period set forth herein. In addition, all of the Options and/or Stock Purchase Rights granted under this Plan prior to its approval by the stockholders of the Company shall be granted subject to, and conditioned upon, such approval and shall automatically terminate in the event that the Plan has not been approved by the stockholders within the time period set forth herein.

                         DURA AUTOMOTIVE SYSTEMS, INC.
                           1998 STOCK INCENTIVE PLAN
                             STOCK OPTION AGREEMENT

    Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

                          NOTICE OF STOCK OPTION GRANT
                         [Optionee's Name and Address]

    You have been granted an option to purchase Common Stock of the Company, subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Number of Options Granted
                                                ----------------------------------------------
Date of Grant
                                                ----------------------------------------------
Vesting Commencement Date
                                                ----------------------------------------------
Exercise Price per Share                        $ --------------------------------------------
Type of Option:                                 ___  Incentive Stock Option
                                                ___  Nonstatutory Stock Option
Term/Expiration Date:
                                                ----------------------------------------------
Vesting Schedule:

    This Option may be exercised, in whole or in part, in accordance with the following schedule:

                         [SUBJECT TO BOARD DISCRETION.]

    Termination Period:

    This Option may be exercised for 30 days after Optionee ceases to be a Service Provider. Upon the death or Disability of the Optionee, this Option may be exercised for 6 months after Optionee ceases to be a Service Provider. Upon the voluntary retirement of the Optionee (provided that the Optionee at the time of such retirement has obtained the age of 59 1/2), this Option may be exercised for one year after the Optionee ceases to be a Service Provider. In no event shall this Option be exercised later than the Term/ Expiration Date as provided above.

                                   AGREEMENT

    1. GRANT OF OPTION. The Plan Administrator of the Company hereby grants to the Optionee named in the Notice of Grant attached as Part I of this Agreement (the "Optionee") an option (the "Option") to purchase the number of Shares, as set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the "Exercise Price"), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 15(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.

    If designated in the Notice of Grant as an Incentive Stock Option ("ISO"), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonstatutory Stock Option ("NSO").

    1.  EXERCISE OF OPTION.

        (a) RIGHT TO EXERCISE. This Option is exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and the applicable provisions of the Plan and this Option Agreement. This Option shall immediately become fully exercisable upon a Change in Control (as defined in the Plan).

        (b) METHOD OF EXERCISE. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the "Exercise Notice"), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Chief Financial Officer of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares (as permitted by Section 3 hereof). This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.

    No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

    3. METHOD OF PAYMENT. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

        (a) cash;

        (b) check; or

        (c) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.

    4. NON-TRANSFERABILITY OF OPTION. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

    5. TERM OF OPTION. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

    6. TAX CONSEQUENCES. Some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

        (a)  EXERCISING THE OPTION.

            (i) NONSTATUTORY STOCK OPTION. The Optionee may incur regular federal income tax liability upon exercise of a NSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

            (ii) INCENTIVE STOCK OPTION. If this Option qualifies as an ISO, the Optionee will have no regular federal income tax liability upon its exercise, although the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to alternative minimum taxable income for federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise. In the event that the Optionee ceases to be an Employee but remains a Service Provider, any Incentive Stock Option of the Optionee that remains unexercised shall cease to qualify as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option on the date three (3) months and one (1) day following such change of status.

        (b)  DISPOSITION OF SHARES.

            (i) NSO. If the Optionee holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

            (ii) ISO. If the Optionee holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the Fair Market Value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.

        (c) NOTICE OF DISQUALIFYING DISPOSITION OF ISO SHARES. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Optionee shall immediately notify the Company in writing of such disposition. The Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Optionee.

    7. ENTIRE AGREEMENT; GOVERNING LAW. The Plan is incorporated herein by reference. The Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of Michigan.

    8. NO GUARANTEE OF CONTINUED SERVICE. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

    By your signature and the signature of the Company's representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement. Optionee has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement and fully understands all provisions of the Plan and Option Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and Option Agreement. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

OPTIONEE:                                                 DURA AUTOMOTIVE SYSTEMS, INC.
--------------------------------------------------------  --------------------------------------------------------
Signature                                                 By
--------------------------------------------------------  --------------------------------------------------------
Print Name                                                Title
--------------------------------------------------------
Residence Address
--------------------------------------------------------

                                   EXHIBIT A
                           1998 STOCK INCENTIVE PLAN
                                EXERCISE NOTICE

Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, Michigan 48309

Attention: Chief Financial Officer

    1.  EXERCISE OF OPTION.  Effective as of today,            ,     , the
undersigned ("Purchaser") hereby elects to purchase       shares (the "Shares")
of the Common Stock of Dura Automotive Systems, Inc. (the "Company") under and pursuant to the 1998 Stock Incentive Plan (the "Plan") and the Stock Option
Agreement dated            ,     (the "Option Agreement"). The purchase price
for the Shares shall be $      , as required by the Option Agreement.

    2. DELIVERY OF PAYMENT. Purchaser herewith delivers to the Company the full purchase price for the Shares.

    3. REPRESENTATIONS OF PURCHASER. Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

    4. RIGHTS AS STOCKHOLDER. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the Option. No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 13 of the Plan.

    5. TAX CONSULTATION. Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser's purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

    6. ENTIRE AGREEMENT; GOVERNING LAW. The Plan and Option Agreement are incorporated herein by reference. This Agreement, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser's interest except by means of a writing signed by the Company and Purchaser. This agreement is governed by the internal substantive laws, but not the choice of law rules, of Michigan.

Submitted by:                                             Accepted by:

PURCHASER:                                                DURA AUTOMOTIVE SYSTEMS, INC.

--------------------------------------------------------  --------------------------------------------------------
Signature                                                 By

--------------------------------------------------------  --------------------------------------------------------
Print Name                                                Its

Address:                                                  Address:

                                                          2791 Research Drive
--------------------------------------------------------

                                                          Rochester Hills, Michigan 48309
--------------------------------------------------------

--------------------------------------------------------
Date Received

                                                                      APPENDIX C

                                 [LOGO]

                                January 18, 1999

Board of Directors
Dura Automotive Systems, Inc.
4508 IDS Center
Minneapolis, MN 55402

Gentlemen:

    Dura Automotive Systems, Inc. ("Parent") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Excel Industries, Inc. (the "Company") and Windows Acquisition Corporation, a wholly owned subsidiary of Parent ("Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), the Company shall be merged with and into Sub (the "Merger") and each issued and outstanding share of common stock, no par value ("Company Common Stock"), of the Company (other than shares held in the treasury of the Company or by any wholly owned subsidiary of the Company) will be converted solely into the right to receive the Merger Consideration (as hereinafter defined).

    The "Merger Consideration" means, at the election of the holder of Company Common Stock (and subject to the terms and conditions of Section 1.5 of the Agreement), either (i) cash in the amount of $25.50, (ii) 0.8 shares of Class A common stock, par value $0.01 per share ("Parent Common Stock"), of Parent, or
(iii) a combination thereof determined in accordance with Sections 1.5(c)(iv),
(v) and (vi) of the Agreement.

    You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Parent.

    Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

    In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Parent and the Company furnished to us for purposes of our analysis, as well as publicly available information including but not limited to Parent's and the Company's recent filings with the Securities and Exchange Commission and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the draft Agreement in the form presented to Parent's Board of Directors; (iii) compared the historical market prices and trading activity of Parent Common Stock and Company Common Stock with those of certain other publicly traded companies we deemed relevant;
(iv) compared the financial position and operating results of Parent and the Company with those of other publicly traded companies we deemed relevant; (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant; and (vi) reviewed certain potential pro forma effects of the Merger. We have held discussions with members of Parent's and the Company's respective senior managements concerning Parent's and the Company's historical and current

                                     [LOGO]
financial condition and operating results, as well as the future prospects of Parent and the Company, respectively. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

    In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of Parent and the Company, and have not been engaged to independently verify any such information. We have assumed, with your consent, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Parent and the Company are as set forth in their respective financial statements, (ii) the Merger will be accounted for under the purchase method of accounting, (iii) the cost savings and operating synergies currently contemplated by Parent's and the Company's respective senior managements to result from the Merger will be realized, and (iv) the Merger will be consummated in accordance with the terms of the draft Agreement in the form presented to Parent's Board of Directors, without any amendment and without waiver by any of the parties to their respective obligations thereunder. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Parent's and the Company's respective senior managements as to future performance of Parent and the Company, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Parent or the Company nor have we made a physical inspection of the properties or facilities of Parent or the Company. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of Parent's or the Company's securities (including Parent Common Stock and Company Common Stock) will trade following the date hereof.

    Our opinion has been prepared at the request and for the information of the Board of Directors of Parent, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Joint Proxy Statement/Prospectus to be provided to Parent's stockholders in connection with the approval of the issuance of shares of Parent Common Stock pursuant to the terms of the Agreement. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by Parent's Board of Directors, and does not constitute a recommendation to any stockholder of Parent as to how any such stockholder should vote with respect to the issuance of shares of Parent Common Stock pursuant to the terms of the Agreement. Baird will receive a fee for rendering this opinion. In the past, we have provided investment banking and financial advisory services to Parent and certain of its affiliates, including acting as lead-manager of the public offering of Parent's Convertible Trust Preferred Securities in 1998 and co-manager of the secondary offering of Parent Common Stock in 1998, for which we received our customary compensation.

    In the ordinary course of our business, we may from time to time trade the securities of Parent or the Company for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Parent.

                                          Very truly yours,

                                          ROBERT W. BAIRD & CO. INCORPORATED

                                                                      APPENDIX D

               [LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

                                January 15, 1999

Board of Directors
Excel Industries, Inc.
1120 North Main Street
Elkhart, IN 46514

Members of the Board:

    We understand that Excel Industries, Inc. ("Excel" or the "Company"), Dura Automotive Systems, Inc. ("Dura") and Windows Acquisition Corporation, a wholly owned subsidiary of Dura ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger dated January 19, 1999 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of the Company with and into Acquisition Sub. Pursuant to the Merger, Excel will become a wholly owned subsidiary of Dura, and each outstanding share of common stock, no par value per share, (the "Excel Common Stock") of Excel, other than shares held in treasury or held by Dura or any affiliate of Dura, will be converted into the right to receive, at the election of the holder, and is subject to the allocation procedures set forth in the Merger Agreement, either (i) $25.50 in cash (ii) 0.8 shares of common stock, par value $0.01 per share, of Dura (the "Dura Common Stock") or (iii) a combination thereof. The terms and conditions of the Merger are more fully set forth in the Merger Agreement. You have asked for our opinion as to whether the consideration to be received by holders of shares of Excel Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

    For purposes of the opinion set forth herein, we have:

        (i) reviewed certain publicly available financial statements and other information of Excel and Dura, respectively;

        (ii) reviewed certain internal financial statements and other financial and operating data concerning Excel and Dura prepared by the managements of Excel and Dura, respectively;

       (iii) analyzed certain financial projections prepared by the managements of Excel and Dura, respectively;

        (iv) discussed the past and current operations and financial condition and the prospects of Excel, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Excel;

        (v) discussed the past and current operations and financial condition and the prospects of Dura, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Dura;

        (vi) reviewed the pro forma impact of the Merger on Dura's earnings per share, consolidated capitalization and financial ratios;

       (vii) reviewed the reported prices and trading activity for the Excel Common Stock and for the Dura Common Stock;

      (viii) compared the financial performance of Dura and Excel and the prices and trading activity of the Dura Common Stock and the Excel Common Stock with that of certain other comparable publicly-traded companies and their securities;

        (ix) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

        (x) participated in discussions and negotiations among representatives of Excel and Dura and their financial and legal advisors;

        (xi) reviewed the Merger Agreement, and certain related documents; and

       (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

    We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the prospects of Excel and Dura. We have also relied upon, without independent verification, the assessment by the managements of Excel and Dura of Excel's and Dura's technologies and products, the timing and risks associated with the integration of Excel with Dura, and the validity of, and risks associated with, Excel's and Dura's existing and future technologies and products. We have not made any independent valuation or appraisal of the assets or liabilities of Excel or Dura, nor have we been furnished with any such appraisals. In addition, we have assumed the Merger will be consummated in accordance with terms set forth in the Merger Agreement. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to Excel in connection with this transaction and will receive a fee for our services. In the past, Morgan Stanley & Co. Incorporated and its affiliates have provided financial advisory services to Excel and have received fees for the rendering of these services.

    It is understood that this letter is for the information of the Board of Directors of Excel, except that this opinion may be included in its entirety in any filing made by Excel in respect of the transaction with the Securities and Exchange Commission. In addition, this opinion does not in any manner address the prices at which Dura Common Stock will trade following consummation of the Merger and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of Excel should vote at the shareholders' meeting held in connection with the Merger.

    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the consideration to be received by the holders of Excel Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

                                Very truly yours,

                                MORGAN STANLEY & CO. INCORPORATED

                                By:            /s/ T. SANDS THOMPSON
                                     -----------------------------------------
                                                 T. Sands Thompson
                                                     PRINCIPAL

              PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20: INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Dura is incorporated under the laws of the State of Delaware. Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

    Article Eleven of the Amended and Restated Certificate of Incorporation of Dura provides that no director of the corporation shall be liable to the corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the corporation or its stockholders to the fullest extent permitted by the Delaware General Corporation Law.

    Article V of Dura's Amended and Restated By-laws (the "Dura By-laws") provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators; provided, however, that, except as provided below with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification is a contract right and includes the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its final disposition (advancement of expenses); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal than such indemnitee is not entitled to be indemnified for such expenses.

    Article V of the Dura By-laws further provides that any person serving as a director, officer, employee or agent of a subsidiary of Dura shall be conclusively presumed to be serving in such capacity at the request of Dura and, hence, subject to indemnification by Dura.

    Article V of the Dura By-laws further provides that persons who after the date of the adoption of Article V become or remain directors or officers of the corporation or who, while a director or officer of the corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses and other rights contained in Article V in entering into or continuing such service. The rights to indemnification and to the advancement of expenses conferred in Article V shall apply to claims made against a indemnitee arising out of acts or omissions which occurred or occur both prior and subsequent to the adoption hereof. The rights to indemnification and to the advancement of expenses conferred in Article V shall not be exclusive of any other right which any person may have or hereafter acquire under the Amended and Restated Certificate of Incorporation or under any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

    Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

    All of the directors and officers of Dura are covered by insurance policies maintained and held in effect by such corporation against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act of 1933.

ITEM 21. EXHIBITS.

(a) The following exhibits are filed as part of this Registration Statement or incorporated by reference herein:

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of January 19, 1999, among Dura, Excel Industries, Inc. and
               Windows Acquisition Corporation, incorporated by reference to Exhibit 2.1 to Dura's Current Report on Form 8-K, dated January 22, 1999.
       4.1   Amended and Restated Certificate of Incorporation of Dura, incorporated by reference to Exhibit 3.1 to Dura's Registration Statement on Form S-1 (Registration No. 33-06601) (the "S-1").
       4.2   Amended and Restated By-laws of Dura, incorporated by reference to Exhibit 3.2 of the S-1.
       4.3   Amended and Restated Stockholders Agreement, dated as of August 13, 1996, by and among Dura, Onex
               U.S. Investments, Inc., J2R, Alkin, the HCI Stockholders (as defined therein) and the Management
               Stockholders (as defined therein), incorporated by reference to Exhibit 10.30 of the S-1.
       4.4   Registration Agreement, dated as of August 31, 1994, among Dura, Alkin and the MC Stockholders (as defined therein), incorporated by reference to Exhibit 4.3 of the S-1.
       4.5   Amendment to Registration Agreement, dated May 17, 1995, by and between Dura, the MC Stockholders (as defined therein) and Alkin, incorporated by reference to Exhibit 4.4 of the S-1.
       4.6   Amended and Restated Investor Stockholder Agreement, dated as of August 13, 1996, by and among Dura,
               Onex U.S. Investments, Inc., J2R and certain other stockholders party thereto, incorporated by reference to Exhibit 10.31 of the S-1.
       4.7   Form of certificate representing Class A Common Stock of Dura, incorporated by reference to Exhibit
               4.6 of the S-1.
       4.8   Amendment No. 1 to Amended and Restated Stockholders Agreement, dated as of August 13, 1996, by and between Dura, Onex DHC LLC, J2R, Akin and the HCI Stockholders (as defined therein) and the
               Management Stockholders (as defined therein), incorporated by reference to Exhibit 4.1 of Dura's
               Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.
      *5.1   Opinion of Kirkland & Ellis regarding the legality of the securities offered hereby.
     **8.1   Opinion of Kirkland & Ellis regarding federal income tax considerations.
     *23.1   Consent of Arthur Andersen LLP, Minneapolis, Minnesota.
     *23.2   Consent of Arthur Andersen LLP, Grand Rapids, Michigan.
     *23.3   Consent of Arthur Andersen LLP, Stamford, Connecticut.
     *23.4   Consent of PricewaterhouseCoopers LLP.
     *23.5   Consent of WRT Revision und Treuhand GmbH.
     *23.6   Consent of KPMG Audit Plc.
     *23.7   Consents of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).
     *99.1   Form of Election and Letter of Transmittal.
     *99.2   Form of Proxy for use at Dura Special Meeting.
    **99.3   Form of Proxy for use at Excel Special Meeting.

------------------------

*   Filed herewith.

**  To be filed by amendment.

(b) No financial statement schedules are required to be filed herewith pursuant to this Item.

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Dura's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered, therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Dura pursuant to the provisions, or otherwise, Dura has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Dura of expenses incurred or paid by a directors, officer or controlling person of Dura in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Dura will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and Dura being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, Dura duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Minneapolis, State of Minnesota, on the 29th day of January, 1999.

                                DURA AUTOMOTIVE SYSTEMS, INC.

                                By:               /s/ S.A. JOHNSON
                                     -----------------------------------------
                                                    S.A. Johnson
                                                      CHAIRMAN

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karl F. Storrie, Robert R. Hibbs, Scott D. Rued, Carl E. Nelson and S.A. Johnson, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offerings which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT AND POWER OF ATTORNEY HAVE BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED ON THE 29TH DAY OF JANUARY, 1999.

          SIGNATURE                       TITLE
------------------------------  --------------------------

       /s/ S.A. JOHNSON
------------------------------  Chairman
         S.A. Johnson

                                President, Chief Executive
     /s/ KARL F. STORRIE          Officer (Principal
------------------------------    Executive Officer) and
       Karl F. Storrie            Director

     /s/ ROBERT R. HIBBS
------------------------------  Vice President and
       Robert R. Hibbs            Director

  /s/ ROBERT E. BROOKER, JR.
------------------------------  Director
    Robert E. Brooker, Jr.

          SIGNATURE                       TITLE
------------------------------  --------------------------

       /s/ W.H. CLEMENT
------------------------------  Director
         W.H. Clement

     /s/ JACK K. EDWARDS
------------------------------  Director
       Jack K. Edwards

     /s/ J. RICHARD JONES
------------------------------  Director
       J. Richard Jones

    /s/ JOHN C. JORGENSEN
------------------------------  Director
      John C. Jorgensen

   /s/ JAMES L. O'LOUGHLIN
------------------------------  Director
     James L. O'Loughlin

    /s/ ROBERT J. ORSCHELN
------------------------------  Director
      Robert J. Orscheln

   /s/ WILLIAM L. ORSCHELN
------------------------------  Director
     William L. Orscheln

      /s/ ERIC J. ROSEN
------------------------------  Director
        Eric J. Rosen

                                Vice President and Chief
   /s/ STEPHEN E. K. GRAHAM       Financial Officer
------------------------------    (Principal Accounting
     Stephen E. K. Graham         Officer)

                                 EXHIBIT INDEX

EXHIBIT NO.  DESCRIPTION
-----------  -----------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger, dated as of January 19, 1999, among Dura, Excel Industries, Inc. and
               Windows Acquisition Corporation, incorporated by reference to Exhibit 2.1 to Dura's Current Report on Form 8-K, dated January 22, 1999.
       4.1   Amended and Restated Certificate of Incorporation of Dura, incorporated by reference to Exhibit 3.1 to Dura's Registration Statement on Form S-1 (Registration No. 33-06601) (the "S-1").
       4.2   Amended and Restated By-laws of Dura, incorporated by reference to Exhibit 3.2 of the S-1.
       4.3   Amended and Restated Stockholders Agreement, dated as of August 13, 1996, by and among Dura, Onex
               U.S. Investments, Inc., J2R, Alkin, the HCI Stockholders (as defined therein) and the Management
               Stockholders (as defined therein), incorporated by reference to Exhibit 10.30 of the S-1.
       4.4   Registration Agreement, dated as of August 31, 1994, among Dura, Alkin and the MC Stockholders (as defined therein), incorporated by reference to Exhibit 4.3 of the S-1.
       4.5   Amendment to Registration Agreement, dated May 17, 1995, by and between Dura, the MC Stockholders (as defined therein) and Alkin, incorporated by reference to Exhibit 4.4 of the S-1.
       4.6   Amended and Restated Investor Stockholder Agreement, dated as of August 13, 1996, by and among Dura,
               Onex U.S. Investments, Inc., J2R and certain other stockholders party thereto, incorporated by reference to Exhibit 10.31 of the S-1.
       4.7   Form of certificate representing Class A Common Stock of Dura, incorporated by reference to Exhibit
               4.6 of the S-1.
       4.8   Amendment No. 1 to Amended and Restated Stockholders Agreement, dated as of August 13, 1996, by and between Dura, Onex DHC LLC, J2R, Akin and the HCI Stockholders (as defined therein) and the
               Management Stockholders (as defined therein), incorporated by reference to Exhibit 4.1 of Dura's
               Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.
      *5.1   Opinion of Kirkland & Ellis regarding the legality of the securities offered hereby.
     **8.1   Opinion of Kirkland & Ellis regarding federal income tax considerations.
     *23.1   Consent of Arthur Andersen LLP, Minneapolis, Minnesota.
     *23.2   Consent of Arthur Andersen LLP, Grand Rapids, Michigan.
     *23.3   Consent of Arthur Andersen LLP, Stamford, Connecticut.
     *23.4   Consent of PricewaterhouseCoopers LLP.
     *23.5   Consent of WRT Revision und Treuhand GmbH.
     *23.6   Consent of KPMG Audit Plc.
     *23.7   Consents of Kirkland & Ellis (included in Exhibits 5.1 and 8.1).
     *99.1   Form of Election and Letter of Transmittal.
     *99.2   Form of Proxy for use at Dura Special Meeting.
    **99.3   Form of Proxy for use at Excel Special Meeting.

------------------------

*   Filed herewith.

**  To be filed by amendment.